Form 10-K, Exhibit 13
period 1994-07-31
BRADY W H CO
filed 1994-10-26
CIK 746598

Corporate Profile

W.H. Brady Co. manufactures and markets coated films and industrial identification products.

Headquartered in Milwaukee, Wisconsin, the
81-year-old Company has operations worldwide.

Driving the Company is its focus on quality, innovation and performance in all it does. Using total-quality-assurance methods, extensive research and development resources and people committed to doing their best and improving their best, Brady is a leader in its markets.

Financial Highlights     1
President's Letter    2
Customer Focus  6
Financial Review, 1994      17
Corporate Data  36
Shareholder Services     37

Financial Highlights
                                                         Percent
(Dollars in Thousands,                                   Increase
Except Per Share Amounts)          1994        1993      (Decrease)
Net sales                          $255,841    $242,970   5.3%
Income before income taxes          $29,902     $25,829   15.8%
    Pre-tax profit margin            11.7%       10.6%
Net income                          $18,540     $16,856   10.0%
    After-tax profit margin           7.2%        6.9%
    Return on average
     stockholders'
     investment                      13.6%       13.6%
Net income per Common Share
    Class A Nonvoting                $2.55       $2.33
    Class B Voting                   $2.45       $2.23
Working capital                    $100,023      $77,943     28.3%
Stockholders' investment           $145,129     $128,068     13.3%
Research and development            $10,318      $12,132     (15.0%)
Capital expenditures                 $6,466      $12,280     (47.3%)
Depreciation and amortization        $9,435      $10,173      (7.3%)

President's Letter

Since joining W.H. Brady Co. in January 1994, I've gotten to know our Company very well-from our people and processes to our products and customers. I'm pleased to report that Brady is in a strong competitive position.

Fiscal 1994 was a record year for us financially. And our efforts in process improvement, cost reduction, increased teamwork and new product development should help us continue to improve.

Record Financial Results. Sales for the year ended July 31, 1994, increased to $255,841,000 from the prior year's sales of $242,970,000, a 5.3-percent increase. On a more comparable basis, sales increased 11.5 percent, as last year's sales included revenues of $13.5 million from three divested units.

Net income for fiscal 1994 was $18,540,000 or $2.55 per share, up 10 percent from $16,856,000 or $2.33 per share in 1993. Excluding the financial impact of divested units in 1993, net income rose
15.9 percent. Net income for 1994 was affected by a higher net effective tax rate of 38.0 percent. The prior year's 34.7-percent rate was lower due to the reversal of previously accrued income taxes for potential tax liabilities settled in favor of the Company.

Sales for the fourth quarter were $66,209,000, an 8.6-percent increase over sales of $60,963,000 for the previous year.

Net income for the fourth quarter was $4,936,000 or $0.67 per share, compared to $5,901,000 or $0.81 per share for the previous year. The prior year's net income included $1,472,000 or $0.20 per share of onetime gains related to divestitures and tax-related issues. Excluding these effects, net income was up
11.4 percent in the fourth quarter over the previous year's fourth quarter.

All three operating groups posted sales increases for the year, with our international subsidiaries showing excellent growth. International sales now account for 37.1 percent of total sales, up from 32.0 percent last year.
Operations Review. Our European operations showed great improvement in 1994. Despite the effects of foreign exchange rates and sluggish European economies, Brady's European sales increased about 20 percent. Sales were especially strong in Belgium, Germany and England.

Keys to the revenue growth for our traditional Brady-European operations were new portable printing systems and customer-printable label products developed within a cohesive European marketing plan. Also we made strides in improving our service to local markets, including cutting lead times and bolstering research and development support through our European Research and Innovation Center in Belgium. Our Seton Direct Marketing Group was strong in Europe due to the addition of new products and expansion of its catalogs. Through its operation in France, Seton began marketing to companies in the Netherlands this year.

Seton's operation in Canada also fared well in fiscal 1994, due to the addition of new products, including an expanded catalog and service improvements. Based in Toronto, Canada, Revere-Seton has begun providing same-day delivery of products to companies in Toronto-a service which has been well received.

Our performance in the U.S. improved, driven by new products. Key contributors were new portable printing systems, tapes, aluminum and plastic signs and regulatory compliance products. Seton is revising its mailing plan and adding more products to its catalog to bolster its U.S. results next year. We expect increased interdivisional cooperation and sharing of resources in the traditional Brady U.S. operations will speed new product development and strengthen our marketing efforts in 1995. The I.D. Pro labeling system, one of the key new products developed in 1994, is expected to do well in 1995 as interest in the electrical market has been high since the product was introduced in the spring of 1994.

Our Asian-Pacific sales, while still relatively small, rose by almost 60 percent due to our efforts in Australia, Japan and Singapore. Brady-Australia's increase was due in large part to our strengthened commitment to the distributor network which we established in fiscal 1993. Our Singapore operation, which was started in fiscal 1992, drove sales increases in all product areas through our investments in increased sales staff and our efforts to market across the region. During the year we introduced new semiconductor tape and reel products to capitalize on the continued rapid growth of the semiconductor market.

Our profitability has also improved. Cost of goods sold as a percent of sales declined as the result of cost-reduction efforts throughout the Company, including process improvements, improved purchasing efforts and teamwork. As an example, in our Industrial Products Division alone there was $1.3 million in cost reduction from process improvement, yield improvement and supplier programs during the year.

We are also pleased to report three more Brady operations have been registered to the standards of the International Organization for Standardization, Switzerland, this year. This summer W.H. Brady N.V., Belgium, was certified in ISO 9002, the Signmark Division of Brady USA, Inc., was certified in ISO 9001, and the Industrial Products Division of Brady USA, Inc., was certified in ISO 9001. This brings to seven the number of ISO-certified Brady operations. The benefits of the ISO process and certification include improved documentation of procedures in all areas, greater quality awareness and a competitive advantage.

While the Company started the year with three fewer operations, the Brady team was successful in moving the Company well beyond prior- year levels. Looking forward in fiscal 1995, we are focusing on building bridges across divisional lines to better leverage our assets, speed new product introductions and further enhance our service to our customers.

Focus on the Future. We are focusing on three themes at Brady, all of which support long-term value creation for our shareholders:

1) strategic initiatives to create growth, 2) improved asset utilization, and 3) teamwork.

We are measuring our performance based on value creation in excess of our cost of capital. Starting in fiscal 1995, our Company's management incentive compensation program will be tied to the shareholder value created, thus aligning the interests of management and shareholders. We will make decisions which maximize our Company's long-term success.
In fiscal 1995 we are working to do more where we are and to extend our reach globally. Seton will increase its number of mailings to Holland and will also begin selling to companies in Belgium, Switzerland, Austria, Denmark and Italy. Teamwork throughout the Company will play a key part in these efforts. Traditional Brady divisions and Seton together are expanding efforts in Italy and Australia and looking at opportunities in Latin America and the Far East.

It's been a great year for W.H. Brady Co. and a great one for me, too. The Company is in excellent financial shape. We have a great line of high-performance identification, safety and specialty tape products serving thousands of companies worldwide. And we have a truly outstanding team of people at Brady who will take the Company forward with new products, improved service and processes and new markets with an ever-present focus on shareholder value creation.


Katherine M. Hudson
President and Chief Executive Officer
October 1994


INNOVATION

Since it was founded in 1914, W.H. Brady Co. has been serving an ever-widening customer base. Innovation plays a large part in that growth and success. As customers' needs for identification or tape products or printing systems change, Brady is there with products and services to meet those needs.

BOEING
Sticking Together
Chemistry

Boeing Company, U.S.A. Boeing, the leading manufacturer of aircraft, has been a Brady customer for more than 15 years. Boeing has depended on Brady's custom-engineered wire-identification products to label the wiring throughout its airplanes-from the cockpit's electrical controls to the engines' wiring. Brady's products withstand tremendous heat, crystallizing cold, and the deteriorating effects of grease, hydraulic fluid and aircraft fuel to maintain legible identification.

As Boeing has grown, so has its industrial identification needs. W.H. Brady Co. has been there working hand in hand with Boeing engineers developing innovative products to meet those changing needs.

Brady's printable fluid-line tape was created specifically to satisfy Boeing's needs for labeling aircraft hydraulic lines and fuel lines. The tape withstands a variety of oils and chemicals including Skydrol, a harsh chemical used in hydraulic fluid.

The newest of Boeing's family, the 777 jet, has also benefited from the teamwork of Boeing engineering and Brady's innovation. The 777 development utilized the most advanced design technology available. And it incorporated Brady's state-of-the-art printing and adhesive chemistry products, helping Boeing cut production time and cost and improve manufacturing flexibility.

(Photo cutline: Boeing uses Brady identification products to label thousands of wiring, hydraulic and fuel lines throughout its airplanes.)

IBM
Meeting the Challenge
Specifications

IBM, Toronto, Canada. When IBM needed the world's thinnest label for PCMCIA (Personal Computer Memory Card International Association) card identification, it called on Brady_and Brady responded.

PCMCIA cards are each the size of a credit card and provide additional features and capabilities for portable and personal computers. The cards were developed by IBM Canada Ltd. in Toronto and are manufactured at its wholly-owned subsidiary, Celestica Inc., Toronto.

While standard labels in the industry are between 3.5 mils and 20 mils in thickness, IBM needed a label with a total thickness of 2 mils
(two-thousandths of an inch) or less to identify the cards.

Brady representatives from Canada and Milwaukee worked together to address processing, printing, adhesion, materials and other IBM specifications in the project. The solution: a subsurface-printable system including an adhesive that would bind permanently at 0.5 mils thickness and a compatible ink and ultra-thin base material.

"We had to make several enhancements and modifications to our print line and finishing line to ensure a high-quality printed product for our customer," said Ed Wright, general manager of Brady-Canada. "The end result was a success."

In fiscal 1994 Brady-Canada began reaching beyond its region into other possible markets for the ultra-thin label. "We originally developed the product as a one-color ultra-thin label for IBM in Canada. We have since expanded the line in addition to expanding sales worldwide," Wright said.
In July 1994, W.H. Brady Co. introduced a compact, automatic applicator to be used in conjunction with the ultra-thin labels. The applicator allows customers to cleanly and precisely apply labels to their memory cards on the assembly line. "We merely coupled one outstanding product with another," Wright said.

(Photo cutline: "It was a real team effort between IBM and W.H. Brady to develop this ultra-thin label. Everyone at Brady was extremely responsive to our special labeling requirements," said Al Kerklaan, IBM Development
Design Services.)

(Photo cutline: Brady team members from Canada and the U.S. worked together to create an ultra-thin label for IBM PCMCIA cards.)

THOMSON
Taking the Heat
High-Performance

Thomson Consumer Electronics, Marion, Indiana.
Thomson Consumer Electronics, a world leader in television manufacturing, produces televisions under the General Electric, RCA and ProScan labels. Searching for a low-cost supplier who could meet its labeling needs for cathode-ray- tube manufacturing, Thomson contacted Brady's Industrial Products Division.

Thomson needed a product that could survive the CRT manufacturing process including exposure to harsh chemicals and temperatures of more than 400 degrees Celsius. The product had to be flexible, maintain a color or whiteness, perform with low particle emission and be absent of contaminants harmful to CRT functionality. Brady technical service representatives worked closely with Thomson's imaging technology and engineering team to develop a line of products to meet these needs. Brady's high-temperature labels are pressure sensitive, adhere to glass and a variety of metal surfaces and withstand acidic and alkaline substances and extremely high temperatures.

At Thomson's small-television manufacturing plant, Brady's XB-521 high-temperature labels are used as position markers to help in manual operations. The labels, in various colors and shapes, are used to identify the top of the glass panel. By using the markers, Thomson reduces chances of panel rotation and other mistakes that wouldn't show up until the final half of the manufacturing process.

In Thomson's highly automated large-set manufacturing plant, Thomson uses Brady's XB-520 high-temperature barcode labels. These machine-read labels identify the top of the glass panels for the 31-inch and 35-inch televisions and contain information about the date, time and shift every CRT is produced. The labels allow managers to track product quality and to identify when and where problems occur.

(Photo cutline: "Basically, we had a reverse engineering situation. We simply told Brady what the labels had to do," said Barry Snitzer, Thomson Consumer Electronics, Senior Member, Technical Staff.)

(Photo cutline: Brady-engineered barcode labels withstand exposure to the chemicals and extreme heat inherent in Thomson's CRT manufacturing process.)

SEMCO
Friendly Foil
Research

Semco, Incorporated, U.S.A. When SEMCO, a leading manufacturer of cooling systems, embarked on developing next- generation air-conditioning technology, it looked to W.H. Brady Co.'s Coated Products Division as its coating expert.

In 1990, SEMCO set out to expand its desiccant-based technologies and convert from solvent-based to environmentally friendly water-based coatings. "Brady not only produced pressure-sensitive materials, but also offered custom coating services, including water-based coating," said Gary Mills, SEMCO purchasing manager. "Brady's extensive coating experience along with its strengths in research and development and reputation for high-quality coating made Brady the perfect partner in this project."
Brady development chemists and process engineers worked closely with SEMCO personnel to develop a desiccant and water- based formulation which could be coated onto aluminum foil at Brady to provide increased absorbency, consistency and high durability as part of temperature- and moisture-stabilizing air-handling units. SEMCO forms the desiccant-coated aluminum foil into a wheel, up to 14 feet in diameter. This wheel is integral to the air-control system, as it extracts moisture from the air, reducing relative humidity and air temperature.

"The development has been a success," Mills said. "This new water-based coating is not only better for the environment, but it is also proving to outperform solvent coating formulations, from the standpoint of efficiency as well as overall quality."

Expanding on this success, SEMCO began pilot installations in 1994 introducing desiccant-based cooling systems. This new product is capable of augmenting and even replacing freon-based methods of cooling.

SEMCO and Brady continue with their search for better materials and their applications in the heating, ventilating and air conditioning industry. Through the research capability of Brady and the marketing strength of SEMCO, more safe, effective and environmentally responsible products find their way to market.

(Photo cutline: Brady applies a water-based desiccant coating to aluminum foil for SEMCO's environmentally friendly cooling systems.)

(Photo cutline: "Tapping Brady's coating expertise, we have developed high-performance cooling systems using wheels as small as 12 inches in diameter, expanding desiccant's cooling availability to the residential as well as commercial and industrial markets," commented Gary Mills, SEMCO, Inc.)

DYNA-CRAFT
The Leading Edge
Precision

Dyna-Craft, Inc., U.S.A. When Dyna-Craft needed an improved tape system for its leadframe manufacturing, Brady applied its expertise in coating and converting to develop the solution.

Dyna-Craft leadframes are used by semiconductor companies to connect the leads from a silicon chip to an external circuit. A leadframe's leads must be precisely and accurately positioned to make the needed connection with the silicon chip. To ensure that correct positioning is maintained even through handling and processing, Dyna-Craft needed a high- performance tape which it could apply to the leads during manufacturing to stabilize and reinforce them.

Tape requirements included high bond strength, extremely high purity and resistance to the effects of humidity and heat. It also had to be easily integrated into Dyna-Craft's manufacturing line, be compatible with many leadframe styles and be economical.

Chemists and materials scientists at Brady developed a tape meeting Dyna-Craft's needs. And Brady Coated Products Co.'s clean-room slitting operations ensure the tape's high quality is protected through finishing. "Because the tape becomes encapsulated in an integrated circuit, the tape's purity, chemical, electronic and mechanical properties are essential," said Cyndie Arretche, Dyna-Craft purchasing manager.

(Photo cutline: Researchers at Brady developed a high-performance tape used by DCI in the manufacture of its leadframes--specialized frameworks used by the semiconductor industry to connect the leads from a silicon chip to an external circuit.)

(Photo cutline: "Brady's leadframe tape has proven to be an excellent product in helping us ensure total quality of our leadframes," said Cyndie Arretche, Dyna-Craft.)

SERVICE

W.H. Brady Co. realizes that meeting our customers' needs requires more than high-quality products; it also requires exceptional service.

PCA
Paper Chase
Coordination

Packaging Corporation of America, U.S.A. To help companies keep up with changing governmental regulations and provide a safe workplace, Brady offers a full safety identification product line including signs, labels, tags, lockout/tagout devices and other products.

But Brady takes its customer focus even further, Brady's Signmark Division offers turnkey labeling through its Safety Identification Services group.

In fiscal 1994, Packaging Corporation of America's paper mill in Counce, Tenn., looked to Brady for engineering, production and installation of safety products for its plant. Brady's Pulp and Paper industry Specialist Herb Raschka came up with a workable solution resulting in a cost-effective and professionally identified facility. Brady SIS Coordinator Ray Simonson spent nine weeks at the site, collecting data, ordering products, smoothing out any project problems that arose and keeping the project on schedule. The Brady Customer Service Department and Signmark Manufacturing Cell 140 worked closely to ship product quickly.

For the installation, Brady employees teamed up with six PCA mill employees from the various production departments and 12 college student employees to install 20,000 pipemarkers and 800 tank signs at the plant.

Near the end of the project, Brady sponsored a picnic to thank the PCA employees for their hard work.

(Photo cutline: "Line and tank identification is a very important element of the safety program at Counce. Proper knowledge of the tank or line content assures the correct safety precautions are taken prior to working on the mill systems," remarked Joe Milligan, PCA Maintenance Department.)

(Photo cutline: Brady and PCA employees joined forces to install pipemarkers and signs at a PCA paper mill.)

PEPSICO
Shaping Up, Shipping Out
Integration

PepsiCo Food Systems Worldwide, Milwaukee, Wisconsin. Meeting customers' needs requires more than high-quality products; it also requires exceptional service. For PepsiCo Food Systems Worldwide's Milwaukee distribution center, Brady helped integrate its barcode labels, software and printing systems with the PFS information system to support their warehouse- automation efforts.

"By barcode-labeling boxes in the warehouse, we direct an item to go to a particular Taco Bell, Pizza Hut, KFC or Hot'n Now restaurant in our seven-state Midwestern region," said Ellen Moodie, senior operations manager in Milwaukee for PFS, a division of PepsiCo, Inc. "We use about 8,000 barcode labels a day."

Warehouse specialists pick a box (containing hot sauce, oil, cups, napkins or other dry goods), label it and place it on a multi-tiered conveyor system. Further down the line, an automatic barcode scanner reads the box's label and diverts the box-based on the information contained in the barcode-to the correct semitrailer. The automated system has added flexibility, increased efficiency and improved accuracy.

"Brady was very supportive of our efforts," Moodie said. "An applications engineer from Brady's Auto ID Group dissected our label information on our computer system and customized a software program for us which enabled us to print barcodes. Brady also designed a custom label format for our process and provided us with printers that met our needs of durability and high-quality printing."

Brady is working with a second PFS distribution center to set up a similar program.

(Photo cutline: "Our Brady contacts served as partners with us in this project. They helped us come up with a solution that would work and then stayed on to implement and maintain it. Throughout the whole process Brady has been there to provide us with the service we need," said Ellen Moodie, PepsiCo Food Systems.)

(Photo cutline: PepsiCo Food Systems Worldwide's Milwaukee distribution center found the support it needed for its warehouse-automation efforts:
Brady integrated barcode labels, software and printing systems to enable more efficient order routing.

AMG
Rapid Response
Just-in-Time

AMG Industries, Inc., Queensbury, N.Y. Seton Name Plate Co., Branford, Conn., the direct-marketing subsidiary of W.H. Brady Co., recently began using "just-in-time" manufacturing techniques as part of its continuous improvement process. The results have been reduced inventory and shorter lead times.

AMG Industries, Inc. was one of Seton's first customers to benefit from improved lead times. AMG, a nationwide original equipment manufacturer and general contractor, purchases pipemarkers, engraved plates and valve tags to use at construction sites.

When AMG Project Coordinator Brian Walker placed a rush order for Opti-Code Pressure sensitive pipemarkers in May 1994, he was quoted Seton's then-standard rush lead time of four working days. However, the Seton screen printing team that was to produce the product was operating at a new level.

The team, made up of production art, screen-marking, screen-printing, finishing and machine maintenance employees, had redesigned their areas to optimize work flow, staggered work schedules to ensure job coverage and implemented the use of kanbans to switch from a "push-through" to a "pull-through" manufacturing strategy. As a result, AMG's order was completed in just two days, with no need for special "rush" handling.

The just-in-time philosophy is one of ongoing continuous improvement. The screen-printing team's current goal is to ship every order within 24 hours.

(Photo cutline: Brady's direct-marketing subsidiary, Seton, uses just-in-time manufacturing techniques to continuously improve its service. The screen printing team, pictured, has cut its lead time in half.)

(Photo cutline: "The turnaround of the order was exceptional. Getting the pipemarkers so quickly helped me do my job, keeping our construction project moving ahead," commented Brian Walker, AMG Project Coordinator.)

GLOBAL REACH

W.H. Brady Co. is committed to global leadership in its markets. With operations in the United States, Canada, Singapore, Japan, Australia, Belgium, England, Germany, France, Sweden, Italy, New Zealand and Hong Kong, Brady continues to strive for optimum effectiveness as a worldwide provider of identification, safety and specialty tape products.

VIDEO AKTUELL
Astonishing Response
Attitude

Video Aktuell GmbH, Limburg, Germany. The Seton-Germany team is justifiably proud of the unsolicited praise they recently received from a valued customer.

Video Aktuell GmbH, along with its German and Austrian partner, Video Ring, is Europe's largest video leasing and sales company. Together these partners supply more than 660 video shops in Germany and about 50 in Austria with video films and equipment as well as compact discs and CD players.

Tommy Neis, general manager of Video Aktuell (and the Baron of Fordyce, Scotland), felt compelled to write a letter to Seton-Germany's sales manager, Susan Joslin, following receipt of some post and chain and sign samples they had ordered.

"We were astonished to receive the goods the following day," Neis wrote. Their next order, placed two weeks later, also received 24-hour turnaround. Neis explained that Seton's service was in marked contrast to the two-week delay that is customary with mail order companies.

In a follow-up phone call, Neis stated that he felt a need to confirm Seton's "positive attitude toward the customer."

(Photo cutline: Supplying video stores in Germany and Austria, Video Aktuell GmbH contacted Seton to order posts and chains (typically used to direct customer traffic). Video Aktuell has no idea that Seton would be so quick to respond and fill its order.)

(Photo cutline: "For such customer service we admire you and thank you very much. Of course we will remain your customer," said Tommy Neis, Video Aktuell GmbH.)

VERBATIM
Worldwide Support
Partnership

Verbatim Corporation, Limerick, Ireland. In fiscal 1994, Brady continued its effort to be the leading supplier to microfloppy disk manufacturers. Verbatim Corporation in Limerick, Ireland, a producer of media-storage products (such as diskettes, tapes and optical disks) for the computer industry, is one of Brady-Europe's largest customers.

"Brady and Verbatim have been doing business since it first made diskettes, 15 years ago," said Terry Mockler, European sales manager for Brady's specialty tape products.

Verbatim purchases Brady's A-rings, double-sided adhesive polyester rings that are used in 3.5-inch microfloppy disks. All the products that Brady produces for Verbatim are custom-made for their specific automated manufacturing equipment.

"Because the diskette-production process runs high volumes at very high speeds and cannot tolerate down time, it is essential that we provide extremely reliable, consistent product," Mockler said.

Brady is the preferred supplier of media-storage component products for Verbatim Corporation worldwide, which includes meeting the needs of its United States, Europe and Mexico manufacturing locations. A Brady support team-including employees in research and development, engineering, customer service and manufacturing-is working in conjunction with Verbatim worldwide on cost reduction and product improvement.

"Brady is a progressive company who through design change and other innovative ideas has maintained a competitive edge in support of the floppy disk industry," said the senior corporate buyer of Verbatim, Charlotte, N.C.

(Photo cutline: Brady and Verbatim have worked together for more than 15 years--with Brady supplying custom-made adhesive-coated polyester rings, critical to Verbatim's worldwide diskette manufacturing operations.)

(Photo cutline: "We have met Verbatim-Ireland's stringent demands for just-in-time deliveries by setting up dedicated warehousing and distribution from our Belgian facility," said Terry Mockler, Brady Europe.)

Brady USA, Inc.

Coated Products Division produces specialized adhesive and top-coated materials.

Industrial Products Division manufactures identification products, industrial labeling and printing systems for customers primarily in electrical and electronic markets.

Signmark Division manufactures products for facility and safety identification-including signs, pipemarkers and lockout devices.

Nameplate Division produces custom-printed faceplates and nameplates for a variety of original equipment manufacturers.

Brady Coated Products Co. produces specialized adhesive products for audio/video, data-storage and semiconductor industries.

Brady Medical Products Co. produces medical dressings for healthcare markets.

Brady International Co. directs Brady's international sales and manufacturing operations located throughout the world.

Seton direct-marketing companies market identification products through operations in the United States, Canada, Germany, France and England. In fiscal 1995, Seton is expanding operations to include Australia and Italy.

Table of Contents

Selected Financial Information   18
Management's Discussion and Analysis of
Results of Operations and Financial Condition     20
Consolidated Balance Sheets     23
Consolidated Statements of Income      24
Consolidated Statements of
Stockholders' Investment    25
Consolidated Statements of Cash Flows       26
Notes to Consolidated Financial Statements      27
Independent Auditors' Report    35
Corporate Data   36
Shareholder Services   37

W. H. Brady Co. and Subsidiaries
Selected Financial Information
Years Ended July 31, 1984 through 1994
(Dollars in Thousands, Except Per Share Amounts)
Operating Data
                                  1994        1993        1992       1991
Net Sales                         $255,841    $242,970   $235,965   $211,063
Operating Expenses:
  Cost of products sold            118,116     114,301    110,130     96,797
  Research and development          10,318      12,132     10,001      9,176
  Selling, general and
    administrative                  97,932      92,449     93,931     84,936
  Nonrecurring charges                          (1,236)     6,562
    Total operating
      expenses                     226,366     217,646    220,624    190,909

Operating income                    29,475      25,324     15,341     20,154
Other income and (expense):
  Investment and other
    income, net                        837         559        239      2,845
  Interest expense                    (410)        (54)      (219)      (548)
    Net other income                   427         505         20      2,297

Income before income taxes,
  extraordinary items and
  cumulative effect of changes
  in accounting principles          29,902      25,829      15,361    22,451

Income taxes                        11,362       8,973       6,972     7,054

Income before extraordinary
  item and cumulative effect
  of changes in accounting
  principles                        18,540      16,856       8,389    15,397
Extraordinary item:
  Gain on proceeds of
    officer's life insurance
    policies, net

Income before cumuilative
  effect of changes in
  accounting pricinples             18,540      16,856       8,389    15,397
Cumulative effect of
  changes in accounting
  principles for:
  Postretirement benefits                                   (3,995)
  Income taxes                                                 661
  Catalog costs
Net income                         $18,540     $16,856      $5,055   $15,397

Net income per Common Share:
  Class A Nonvoting                  $2.55       $2.33       $0.69     $2.14
  Class B Voting                     $2.45       $2.23       $0.59     $2.04
Cash Dividends on:
  Class A Common Stock               $0.68       $0.60       $0.56     $0.48
  Class B Common Stock               $0.58       $0.50       $0.46     $0.38

Working capital                   $100,023     $77,636     $66,093   $70,883
Total assets                       202,509     178,656     173,054   156,812
Long-term debt, less
  current maturities                 1,855       1,978       2,524     1,982
Stockholders' investment           145,129     128,068     119,771   115,260






Operating Data

Net Sales                         1990     1989     1988     1987
Operating Expenses:               $191,161 $174,174 $153,016 $126,420
  Cost of products sold
  Research and development          84,952   75,620   67,302   56,284
  Selling, general and               7,355    6,168    5,879    5,383
    administrative
  Nonrecurring charges              76,596   71,292   63,986   50,108
    Total operating                           6,465
      expenses
                                   168,903  159,545  137,167  111,775
Operating income
Other income and (expense):         22,258   14,629   15,849   14,645
  Investment and other
    income, net
  Interest expense                   4,004    2,380    1,901    2,082
    Net other income                  (646)    (356)    (477)    (348)
                                     3,358    2,024    1,424    1,734
Income before income taxes,
  extraordinary items and
  cumulative effect of changes
  in accounting principles
                                    25,616   16,653   17,273   16,379
Income taxes
                                    10,606    6,778    6,968    7,535
Income before extraordinary
  item and cumulative effect
  of changes in accounting
  principles
Extraordinary item:                 15,010    9,875   10,305    8,844
  Gain on proceeds of
    officer's life insurance
    policies, net
                                              4,625
Income before cumuilative
  effect of changes in
  accounting pricinples
Cumulative effect of                15,010   14,500   10,305    8,844
  changes in accounting
  principles for:
  Postretirement benefits
  Income taxes
  Catalog costs
Net income                                    1,233
                                   $15,010  $15,733  $10,305   $8,844
Net income per Common Share:
  Class A Nonvoting
  Class B Voting                     $2.09    $2.10    $1.36    $1.17
Cash Dividends on:                   $1.99    $2.00    $1.26    $1.07
  Class A Common Stock
  Class B Common Stock               $0.40    $0.28    $0.24    $0.20
                                     $0.30    $0.18    $0.14    $0.10
Working capital
Total assets                       $67,797  $53,056  $42,492  $44,176
Long-term debt, less               147,197  129,890  117,201  104,398
  current maturities
Stockholders' investment             3,298    3,637    3,086    3,851
                                   103,784   89,443   84,987   76,044

Operating Data
                                  1986     1985
Net Sales                         $108,364 $100,099
Operating Expenses:
  Cost of products sold             49,385   47,808
  Research and development           5,004    4,154
  Selling, general and
    administrative                  38,019   30,007
  Nonrecurring charges
    Total operating
      expenses                      92,408   81,969

Operating income                    15,956   18,130
Other income and (expense):
  Investment and other
    income, net                      1,764    1,956
  Interest expense                    (400)    (445)
    Net other income                 1,364    1,511

Income before income taxes,
  extraordinary items and
  cumulative effect of changes
  in accounting principles          17,320   19,641

Income taxes                         7,873    8,865

Income before extraordinary
  item and cumulative effect
  of changes in accounting
  principles                         9,447   10,776
Extraordinary item:
  Gain on proceeds of
    officer's life insurance
    policies, net

Income before cumuilative
  effect of changes in
  accounting pricinples              9,447   10,776
Cumulative effect of
  changes in accounting
  principles for:
  Postretirement benefits
  Income taxes
  Catalog costs
Net income                          $9,447  $10,776

Net income per Common Share:
  Class A Nonvoting                  $1.26    $1.43
  Class B Voting                     $1.16    $1.33
Cash Dividends on:
  Class A Common Stock               $0.10    $0.10
  Class B Common Stock                  --       --

Working capital                    $40,701  $38,167
Total assets                        94,477   82,758
Long-term debt, less
  current maturities                 4,548    5,013
Stockholders' investment            66,791   57,074

CORPORATE DATA

Domestic Locations

Milwaukee, Wisconsin

W.H. Brady Co.
Brady Coated Products Co.
Brady Financial Co.
Brady Medical Products Co.
Brady Service Co.
Brady USA, Inc.
  Coated Products Division
  Industrial Products Division
  Signmark Division

Hillsborough, North Carolina
Brady USA, Inc.
  Nameplate Division


International Locations

Chipping Norton, Australia
W.H. Brady Pty. Ltd.

Zele, Belgium
W.H. Brady N.V.

Rexdale, Ontario, Canada
W.H. Brady Inc.

Banbury, Oxon, England
W.H. Brady Co., Ltd.

Paris, France
W.H. Brady S.A.R.L.

Rodermark, Germany
W.H. Brady GmbH

Kowloon, Hong Kong
W.H. Brady Co.

Milano, Italy
W.H. Brady N.V.

Yokohama, Japan
Nippon Brady K.K.

Auckland, New Zealand
W.H. Brady Pty. Ltd.

Singapore
W.H. Brady Pte. Ltd.

Upplands-Vasby, Sweden
Brady AB

DIRECT MARKETING LOCATIONS

Branford, Connecticut
Seton Name Plate Co.

Markham, Ontario, Canada
Revere-Seton, Inc.

Banbury, Oxon, England
Seton, Ltd.

Langen, Germany
Seton, GmbH

Roubaix, France
Seton S.A.

OFFICERS

Katherine M. Hudson
President, Chief Financial Officer

Donald P. DeLuca
Senior Vice President
Treasurer and Chief Financial Officer

Richard L. Fisk
Vice President - Direct Marketing

James M. Sweet
Vice President - Human Resources

Donald E. Rearic
President, Brady Financial Co.

Thomas E. Scherer
Controller

Peter J. Lettenberger
Secretary
Partner - Quarles & Brady

DIRECTORS

Richard A. Bemis
Director
President - Bemis Manufacturing Company

William H. Brady, III
Director
President - Brady Audio Consulting

Robert C. Buchanan
Director
President and CEO - Fox Valley Corporation

Frank W. Harris
Director
Professor of Polymer Science -
University of Akron

Katherine M. Hudson
President and CEO-W.H. Brady Co.

Michael S. Joyce
Director
President and CEO-
The Lynde & Harry Bradley Foundation

Peter J. Lettenberger
Director
Partner-Quarles & Brady

Elizabeth Brady Lurie
Director
President and Administrator-
W.H. Brady Foundation

Gary E. Nei
Director
Chief Executive Officer-Eon Laboratories, Inc.

Roger D. Peirce
Director
Vice Chairman and CEO (retired) - Super Steel
Products Corporation


SHAREHOLDER SERVICES

Common Stock Listing

As of September 30, 1994, there were 304 Class A Nonvoting Common Stock shareholders of record and two Class B Voting Common Stock shareholders.

W.H. Brady Co. Class A Nonvoting Common Stock trades on the over-the-counter market under the symbol BRCOA. Trading information is carried by the National Association of Securities Dealers' Automated Quotation System (NASDAQ).

Shareholder Account Records

Shareholder account records are maintained in the corporate general office. Shareholder inquiries should be directed to: Donald P. DeLuca, Senior Vice President, W.H. Brady Co., 727 West Glendale Avenue, P.O. Box 571, Milwaukee, Wisconsin 53201-0571, (414) 332-8100.

Quarterly Stock Data
                     1994                 1993                 1992
                  High    Low        High       Low        High     Low
4th Quarter        49     44 3/4     36 1/2     34 3/4     34 3/4   32
3rd Quarter        48     43 1/2     37 1/4     34         36       31 1/2
2nd Quarter        46 1/2 36         37 3/4     35 1/2     34 3/4   29
1st Quarter        37     34 1/2     37 1/4     33 1/4     42       30 7/8

Dividend Policy

W.H. Brady Co. has paid consecutive quarterly dividends since it went public in 1984. Dividends are normally paid on the last day of October, January, April and July. The Board of Directors voted a quarterly dividend of 20 cents per share of Class A Nonvoting Common Stock to shareholders of record on October 10, 1994.

Shareholders may have their dividends reinvested in Brady stock. Brochures about this program are available through the Investor Services Unit of the stock transfer agent, Firstar Trust Company, by calling (800) 637-7549.

Stock Transfer Agent

Firstar Trust Company
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

Additional Information Available

If your stock is held in a street name and you wish to receive information directly from the Company, please contact Donald P. DeLuca at the above address. Your name will be added to the mailing list.

Form 10-K

A copy of the W.H. Brady Co. 1994 Annual Report on Form 10-K, to be filed with the Securities and Exchange Commission, is also available without charge upon written request.

Annual Meeting

The annual meeting of W.H. Brady Co. will be held at 9:00 a.m. on Friday, November 18, 1994, at the University Club, 924 East Wells Street, Milwaukee, Wisconsin 53202.