Form 10-K, Exhibit 13
period 1994-07-31
BRADY W H CO
filed 1994-10-26
CIK 746598

W. H. BRADY CO. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
JULY 31, 1994 AND 1993
(Dollars in Thousands)

ASSETS                                            1994         1993

CURRENT ASSETS:
  Cash and cash equivalents                     $ 66,107     $ 42,366
  (Note 1)
  Accounts receivable, less allowance for losses
  ($1,565 and $1,247, respectively)               32,308       30,522
  Inventories (Note 1):
    Finished products                             16,717       13,466
    Work-in-process                                2,534        2,698
    Raw materials and supplies                     4,486        6,569

	   Total inventories                             23,737       22,733

  Prepaid expenses and other current assets        9,611       10,025
   (Notes 1, 3 and 4)
	   Total current assets                         131,763      105,646

OTHER ASSETS (Note 4)                              6,403        6,893

PROPERTY, PLANT AND EQUIPMENT (Notes 1 and 5):
  Cost:
    Land                                           4,689        4,664
    Buildings and improvements                    38,431       37,473
    Machinery and equipment                       72,576       68,802
    Construction in progress                         939        3,807

					                                     						 116,635      114,746
  Less accumulated depreciation                   52,292       47,384

	   Net property, plant and equipment             64,343       67,362


TOTAL                                           $202,509     $179,901


See notes to consolidated financial statements.

W. H. BRADY CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JULY 31, 1994, 1993 AND 1992
(Dollars in Thousands)
					                                          1994         1993        1992
OPERATING ACTIVITIES:
Net Income                                  $ 18,540     $ 16,856    $  5,055
Adjustments to reconcile net income to net
      cash provided by operating activities:
 Depreciation                                  9,325        9,848       8,450
 Amortization                                    110          325         294
 Write down of machinery and equipment                                  3,875
 Cumulative effect of change in method of
       accounting for income taxes                                       (661)
 Cumulative effect of change in method of
       accounting for postretirement benefits                           3,995
 Gain on sale of businesses                                (1,963)
    Loss on sale of equipment                    194           51          34
    Provision for losses on accounts receivable  725          758         750
    Changes in operating assets and liabilities
    (net of effects of business disposals in 1993):
      Accounts receivable                     (2,169)      (2,917)     (4,532)
      Inventory                                 (928)      (3,583)     (1,826)
      Prepaid expenses and other assets        1,305        1,981      (2,433)
      Accounts payable and accrued liabilities 3,325         (890)      5,925
      Income taxes                             1,852        2,139         (77)
      Deferred income taxes                     (413)        (608)     (1,476)
      Other liabilities                        1,202         (415)      1,062

Net cash provided by operating activities     33,068       21,582      18,435

INVESTING ACTIVITIES:
  Purchases of property, plant and equipment  (6,466)     (12,280)    (24,074)
  Proceeds from sale of property, plant and
  equipment                                      458          570         475
  Proceeds from sale of businesses                         10,327
  Proceeds from sale of temporary investments                           6,113

Net cash used in investing activities         (6,008)     (1,383)     (17,486)

FINANCING ACTIVITIES:
  Payment of dividends                        (4,999)     (4,400)      (4,101)
  Proceeds from issuance of common stock       1,063         646          355
  Proceeds from long-term borrowings             217         139        1,610
  Principal payments on long-term debt          (495)       (711)      (2,453)

Net cash used in financing activities         (4,214)     (4,326)      (4,589)

EFFECT OF EXCHANGE RATE CHANGES ON CASH          895      (2,026)       2,281

NET INCREASE (DECREASE) IN CASH AND CASH
EQUIVALENTS                                 $ 23,741     $ 13,847    $ (1,359)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR  42,366       28,519      29,878

CASH AND CASH EQUIVALENTS, END OF YEAR      $ 66,107     $ 42,366    $ 28,519

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION -
  Cash paid during the year for:
  Interest                                  $    237     $    436    $    309
  Income taxes, net of refunds                10,601        9,110       9,839



See notes to consolidated financial statements.

W. H. BRADY CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED JULY 31, 1994, 1993, AND 1992
(Dollars in Thousands, Except Per Share Amounts)
                            								 1994         1993         1992

NET SALES                          $255,841     $242,970     $235,965

OPERATING EXPENSES:
 Cost of products sold              118,116      114,301      110,130
 Research and development            10,318       12,132       10,001
 Selling, general and administrative 97,932       92,449       93,931
  Nonrecurring charge (credit)
  (Note 2)                                        (1,236)       6,562

	Total operating expenses           226,366      217,646      220,624

OPERATING INCOME                     29,475       25,324       15,341

OTHER INCOME AND (EXPENSE):
  Investment and other income - net     837          559          239
  Interest expense                     (410)         (54)        (219)

	   Net other income                    427          505           20

INCOME BEFORE INCOME TAXES AND
CUMULATIVE EFFECT OF CHANGES IN
ACCOUNTING PRINCIPLES                29,902       25,829        15,361

INCOME TAXES (Notes 1 and 4)         11,362        8,973         6,972

INCOME BEFORE CUMULATIVE EFFECT OF
 CHANGES IN ACCOUNTING PRINCIPLES    18,540       16,856         8,389

CUMULATIVE EFFECT OF CHANGES IN
  ACCOUNTING PRINCIPLES FOR:
  Postretirement benefits (net of income taxes of $2,663)
    (Note 3)                                                    (3,995)
  Income taxes (Notes 1 and 4)                                     661

NET INCOME                          $18,540       $16,856       $5,055

"NET INCOME PER COMMON SHARE (Notes 1, 6 and 8):"
  Class A nonvoting:
    Income before cumulative effect
    of changes in accounting
     principles (includes $.10
     preferential dividend)         $  2.55       $  2.33        $1.16

    Cumulative effect of changes in accounting principles for:
      Postretirement benefits (Note 3)                           (0.56)
      Income taxes (Note 4)                                       0.09

    Net income                      $  2.55       $  2.33        $0.69

  Class B voting - net income       $  2.45       $  2.23        $0.59

See notes to consolidated financial statements.

W. H. BRADY CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' INVESTMENT
YEARS ENDED JULY 31, 1994, 1993 AND 1992
(Dollars In Thousands, Except Per Share Amounts)
                             							Additional       Earnings     Cumulative
				           Preferred  Common     Paid-in     Retained in the  Translation
	         			   Stock      Stock     Capital         Business     Adjustments
Balances at
 August 1, 1991 $2,855      $72      $4,385          $105,320       $2,628
Net income                                              5,055
Net currency
 translation adjustment                                              3,106
Issuance of 15,100 shares of Class A
 common stock under stock
 option plan                            355
Tax benefit from exercise of
 stock options                           96
Cash dividends on preferred stock:
1979 series - $10 a share                                220
6% and 1972 series - $6 a share                          (39)
Cash dividends on common stock:
Class A - $.56 a share                                             (3,028)
Class B - $.46 a share                                               (814)

Balances at
 July 31, 1992   2,855     72         4,836          106,274        5,734
Net income                                            16,856
Net currency translation adjustment                                (4,894)
Issuance of 26,000 shares of Class A
 common stock under stock
 option plan                            646
Tax benefit from exercise of
 stock options                           89
Cash dividends on preferred stock:
1979 series - $10 a share                               (220)
6% and 1972 series - $6 a share                          (39)
Cash dividends on common stock:
Class A - $.60 a share                                (3,256)
Class B - $.50 a share                                  (885)

Balances at
 July 31, 1993   2,855      72        5,571          118,730         840
Net income                                            18,540
Net currency translation adjustment                                2,323
Issuance of 39,650 shares of Class A common stock
 under stock option plan              1,063
Tax benefit from exercise of
 stock options                          134
Cash dividends on preferred stock:
1979 series - $10 a share                               (220)
6% and 1972 series - $6 a share                          (39)
Cash dividends on common stock:
Class A - $.68 a share                                (3,714)
Class B - $.58 a share                                (1,026)

Balances at
 July 31, 1994  $2,855      $72      $6,768         $132,271     $3,163

See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS (CONTINUED)
LIABILITIES AND STOCKHOLDERS' INVESTMENT               1994            1993
CURRENT LIABILITIES:
  Accounts payable                                   $  9,678        $  8,577
  Wages and amounts withheld from employees            10,479           8,374
  Taxes, other than income taxes                        1,962           1,676
  Accrued income taxes                                  2,999           2,392
  Other current liabilities (Note 3)                    6,217           6,206
  Current maturities on long-term debt (Note 5)           405             478

	   Total current liabilities                          31,740          27,703

LONG-TERM DEBT, less current maturities (Note 5)        1,855           1,978

OTHER LIABILITIES (Note 3)                             23,785          22,152

	   Total liabilities                                  57,380          51,833

STOCKHOLDERS' INVESTMENT (Note 6):
  Preferred stock (aggregate liquidation preference of
    $3,026 at July 31, 1994)                            2,855           2,855
  Common stock:
    Class A Nonvoting - Issued and outstanding 5,476,812
      and 5,437,162 shares, respectively, (aggregate liquidation
      preference of $27,384 at July 31, 1994)              54              54
    Class B Voting - Issued and outstanding
     1,769,314 shares                                      18              18
  Additional paid-in capital                            6,768           5,571
  Earnings retained in the business                   132,271         118,730
  Cumulative translation adjustments                    3,163             840


	   Total stockholders' investment                    145,129         128,068

TOTAL                                                $202,509        $179,901


4.    INCOME TAXES

Deferred income taxes result from timing differences in the recognition of revenues and expenses for financial statement and income tax purposes. These differences relate principally to depreciation and certain expenses not deductible for tax reporting until paid.

Pre-tax income consists of the following:
				                              Year Ended July 31,
                     			    1994          1993           1992
                           			  (Dollars in thousands)
United States             $21,565       $22,220        $12,298
Foreign                     8,337         3,609          3,063

Total                     $29,902       $25,829        $15,361

4.    INCOME TAXES
The approximate tax effects of temporary differences are as follows:
                                 							  July 31, 1994
						                            Assets     Liabilities       Total
                           						     (Dollars in thousands)
Inventories                      $ 1,659                     $ 1,659
Prepaid catalog costs                        $  (612)
Employee benefits                               (505)           (505)
Tax loss carryforwards               397                         397
Allowance for doubtful accounts      324                         324
Other, net                           644                         644

	   Current                        3,024      (1,117)          1,907

Excess of tax over book depreciation          (4,517)         (4,517)
Deferred compensation              6,001                       6,001
Postretirement benefits            3,129                       3,129
Tax loss carryforwards             1,550                       1,550
Less valuation allowance          (1,550)                     (1,550)
Other, net                           259                         259

	   Noncurrent                     9,389     (4,517)           4,872

	   Total                        $12,413    $(5,634)         $ 6,779













                                              			"July 31, 1993"
                                         Assets     Liabilities     Total
                                           		(Dollars in thousands)
Inventories                             $ 1,021                    $ 1,021
Prepaid catalog costs                                 $  (684)        (684)
Employee benefits                                        (659)        (659)
Tax loss carryforwards                      591                        591
Less valuation allowance                   (364)                      (364)
Other, net                                1,085                      1,085

	   Current                               2,333        (1,343)         990

Excess of tax over book depreciation                   (3,949)      (3,949)
Deferred compensation                     5,881                      5,881
Postretirement benefits                   2,957                      2,957
Tax loss carryforwards                    1,821                      1,821
Less valuation allowance                 (1,457)                    (1,457)
Other, net                                  123                        123

	   Noncurrent                            9,325        (3,949)       5,376

	   Total                               $11,658       $(5,292)     $ 6,366

4.    INCOME TAXES

At July 31, 1994 and 1993, $1,907,000 and $990,000, respectively, of net deferred tax assets were included in prepaid expenses and other current assets.
At July 31, 1994 and 1993, $4,872,000 and $5,376,000 respectively, of net deferred tax assets were included in other assets.

A reconciliation of the tax computed by applying the statutory U.S. Federal income tax rate to income before taxes to the total tax provision is as follows:
						                                          			Year Ended July 31,
                                    								    1994      1993        1992
                                    								      (Dollars in thousands)
Tax at statutory rate                         $10,466    $8,782      $5,223
State income taxes, net of Federal tax
 benefit                                        1,271       841         726
International losses with no related tax
 benefits                                         175       351         478
International rate differential                  (226)      126         110
Rate variances arising from foreign
 subsidiary distributions                         174       157        (122)
Provision for future settlements                           (730)        730
Other, net                                       (498)     (554)       (173)

Total income tax provision                    $11,362    $8,973      $6,972

Effective tax rate                             38.0 %    34.7 %      45.4 %

The Company's policy is to remit earnings from foreign subsidiaries only to the extent any resultant foreign income taxes are creditable in the United States.
Accordingly, the Company does not currently provide for the additional United
States and foreign income taxes which would become payable upon remission of undistributed earnings of foreign subsidiaries.

The cumulative undistributed earnings of such companies at July 31, 1994 amounted to approximately $8,400,000. If all such undistributed earnings were remitted, an additional provision for foreign income taxes of approximately
$200,000 would be required.

4.    INCOME TAXES

Effective August 1, 1991, the Company adopted Statement of Financial Accounting
Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109). The Company elected to reflect the effect of this accounting principle change as a cumulative effect adjustment as of August 1, 1991.

Income taxes consist of the following:
                                 	 				     Year Ended July 31,
                                   					 1994      1993        1992
                                  					   (Dollars in thousands)
Currently payable:
  Federal                              $ 6,987    $6,612     $ 5,800
  Foreign                                2,755     1,869       1,279
  State                                  2,033     1,100       1,369

                                   					11,775     9,581       8,448

Deferred (credit):
  Federal                                 (448)     (376)     (1,557)
  Foreign                                  112      (165)        350
  State                                    (77)      (67)       (269)

                                   					  (413)     (608)     (1,476)

Total                                  $11,362    $8,973     $ 6,972

5.    LONG-TERM DEBT
Long-term debt consists of the following:
                                                										July 31,
                                           									   1994        1993
                                           									(Dollars in thousands)
6.25% Industrial Development Revenue Bonds payable
  on December 1, 2001                                 $1,000      $1,000

6.375% Industrial Development Revenue Bonds
 payable in quarterly installments of $33,000
 to January 1, 1995"                                     100         233

6.75% Industrial Development Revenue Bonds payable
 in annual installments ranging from $120,000 in
 1995 to $140,000 in 1997                                385         495

Other                                                    775         728

						                                           			   2,260       2,456
Less current maturities                                  405         478

						                                           			  $1,855      $1,978

7.    DOMESTIC AND FOREIGN OPERATIONS
Data with respect to operations located outside the United States which have translated into U.S. dollars is as follows:


						                                      	     Year Ended July 31,
                                        							  1994      1993      1992
                                        							   (Dollars in thousands)
Current assets                                $ 41,702   $38,497   $36,576
Other assets                                     4,833     3,949     2,928
Property, plant and equipment                    8,474     8,070     9,207

  Total assets                                $ 55,009   $50,516   $48,711

Current liabilities                           $ 38,645   $34,081   $33,776
Long-term debt                                     590       492       796
Other liabilities                                   66       197       147
Stockholders' investment                        15,708    15,746    13,992

Total liabilities and stockholders'
 investment                                   $ 55,009   $50,516   $48,711

Net sales                                     $102,919   $83,854   $76,827

W. H. Brady Co. equity in net income          $  5,470   $ 1,666   $ 1,692

7.    DOMESTIC AND FOREIGN OPERATIONS

The Company operates predominantly in a single industry as a manufacturer and distributor of identification products. Operations are conducted in the United
States and through subsidiaries located in Canada, Europe, Australia, Japan and Singapore. Transfers between geographic areas primarily represent intercompany export sales of U.S. produced goods and are based on established sales prices between the related corporations. In computing operating income for non-U.S.
subsidiaries, no allocations of general corporate expenses, interest or income taxes have been made.

Identifiable assets of subsidiaries are those assets related to the operation of those subsidiaries. United States assets consist of all other operating assets of the Company.

               					   United                          Elimi-     Consoli-
               					   States     Europe    Other     nations      dated
                           							 (Dollars in thousands)
Year ended July 31, 1994:

Sales to unaffiliated
 customers             $161,024   $64,634   $30,183               $255,841
Transfers between
 geographic areas        18,965     7,828 					 275   $(27,068)          0
Net sales              $179,989   $72,462   $30,458   $(27,068)   $255,841

Operating income       $ 20,039   $ 9,154   $   821   $   (539)   $ 29,475

Identifiable assets    $166,501   $36,412   $14,130   $(14,534)   $202,509

Year ended July 31, 1993:

Sales to unaffiliated
 customers             $166,017   $53,912   $23,041               $242,970
Transfers between
 geographic areas        17,448     6,572       329   $(24,349)

Net sales              $183,465   $60,484   $23,370   $(24,349)   $242,970

Operating income       $ 21,292   $ 5,117   $  (479)  $   (606)   $ 25,324

Identifiable assets    $164,371   $36,537   $13,979   $(34,986)   $179,901

Year ended July 31, 1992:

Sales to unaffiliated
 customers             $165,136   $51,869   $18,960               $235,965
Transfers between
 geographic areas        16,734     5,782       216   $(22,732)

Net sales              $181,870   $57,651   $19,176   $(22,732)   $235,965

Operating income       $ 11,841   $ 5,071   $  (871)  $   (700)   $ 15,341

Identifiable assets    $180,108   $37,155   $11,102   $(55,311)   $173,054









	W. H. BRADY CO.

	Years Ended July 31, 1994 and 1993


W. H. BRADY CO. AND SUBSIDIARIES

TABLE OF CONTENTS


                                                                Page

INDEPENDENT AUDITORS' REPORT                                      1

FINANCIAL STATEMENTS:

	Consolidated Balance Sheets - July 31, 1994 and 1993             2

	Consolidated Statements of Income - Years Ended
  July 31, 1994, 1993 and 1992                                    3

	Consolidated Statements of Stockholders' Investment -
  Years Ended July 31, 1994,
		1993 and 1992                                                   4

	Consolidated Statements of Cash Flows - Years Ended
  July 31, 1994, 1993 and 1992                                    5-6

	Notes to Consolidated Financial Statements                       7-16










INDEPENDENT AUDITORS' REPORT
To the Board of Directors and Stockholders of W. H. Brady Co.:

We have audited the accompanying consolidated balance sheets of W. H. Brady Co. and subsidiaries as of July 31, 1994 and 1993, and the related statements of income, stockholders' investment and cash flows for each of the three years in period ended July 31, 1994. These financial statements are the responsbility of the Company's management. Our responsbility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence' supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the companies at July 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended July 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Notes 1, 3 and 4 to the consolidated financial statements, the companies changed their methods of accounting for postretirement benefits other than pensions and accounting for income taxes effective August 1, 1991, to conform with Statement of Financial Accounting Standards No. 106 and No. 109, respectively.





September 12, 1994


W. H. BRADY CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JULY 31, 1994, 1993 AND 1992


1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation - The accompanying consolidated financial statements include the accounts of W. H. Brady Co. and its subsidiaries, all of which are wholly-owned. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash Equivalents - The Company considers all highly liquid investments with maturities of three months or less when acquired to be cash equivalents. The carrying amounts of cash equivalents approximate fair value because they mature in three months or less.

Inventories - Inventories are stated at the lower of cost or market. Cost has been determined using the last-in, first-out (LIFO) method for domestic inventories (approximately 65% and 68% of total inventories at July 31, 1994 and 1993, respectively) and the first-in, first-out method for other inventories. The difference between the carrying value of domestic inventories stated at LIFO cost and the value of such inventories stated at replacement cost was $5,777,000 at July 31, 1994 and $4,718,000 at July 31, 1993.

Depreciation - The cost of buildings and improvements and machinery and equipment is being depreciated over their estimated useful lives using the straight-line method for financial reporting purposes.

Catalog Costs - Catalog costs are initially capitalized and amortized over the estimated useful lives of the publications (generally eight months). At July 31, 1994 and 1993, $2,325,000 and $2,743,000, respectively, of prepaid catalog costs were included in prepaid expenses and other current assets.

Foreign Currency Translation - Foreign currency assets and liabilities are translated into United States dollars at end of period rates of exchange, and income and expense accounts are translated at the weighted average rates of exchange for the period. Resulting translation adjustments are included as a separate component of stockholders' investment.

Income Taxes - Effective August 1, 1991, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. See Note 4.

Reclassifications - Certain reclassifications have been made to the 1993 consolidated financial statements to conform to those used in 1994.

2.      NONRECURRING CHARGE (CREDIT)

During fiscal 1992 the Company recorded a nonrecurring charge of $6,562,000 representing the writedown to estimated net realizable value of a portion of the Company's investment in two domestic manufacturing operations and a foreign markketing operation which was sold during 1992. The writedown related primarily to the carrying value of certain inventories and machinery and equipment.

During fiscal 1993, the Company sold the two domestic manufacturing operations and a direct marketing subsidiary. The nonrecurring credit of $1,236,000 in 1993 represents the excess of proceeds over the net carrying amount of net assets disposed of offset by provision for a severance and other related disposition expenses.

3.      EMPLOYEE BENEFIT PLANS

The Company provides postretirement medical, dental and vision benefits for all regular full and part-time domestic employees (including spouses) who retire on or after attainment of age 55 with 15 years of credited service. Credited service begins accruing at the later of age 40 or date of hire. All active employees first eligible to retire after July 31, 1992, will be covered by an unfunded, contributory postretirement healthcare plan where employer contributions will not exceed a Defined Dollar Benefit amount, regardless of the cost of the program. Employer contributions to the plan will be based on the employee's age and service at retirement. Employee contributions range from 10% at age 55 with 15 years of credited service to 90% at age 65 with 25 years of credited service. For all current retirees and those active employees eligible to retire as of July 31, 1994, the retirees contribution rate ranges from 10% to 30%. The medical plan benefits are subject to lifetime maximum benefits of $1,000 before age 65 and $50,000 after age 65.

Effective August 1, 1991, the Company adopted Statement of Financial
Accounting Standards No. 106 (SFAS No. 106), "Employers' Accounting for Postretirement Benefits Other than Pensions." The Company had previously provided for postretirement health care benefits on a pay-as-you-go basis. In connection with the adoption of SFAS No. 106, the Company elected to recognize as expense during 1992 the entire accumulated postretirement benefit obligation (transition obligation) aggregating $6,658,000 as of August 1, 1991 rather than amortizing such amount to expense over a twenty year period. The Company will continue to fund benefit costs on a pay-as-you-go basis. During the years ended July 31, 1994 and 1993, the Company made benefit payments totalling $186,000 and $153,000 respectively.

The following table sets forth the plan's status reconciled with amounts recognized in the accompanying consolidated balance sheets at July 31, 1994 and
1993 (Dollars in thousands):
                                                       1994    1993

	Accumulated postretirement benefit obligation:
		Retirees                                            $2,607  $2,576
		Fully eligible active plan participants              2,225   2,014
		Other active plan participants                       1,448   1,434

                                                   				6,280   6,024
		Unrecognized net gain                                1,543   1,370

	Accrued postretirement benefit cost                  $7,823  $7,394

                                                      1994    1993    1992
Net periodic postretirement benefit cost included the
	following components:
Service cost - benefits attributed
 to service during the period                          $209    $ 210   $179
Interest cost on accumulated postretirement
 benefit obligation                                     469      462    601
Amortization of (gain)                                  (64)     (58)

Periodic postretirement benefit cost prior
 to curtailment                                         614      614    780
Effective curtailment (gain) due primarily
 to disposition of operations                                   (185)

Net periodic postretirement benefit cost               $614    $ 429   $780

The assumed health care cost trend rates used in measuring the accumulated postretirement benefit obligation were 13% in 1994, gradually declining to 6% by the year 2000.

The weighted average discount rates used in determining the accumulated postretirement benefit obligation was 8% in 1994 and 1993.

If the health care cost trend rate assumptions were increased by 1%, the accumulated postretirement benefit obligation as of July 31, 1994 would be increased by $90,000. The effect of this change on the sum of the service cost and interest cost would not be material.

During 1993 the Company had a curtailment gain which represented the accumulated postretirement benefit obligation of employees who were employed at operations disposed of in 1993.

The Company has retirement and profit sharing plans covering substantially all full-time domestic employees and certain of its foreign subsidiaries. Contributions to the plans are determined annually based on earnings of the respective companies and employee contributions. At July 31, 1994 and 1993, $3,109,000 and $2,757,000 respectively, of accrued profit sharing contributions were included in other current liabilities.

The Company also has deferred compensation plans for directors, officers and key executives utilizing the phantom stock plan concept. At July 31, 1994 and 1993, $15,795,000 and $14,984,000, respectively, of deferred compensation was included in other liabilities.

The amounts charged to income for the plans described above were $5,660,000 in 1994, $4,443,000 in 1993 and $5,491,000 in 1992.

The Company has a voluntary employee benefit trust for the purpose of funding employee medical benefits and certain other employee benefits. At July 31, 1994 and 1993, $4,145,000 and $4,543,000, respectively, of payments to the trust to fund such benefits were included in prepaid expenses and other current assets.

5.    LONG-TERM DEBT

Industrial Development Revenue Bonds and the covering mortgage and loan agreements require, among other provisions, that the Company maintain minimum net working capital of $8,000,000 and a defined net worth of $16,000,000. The bonds are collateralized by first mortgages on certain property with a net carrying amount of approximately $11,400,000 at July 31, 1994. The Company's Industrial Development Revenue Bonds approximate fair value.

Maturities on long-term debt are as follows:
	Fiscal Year Ending July 31,
	(Dollars in thousands)
	1995         $     405
	1996               334
	1997               316
	1998               149
	1999                56
	Thereafter       1,000

6.      STOCKHOLDERS' INVESTMENT

Information as to the Company's capital stock at July 31, 1994 is as follows:
                                    			       Shares
                                    Authorized      Outstanding     Amount
                                          	(Dollars in thousands)
Preferred Stock, $.01 par value      5,000,000            0

	Cumulative Preferred Stock,
	  $100 par value:
	    6% Cumulative                       5,000        3,984         $   399
	    1972 Series                        10,000        2,600             260
	    1979 Series                        30,000       21,963           2,196

                                                               					$ 2,855
	Common Stock, $.01 par value:
	  Class A Nonvoting                10,000,000    5,476,812         $    54
	  Class B Voting                   10,000,000    1,769,314              18

                                                                				$    72

Each share of $100 par value Cumulative Preferred Stock is entitled to receive cumulative cash dividends and may be redeemed, under certain circumstances, by the Company at par value plus accrued dividends plus a premium of 6% of the par value. Such shares, which are held by the initial holder thereof, are subject to redemption only if the holder consents thereto.

Before any dividend may be paid on the Class B Common Stock, holders of the Class A Common Stock are entitled to receive an annual, noncumulative cash dividend of $.10 per share. Thereafter, any further dividend in that fiscal year must be paid on each share of Class A Common Stock and Class B Common Stock on an equal basis.


Holders of the Class A Common Stock are not entitled to any vote on corporate matters, unless, in each of the three preceding fiscal years, the $.10 preferential dividend described above has not been paid in full. Holders of the Class A Common Stock are entitled to one vote per share for the entire fiscal year immediately following the third consecutive fiscal year in which the preferential dividend is not paid in full. Holders of Class B Common Stock are entitled to one vote per share for the election of directors and for all other purposes.

Upon liquidation, dissolution or winding up of the Company, and after distribution of any amounts due to holders of Cumulative Preferred Stock, holders of the Class A Common Stock are entitled to receive the sum of $5.00 per share before any payment or distribution to holders of the Class B Common Stock. Thereafter, holders of the Class B Common Stock are entitled to receive a payment or distribution of $5.00 per share. Thereafter, holders of the Class A Common Stock and Class B Common Stock share equally in all payments or distributions upon liquidation, dissolution or winding up of the Company.

The preferences in dividends and liquidation rights of the Class A Common Stock over the Class B Common Stock will terminate at any time that the voting rights of Class A Common Stock and Class B Common Stock become equal.

The Company has a Nonqualified Stock Option Plan (the Plan) under which 500,000 shares of Class A Nonvoting Common Stock were made available for grant.
Options are issued at an option price equal to the market price at the grant date. Options granted prior to 1992 become exercisable once the employees have been continuously employed for six months after the grant date. Generally options granted in 1992 and thereafter will not be exercisable until one year after the date of grant, to the extent of one-third per year.

Transactions with respect to the Plan are summarized as follows:
                                          Option              Options
                                           Price            Outstanding
Balance, August 1, 1991               $20.50 - $28.125        113,900

	Options granted                       29.8125                 43,750
	Options exercised                     20.50 -  28.125        (15,100)

	Balance, July 31, 1992                20.50 -  29.8125       142,550

	Options granted                       37.125                  40,750
	Options exercised                     20.50 -  29.8125       (26,000)
	Options cancelled                     20.50 -  29.8125        (7,500)

	Balance, July 31, 1993                20.50 -  37.125        149,800

	Options granted                       36.50 -  43.00          78,400
	Options exercised                     20.50 -  37.125        (39,650)
	Options cancelled                     28.125 - 37.125         (9,750)

	Balance, July 31, 1994
  (93,733 options exercisable)         20.50 -  43.00         178,800

	Available for grant after July 31, 1994                      225,350

8.      NET INCOME PER COMMON SHARE

Net income per common share is computed by dividing net income (after deducting the applicable Preferred Stock dividends and preferential Class A Common Stock dividends) by the weighted average Common Shares outstanding of 7,226,038 for 1994; 7,194,545 for 1993 and 7,176,169 for 1992. The preferential dividend on the Class A Common Stock of $.10 per share has been added to the net income per Class A Common Share for all years presented.

9.      COMMITMENTS

The Company has entered into various noncancellable operating lease agreements.
Rental expense charged to operations was $2,788,000 in 1994; $2,871,000 in 1993 and $2,217,000 in 1992. Future minimum lease payments required under such leases in effect at July 31, 1994, are as follows (by fiscal year):

	1995           $2,086,000
	1996            1,832,000
	1997            1,444,000
	1998              599,000
	1999              459,000
	Thereafter      1,767,000