Form 10-K, Exhibit 13
period 1995-07-31
BRADY W H CO
filed 1995-10-13
CIK 746598

W.H. BRADY CO.
1995 ANNUAL REPORT

[PHOTO]

Teamwork for Global Success

Doing More Where We Are
New Products New Markets
Global Expansion

           [BRADY LOGO]

W.H. BRADY CO.
FISCAL 1995 ANNUAL REPORT
TO SHAREHOLDERS:
TEAMWORK FOR GLOBAL SUCCESS

[PHOTO]

The cover of our annual report depicts our commitment to reaching the world with W.H. Brady Co. products. But, more importantly, it illustrates how we will make it happen. At Brady, we'll make it happen together--as a team--as 2,000 worldwide employees bring their skills and creativity to their jobs each day.

In the pages that follow you will see how teamwork has enabled Brady to become a more dominant global competitor. You will see a very successful fiscal 1995, with sales and net income reaching record levels. You will see a company creating value worldwide. You will see a steadfast commitment to premier products, superior service and rapid response.

Most of all, you will see a world-class manufacturer of industrial identification products and coated materials embracing teamwork. Teamwork for global success!

TABLE OF CONTENTS
Financial Highlights                                      1
Letter to Shareholders                                    2
Teamwork for Global Success                               6
Financial Review, 1995                                   17
Corporate Data                                           35
Shareholder Services                                     36

Graph: 1995 SALES BY GEOGRAPHIC AREA
(in $ thousands)

    Europe       88,723
    USA         185,123
    Other        40,516

[PHOTO]

Corporate Profile

W.H. Brady Co. develops, manufactures and markets industrial identification products and coated materials. Headquartered in Milwaukee, Wisconsin, the 81-year-old company has operations worldwide. Driving Brady is its focus on quality, innovation and performance in all it does. Using total-quality-assurance methods, extensive research and development resources and people committed to doing their best and improving their best, Brady is a leader in its markets.

Identification Systems and Specialty Tapes Group:

BRADY PRECISION TAPE CO. develops and manufactures precision die-cut and slit tapes for data storage, semi-conductor, audio/video and other industries.

COATED PRODUCTS DIVISION develops and manufactures specialized adhesive and topcoated materials for graphics, medical, industrial and other markets.

INDUSTRIAL PRODUCTS DIVISION develops and manufactures high-performance industrial identification products including wire markers, automatic data-collection and management systems and industrial printing systems.

Signmark(R) Group:

SIGNMARK develops and manufactures safety and facility identification products, including signs, regulatory labeling and reporting systems, pipe markers, lockout /tagout devices and portable printing systems.

Seton Group:

THE SETON COMPANIES are global direct marketers of a wide range of custom-manufactured and standard identification and safety-related products.

[PHOTO]

Service Operations:

BRADY SERVICE CO. provides accounting, benefits, communication, information systems, training and other services to W.H. Brady Co. operations.

BRADY FINANCIAL CO. provides treasury, insurance, credit, collection and other services to W.H. Brady Co. operations.

               -  BRADY LOCATION
               -  SETON LOCATION

Locations

 AUSTRALIA
-W.H. Brady Pty. Ltd.
 2 Pat Devlin Close
 Chipping Norton, NSW 2170
 Australia

-Seton Australia Pty. Ltd.
 2 Pat Devlin Close
 Chipping Norton, NSW 2170
 Australia

 BELGIUM
-W.H. Brady, N.V.
 Industriepark Lindestraat 20
 B9240 Zele, Belgium

 CANADA
-W.H. Brady, Inc.
 10 Marmac Drive
 Rexdale, Ontario M9W 1E6
 Canada

-Seton, Inc.
 150 Steelcase Road, West
 Markham, Ontario L3R 3J9
 Canada

 ENGLAND
-W.H. Brady Co. Ltd.
 Wildmere Industrial Estate
 Banbury, Oxfordshire, OX16 7JU
 England

-Seton Limited
 Canada Close
 Banbury, Oxon OX16 7RT
 England

 FRANCE
-W.H. Brady S.A.R.L.
 2, Place Marcel Rebuffat
 BP 362 Parc de Villejust
 F-91959 Les Ulis Cedex
 France

-Seton S.A.
 113, Rue Horace Vernet BP 181
 59054 Roubaix, France

 GERMANY
-W.H. Brady GmbH
 Odenwaldstrasse 71
 63322 Rodermark, Germany

-Seton GmbH
 Otto-Hahn-Str. 5-7
 63222 Langen, Germany

 HONG KONG
-W.H. Brady Co.
 Sales Office
 Room 702, 7/F
 Bank of Communications Bldg.
 No. 563 Nathan Road
 Kowloon, Hong Kong

 ITALY
-W.H. Brady, N.V.
 Sales Office
 Via Lazzaroni 7
 21047 Saronno VA
 Italy

-Seton Italia Srl
 Via Lazzaroni 7
 21047 Saronno VA
 Italy

 JAPAN
-Nippon Brady K.K.
 Sumitomo Fudosan Shin
 Yokohama Bldg. 8F
 2-5-5 Shin Yokohama
 Kohoku-ku, Yokohama
 Kanagawa 222, Japan

 NEW ZEALAND
-W.H. Brady Pty. Ltd.
 Sales Office
 P.O. Box 100868
 North Shore Mail Centre
 Auckland, New Zealand

 SINGAPORE
-W.H. Brady Pte Ltd.
 55 Ayer Rajah Crescent #03-25
 Ayer Rajah Industrial Estate
 Singapore 139949

 SOUTH KOREA
-W.H. Brady Co.
 Sales Office
 Hanaro B/D 609
 194-4 Insadong
 Jongro-Ku
 Seoul, South Korea

 SWEDEN
-Brady AB
 Karins Vag 5
 194 54 Upplands Vasby
 Sweden

 UNITED STATES
-W.H. Brady Co. Headquarters
 6555 W. Good Hope Road
 P.O. Box 571
 Milwaukee, WI 53201-0571

 Brady USA, Inc.
 2221 W. Camden Road
 Glendale, WI 53209

 2230 W. Florist Avenue
 Glendale, WI 53209

 3328 W. Cameron Avenue
 Milwaukee, WI 53209

 Brady Financial Co.
 5150 N. Port Washington Road
 Glendale, WI 53217

 Brady Precision Tape Co.
 N144 W5690 Pioneer Road
 Cedarburg, WI 53012

-Seton
 20 Thompson Road
 Branford, CT 06405

[ISO LOGO]

W.H. Brady Co. operations in the United Kingdom and Belgium along with the Signmark(R) Division, Industrial Products Division, Coated Products Division and Brady Precision Tape Co. in the United States are registered to the International Organization for Standardization 9000 series standards. Other operations are expected to be registered in the future.

Financial Highlights
W.H. Brady Co. and Subsidiaries

                                                                                    Percent
                                                                                    Increase
(Dollars in Thousands, Except Per Share Amounts)    1995            1994           (Decrease)
----------------------------------------------------------------------------------------------
NET SALES                                           $314,362        $255,841         22.9
INCOME BEFORE INCOME TAXES                          $ 44,639        $ 29,902         49.3
    Pre-tax profit margin                              14.2%           11.7%
NET INCOME                                          $ 27,911        $ 18,540         50.5
    After-tax profit margin                             8.9%            7.2%
    Return on average stockholders' investment         17.7%           13.6%
NET INCOME PER COMMON SHARE
    Class A Nonvoting                               $   3.83        $   2.55
    Class B Voting                                  $   3.73        $   2.45
WORKING CAPITAL                                     $129,938        $100,023         29.9
STOCKHOLDERS' INVESTMENT                            $170,823        $145,129         17.7
RESEARCH AND DEVELOPMENT                            $ 10,426        $ 10,318          1.1
CAPITAL EXPENDITURES                                $  8,114        $  6,466         25.5
DEPRECIATION AND AMORTIZATION                       $  9,159        $  9,435         (2.9)
----------------------------------------------------------------------------------------------

Charts:


NET SALES
(in $ millions)
1991           $211
1992            236
1993            243
1994            256
1995            315

INTERNATIONAL SALES
as percent of total sales
1991             29%
1992             30
1993             32
1994             37
1995             41

STOCKHOLDERS' INVESTMENT
(in $ millions)
1991           $115
1992            120
1993            128
1994            145
1995            171

NET INCOME
(in $ millions)
1991           $ 15
1992              5
1993             17
1994             19
1995             28

*Net income in 1992 was affected by $8.8 million in one time accounting charges.


                      W.H. BRADY CO. 1995 Annual Report 1

Letter to Shareholders

Fiscal 1995 was a terrific year for W.H. Brady Co. Net income rose 50.5 percent on sales growth of 22.9 percent for the year. We introduced profitable new products, launched new operations internationally and created significant value for our shareholders. And, as you will see in the pages that follow, we did it as a team--a team fully committed to managing your investment and building your Company.

FINANCIAL HIGHLIGHTS

Our sales for the year ending July 31, 1995, were $314,362,000, up 22.9 percent from last year's sales of $255,841,000.

And profitability was even better. Net income in fiscal 1995 was $27,911,000 or $3.83 per share, up 50.5 percent over last year's net income of $18,540,000 or $2.55 per share.

Sales for the fourth quarter ending July 31, 1995, were $83,145,000, up 25.6 percent from $66,209,000 in sales during the fourth quarter of fiscal 1994.

Net income for the fourth quarter was $7,334,000 or $1.00 per share, up 48.6 percent from net income of $4,936,000 or $0.67 per share during the same period last year.

Our success resulted from employee efforts in doing more where we are, introducing new products and entering new markets around the world.

Our Automatic Identification and Data Collection Team, which we formed in fiscal 1994, performed beyond expectations, proving successful in serving companies worldwide with tools for improving efficiency, ensuring quality and implementing just-in-time environments. The group provides software; labels; printing, data-collection and label-application systems; systems integration; and project management services.

New products, introduced within the last five years, brought in significant sales for us in fiscal 1995. These products include the I.D. Pro(TM) Wire Marker Printer; thermal-transfer-printable labels and ribbons; lockout/tagout devices; aluminum and plastic signs; Ultrathin(TM) Labels for PCMCIA cards; leadframe tape for use in semiconductors; and various other tapes, labels and printing systems.

Seton-Australia was launched this year and performed well beyond our expectations in both response rate from mailings and in average order value. And Seton-Italy is off to a good start as well.

In fiscal 1995, W.H. Brady Co. accomplished a great deal. Here are just some of the highlights:

Seton begins marketing in Australia 9/94

Industrial Products Division introduces Labelmark(TM) Software 10/94

Seton-France begins marketing to the Netherlands 10/94

Brady-Canada sells label applicator for Ultrathin(TM) Labels 11/94

Signmark Division introduces plastic and aluminum signs 11/94

Seton achieves 24-hour shipping goal 11/94

Brady Precision Tape Co. sells a record 174 million adhesive rings in a month 11/94



                     W.H. BRADY CO. 1995 Annual Report 2

Letter from Shareholders cont.

[PHOTO]

Caption: The W.H. Brady Co. executive team (from left): Identification Systems and Specialty Tapes Group Vice President Dave Schroeder, Vice President of Research and Development Mary Arnold, Senior Vice President and Chief Financial Officer Don DeLuca, Signmark(R) Group Vice President Dave Hawke, President and CEO Katherine Hudson, Seton Group Vice President Richard Fisk and (seated) Vice President of Human Resources Jim Sweet.

Our performance in 1995 was strengthened by favorable exchange rates on foreign currency. But even without this we are seeing international sales as an ever-growing part of Brady's business. There is tremendous potential for us globally.

Our net income increase of more than 50 percent in 1995 was due in large part to the efforts of employees to control costs and improve efficiencies. Operating expenses declined as a percentage of sales. While increasing sales
22.9 percent, we reduced inventory by more than 2.7 percent. And we decreased our total investment in property, plant and equipment by 9 percent while making significant investments in equipment, facility expansions and information systems for improved production and customer service.

Also this year, we had $2 million in pretax income representing the gain on the divestiture of Brady Medical Products Co., the Nameplate Division and two of our Milwaukee-area facilities.

A YEAR OF ACHIEVEMENT, RECOGNITION AND REORGANIZATION

There were many highlights in fiscal 1995 for us (see timeline below). Our operation in Singapore expanded its operations to include custom label manufacturing in addition to production of semiconductor carrier and cover tape. Seton began a separate catalog to market more effectively to healthcare agencies. We won several honors, including being named Wisconsin Manufacturer of the Year and a Grainger CFQ1 Supplier.

In February 1995, divisions and international subsidiaries were realigned into three global groups, each headed by a newly appointed group vice president. The groups are the Signmark(R) Group, the Seton Group and the Identification Systems and Specialty Tapes Group. The reorganization is enhancing teamwork and spurring global thinking by all employees as it brings together multiple units into three distinct global groups.

Signmark Division markets LeakTracker(TM)

Emission-Detection and Reporting System 11/94

Brady-Belgium begins cellular manufacturing 1/95

Brady introduces tape products for hard disk drives 1/95

Brady-Sweden moves to a larger facility 1/95

Brady sells woundcare division to B. Braun Medical Inc. 1/95

Seton-UK expands facility, nearly doubling its size 1/95

Singapore begins producing labels for custom orders 2/95

Brady becomes Wisconsin Manufacturer of the Year--large company category 2/95

                      W.H. BRADY CO. 1995 Annual Report 3

Letter to Shareholders cont.

[PHOTO]

Caption: The LeakTracker(TM) system helps petrochemical companies comply with EPA emission-reporting requirements.

Cross-group teamwork is increasing too, with groups teaming up to enter new geographies quickly and efficiently. Several significant projects are underway as a result of the reorganization and improved communication and teamwork.

GOING FOR IT

While 1995 was an outstanding year for the Brady team, we are more excited about the future.

We believe that we have only scratched the surface in many of the countries in which we operate. We'll be doing more where we are by increasing sales and marketing efforts in 1996. This will include adding additional salespeople at our current locations worldwide and capitalizing on technological advances to expand and accelerate global marketing efforts. A seamless customer service team is further integrating our systems to improve turnaround and the ease of doing business with Brady.

During fiscal 1995 we introduced many new products which we expect to help drive sales growth in the years ahead. These include adhesive products for hard disk drives; laser-printable signs; the LeakTracker(TM) Emission Detection System and radio-frequency


       FIVE YEAR CUMULATIVE TOTAL RETURN*
       W.H. Brady Co. vs. Published Indices in $


                                   W.H. Brady Co.     NASDAQ      S&P 500
                                   --------------     ------      -------
1991                                  $150             $118        $113
1992                                   138              139         127
1993                                   137              169         138
1994                                   188              174         145
1995                                   281              243         183

*$100 invested on July 31, 1990, in stock or index with reinvestment of dividends.


Brady reorganizes into Seton, Signmark and Identification Systems and Specialty Tapes groups 2/95

Brady purchases a 10-percent share in Fugitive Emissions Control, Inc., the maker of LeakTracker(TM) system 3/95

Brady sells corporate headquarters facility in Glendale, Wis., to Emjay Corp.
3/95

Brady sells Nameplate Division to Fred B. Johnston Co. 3/95

Seton-Germany begins marketing into Switzerland and Austria 3/95

Coated Products Division produces electrostatic-printable Excelar(TM) graphics 3/95

Brady- and Seton-Canada merge 4/95

Seton begins marketing in Italy 4/95

                     W.H. BRADY CO. 1995 Annual Report 4

[PHOTO]

Caption: KATHERINE M. HUDSON, President and Chief Executive Officer

tags; a universal ball-valve lockout/tagout device; the Excelar(TM) EDIS (Electrostatic Digital Imaging System) Graphic System for high-performance outdoor graphics; high-temperature labels for circuit boards; the Ultrathin(TM) Label Applicator; and a system for use in customers' manufacturing lines that both prints and applies labels. Through coordinated global research and development efforts, we expect to be introducing many more new products in the future.

In fiscal 1996 we will be actively pursuing acquisitions that will leverage our core competencies and bring us opportunities for value-enhancing growth. And we have employee teams working on many global expansion projects. Latin America, Brazil, South Korea, Spain, China and India are just some of the areas we are targeting for the future.

TEAMWORK FOR GLOBAL SUCCESS

We had a great year in fiscal 1995 resulting from the teamwork and talent of Brady employees worldwide. Read on to learn about several of the team successes in fiscal 1995.

As we continue to strive for value-enhancing growth in fiscal 1996 and beyond, W.H. Brady Co. will be doing more where we are, developing new products, entering new markets and geographies, and seeking potential acquisitions and joint ventures. And we'll do it the same way we did it this year--as a team. A team committed to global success.

/s/ KATHERINE M. HUDSON
KATHERINE M. HUDSON
President and Chief Executive Officer
October 1995

Brady-UK expands facility,  more than doubling its size 5/95

Nippon Brady introduces Japanese CodeSoft(TM) Software 5/95

Italian operations move into larger facility 5/95

Signmark Division is named 1994 Grainger CFQ1 Supplier 5/95

Seton begins marketing through the Internet 6/95

Brady-Belgium begins expansion project 7/95

W.H. Brady Co. has a record year

1996 -->
                     W.H. BRADY CO. 1995 Annual Report 5

Our strategies for value-enhancing growth include doing more where we are, introducing new products and expanding globally. By working together across functional, divisional and geographic lines, our 2,000 employees are capitalizing on opportunities worldwide.

DOING MORE

Today it isn't enough to merely meet your customers' expectations--you must exceed them, daily! Quality is a given and partnerships are as important as products.

But a partnership is much more than a "supplier-customer relationship." It's a call to commitment--a commitment to help your partner become a more complete global competitor by providing nothing less than premier products, personal service and on-time delivery.

PARTNERING FOR SUCCESS

W.H. Brady Co. and W.W. Grainger, Inc. redefine partnership.

It is that kind of focus that has led the Signmark(R) Division of W.H. Brady Co. to earn accolades from Grainger and other distributors.

In fiscal 1995, Signmark was named one of Grainger's CFQ1 (Customer-Focused Quality 1) Suppliers for outstanding performance in product quality, sales, shipping performance and invoicing accuracy. Grainger is a leading U.S. distributor of maintenance, repair and operating supplies and related information to commercial, industrial, contractor and institutional customers.

"We're pleased to honor W.H. Brady Co. as a Grainger CFQ1 Supplier for outstanding performance in 1994 and the willingness to go the extra mile in helping us deliver solutions that meet or exceed our customers' expectations," said John Slayton, Grainger senior vice president-product management.

[PHOTO]

Caption: Stephen Allen and Karen Langer pick and ship products to Grainger locations. Grainger sells a broad range of products, including Brady signs, pipe markers, labels and portable printing systems. Brady meets or exceeds the expectations of customers by focusing on quality and service.

                     W.H. BRADY CO. 1995 Annual Report 6

WHERE WE ARE

Grainger selects suppliers for this distinguished award based on a formal supplier-evaluation process. Here is how Signmark came through in 1994:

 . Signmark sales through Grainger increased more than 30 percent.
 . Signmark achieved 98.1 percent shipping accuracy.
 . Signmark achieved 99.5 percent invoicing accuracy.
 . Signmark delivered 95 percent of all Grainger orders on time (2 percent were shipped early and 3 percent were shipped late).

While the award was a significant achievement, things have only just begun for the Signmark team. It will now be working as a strategic supplier to Grainger.

Grainger has defined three types of supplier partners--"traditional," "alliance" and "strategic." A traditional supplier does most of its business with Grainger via phone or mail and supplies a limited product line. The alliance supplier (Signmark's previous category) does a significant amount of business with Grainger, yet Grainger carries only a portion of the supplier's product line.

"The strategic supplier has its entire product offering carried on Grainger's system, complete with Grainger part numbers and pricing," said Julie Malek, Signmark business development manager. "Beginning in the fall of 1995, Grainger will list all of our 20,000 stock products on its system. So when a customer wants any of them, Grainger can simply place the order with Signmark and have the product shipped in less than 24 hours. The setup will make it easier for Grainger and its customers to order products from Signmark--something which has positive benefits for all of us."

[PHOTO]

Caption: Brady's Labelizer(R) Plus Industrial Labeling System enables customers to create their own signs or labels on site using Brady materials.

                     W.H. BRADY CO. 1995 Annual Report 7

Doing More Where We Are

[PHOTO]

Caption: While on tour, Brady's Big Rig stopped at Grainger's branch in Timonium, Maryland. Inside the mobile training center, Grainger employees and customers learned about products such as the I.D. Pro(TM) Wire Marker Printer.

Brady took its show on the road by converting a 48-foot semi truck into a mobile safety lab and product training center. From June to December 1995, Brady sales representatives toured with the mobile lab and demonstrated new Brady printing systems, lockout/tagout devices, pipe markers and signs to more than 100 distributor and customer locations throughout the United States.

"BIG RIG" SHOWCASES BRADY PRODUCTS

The outside of the "Big Rig" features brilliant, full-color fleet graphics using Brady's new Excelar(TM) EDIS Graphics System, a graffiti-proof, ultraviolet-light-resistant coated material. Inside the trailer are a variety of safety and identification products.

The "Big Rig" enables distributors and customers alike to get hands-on experience with the latest in safety and identification products. It's just one more way we are "doing more where we are."

W.H. Brady Co. is a vertically integrated company, with coated materials produced by one division being converted into labels, tapes or other die-cut products at other divisions. This enables the Company to have the experts in-house to develop and manufacture products of the highest quality and performance levels and also to continuously improve operating efficiencies.

JUST-IN-TIME EFFORTS FOCUS ON ADDING VALUE

In fact, a Brady Interdivisional Just In Time (IDJIT) Team was formed in March 1995 specifically to eliminate non-value-added activity between the divisions. The team, using just-in-time concepts, is focused on reducing interdivisional inventory while providing high-quality service and products.

"Inventory creates waste because it covers up problems, takes up space, ties up money and requires effort to manage," said Mike Stommel, Coated Products Division manufacturing manager.

The IDJIT Team has found several ways to reduce cycle time and inventory, such as eliminating duplicate testing procedures, reducing test cycles to 24 hours and streamlining its interdivisional order system. The work completed by the IDJIT Team has reduced Milwaukee inventory on the top 10 "A" item products (products most frequently ordered) by more than $600,000 in just four months.

"The real success is the interdivisional cooperation and teamwork," Stommel said. "As we develop new relationships, trust and the ability to work with one another, we will create other opportunities as well."

                     W.H. BRADY CO. 1995 Annual Report 8

As competitive efforts grow more fierce and the economy becomes more global, it's more important than ever to take customer service to the next level. That is why Brady-Belgium launched initiatives in rapid response, cellular manufacturing and Just In Time.

BRADY-BELGIUM TAKES CUSTOMER SERVICE TO THE NEXT LEVEL

Brady-Belgium takes customer service to new heights with cellular manufacturing and rapid response.

"Our 'rapid response' effort is simply an initiative to achieve good, fast customer service in every way possible," said Brigitte De Decker, Brady-Belgium customer service manager. "And excellent service is one of the most crucial elements of long-term business success!"

One of the ways Brady-Belgium is improving service is through cellular manufacturing, something which proved effective at Brady's U.S. operations. Cellular manufacturing organizes employee groups or "cells" into independent manufacturing units. Each cell is empowered to manage a specific product line, a line in which it becomes an expert. The cell orders raw materials; schedules, performs and improves production; ensures product quality; and manages inventory.

Brady-Belgium implemented its first manufacturing cell, the Pressure-Sensitive-Adhesive (PSA) Safety Sign Cell, in January 1995, and additional cells in the months that followed. The PSA cell worked diligently to enhance service by improving turnaround time on stock orders and reducing lead time on custom orders. Other departments pitched in to help, such as Belgium's Information Systems Department which upgraded and linked computer systems to enable interchange of data such as artwork and orders.

The PSA cell has already achieved outstanding results, reducing lead time on custom orders from two weeks to two days! And stock orders are now processed and shipped in 24 hours.

"Cellular manufacturing is very important to the rapid response effort," said Pascal Catteeuw, rapid response coach. "Customer service representatives must be able to rely on the lead times and quality that cells promise."

Since implementing cellular manufacturing, the PSA Safety Sign Cell has not only significantly reduced lead times, but also has reduced throughput time and scrap, adding value not only to customers but also to Brady's shareholders.

[PHOTO]

Caption: Brady uses manufacturing cells or teams to ensure manufacturing efficiency and continuous improvement. The Pressure-Sensitive-Adhesive Safety Sign Cell, which includes Alain Van De Weghe, Sofie Van Kerckhove, Robby Gyssens and Steve De Decker, processes and ships stock orders in 24 hours. And it fulfills custom orders in two days. Other cells are getting involved, too, to effect similar results.

In keeping with its vision to be easy and enjoyable to conduct business with, Seton, the direct-marketing arm of W.H. Brady Co., went live on the Internet in June 1995.

CONNECTING WITH THE CUSTOMER

The World Wide Web is a user-to-user graphical interface which operates within the Internet network of networks. Seton was one of the first in its industry to design and construct a Web site for its catalog pages.

The Seton site features more than 5,000 identification and safety products. It enables customers to quickly learn about Seton products, services and related topics. In fiscal 1996, customers will also be able to order through the Internet site.

Through a team effort, Seton-Canada, Seton-United Kingdom and other Seton operations will be added to the Internet in fiscal 1996. The Seton address on the Web is http://www.seton.com. And http://www.whbrady.com is W.H. Brady Co.'s Internet site, containing general information about the Company.


                     W.H. BRADY CO. 1995 Annual Report 9

New products are the lifeblood of W.H. Brady Co. In 1995, we positioned the Company for future growth by capturing new markets with innovative new products such as high-performance tapes for hard disk drives.

NEW PRODUCTS

Since the Company's inception in 1914, W.H. Brady has embraced a simple precept. Destiny is not a matter of chance, it's a matter of choice. So, for the last 81 years Brady has chosen to control its destiny by launching new products and initiatives in both its core markets and fertile new markets. And 1995 was no exception.

BREAKING NEW GROUND

GLOBAL TEAMWORK HELPS BRADY BREAK INTO THE HARD-DISK-DRIVE MARKET.

This year a worldwide Brady team broke new ground by supplying components to the hard-disk-drive market. And, as in former endeavors, the Company began by thinking big! Brady entered the market in Singapore, the world leader in hard-disk-drive manufacturing.

When the Singapore subsidiary of California-based Connor Peripherals needed high-performance tapes to permanently seal the seam between the top and bottom halves of its hard disk drives, Brady answered the call.

Jeffrey Hoe, Brady's sales manager in Singapore, put together an international team of Brady employees--including employees of Brady Precision Tape Co., Coated Products Division and the Tobey Research and Innovation Center in Milwaukee, Wisconsin. The project team of chemists, product and business development managers and a chief engineer developed a strategic approach and went to work.

While some team members procured an aluminum tape seal and poly-ester material for the liner, engineering and manufacturing employees designed the manufacturing process to precisely die cut the products to Connor's unique specifications.

[PHOTO]

Caption: Gary Wirth, chief engineer; Michael Savagian, new product development manager; Malcolm Hoth, senior development chemist; and Rick Stoegbauer, business development manager, were the core team in the United States who answered the call from Jeffrey Hoe in Singapore to develop precision tape products for hard disk drives.


                     W.H. BRADY CO. 1995 Annual Report 10

NEW MARKETS

Meanwhile, Brady chemists broke new ground of their own, developing a liner without silicone in its release coating (silicone can contaminate the magnetic media in the hard disk drive).

"Other products on the market use silicone," Hoe explained. "Our proprietary silicone-free release system for pressure-sensitive hard-disk-drive parts is a major breakthrough."

But this Brady team didn't stop there. They have also developed several other precision die-cut products for the market, including a filter cover, a track-write seal and a clock-write seal, which seal openings in the disk-drive casing. What's more, this team collaborated to develop a printed-circuit-board insulator to reduce noise and it is currently developing a new Brady adhesive and other precision die-cut products.

[PHOTO]

Caption:  Jeffrey Hoe

"Quick response, technical competency and teamwork are crucial in this fast-paced, high-tech industry," said Rick Stoegbauer, business development manager. "Through global teamwork, Brady broke new ground in this new market."

[PHOTO]

Caption: Brady products developed for the hard-disk-drive market include an aluminum tape which seals together the top and bottom halves of a hard disk drive; a filter cover; and a printed-circuit-board insulator, shown at left.


                     W.H. BRADY CO. 1995 Annual Report 11

New Products New Markets

[PHOTO]

Caption: The core team that came up with a new solution for labeling printed circuit boards includes Mark Schlagenhaft, business development manager (left); Vicki Heideman, development engineer; Bill Hammann, senior process engineer; Wayne Kelley, senior development chemist; and Dennis Polinski, product manager.

Where do you find high-quality circuit-board labels that will withstand heat up to 300 degrees Celsius, molten solder and harsh chemical environments? That's the question the printed-wiring-assembly industry, manufacturers of more than four billion circuit boards per year, was asking. Fortunately, Brady had an answer.

NEW BRADY CIRCUIT-BOARD LABELS BEAT THE HEAT...AND THE COMPETITION

"A Brady team of chemists, engineers and marketing professionals began answering that question in March 1994 by looking at why other label materials were failing," said Wayne Kelley, senior development chemist. "Then we worked on formulating a new topcoat and adhesive for the heat- and chemical-resistant polyimide material currently in use."

This team effort resulted in the development of a high-quality printed label (the Brady XB457 label) especially for circuit-board manufacturing. It's a label that stands up to high temperatures and chemical fluxes through superior print durability, color stability and also shrink-resistance. Later the team developed a low-cost, less heat-resistant label requested for the European market and it introduced a new thermal-transfer ribbon material for imprinting both label varieties.

"The key to the successful product launch of these two labels in June 1995 was excellent communication within the project team, among Brady's support staff and with our customers," said Dave Dreifus, research and development director for the Identification Systems and Specialty Tapes Group. "Team visits to customers' locations in Texas, Colorado, Maryland, Singapore and Europe to test the labels on their equipment ensured swift product development and effective solutions to each customer's needs."

Today, Brady is not only beating the heat with these new high-performance circuit-board labels, we're beating the competition.

When Brady's Industrial Products Division prelaunched its I.D. Pro(TM) Wire Marker Printer to distributors in March 1994, it couldn't anticipate it would be so successful--so soon! It couldn't anticipate the high demand or the supplier delays in key component manufacturing and assembly.

STICKING TOGETHER

BRADY'S INDUSTRIAL PRODUCTS DIVISION STICKS TOGETHER TO DELIVER I.D. PRO(TM) PRINTERS.

A special team of marketing and engineering employees worked with suppliers for five months--training, establishing component specifications to get production to meet quality requirements and demand, and procuring key components through multiple sources. A team of inspectors was also assembled to ensure the highest product quality.

In November 1994, Industrial Products Division began shipping I.D. Pro printers in quantity to customers. And, in June 1995, the team initiated a full-scale product launch, highlighting the product's computerization, portability, capability to use multiple label materials, and other key features.



                     W.H. BRADY CO. 1995 Annual Report 12

New Products New Markets

[PHOTO]

Caption: A specialized Seton catalog to market safety, identification and other products to the healthcare industry was the result of a team effort by Heidi Matteo, marketing programs manager (left); Christopher Karam, graphic designer; Deborah Scirpo, Art Department production assistant; Dave Giroux, special markets manager; Edward Fletcher, senior graphic designer, and several other employees. The specialized catalog enables Seton to market to healthcare organizations more effectively.

[PHOTO]

Caption: The 1994 prelaunch of the versatile and affordable I.D. Pro(TM) Wire Marker Printer brought about an overwhelming customer response. The team getting production and shipping of the printer to meet the demand included (back row, from left) Robert Behlmer, senior project engineer; Bob Quinn, mechanical research and development manager; Brent Bandholz, product engineer; Charles Phelan, then purchasing manager; and (front row) Charlie Check, marketing manager; and Robert Stout Jr., project engineer.

"We stuck together when things got tough," said Charlie Check, marketing manager for the product. "By sticking together we solved problems and scaled up production to deliver this high-quality product."

Healthcare. It's one of the most explosive growth industries today! To capture new opportunities and continue to posture the Company for the future, Seton has developed a product catalog targeted to the special needs of the healthcare market.

CAPTURING NEW OPPORTUNITIES

SETON CREATES CATALOG TARGETING HEALTHCARE INDUSTRY.

Today Seton is going beyond the hospital parking lot into the heart of healthcare facilities. It is expanding its offerings from traffic and safety signs, OSHA signs, pipe markers and Setonguard(R) property-identification labels to include products related to patient services.

A Seton team developed and mailed an 80-page catalog in February 1995 featuring products most often purchased by healthcare organizations. The first 60 pages feature standard labels, tapes and signs repositioned from Seton's full-line catalog, while the remaining 20 pages feature new products targeted to healthcare safety. These products include biohazardous-waste identification, environmental regulation signs and labels and containers for blood-borne pathogen disposal.

But Seton isn't stopping there. It plans to introduce an updated catalog in the fall of 1995. And to enhance catalog sales, Seton has set up contracts with healthcare group purchasing organizations together covering more that 5,000 healthcare facilities.


                     W.H. BRADY CO. 1995 Annual Report 13

W.H. Brady Co.'s mission is to be the global leader in unique identification solutions. Around the world we mark it, tag it, scan it, lock it, protect it, fasten it and stick to it.

GLOBAL

Seton, W.H. Brady Co.'s direct-marketing business acquired in 1981, has traditionally operated independently. But in August 1994, Seton expanded into Australia and later into Italy by teaming up with Brady operations already there.

SHARING SUCCESS

SETON TEAMS UP WITH BRADY TO EXPAND INTO NEW COUNTRIES.

To launch the Australian operation, a Seton team from Branford, Connecticut, assisted in setting up Seton sales, customer service, marketing, financial and information system functions in a Brady manufacturing facility. Teammates from Brady-Australia and Seton operations in the United Kingdom and France also helped get this new venture off the ground.

"The team brought great expertise to the project due to its global experience," said Deborah Saporito, Seton global business development manager, who spent seven months living in Australia while leading the setup efforts. "We also found we had a lot to share--the facility, accounting, information systems, warehousing functions and even a general manager. Teamwork helped us to enter this market at the lowest cost and highest expertise level."

"Both units are learning from each other," said Bill Gill, general manager of Australian operations. "Together we can become unstoppable in this market."

Seton Australia Pty. Ltd., Chipping Norton, released its first product mailing in September 1994 and a 68-page catalog in February 1995. And the response has been tremendous.

Italy is looking good, too! In October 1994, Seton Italia Srl began operations within an established Brady operation in Milan, Italy. Seton's entry into Italy, the world's fifth largest economy, occurred through a team approach--this one led by Peter Cnudde, director of Signmark Group sales and marketing in Europe, and Greg Burke, catalog manager at Seton-United Kingdom.

Seton's first mailing in Italy was a promotion of Setonguard(R) property-identification labels in April 1995. An Italian catalog featuring safety and facility identification products followed in June.

In May, the Italian operation outgrew its office and moved to a larger, 9,000-square-foot facility in Saronno.

By sharing facilities, information and expertise, Seton and Brady are also sharing something else--success.

[PHOTO]

Caption: The Customer Service Department, including Melinda Gates and Paula Bailey, receives hundreds of inquiries each day about Seton's safety and identification products.

[PHOTO]

Caption: Seton Australia is performing above expectations under the direction of Bill Gill, its general manager, and the continued support of direct-marketing experts from the U.S. and Europe.


                     W.H. BRADY CO. 1995 Annual Report 14

EXPANSION

[PHOTO]

Caption: Seton-Australia is a fine example of Teamwork for Global Success. Leslie Massa, general manager of Seton U.S.; Guy Marhewka, Seton vice president-international; Deborah Saporito, global business development manager; Vincent Prigitano, finance director; and Cathy Allen, senior project analyst, were some of the many individuals that helped launch Seton operations in Australia.

COMING SOON

We are going for value-enhancing growth in the businesses of identification and taping solutions throughout the world. In fact, W.H. Brady Co. teams are currently exploring opportunities in areas such as Latin America, Brazil, South Korea, Spain, China and India.

In May 1994, Seton-France began marketing property-identification products to the Netherlands through promotional mailings, while Seton-Germany began marketing to Austria and Switzerland. Product catalogs were developed and distributed in October 1994 and March 1995 respectively.

REACHING OUR WORLD

SETON SELLS TO NEW MARKETS.

Seton-France continued to penetrate the European Community by beginning marketing efforts in Belgium in September 1995. Catalogs in French and Dutch are part of its strategy.

"We see great opportunities to build on our success by reaching out to these markets," said Seton Group Vice President Richard Fisk. "The key is to customize our product line and our services to meet the specific needs of each customer."

This method of cross-border marketing allows W.H. Brady Co. to gain a presence in smaller markets--a presence the Company will build on in the future.

[PHOTO]


Caption: Seton-Germany markets to companies in Austria and Switzerland as well as in Germany.


                     W.H. BRADY CO. 1995 Annual Report 15

As we grow W.H. Brady Co. by doing more where we are, introducing innovative new products, entering new markets and penetrating geographic areas, we are ever-focused on creating shareholder value.

SHAREHOLDER VALUE ENHANCEMENT

We are maximizing our value for shareholders by leveraging our assets and controlling costs--using our teams, equipment, facilities, systems and other assets to their full potential. For example, in fiscal 1995 we reduced inventory while increasing sales 22.9 percent. We divested divisions and assets which would not create long-term value for the Company. We decreased our total investment in property, plant and equipment by 9 percent while continuing to invest in productive assets, such as additional manufacturing equipment in Singapore and the United States.

The Brady team was very successful in value enhancement in fiscal 1995. As our stock price rose from $47.50 to $71.38 during the year, we created nearly $174 million in value for shareholders.

In fiscal 1996 we will continue to invest in new product development; sales and marketing; systems to improve efficiency and service; geographic expansions; and acquisitions to further improve our long-term value to shareholders.


Graph: Stock Price vs. Book Value


                                                    Stock Price    Book Value
                                                    -----------    ----------
1991                                                   $39.25        $15.66
1992                                                    34.25         16.26
1993                                                    34.75         17.35
1994                                                    47.50         19.61
1995                                                    71.38         23.06


Value-enhancement efforts at Brady are evident in our stock performance.




                     W.H. BRADY CO. 1995 Annual Report 16

FINANCIAL
REVIEW, 1995

Table of Contents
Selected Financial Information                18
Management's Discussion and Analysis of
Results of Operations & Financial Condition   20
Consolidated Balance Sheets                   22
Consolidated Statements of Income             24
Consolidated Statements of
Stockholders' Investment                      25
Consolidated Statements of Cash Flows         26
Notes to Consolidated Financial Statements    27
Independent Auditors' Report                  34
Corporate Data                                35
Shareholder Services                          36



                     W.H. BRADY CO. 1995 Annual Report 17

Selected Financial Information


Years Ended July 31, 1986 through 1995
(Dollars in Thousands, Except Per Share Amounts)                                    1995       1994       1993
                                                                                ----------------------------------
Operating Data
Net sales...........................................................            $314,362   $255,841     $242,970
Operating expenses:
  Cost of products sold.............................................             143,634    118,116      114,301
  Research and development..........................................              10,426     10,318       12,132
  Selling, general and administrative...............................             119,717     97,932       92,449
  Nonrecurring charge (credit)......................................                  --                  (1,236)
                                                                                ----------------------------------
    Total operating expenses........................................             273,777    226,366      217,646
                                                                                ----------------------------------
OPERATING INCOME....................................................              40,585     29,475       25,324
OTHER INCOME AND (EXPENSE):
  Investment and other income - net.................................               4,609        837          559
  Interest expense..................................................                (555)      (410)         (54)
                                                                                ----------------------------------
    Net other income................................................               4,054        427          505
Income before income taxes, extraordinary item and cumulative                   ----------------------------------
effect of changes in accounting principles..........................              44,639     29,902       25,829

INCOME TAXES........................................................              16,728     11,362        8,973
Income before extraordinary item and cumulative effect of                       ----------------------------------
changes in accounting principles....................................              27,911     18,540       16,856
Extraordinary item:                                                             ----------------------------------
  Gain on proceeds of officer's life insurance policies, net........                  --         --           --
                                                                                ----------------------------------
Income before cumulative effect of changes in accounting principles.              27,911     18,540       16,856
CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES FOR:
  Postretirement benefits (net of income taxes of $2,663)...........                  --         --           --
  Income taxes......................................................                  --         --           --
  Catalog costs.....................................................                  --         --           --
                                                                                ----------------------------------
NET INCOME..........................................................            $ 27,911   $ 18,540     $ 16,856
                                                                                ==================================
NET INCOME PER COMMON SHARE:
  Class A Nonvoting.................................................            $   3.83   $   2.55     $   2.33
  Class B Voting....................................................            $   3.73   $   2.45     $   2.23
CASH DIVIDENDS ON:
  Class A Common Stock..............................................            $    .80   $    .68     $    .60
  Class B Common Stock..............................................            $    .70   $    .58     $    .50

Balance Sheet (at period end)
Working capital.....................................................            $129,938   $100,023     $ 77,943
Total assets........................................................             230,005    202,509      179,901
Long-term debt, less current maturities.............................               1,903      1,855        1,978
Stockholders' investment............................................             170,823    145,129      128,068




                     W.H. BRADY CO. 1995 Annual Report 18

    1992      1991        1990        1989        1988        1987        1986
------------------------------------------------------------------------------
$235,965  $211,063    $191,161    $174,174    $153,016   $126,420     $108,364

 110,130    96,797      84,952      75,620      67,302     56,284       49,385
  10,001     9,176       7,355       6,168       5,879      5,383        5,004
  93,931    84,936      76,596      71,292      63,986     50,108       38,019
   6,562        --          --       6,465          --         --           --
------------------------------------------------------------------------------
 220,624   190,909     168,903     159,545     137,167    111,775       92,408
------------------------------------------------------------------------------

  15,341    20,154      22,258      14,629      15,849     14,645       15,956

     239     2,845       4,004       2,380       1,901      2,082        1,764
    (219)     (548)       (646)       (356)       (477)      (348)        (400)
------------------------------------------------------------------------------
      20     2,297       3,358       2,024       1,424      1,734        1,364
------------------------------------------------------------------------------

  15,361    22,451      25,616      16,653      17,273     16,379       17,320

   6,972     7,054      10,606       6,778       6,968      7,535        7,873
------------------------------------------------------------------------------
   8,389    15,397      15,010       9,875      10,305      8,844        9,447

      --        --          --       4,625          --         --           --
------------------------------------------------------------------------------
   8,389    15,397      15,010      14,500      10,305      8,844        9,447

  (3,995)       --          --          --          --         --           --
     661        --          --          --          --         --           --
      --        --          --       1,233          --         --           --
------------------------------------------------------------------------------
$  5,055  $ 15,397    $ 15,010    $ 15,733    $ 10,305   $  8,844     $  9,447
==============================================================================

$    .69  $   2.14    $   2.09    $   2.10    $   1.36   $   1.17     $   1.26
$    .59  $   2.04    $   1.99    $   2.00    $   1.26   $   1.07     $   1.16

$    .56  $    .48    $    .40    $    .28    $    .24   $    .20     $    .10
$    .46  $    .38    $    .30    $    .18    $    .14   $    .10           --

$ 66,093  $ 70,883    $ 67,797    $ 53,056    $ 42,492   $ 44,176     $ 40,701
 173,054   156,812     147,197     129,890     117,201    104,398       94,477
   2,524     1,982       3,298       3,637       3,086      3,851        4,548
 119,771   115,260     103,784      89,443      84,987     76,044       66,791




                     W.H. BRADY CO. 1995 Annual Report 19

Management's Discussion and Analysis of
Results of Operations & Financial Condition

YEAR ENDED JULY 31, 1995, COMPARED TO YEAR END JULY 31, 1994

Sales for fiscal 1995 increased by $58,521,000 or 22.9% over fiscal 1994. Sales of the Company's international subsidiaries increased 36.3%, 24.3% as a result of real growth through continued market penetration in Europe and the Far East and new Seton subsidiaries in Australia and Italy. Translation into U.S. currency resulted in an additional 12.0% increase in international sales due to favorable exchange rates during the year. Sales of the Company's U.S. operations increased 15.0%, primarily from new product introductions such as the I.D. Pro(TM) Wire Marker Printer. This U.S. sales increase was achieved despite the divestiture of two businesses during the year that had sales of $7,943,000 in fiscal 1995 and $10,901,000 in fiscal 1994.

        The cost of products sold decreased from 46.2% of sales to 45.7% of sales as a result of changes in product mix and manufacturing efficiencies from the Company's continuous-improvement efforts. Selling, general and administrative expenses as a percentage of sales decreased slightly from 38.3% to 38.1% of sales, as the Company's continuing cost-control efforts more than offset the costs associated with new product introductions and the new Seton start-ups. Research and development increased 1.1% over fiscal 1994, but declined as a percentage of sales.

        Investment and other income for fiscal 1995 included $2,033,000 representing the gain on the divestiture of two domestic manufacturing operations and the sale of certain real estate. Interest income increased by $1,190,000 over fiscal 1994 because of increased levels of investment and higher rates.

        Income before income taxes for the two businesses divested in fiscal 1995 was a loss of $1,098,000 compared to fiscal 1994's full year loss of $4,283,000.

        The Company's income before income taxes increased to $44,639,000, an increase of 49.3% compared to fiscal 1994's $29,902,000.

        Net income was positively impacted by a decrease in the effective tax rate from 38.0% for fiscal 1994 to 37.5% for fiscal 1995. This was primarily caused by a lower effective state tax rate.

        Net income for the year increased 50.5% to $27,911,000 for fiscal 1995, compared to $18,540,000 for fiscal 1994, because of the factors cited above.

YEAR ENDED JULY 31, 1994, COMPARED TO YEAR END JULY 31, 1993

Sales for fiscal 1994 increased by $12,871,000 or 5.3% over fiscal 1993. Sales of the Company's international subsidiaries increased 22.1% as a result of real growth through continued market penetration in Europe and the Far East offset by changes in the exchange rates used to translate financial results into U.S. currency. Foreign exchange effect resulted in a 6.5% overall decrease in international sales. Sales of its U.S. operations decreased 2.6% because of the divestiture of three businesses last year. Comparing only continuing operations, sales of the Company's U.S. operations increased 6.1% as a result of the introduction of new products.

        The cost of products sold decreased from 47.0% of sales to 46.2% of sales as a result of changes in product mix, the divestiture of three businesses last year and increased manufacturing efficiencies from the Company's continuous-improvement efforts. Selling, general and administrative expenses as a percentage of sales increased from 38.1% to 38.3% of sales as a result of costs attributable to the introduction of new products. The completion of certain product development projects last year caused research and development expenses to decrease 15.0% this year compared to fiscal 1993.

        In fiscal 1993 the Company recorded a nonrecurring credit of $1,236,000 ($742,000 after tax) primarily representing the gain on the divestiture of three domestic operations.

        Income before income taxes increased to $29,902,000 in fiscal 1994, an increase of 15.8% compared to fiscal 1993's $25,829,000, largely as a result of improved performance in the Company's international operations.

        Net income was negatively impacted by an increase in the effective tax rate from 34.7% in fiscal 1993 to 38.0% in fiscal 1994. The lower effective tax rate in fiscal 1993 was due to the reversal of a $730,000 provision for future settlement relating to the amortization of customer lists which was established in fiscal 1992 and favorably resolved in fiscal 1993. Eliminating the effect of this adjustment, the effective tax rate for fiscal 1993 would have been 37.6% compared to 38.0% for the current fiscal year.

        Net income was $18,540,000 for fiscal 1994, compared to $16,856,000 for fiscal 1993, because of the factors cited above.

                     W.H. BRADY CO. 1995 Annual Report 20

YEAR ENDED JULY 31, 1993, COMPARED TO YEAR END JULY 31, 1992

Sales for fiscal 1993 increased by $7,005,000 or 3.0% over fiscal 1992. Sales of the Company's international subsidiaries increased 9.6% as a result of real growth partially offset by changes in the exchange rates used to translate financial results into U.S. currency. Sales of its U.S. operations increased slightly compared to the prior year despite the divestiture of three businesses during the year.

The cost of products sold increased from 46.7% of sales to 47.0% of sales as a result of increased material costs resulting from a change in products sold and because of additional depreciation from the Company's expansion projects. Capital expenditures of $12,280,000 in fiscal 1993 and $24,074,000 in fiscal 1992 gave rise to the increased depreciation. Selling, general and administrative expenses as a percentage of sales decreased from 39.8% to 38.1% as a result of the Company's continuing cost-control efforts. Research and development expenses increased 21.3% over the prior year, reflecting the Company's continued commitment to process improvements and new product development.

The Company recorded a nonrecurring charge of $6,562,000 ($3,757,000 after tax) during fiscal 1992, representing a writedown of a portion of its investment in two domestic operations and a loss on the sale of a foreign manufacturing operation. The writedown related primarily to the carrying value of certain inventories and machinery and equipment. During fiscal 1993, the Company recorded a nonrecurring credit of $1,236,000 ($742,000 after tax) primarily representing the gain on the divestiture of three domestic operations.

Income before income taxes and cumulative effect of changes in accounting principles increased to $25,829,000 in fiscal 1993, compared to fiscal 1992's $15,361,000.

Net income was positively impacted by a decrease in the effective tax rate from 45.5% in fiscal 1992 to 34.7% in fiscal 1993. The lower effective tax rate in fiscal 1993 was due to the reversal of a $730,000 provision for future settlement relating to the amortization of customer lists which was established in fiscal 1992 and favorably resolved in fiscal 1993. Eliminating the effect of this adjustment, the effective tax rate for fiscal 1993 would have been 37.6% compared to 40.6% for the prior fiscal year.

The $3,995,000 cumulative after-tax effect of adopting SFAS-106
"Employers' Accounting for Postretirement Benefits Other Than Pensions" was included as a charge against earnings in fiscal 1992. The $661,000 cumulative effect of adopting SFAS-109 "Accounting for Income Taxes" was included as income in fiscal 1992.

Net income was $16,856,000 for fiscal 1993, compared to $5,055,000 for fiscal 1992, because of the factors cited above.


LIQUIDITY

The Company's liquidity remains strong. Cash and cash equivalents were $89,067,000 at July 31, 1995, compared to $66,107,000 at July 31, 1994, and $42,366,000 at July 31, 1993. Working capital was $129,938,000 at
July 31, 1995, compared to $100,023,000 at July 31, 1994, an increase of $29,915,000. Of this amount $12,175,000 represented proceeds from the divestitures and real estate sales and the balance was from the profits of the Company.

Cash flow generated by operating activities was $21,552,000 for fiscal 1995, $33,068,000 for fiscal 1994, and $21,582,000 for fiscal 1993.
Capital expenditures were $8,114,000 in fiscal 1995, $6,466,000 in fiscal 1994, and $12,280,000 in fiscal 1993. Financing activities, primarily the payment of dividends to the Company's stockholders, consumed $4,659,000 of cash in fiscal 1995, $4,214,000 in fiscal 1994 and $4,326,000 in fiscal 1993.

Long-term debt as a percentage of long-term debt plus stockholders' investment was 1.1% at July 31, 1995, compared to 1.3% at July 31, 1994, and 1.5% at July 31, 1993.

Management believes the Company's cash and cash equivalents and the cash flow it generates from its operating activities are adequate to meet its current investing and financing needs.


INFLATION

Over the last three fiscal years, inflation has had a minimal effect on reported results of operations and the Company s financial condition.

                     W.H. BRADY CO. 1995 Annual Report 21

Consolidated Balance Sheets

July 31, 1995 and 1994
(Dollars in Thousands)                                                          1995          1994
                                                                              ----------------------
Assets
CURRENT ASSETS:
  Cash and cash equivalents (Note 1).....................................     $ 89,067      $ 66,107
  Accounts receivable, less allowance for losses
    ($1,881 and $1,565, respectively)....................................       42,104        32,308
  Inventories (Note 1):
    Finished products....................................................       16,866        16,717
    Work-in-process......................................................        1,987         2,534
    Raw materials and supplies...........................................        4,246         4,486
                                                                              ----------------------
      Total inventories..................................................       23,099        23,737
  Prepaid expenses and other current assets (Notes 1, 3 and 4)...........       10,202         9,611
                                                                              ----------------------
      Total current assets...............................................      164,472       131,763
OTHER ASSETS (Note 4)....................................................        6,960         6,403
PROPERTY, PLANT AND EQUIPMENT (Notes 1 and 5):
  Cost:
    Land.................................................................        4,417         4,689
    Buildings and improvements...........................................       34,284        38,431
    Machinery and equipment..............................................       69,278        72,576
    Construction in progress.............................................          815           939
                                                                              ----------------------
                                                                               108,794       116,635
  Less accumulated depreciation.........................................        50,221        52,292
                                                                              ----------------------
      Net property, plant and equipment.................................        58,573        64,343
                                                                              ----------------------
TOTAL...................................................................      $230,005      $202,509
                                                                              ======================
See Notes to Consolidated Financial Statements.


                     W.H. BRADY CO. 1995 Annual Report 22

July 31, 1995 and 1994
(Dollars in Thousands)                                                          1995         1994
                                                                             ------------------------
Liabilities and Stockholder's  Investment
CURRENT LIABILITIES:
  Accounts payable........................................................   $  9,252        $  9,678
  Wages and amounts withheld from employees...............................     14,447          10,479
  Taxes, other than income taxes..........................................      1,361           1,962
  Accrued income taxes....................................................      2,150           2,999
  Other current liabilities (Note 3)......................................      6,912           6,217
  Current maturities on long-term debt (Note 5)...........................        412             405
                                                                             ------------------------
      Total current liabilities...........................................     34,534          31,740
LONG-TERN DEBT, less current maturities (Note 5)..........................      1,903           1,855
OTHER LIABILITIES (Note 3)................................................     22,745          23,785
                                                                             ------------------------
      Total liabilities..................................................      59,182          57,380
                                                                             ------------------------
STOCKHOLDER'S  INVESTMENT (Notes 1 and 6):
  Preferred Stock (aggregate liquidation preference of $3,026 at July
     31, 1995)...........................................................       2,855           2,855
  Common Stock:
    Class A Nonvoting - Issued and outstanding 5,507,341 and 5,476,812 shares, respectively, (aggregate liquidation preference of $27,537
     at July 31, 1995)...................................................          55              54
    Class B Voting - Issued and outstanding 1,769,314 shares.............          18              18
  Additional paid-in capital.............................................       8,074           6,768
  Earnings retained in the business......................................     154,286         132,271
  Cumulative translation adjustments.....................................       5,535           3,163
                                                                             ------------------------
      Total stockholder's investment.....................................     170,823         145,129
                                                                             ------------------------
TOTAL....................................................................    $230,005        $202,509
                                                                             ------------------------
See Notes to Consolidated Financial Statements.


                     W.H. BRADY CO. 1995 Annual Report 23

Consolidated Statements of Income

Years Ended July 31, 1995, 1994 and 1993
(Dollars in Thousands, Except Per Share Amounts)                     1995         1994           1993
                                                                 ---------------------------------------
NET SALES...................................................     $314,362       $255,841        $242,970
OPERATING EXPENSES:
  Cost of products sold.....................................      143,634        118,116         114,301
  Research and development..................................       10,426         10,318          12,132
  Selling, general and administrative.......................      119,717         97,932          92,449
  Nonrecurring (credit) (Note 2)............................           --             --          (1,236)
                                                                 ---------------------------------------
    Total operating expenses................................      273,777        226,366         217,646
                                                                 ----------------------------------------
OPERATING INCOME............................................       40,585         29,475          25,324
OTHER INCOME AND (EXPENSE):
  Investment and other income - net (Note 2) ...............        4,609            837             559
  Interest expense..........................................         (555)          (410)            (54)
                                                                 ---------------------------------------
    Net other income........................................        4,054            427             505
                                                                 ---------------------------------------
Income before income taxes.................................        44,639         29,902          25,829
INCOME TAXES (Notes 1 and 4)...............................        16,728         11,362           8,973
NET INCOME.................................................      $ 27,911       $ 18,540        $ 16,856
                                                                 ========================================
NET INCOME PER COMMON SHARE (Notes 6 and 8):
  Class A Nonvoting........................................      $   3.83       $   2.55        $   2.33
  Class B Voting...........................................      $   3.73       $   2.45        $   2.23
                                                                 ----------------------------------------
See Notes to Consolidated Financial Statements.


                     W.H. BRADY CO. 1995 Annual Report 24

Consolidated Statements of Stockholder's  Investment


                                                                                       Additional      Earnings        Cumulative
Years Ended July 31, 1993, 1994 and 1995                Preferred       Common         Paid-In         Retained in     Translation
(Dollars in Thousands, Except Per Share Amounts)        Stock           Stock          Capital         the Business    Adjustments
                                                        ---------------------------------------------------------------------------
BALANCES AT AUGUST 1, 1992............................   $2,855         $72             $4,836          $106,274        $5,734
  Net income..........................................       --          --                 --            16,856            --
  Net currency translation adjustment.................       --          --                 --                --        (4,894)
  Issuance of 26,000 shares of Class A Common Stock
    under stock option plan...........................       --          --                646                --            --
  Tax benefit from exercise of stock options..........       --          --                 89                --            --
  Cash dividends on Preferred Stock:
    1979 series - $10 a share.........................       --          --                 --              (220)           --
    6% and 1972 series - $6 a share...................       --          --                 --               (39)           --
  Cash dividends on Common Stock:
    Class A - $.60 a share............................       --          --                 --            (3,256)           --
    Class B - $.50 a share............................       --          --                 --              (885)           --
                                                        -----------------------------------------------------------------------
BALANCES AT JULY 31, 1993.............................    2,855          72              5,571           118,730           840
  Net income..........................................       --          --                 --            18,540
  Net currency translation adjustment.................       --          --                 --                --         2,323
  Issuance of 39,650 shares of Class A Common Stock
    under stock option plan...........................       --          --              1,063                --            --
  Tax benefit from exercise of stock options..........       --          --                134                --            --
  Cash dividends on Preferred Stock:
    1979 series - $10 a share.........................       --          --                 --              (220)           --
    6% and 1972 series - $6 a share...................       --          --                 --               (39)           --
  Cash dividends on Common Stock:
    Class A - $.68 a share............................       --          --                 --            (3,714)           --
    Class B - $.58 a share............................       --          --                 --            (1,026)           --
                                                        -----------------------------------------------------------------------
BALANCES AT JULY 31, 1994.............................    2,855          72              6,768           132,271         3,163
  Net income..........................................       --          --                 --            27,911            --
  Net currency translation adjustment.................       --          --                 --                --         2,372
  Issuance of 30,529 shares of Class A Common Stock
    under stock option plan...........................       --           1                999                --            --
  Tax benefit from exercise of stock options..........       --          --                307                --            --
  Cash dividends on Preferred Stock:
    1979 series - $10 a share.........................       --          --                 --              (220)           --
    6% and 1972 series - $6 a share...................       --          --                 --               (39)           --
  Cash dividends on Common Stock:
    Class A - $.80 a share...........................        --          --                 --            (4,398)           --
    Class B - $.70 a share...........................        --          --                 --            (1,239)           --
                                                        -----------------------------------------------------------------------
BALANCES AT JULY 31, 1995............................    $2,855         $73             $8,074          $154,286        $5,535
                                                        -----------------------------------------------------------------------

See Notes to Consolidated Financial Statements.


                     W.H. BRADY CO. 1995 Annual Report 25

Consolidated Statements of Cash Flows

Years Ended July 31, 1995, 1994 and 1993
(Dollars in Thousands)                                             1995     1994     1993
                                                                -------------------------
OPERATING ACTIVITIES:
  Net income . . . . . . . . . . . . . . . . . . . . . . . . .  $27,911  $18,540  $16,856
  Adjustments to reconcile net income to
net cash provided by operating activities:
    Depreciation . . . . . . . . . . . . . . . . . . . . . . .    9,049    9,325    9,848
    Amortization . . . . . . . . . . . . . . . . . . . . . . .      110      110      325
    Loss/(Gain) on sale of businesses . . . .  . . . . . . . .      413      ---   (1,963)
    (Gain)/Loss on sale of property, plant and equipment . . .   (2,209)     194       51
    Provision for losses on accounts receivable  . . . . . . .      463      725      758
    Changes in operating assets and liabilities
      (net of effects of business disposals in 1995 and 1993):
        Accounts receivable  . . . . . . . . . . . . . . . . .  (12,564)  (2,169)  (2,917)
      Inventory  . . . . . . . . . . . . . . . . . . . . . . .      473     (928)  (3,583)
      Prepaid expenses and other assets. . . . . . . . . . . .   (1,385)   1,305    1,981
      Accounts payable and accrued liabilities . . . . . . . .    1,361    3,325     (890)
      Income taxes . . . . . . . . . . . . . . . . . . . . . .   (1,605)   1,852    2,139
      Deferred income taxes. . . . . . . . . . . . . . . . . .      212     (413)    (608)
      Other liabilities  . . . . . . . . . . . . . . . . . . .     (687)   1,202     (415)
                                                                 -------------------------
Net cash provided by operating activities. . . . . . . . . . .   21,552   33,068   21,582
                                                                 -------------------------
INVESTING ACTIVITIES:
  Purchases of property, plant and equipment . . . . . . . . .   (8,114)  (6,466) (12,280)
  Proceeds from sale of property, plant and equipment. . . . .    6,227      458      570
  Proceeds from sale of businesses . . . . . . . . . . . . . .    6,315            10,327
  Purchase of other long-term investment . . . . . . . . . . .     (750)
                                                                 -------------------------
Net cash provided by (used in) investing activities. . . . . .    3,678   (6,008)  (1,383)
                                                                 -------------------------
FINANCING ACTIVITIES:
  Payment of dividends . . . . . . . . . . . . . . . . . . . .   (5,896)  (4,999)  (4,400)
  Proceeds from issuance of Common Stock . . . . . . . . . . .    1,306    1,063      646
  Proceeds from long-term borrowings . . . . . . . . . . . . .      ---      217      139
  Principal payments on long-term debt . . . . . . . . . . . .      (69)    (495)    (711)
                                                                 -------------------------
Net cash used in financing activities  . . . . . . . . . . . .   (4,659)  (4,214)  (4,326)
                                                                 -------------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH. . . . . . . . . . . .    2,389      895   (2,026)
                                                                 -------------------------
NET INCREASE IN CASH AND CASH EQUIVALENTS. . . . . . . . . . .   22,960   23,741   13,847
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR . . . . . . . . .   66,107   42,366   28,519
                                                                 -------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR . . . . . . . . . . . .  $89,067  $66,107  $42,366
                                                                 =========================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest . . . . . . . . . . . . . . . . . . . . . . . . .  $   116  $   237  $   436
    Income taxes, net of refunds . . . . . . . . . . . . . . .   17,174   10,601    9,110
                                                                 -------------------------
See Notes to Consolidated Financial Statements.

                     W.H. BRADY CO. 1995 Annual Report 26

Notes to Consolidated Financial Statements
Years Ended July 31, 1995, 1994 and 1993

Note  1

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation - The accompanying consolidated financial statements include the accounts of W.H. Brady Co. and its subsidiaries, all of which are wholly-owned. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash Equivalents - The Company considers all highly liquid investments with maturities of three months or less when acquired to be cash equivalents. The carrying amounts of cash equivalents approximate fair value because they mature in three months or less.

Inventories - Inventories are stated at the lower of cost or market. Cost has been determined using the last-in, first-out (LIFO) method for domestic inventories (approximately 62% and 65% of total inventories at July 31, 1995 and 1994, respectively) and the first-in, first-out method for other inventories. The difference between the carrying value of domestic inventories stated at LIFO cost and the value of such inventories stated at replacement cost was $5,204,000 at July 31, 1995, and $5,777,000 at July 31, 1994.

Depreciation - The cost of buildings and improvements and machinery and equipment is being depreciated over their estimated useful lives using the straight-line method for financial reporting purposes.

Catalog Costs - Catalog costs are initially capitalized and amortized over the estimated useful lives of the publications (generally eight months). At July 31, 1995 and 1994, $4,436,000 and $2,325,000,
respectively, of prepaid catalog costs were included in prepaid expenses and other current assets.

Foreign Currency Translation - Foreign currency assets and liabilities are translated into United States dollars at end of period rates of exchange, and income and expense accounts are translated at the weighted average rates of exchange for the period. Resulting translation adjustments are included as a separate component of stockholders investment.

Hedging - The Company enters into forward foreign exchange contracts to hedge committed intercompany foreign currency transactions. Such exchange contracts generally have maturities of six months or less. At July 31, 1995, exchange contracts aggregating approximately $4,500,000 were outstanding.

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

Note  2

DISPOSITIONS AND NONRECURRING (CREDIT)

During fiscal 1995, the Company sold two businesses and certain real estate which resulted in a gain of $2,033,000 which is included in other income in the accompanying financial statements.

During fiscal 1993, the Company sold two domestic manufacturing operations and a direct-marketing subsidiary. The nonrecurring credit of $1,236,000 in 1993 represents the excess of proceeds over the net carrying amounts of net assets disposed of, offset by provision for severance and other related disposition expenses.

Note  3

EMPLOYEE BENEFIT PLANS

The Company provides postretirement medical, dental and vision benefits for all regular full- and part-time domestic employees (including spouses) who retire on or after attainment of age 55 with 15 years of credited service. Credited service begins accruing at the later of age 40 or date of hire. All active employees first eligible to retire after July 31, 1992, will be covered by an unfunded, contributory postretirement healthcare plan where employer contributions will not exceed a Defined Dollar Benefit amount, regardless of the cost of the program. Employer contributions to the plan are based on an employee s age and service at retirement.

Effective August 1, 1991, the Company adopted Statement of Financial Accounting Standards No. 106 (SFAS No. 106), "Employers Accounting for Postretirement Benefits Other than Pensions." In connection with the adoption of SFAS No. 106, the Company elected to recognize as expense the entire accumulated postretirement benefit obligation (transition obligation) rather than amortizing such amount to expense over a 20-year period. The Company funds benefit costs on a pay-as-you-go basis. During the years ended July 31, 1995 and 1994, the Company made benefit payments totalling $165,000 and $185,000, respectively.






                     W.H. BRADY CO. 1995 Annual Report 27

The following table sets forth the plan s status reconciled with amounts recognized in the accompanying consolidated balance sheets at July 31, 1995 and 1994:

(Dollars in Thousands)                                 1995     1994
Accumulated postretirement benefit obligation:
  Retirees . . . . . . . . . . . . . . . . . . . .    $3,387   $2,607
  Fully eligible active plan participants. . . . .     1,077    2,225
  Other active plan participants . . . . . . . . .     1,790    1,448
                                                      ------   ------
                                                       6,254    6,280
Unrecognized net gain  . . . . . . . . . . . . . .     1,882    1,543
                                                      ------   ------
Accrued postretirement benefit cost. . . . . . . .    $8,136   $7,823
                                                      ======   ======

Years Ended July 31, 1995, 1994 and 1993
(Dollars in Thousands)                                                 1995     1994    1993
Net periodic postretirement benefit cost included the following components:
    Service cost - benefit attributed to service during the period . . $230     $209    $210
    Interest cost on accumulated postretirement benefit obligation . .  469      469     462
    Amortization of (gain) . . . . . . . . . . . . . . . . . . . . . . (103)     (64)    (58)
                                                                       ----     ----    ----
    Periodic postretirement benefit cost prior to curtailment. . . . .  596      614     614
    Effective curtailment (gain) due primarily
          to disposition of operations . . . . . . . . . . . . . . . .  (93)     --     (185)
                                                                       ----     ----    ----
Net periodic postretirement benefit cost . . . . . . . . . . . . . . . $503     $614    $429
                                                                       ====     ====    ====


The assumed healthcare cost trend rates used in measuring the accumulated postretirement benefit obligation were 8% in 1995 and gradually declining to 5.5% by the year 2000.

The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 8% in 1995 and 1994.

If the healthcare cost trend rate assumptions were increased by 1%, the accumulated postretirement benefit obligation as of July 31, 1995, would be increased by $90,000. The effect of this change on the sum of service cost and interest cost would not be material.

During 1995 and 1993, the Company had curtailment gains which represent the accumulated postretirement benefit obligation of employees who were employed at operations disposed of in those years.

The Company has retirement and profit-sharing plans covering substantially all full-time domestic employees and certain of its foreign subsidiaries. Contributions to the plans are determined annually based on earnings of the respective companies and employee contributions. At July 31, 1995 and 1994, $397,000 and $3,109,000,
respectively, of accrued profit-sharing contributions were included in other current liabilities.

The Company also has deferred compensation plans for directors, officers and key executives utilizing the phantom stock plan concept. At July 31, 1995 and 1994, $17,015,000 and $15,795,000, respectively, of deferred compensation was included in current and other long-term liabilities.

The amounts charged to income for the plans described above were $6,188,000 in 1995, $5,660,000 in 1994 and $4,443,000 in 1993.

The Company has a voluntary employee benefit trust for the purpose of funding employee medical benefits and certain other employee benefits. At July 31, 1995 and 1994, $2,738,000 and $4,145,000, respectively, of payments to the trust to fund such benefits were included in prepaid expenses and other current assets.

Note  4

INCOME TAXES

Income taxes consist of the following:

Years Ended July 31, 1995, 1994 and 1993
(Dollars in Thousands)                           1995     1994    1993
Currently payable:
  Federal . . . . . . . . . . . . . . . . . .  $10,194  $ 6,987  $6,612
  Foreign . . . . . . . . . . . . . . . . . .    4,518    2,755   1,869
  State   . . . . . . . . . . . . . . . . . .    1,804    2,033   1,100
                                               -------  -------  ------
                                                16,516   11,775   9,581
                                               -------  -------  ------
Deferred (credit):
  Federal . . . . . . . . . . . . . . . . . .     (382)    (448)   (376)
  Foreign . . . . . . . . . . . . . . . . . .      662      112    (165)
  State   . . . . . . . . . . . . . . . . . .      (68)     (77)    (67)
                                               -------  -------  ------
                                                   212     (413)   (608)
                                               -------  -------  ------
Total     . . . . . . . . . . . . . . . . . .  $16,728  $11,362  $8,973
                                               =======  =======  ======

Deferred income taxes result from timing differences in the recognition of revenues and expenses for financial statement and income tax purposes. These differences relate principally to depreciation and certain expenses not deductible for tax reporting until paid.



                     W.H. BRADY CO. 1995 Annual Report 28

Pre-tax income consists of the following:

Years Ended July 31, 1995, 1994 and 1993
(Dollars in Thousands)                           1995     1994    1993
-------------------------------------------------------------------------
United States ..............................   $32,074  $21,565  $22,220
Foreign ....................................    12,565    8,337    3,609
                                               -------------------------
  Total ....................................   $44,639  $29,902  $25,829
                                               =========================

The approximate tax effects of temporary differences are as follows:

July 31, 1995
(Dollars in Thousands)                        Assets  Liabilities   Total
-------------------------------------------------------------------------
Inventories ................................   $ 1,724       --   $1,724
Prepaid catalog costs ......................        --  $  (944)    (944)
Employee benefits ..........................        --     (100)    (100)
Tax loss carryforwards .....................       105       --      105
Allowance for doubtful accounts ............       307       --      307
Other, net .................................       272       --      272
                                               -------------------------
  Current ..................................     2,408   (1,044)   1,364
Excess of tax over book                        -------------------------
  depreciation .............................        --   (3,695)  (3,695)
Deferred compensation ......................     5,383       --    5,383
Postretirement benefits ....................     3,316       --    3,316
Tax loss carryforwards .....................     1,563       --    1,563
Less valuation allowance ...................    (1,563)      --   (1,563)
Other, net .................................       199       --      199
                                               -------------------------
  Noncurrent ...............................     8,898   (3,695)   5,203
                                               -------------------------
Total ......................................   $11,306  $(4,739)  $6,567
                                               =========================

July 31, 1994
(Dollars in Thousands)                        Assets  Liabilities  Total
Inventories ...............................    $ 1,659       --   $1,659
Prepaid catalog costs .....................         --  $  (612)    (612)
Employee benefits .........................         --     (505)    (505)
Tax loss carryforwards ....................        397       --      397
Allowance for doubtful accounts ...........        324       --      324
Other, net ................................        644       --      644
                                               -------------------------
  Current .................................      3,024   (1,117)   1,907
Excess of tax over book                        -------------------------
  depreciation ............................         --   (4,517)  (4,517)
Deferred compensation .....................      6,001       --    6,001
Postretirement benefits ...................      3,129       --    3,129
Tax loss carryforwards ....................      1,550       --    1,550
Less valuation allowance ..................     (1,550)      --   (1,550)
Other, net ................................        259       --      259
                                               -------------------------
   Noncurrent .............................      9,389   (4,517)   4,872
                                               -------------------------
Total .....................................    $12,413  $(5,634)  $6,779
                                               =========================

        At July 31, 1995 and 1994, $1,364,000 and $1,907,000, respectively, of net deferred tax assets were included in prepaid expenses and other current assets. At July 31, 1995 and 1994, $5,203,000 and $4,872,000, respectively, of net deferred tax assets were included in other assets.

        A reconciliation of the tax computed by applying the statutory U.S. Federal income tax rate to income before income taxes to the total income tax provision is as follows:

Years Ended July 31, 1995, 1994 and 1993
(Dollars in Thousands)                           1995     1994    1993
------------------------------------------------------------------------
Tax at statutory rate . . . . . . . . . . . .  $15,624  $10,466  $8,782
State income taxes, net of Federal
   tax benefit  . . . . . . . . . . . . . . .    1,177    1,271     841
International losses with no related
   tax benefits . . . . . . . . . . . . . . .      613      175     351
International rate differential . . . . . . .      169     (226)    126
Rate variances arising from foreign
   subsidiary distributions . . . . . . . . .     (558)     174     157
Provision for future settlements. . . . . . .       --       --    (730)
Other, net  . . . . . . . . . . . . . . . . .     (297)    (498)   (554)
                                               ------------------------
Total income tax provision  . . . . . . . . .  $16,728  $11,362  $8,973
                                               ========================
Effective tax rate  . . . . . . . . . . . . .     37.5%    38.0%   34.7%
                                               ========================

        The Company's policy is to remit earnings from foreign subsidiaries only to the extent any resultant foreign income taxes are creditable in the United States. Accordingly, the Company does not currently provide for the additional United States and foreign income taxes which would become payable upon remission of undistributed earnings of foreign subsidiaries.

        The cumulative undistributed earnings of such companies at July 31, 1995, amounted to approximately $14,000,000. If all such undistributed earnings were remitted, an additional provision for foreign income taxes of approximately $200,000 would be required.

                     W.H. BRADY CO. 1995 Annual Report 29

Notes to Consolidated Financial Statements
Years Ended July 31, 1995, 1994 and 1993 (continued)

NOTE  5

LONG-TERM DEBT

Long-term debt consists of the following:

July 31, 1995 and 1994
(Dollars in Thousands)                            1995     1994
-----------------------------------------------------------------
6.25% Industrial Development Revenue Bonds
  payable on December 1, 2001 ................. $1,000   $1,000
6.75% Industrial Development Revenue Bonds
  payable in annual installments of $125,000
  in 1996 and $140,000 in 1997 ................    265      385
Other .........................................  1,050      875
                                                ---------------
                                                 2,315    2,260
Less current maturities .......................    412      405
                                                ---------------
                                                $1,903   $1,855
                                                ===============

        The Industrial Development Revenue Bonds and the covering mortgage and loan agreements require, among other provisions, that the Company maintain minimum net working capital of $5,000,000 and a defined net worth of $10,000,000. The bonds are collateralized by first mortgages on certain property with a net carrying amount of approximately $5,657,000 at July 31, 1995. The Company's Industrial Development Revenue Bonds approximate fair value.

Maturities on long-term debt are as follows:

Year Ended July 31,
(Dollars in Thousands)
---------------------------------------------------
1996 ....................................    $  412
1997 ....................................       349
1998 ....................................       231
1999 ....................................       255
2000 ....................................        68
Thereafter ..............................     1,000

NOTE  6

STOCKHOLDERS' INVESTMENT

Information as to the Company's capital stock at July 31, 1995, is as follows:

                                             Shares      Shares
(Dollars in Thousands)                   Authorized Outstanding    Amount
------------------------------------------------------------------------
Preferred Stock, $.01 par value ........  5,000,000          0    $    0
Cumulative Preferred Stock,
  6% Cumulative ........................      5,000      3,984    $  399
    1972 Series ........................     10,000      2,600       260
    1979 Series ........................     30,000     21,963     2,196
                                         -------------------------------
                                                                  $2,855
Common Stock, $.01 par value:            ===============================
  Class A Nonvoting                      10,000,000  5,507,341    $   55
  Class B Voting                         10,000,000  1,769,314        18
                                         -------------------------------
                                                                  $   73
                                         ===============================


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

        Holders of the Class A Common Stock are not entitled to any vote on corporate matters, unless, in each of the three preceding fiscal years, the $.10 preferential dividend described above has not been paid in full. Holders of the Class A Common Stock are entitled to one vote per share for the entire fiscal year immediately following the third consecutive fiscal year in which the preferential


                       W.H. BRADY CO. 1995 Annual Report 30
dividend is not paid in full. Holders of Class B Common Stock are entitled to one vote per share for the election of directors and for all other purposes.

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

        The Company has a Nonqualified Stock Option Plan (the Plan) under which 500,000 shares of Class A Nonvoting Common Stock were made available for grant. Options are issued at an option price equal to the market price at the grant date. Options granted prior to 1992 become exercisable once the employees have been continuously employed for six months after the grant date. Generally, options granted in 1992 and thereafter will not be exercisable until one year after the date of grant, to the extent of one-third per year. Transactions with respect to the Plan are summarized as follows:

                                                   Option       Options
                                                    Price   Outstanding
-------------------------------------------------------------------------
Balance, August 1, 1992 . . . . . . . . . $20.50-$29.8125       142,550
Options granted . . . . . . . . . . . . .          37.125        40,750
Options exercised . . . . . . . . . . . .   20.50-29.8125       (26,000)
Options cancelled . . . . . . . . . . . .   20.50-29.8125        (7,500)
                                          -------------------------------
Balance, July 31, 1993. . . . . . . . . .    20.50-37.125       149,800
Options granted . . . . . . . . . . . . .     36.50-43.00        78,400
Options exercised . . . . . . . . . . . .    20.50-37.125       (39,650)
Options cancelled . . . . . . . . . . . .   28.125-37.125        (9,750)
                                          -------------------------------
Balance, July 31, 1994. . . . . . . . . .     20.50-43.00       178,800
Options granted . . . . . . . . . . . . .           47.00        38,250
Options exercised . . . . . . . . . . . .    20.50-37.125       (30,529)
Options cancelled . . . . . . . . . . . .   29.8125-47.00       (13,802)
Balance, July 31, 1995                    ===============================
     (98,009 options exercisable) . . . .     20.50-47.00       172,719
                                          -------------------------------
Available for grant after July 31, 1995 .                       200,902
                                          ===============================


NOTE  7

DOMESTIC AND FOREIGN OPERATIONS

The Company operates predominantly in a single industry as a manufacturer and distributor of identification products. Operations are conducted in the United States and through subsidiaries located in Canada, Europe, Australia, Japan and Singapore. Transfers between geographic areas primarily represent intercompany export sales of goods produced in the U.S. and are based on established sales prices between the related corporations. In computing operating income for non-U.S. subsidiaries, no allocations of general corporate expenses, interest or income taxes have been made.

        Identifiable assets of subsidiaries are those assets related to the operations of those subsidiaries. Corporate assets consist primarily of cash and cash equivalents.



                     W.H. BRADY CO. 1995 Annual Report 31

Notes to Consolidated Financial Statements
Years Ended July 31, 1995, 1994 and 1993 (continued)




                                                                                 Corporate
                                                                                Assets and
(Dollars in Thousands)           United States         Europe        Other    Eliminations     Consolidated
-----------------------------------------------------------------------------------------------------------
YEAR ENDED JULY 31, 1995:
Sales to unaffiliated customers. .   $185,123         $88,723     $ 40,516            --           $314,362
Transfers between geographic
  areas  . . . . . . . . . . . . .     20,975             197          100      $(21,272)               --
                                     ----------------------------------------------------------------------
Net sales  . . . . . . . . . . . .   $206,098         $88,920     $ 40,616      $(21,272)          $314,362
                                     ======================================================================
Operating  . . .  . . .  . . . . .   $ 27,693         $12,509     $    545      $   (162)          $ 40,585
                                     ======================================================================
Identifiable assets. . . . . . . .   $106,371         $36,586     $ 16,259      $ 70,789           $230,005
                                     ======================================================================
                                                                                                        --
YEAR ENDED JULY 31, 1994:
Sales to unaffiliated customers. .   $161,024         $64,634     $ 30,183            --           $255,841
Transfers between geographic
  areas  . . . . . . . . . . . . .     18,965             159          128     $(19,252)                --
                                     ----------------------------------------------------------------------
Net sales  . . . . . . . . . . . .   $179,989         $64,793     $ 30,311     $(19,252)           $255,841
                                     ======================================================================
Operating income . . . . . . . . .   $ 20,318         $ 7,605     $  2,091     $   (539)           $ 29,475
                                     ======================================================================
Identifiable assets. . . . . . . .   $112,161         $26,921     $ 11,855     $ 51,572            $202,509
                                     ======================================================================
                                                                                                        --
YEAR ENDED JULY 31, 1993:
Sales to unaffiliated customers. .   $166,017         $53,912     $ 23,041           --            $242,970
Transfers between geographic                                                                            --
  areas  . . . . . . . . . . . . .     14,266             169           81     $(14,516)
                                     ----------------------------------------------------------------------
Net sales  . . . . . . . . . . . .   $180,283         $54,081     $ 23,122     $(14,516)           $242,970
                                     ======================================================================
Operating income . . . . . . . . .   $ 21,292         $ 5,117     $   (479)    $   (606)           $ 25,324
                                     ======================================================================
Identifiable assets. . . . . . . .   $134,453         $23,152     $ 11,329     $ 10,967            $179,901
                                     ======================================================================


        Information with respect to operations located outside the United States which have been translated into U.S. dollars are as follows:



Years Ended July 31, 1995, 1994 and 1993
(Dollars in Thousands)                       1995       1994     1993
-----------------------------------------------------------------------
Current assets . . . . . . . . . . . . .   $ 51,727    $41,702  $38,497
Other assets . . . . . . . . . . . . . .      8,805      4,833    3,949
Property, plant and equipment. . . . . .     11,656      8,474    8,070
                                           ----------------------------
Total assets . . . . . . . . . . . . . .   $ 72,188    $55,009  $50,516
                                           ============================
Current liabilities. . . . . . . . . . .   $ 44,575    $38,645  $34,081
Long-term debt . . . . . . . . . . . . .        763        590      492
Other liabilities. . . . . . . . . . . .        743         66      197
Stockholders' investment . . . . . . . .     26,107     15,708   15,746
                                           ----------------------------
Total liabilities and
  stockholders investment  . . .           $ 72,188    $55,009  $50,516
                                           ============================
Net sales  . . . . . . . . . . . . . . .   $129,267    $95,104  $77,203
                                           ============================
W.H. Brady Co. equity in
  net income . . . . . . . . . . . . . .   $  7,385   $  5,470 $  1,666
                                           ============================




W.H. Brady Co. 1995 Annual Report 32

NOTE  8

NET INCOME PER COMMON SHARE

Net income per Common Share is computed by dividing net income (after deducting the applicable Preferred Stock dividends and preferential Class A Common Stock dividends) by the weighted average Common Shares outstanding of 7,266,643 for 1995; 7,226,038 for 1994; and 7,194,545 for
1993. The preferential dividend on the Class A Common Stock of $.10 per share has been added to the net income per Class A Common Share for all years presented.

NOTE  9

COMMITMENTS

The Company has entered into various noncancellable operating lease agreements. Rental expense charged to operations was $3,057,000 for 1995; $2,788,000 in 1994; and $2,871,000 in 1993. Future minimum lease payments required under such leases in effect at July 31, 1995, are as follows (by fiscal year):

1996...............................       $4,014,000
1997...............................        3,231,000
1998...............................        1,492,000
1999...............................          641,000
2000...............................          596,000
Thereafter.........................        1,439,000





                       W.H. BRADY CO. 1995 Annual Report 33

Independent Auditors' Report

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF W.H. BRADY CO.:

We have audited the accompanying consolidated balance sheets of W.H. Brady Co. and subsidiaries as of July 31, 1995 and 1994, and the related statements of income, stockholders' investment and cash flows for each of the three years in the period ended July 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the companies at July 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended July 31, 1995, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Milwaukee, Wisconsin
September 12, 1995



                     W.H. BRADY CO. 1995 Annual Report 34

Corporate Data

W.H. BRADY CO. OPERATIONS

Brady AB
Upplands-Vasby, Sweden

Brady Financial Co.
Glendale, Wisconsin, USA

Brady International Co.
Milwaukee, Wisconsin, USA

Brady Precision Tape Co.
Cedarburg, Wisconsin, USA

Brady USA, Inc.
Milwaukee, Wisconsin, USA

Brady Service Co.
Milwaukee, Wisconsin, USA

W.H. Brady Co. Ltd.
Banbury, Oxon, England

W.H. Brady Co. sales office
Kowloon, Hong Kong

W.H. Brady Co. sales office
Seoul, South Korea

W.H. Brady GmbH
Rodermark, Germany

W.H. Brady, Inc.
Rexdale, Ontario, Canada

W.H. Brady Pte. Ltd.
Singapore

W.H. Brady Pty. Ltd.
Chipping Norton, Australia

W.H. Brady Pty. Ltd. sales office
Auckland, New Zealand

W.H. Brady, N.V.
Zele, Belgium

W.H. Brady, N.V. sales office
Saronno, Italy

W.H. Brady S.A.R.L.
Paris, France

Nippon Brady K.K.
Yokohama, Japan

Seton Australia Pty. Ltd.
Chipping Norton, Australia

Seton
Branford, Connecticut, USA

Seton, Inc.
Markham, Ontario, Canada

Seton GmbH
Langen, Germany

Seton Italia Srl
Saronno, Italy

Seton Limited
Banbury, Oxon, England

Seton S.A.
Roubaix, France

OFFICERS

Katherine M. Hudson
President, Chief Executive Officer

Donald P. DeLuca
Senior Vice President,
Chief Financial Officer and Treasurer

Mary T. Arnold
Vice President
Research and Development

Richard L. Fisk
Vice President
Seton Group

David R. Hawke
Vice President
Signmark(R) Group

David W. Schroeder
Vice President
Identification Systems
and Specialty Tapes Group

James M. Sweet
Vice President
Human Resources

Donald E. Rearic
President
Brady Financial Co.

Thomas E. Scherer
Controller

Peter J. Lettenberger
Secretary
Partner, Quarles & Brady

BOARD OF DIRECTORS

Richard A. Bemis
President
Bemis Manufacturing Company

William H. Brady, III
Investor

Robert C. Buchanan
President and CEO
Fox Valley Corporation

Donald P. DeLuca
Senior Vice President, CFO and Treasurer
W.H. Brady Co.

Frank W. Harris
Professor of Polymer Science
University of Akron

Katherine M. Hudson
President and CEO
W.H. Brady Co.

Peter J. Lettenberger
Partner
Quarles & Brady

Elizabeth Brady Lurie
President and Administrator
W.H. Brady Foundation

Gary E. Nei
Chairman
B & B Publishing

Roger D. Peirce
President and CEO
Valuation Research Corp.



                     W.H. BRADY CO. 1995 Annual Report 35

Shareholder Services

COMMON STOCK LISTING

As of September 8, 1995, there were 324 Class A Nonvoting Common Stock shareholders of record and two Class B Voting Common Stock shareholders.

W.H. Brady Co. Class A Nonvoting Common Stock trades on the over-the-counter market under the symbol BRCOA. Trading information is carried by the National Association of Securities Dealers Automated Quotation System (NASDAQ).

SHAREHOLDER ACCOUNT RECORDS

Shareholder account records are maintained in the corporate general office. Shareholder inquiries should be directed to Donald P. DeLuca, senior vice president and chief financial officer, W.H. Brady Co., 6555
W. Good Hope Road, P.O. Box 571, Milwaukee, Wisconsin 53201-0571, (414)
358-6600.

QUARTERLY STOCK DATA

                          1995             1994               1993
------------------------------------------------------------------------
                     High     Low      High     Low      High     Low
------------------------------------------------------------------------
4th Quarter          $71-1/2  $52-3/4  $49      $44-3/4  $36-1/2 $34-3/4
3rd Quarter           53       47       48       43-1/2   37-3/4  34
2nd Quarter           48-1/2   47       46-1/2   36       37-3/4  35-1/2
1st Quarter           49       47       37       34-1/2   37-1/4  33-1/4

DIVIDEND POLICY

Dividends are normally paid on the last day of October, January, April and July. The Board of Directors voted a quarterly dividend of 30 cents per share of Class A Nonvoting Common Stock to shareholders of record on October 6, 1995.

Shareholders may have their dividends reinvested in Brady stock.
Brochures about this program are available through the Investor Services Unit of the stock transfer agent, Firstar Trust Company, by calling
(800) 637-7549.

STOCK TRANSFER AGENT

Firstar Trust Company
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

ADDITIONAL INFORMATION AVAILABLE

If your stock is held in a street name and you wish to receive shareholder publications directly from the Company, please contact Donald P. DeLuca at W.H. Brady Co., P.O. Box 571, Milwaukee, Wisconsin 53201-0571, (414) 358-6600. Your name will be added to the mailing list.

COMPANY NEWS

W.H. Brady Co. issues many of its corporate news releases through PR Newswire. You can obtain faxed copies of recent news releases by calling Company News On-Call at (800) 758-5804. This electronic, menu-driven system will request a six-digit code (952350) which will enable you to request specific Brady releases to be sent to your fax machine.

Brady information, including the corporate brochure, is also available at http//www.whbrady.com on the Internet World Wide Web.


FORM 10-K

A copy of the W.H. Brady Co. 1995 Annual Report on Form 10-K, to be filed with the Securities and Exchange Commission, is also available without charge upon written request.

ANNUAL MEETING

The annual meeting of W.H. Brady Co. will be held at 9 a.m. on Friday, November 17, 1995, at the Wyndham Milwaukee Center Hotel, 139 E.
Kilbourn Avenue, Milwaukee, Wisconsin 53202.


                     W.H. BRADY CO. 1995 Annual Report 36

PLEASE RESPOND

TO OUR SHAREHOLDERS: W.H. Brady Co. is reviewing its shareholder communication to ensure that it meets your needs and that it is timely and cost-effective. Please take a minute to complete and return the card below. Your opinion is important. We will be formulating our future communications based on your response. Thank you for your help.

                                             W.H. BRADY CO.
                                             CORPORATE COMMUNICATIONS DEPARTMENT

-------------------------------------------------------------------------------

WHAT IS YOUR MAIN SOURCE OF INFORMATION ABOUT W.H. BRADY CO.?
/ / Annual Reports  / / Interim Reports  / / Annual Meeting  / / News Media
/ / Stock Broker/Investment Advisor   / / Other (Please name) _________________

DO YOU FEEL THAT YOU RECEIVE ENOUGH INFORMATION ABOUT THE COMPANY?
/ / Yes   / / No  If not, what information do you feel is missing? ____________

_______________________________________________________________________________

IS THE INFORMATION TIMELY?   / / Yes  / / No
If not, please explain. _______________________________________________________

PLEASE RATE HOW UNDERSTANDABLE THE INFORMATION IS THAT YOU RECEIVE.
/ / Very Understandable   / / Understandable
/ / Difficult to understand  Indicate specific area ___________________________


DO YOU RECEIVE INTERIM REPORTS? (Issued first through third quarters)
/ / Yes  / / No
If yes, do you:  / / Only read the letter  / / Only review the financials
/ / Read the entire report / / Skim the report / / Discard without reviewing / / Find the report useful

WOULD YOU PREFER TO RECEIVE A NEWS RELEASE:
/ / Instead of the report  / / In addition to the report  / / Not necessary

HOW CAN WE IMPROVE OUR COMMUNICATION? _________________________________________

_______________________________________________________________________________

ADDITIONAL COMMENTS. __________________________________________________________

_______________________________________________________________________________

ABOUT YOU
HOW MANY YEARS HAVE YOU BEEN A SHAREHOLDER? ___________________________________
INDICATE HOW THE STOCK IS OWNED:  (Check all that apply.)
/ / Individual (including joint tenant)  / / In my (our) own name(s)
/ / Through my (our) broker  / / W.H Brady Co. Employee Investment Program
/ / Institutional Investor

DO YOU PARTICIPATE IN OUR AUTOMATIC DIVIDEND REINVESTMENT PROGRAM?
/ / Yes  / /No
/ / I would like to receive information about the program

Name___________________________________________________________________________

Street Address_________________________________________________________________

City/State/Zip_________________________________________________________________