Form 10-K405, Exhibit 13
period 1996-07-31
BRADY W H CO
filed 1996-10-25
CIK 746598

                                                                  EXHIBIT 13.1

Corporate Profile W.H. Brady Co. develops, manufactures and markets coated materials and industrial identification and safety products. Using total-quality-assurance methods, extensive research and development resources and people committed to continuous improvement, Brady is a leader in its markets. Headquartered in Milwaukee, Wisconsin, the 82-year-old company has operations around the world.

W.H. Brady Co.

Identification Systems & Specialty Tapes Group develops, manufactures and markets specialized adhesive and topcoated materials, precision die-cut and slit tapes and high-performance industrial identification products from wire markers to industrial printing and application systems. Brady Precision Tape Co., Hirol Division, Coated Products Division and Identification Solutions Division. Graphics Group develops, manufactures and markets safety and facility identification products such as signs, pipe markers, lockout/tagout devices and portable printing systems; presentation products including systems for producing posters and signs; and digital color graphics systems to produce large-format color banners, signs and displays. Signmark(R) Division, Varitronic Systems, Inc., Brady Graphics Solutions Division and TechPress II Limited. Seton Group markets a wide range of custom-manufactured and standard identification and safety-related products globally. Service Operations provide accounting, benefits, communication, information systems, training, treasury, insurance, credit and other services to W.H. Brady Co. operations.


On the Cover
The cover of our annual report features three new products. Electronic adhesive film (left) is used to attach components such as heat sinks to leadframes for integrated circuits.

The PAM Series I Printer Applicator Machine automates circuit board labeling by automatically printing and applying bar code labels to circuit boards. The Brady ColorPix(TM) Color Production System (right) produces colorful large-format banners, posters and displays.


Table of Contents
Financial Highlights    1
Letter to Shareholders  2
Marketing Review        6
Financial Review, 1996  17
Corporate Data          35
Shareholder Services    36



Fiscal 1996 was a challenging, but successful year for W.H. Brady Co. We followed our strategy of investing in growth opportunities while controlling costs and improving our asset utilization. The result was record financial performance by Brady, although not to the level we are striving to reach.


Financial Highlights
W.H. Brady Co. and Subsidiaries

                                Percent
                                Increase
(Dollars in Thousands, Except Per Share Amounts)        1996    1995    (Decrease)
Net sales       $       359,542 $       314,362 14.4

Income before income taxes      $       45,433  $       44,639  1.8
        Pre-tax profit margin           12.6%           14.2%
Net income      $       28,027  $       27,911  0.4
        After-tax profit margin         7.8%            8.9%
        Return on average stockholders' investment              15.6%           17.7%
Net income per Common Share
        Class A Nonvoting       $       1.27    $       1.27
        Class B Voting  $       1.24    $       1.24
Working capital $       109,688 $       129,938 (15.6)
Stockholders' investment        $       189,263 $       170,823 10.8
Research and development        $       11,309  $       10,426  8.5
Capital expenditures    $       10,470  $       8,114   29.0
Depreciation and amortization   $       10,602  $       9,159   15.8


Letter to Our Shareholders

Financial Highlights
Our sales for the year ended July 31, 1996, increased to $359,542,000, up 14.4 percent from fiscal 1995 sales of $314,362,000. All operating groups reported increased sales. Sales growth at our operations in Sweden, Germany and Japan was especially strong. Overall international business accounted for 44 percent of total sales.

Net income for the fiscal year was $28,027,000, or $1.27 per Class A Common Share, representing a 0.4 percent increase over the fiscal 1995 net income of $27,911,000, or $1.27 per share.



Photo Caption
Katherine M. Hudson, president and chief executive officer. The PAM Series I Printer Applicator Machine (background) is a new product for Brady's Identification Solutions Division. The system automates circuit board identification.



Investments in three acquisitions, information technology, an expanded international sales force and other growth initiatives impacted our 1996 profitability. Our challenge - and focus - is to make our investments for future growth pay off in 1997 and beyond.

Sales for the fourth quarter ending July 31, 1996, were $97,847,000, up 17.7 percent from $83,145,000 in sales during the fourth quarter last year. Net income for the fiscal 1996 fourth quarter was $7,931,000 or $0.36 per share, up
8.1 percent from net income of $7,334,000 or $0.33 per share during the fourth quarter last year.

Also during fiscal 1996, stock ownership broadened. In December, we issued a stock dividend which more than tripled the number of Class A Common Shares held. In June, the Brady family sold 3,593,750 shares of Class A Common Stock in a public offering. The increase in shares added significantly to our market liquidity. The increased number of shares combined with the decrease in per-share price due to the stock dividend enables Brady to attract a wider range of investors.

Growth
We have four strategies for achieving growth: investing in new products and new markets, acquisitions and joint ventures, geographic expansion and doing more where we are.

Over the year we brought three new companies into the Brady family. In November 1995, we purchased TechPress II Limited, Middlesex, England, a distributor of printing and labeling systems. In January 1996, Brady acquired The Hirol Company, Fort Lauderdale, Florida, which makes precision die-cut parts for the telecommunications market. In April, we acquired Varitronic Systems, Inc., Minneapolis, Minnesota, a manufacturer of printing, labeling and signage systems.

We took steps to establish an operation in Brazil to begin our expansion into South American markets. And we invested in additional sales and marketing resources to do more where we are.

We invested in information technology initiatives to provide seamless customer service (see article on page 14) and enable our employees to communicate more effectively and collaborate on new product development and process improvements.

In fiscal 1996 we introduced the BP4000 thermal transfer and direct thermal printer in Europe, the PAM Series I Printer Applicator Machine for circuit board labeling, new labeling products for ink-jet printing, new bar code software, a repositionable nonadhesive wire marker for global markets and thermal-transfer printable Permasleeve(TM) wire markers. For the electronics market, Brady introduced a new cover tape for integrated circuit packaging and also a selection of new die-cut disk-drive parts. In the area of safety and facility identification, we introduced the Einsign(TM) Smart Sign-Making System, Brady Laser Signs and sign-making software earlier this fiscal year. As a result of a strategic relationship with Fuji Photo Film Co., Ltd., Tokyo, Japan, Brady introduced a new large-format full-color printing system called the Brady ColorPix(TM) Color Production System.

Cost Control
To control costs, we are continually working to reduce inventory and improve yield and delivery times. Signmark(R) Division has implemented a new printing process to improve turnaround times and reduce costs on small orders.

Seton is targeting customers with specialized mailings based upon their previous ordering activity or industry. In addition, Seton has implemented mathematical modeling techniques to target customers most likely to order.

The Identification Solutions Division has negotiated significant cost reductions on materials and improved yield on many of its products.

Resource Utilization
Although all of our operations are working to use existing assets to their full potential, Coated Products Division leads the way in improving asset utilization. In January, the division transitioned its workforce to a seven-day-per-week work schedule to make the best use of our investment in capital equipment.

We have also consolidated inventory into one warehouse in Belgium to service customers in Belgium and France. And our Brady and Seton operations in Canada have combined into one operation - W.H.B. Identification Solutions, Inc. to make better use of plant, equipment and human resources.

The Identification Solutions Division and Signmark Division customer service groups have joined together to reduce duplication of effort and better serve customers in the electrical market.

Brady business units around the world have worked together to leverage our purchasing power.

Looking Ahead
Our strategy going forward remains the same. We are still dedicated to creating value for our shareholders and meeting or exceeding customers' expectations for high-performance identification, safety and tape solutions.

In fiscal 1997 we will be doing more where we are by continuing our investment in sales and marketing with specialized training for our salesforce and information technology investments to facilitate customer-account management, communication and collaboration. We will introduce a new version of a popular printing system, the I.D. Pro(TM) Plus Wire Marker Printer, with new features including faster operation and improved print quality. We will grow globally through new startups, joint ventures and acquisitions. Fiscal 1997 globalization efforts include W.H. Brady Korea Co., Ltd., a joint venture in South Korea; mailing into Mexico from our Seton operation in the United States; continuing our startup in Brazil; and forming sales and service branches in Malaysia and Taiwan.

We will continue to leverage technology, products, processes and customer service.

We will succeed by investing in growth opportunities while controlling costs and improving our asset utilization. We recognize the importance of growth, but we also know it is important to maintain profitability. And we are committed to doing just that in fiscal 1997 and beyond.

Katherine M. Hudson
President and Chief Executive Officer
October 1996



What was that name again?

Throughout fiscal 1996, several new names surfaced at W.H. Brady Co. - some from acquisitions and new startups and others from a need to more accurately identify an operation. Among the new names are: TechPress II Limited, Middlesex, England, a distributor of printing systems throughout Europe, which Brady acquired in November 1995. Hirol Division, Fort Lauderdale, Florida, a converter of custom die-cut parts for the telecommunications market, which Brady acquired in January 1996. Varitronic Systems, Inc., Minneapolis, Minnesota, a manufacturer of printing and labeling systems, which Brady acquired in April 1996.

Three existing names were changed to better represent product lines and identify with markets. Graphics Group, formerly Signmark(R) Group, changed its name to reflect its additional focus on graphics markets. Identification Solutions Division, formerly Industrial Products Division, Milwaukee, Wisconsin, is a manufacturer and marketer of industrial identification products including specialty labels, wire markers, and printing systems. W.H.B. Identification Solutions, Inc., Richmond Hill, Ontario, Canada, is the new name for the combined Seton and Brady operations in Canada.

And one new operation was formed. W.H.B. do Brasil Ltda., Sao Paulo, Brazil, is a new operation formed by Brady's Seton and Identification Systems and Specialty Tapes Groups to enter the South American market.



Brady-Korea

W.H. Brady Korea Co., Ltd., Okcheon, Chung Buk, South Korea, is a joint venture between Brady and Mr. Tae Seung Park, owner of the former John Lee Commercial Corp. and Dae Yang Electron Company.

Brady-Korea will initially sell products from Brady Precision Tape Co. and the Identification

Solutions Division, such as leadframe tape and industrial identification products. It plans to sell additional Brady products in the future. It will also serve as a manufacturing base, allowing Brady to expand quickly into additional Southeast Asian markets.



Capturing a new market often comes down to revolutionary products. At Brady, technology plays an important role in product development. We succeed by combining engineered systems with our continued emphasis on material development and specialty adhesives for challenging applications.

New Products

Computer and electronic manufacturers never fear: PAM is here! One of the most exciting technological innovations in Brady's history, The PAM Series I Printer Applicator Machine is a revolutionary system that automates the labeling of circuit boards.

PAM was launched this year by Identification Solutions Division, which saw an opportunity to label components on the millions of circuit boards produced for the computer and electronics industry each year-boards that were previously labeled by hand. PAM prints and applies the labels, then scans them to verify label information to begin product tracking.

"PAM is unique in this market in the sense that it is truly a turnkey system which provides a complete identification solution for circuit board manufacturers," said Mark Schlagenhaft, PAM specialist.

The development team that brought PAM to life worked to incorporate several technologies. PAM uses Brady ribbons and labels, a modified thermal transfer printer with a specialized, patented dispenser mechanism, and Microsoft Windows(R)-based software to generate bar code labels. Add a robotic arm, touch-screen controls, bar code scanners and a conveyor system, and PAM is complete.

PAM was designed to be installed directly into a circuit board manufacturer's production line. When the conveyor carries a circuit board into PAM's work area, the machine's thermal-transfer printer prints a label. The robotic arm moves over the label and uses vacuum suction to support the label while the printer's dispenser plate retracts. Next, the arm rotates the label into position and moves down to the circuit board to apply the label. A built-in scanner scans the bar code to verify label information and begin the data-collection process. The entire process occurs one label at a time, so that each label has completely unique information.

"Our solution is so comprehensive that customers can turn their attention to the product they manufacture, to meeting the needs of their customers," Schlagenhaft said. "They can spend less time worrying about product identification because Brady is taking care of it for them in a highly-automated, turnkey fashion."


Companies recognize that information is power, especially in the area of product performance. When companies that supply components to computer and electronics manufacturers were asked to begin providing identification systems to track a component's performance, Brady saw an opportunity and stepped in. The Automatic Identification and Data Collection Team creates automated data-collection systems that supply the technology, plus a full range of products and services, to meet those suppliers' needs.

"Essentially, we're providing a service to help our customers comply with their customers' identification requirements," said Kevin Hayes, Identification Solutions Division director of marketing. "We offer solutions for identifying and tracking high-tech components throughout work-in-process."

Brady's automated data-collection systems do much more than just label a component. They also track manufacturing, warehousing, receiving and shipping data, and provide seamless, real-time integration with a customer's manufacturing information system. Brady supplies software, fixed station data-collection terminals, portable and radio frequency terminals, high-speed thermal-transfer printers and specialized labeling materials. Once the system is in place, Brady is there to service it-from project management to system design, consulting services and ongoing support.

"Automated data-collection systems reduce customers' labor costs," Hayes said. "But the biggest benefit by far is the accuracy of information which our systems provide. We can help customers virtually eliminate identification errors, saving both time and money."

Thanks to Varitronic System, Inc.'s QuikPlate(TM) system, winners can now have a customized trophy in their hands minutes after crossing the finish line.

The QuikPlate system is a portable thermal transfer printing system that produces high-quality trophy plates, cut to size, on the spot. The newly developed brushed gold plate material has a permanent adhesive on the back, making it simple to peel off the liner and secure the plate to a plaque or trophy. Options developed for the QuikPlate system include a graphics program and the ability to interface with a personal computer for transferring custom graphics and data.

"The introduction of this print technology and specialty material to the awards market allows a trophy shop to produce finished plates four to seven times faster than current methods," said Mike Flaherty, awards market sales manager. "That makes their customers happy, and it means that our customers, the trophy shops, keep coming back for more. In the next year, we will be working aggressively to market and enhance the QuikPlate system product line."



Photo captions

"PAM is not just a label; it's not just a way to print and apply a label; it's not just a way to collect information from the bar code. It's this entire solution that is really revolutionary." Mark Schlagenhaft, PAM specialist


"The QuickPlate(TM) system's technology has opened up an entirely new market for us," said Mike Flaherty, awards market sales manager. "The market may be new to us, but we're confident that with the QuickPlate system we can keep customers in the awards business coming back for more."

"We offer customers a complete automatic identification solution," said Kevin Hayes, director of marketing. "Our solution includes Brady printers, specialized labeling materials, scanners and software along with project management, system design and consulting."



W.H. Brady Co. employees leverage technology along with their skills and creativity to capitalize on opportunities. This applies to everything from new products and markets to processes.

Technology Highlights

Strategic relationships are one of the ways Brady finds new technologies and applications. Its strategic relationship with Fuji Photo Film Co., Ltd., Tokyo, Japan, is a great example. Outside of

Japan, Brady has exclusive marketing and distribution rights to Fujifilm's large-format, ink-jet printing system, positioning Brady to capitalize on the international digital-printing market. The Brady ColorPix(TM) Color Production System includes the fastest large-format ink-jet printer on the market, making it ideal for printing colorful banners and posters.

The system features a large-format printer, pigmented ultra-violet-resistant ink, a point-and-touch interface, a scanner, a monitor and the ability to print with or without a computer. It prints on a variety of materials such as paper, vinyl and a silk-like fabric in a 36-inch-wide format, perfect for posters, banners, point-of-purchase displays, and backlit signs.


Photo caption
Pat Hay, (left) Graphics Solutions Division business unit manager, and George Sloan, new business development manager, worked with Fujifilm to bring the ColorPix(TM) Color Production System to market. "We've been working closely with Fujifilm for about a year now," Sloan said. "Looking at where we started and where we are now, it's amazing. We've crossed traditional geographical and cultural borders and together we have developed an ideal product for the growing digital graphics marketplace."


Brady is using its expertise in material development to develop outdoor durable materials for use with the system. By combining the materials with the ColorPix System, users will be able to create large-format outdoor signs that last a minimum of two years without fading.

"Brady brought its strengths in identification and material development into this venture," said Pat Hay, Graphics Solutions Division business unit manager. "We have worked with Fujifilm to enhance the current system, creating an ideal product for the graphics market. Its affordability, ease of use and especially its outdoor durability make it a leader in its category."

Brady's Identification Solutions Division modernized a 30-year-old process when it inaugurated a new digital imaging system for storing engineered drawings of custom labels.

Diane Larsen, imaging specialist, said, "With the new digital imaging system, we can significantly reduce our response time to customers. In many cases, we can reduce confirmation of an order from approximately three days to just minutes."

Prior to the digital system, the Identification Solutions Division stored 70,000 customer specifications and drawings on microfilm. Now, those drawings have been transferred to an electronic file, creating a database of customer drawings for custom orders.

Brady employees can search for a drawing using key words such as customer name, part number, ink color, or type of material. The database includes a "split screen" capability so customer service representatives can look at the product drawing and an order-entry screen at the same time.

The new imaging system is more than just a database. It can generate invoices and reports, fax credit memos and route orders. The system was designed to be compatible with information technology standards currently being established. In the future, it will be accessible to Brady operations around the world.

Brady added a powerful new capability this year when it acquired The Hirol Company, which uses specialized laser prototyping and production technology. The Fort Lauderdale, Florida-based company die-cuts materials into precise configurations for use in many types of electronic equipment, including cellular telephones, pagers and computers.

"Laser technology is very precise, holding to tolerances of plus or minus two thousandths of an inch per linear foot. And it's fast," said Jim Danser, Hirol marketing manager.

Prototypes for testing and developing new products can be created in less than 24 hours, compared to a two- to five-day turnaround using traditional steel-rule or rotary die-cutting production. Many of the products are multi-layered, made from adhesive, foam, plastic or polycarbonate and are used for cushioning and insulation.

"We're the only company in our industry that uses a laser for die cutting components," Danser said. "We provide the quickest response to customers who need prototypes fast, giving us a distinct advantage over our competition. Customers come to us for prototypes and stay with us when the part moves into production."

Brady's Canadian operation has seen the light. W.H.B. Identification Solutions Inc. in Toronto has introduced new state-of-the-art ultra-violet-cure inks. Converting from traditional solvent-based inks to the new UV inks enables the operation to ship printed materials right off the press.

UV technology enabled W.H.B. Identification Solutions Inc.'s Rapid Response Cell to reduce product lead times and enhance quality. Today, at W.H.B. Identification Solutions, Inc., 75 percent of orders are turned around in less than 24 hours making Brady and its customers happy.

"The investment in UV technology has boosted our production and improved the consistency of printing, thanks to superior ink and adhesion qualities," said Robert Cameron, general manager of the Canadian operation. "And UV processes are better for the environment."

Other Brady operations including Seton, Identification Solutions Division and Signmark(R) Division have been using UV printing technologies for a number of years, achieving similar positive results in their own product lines.

In a year when "e-mail me!" became a commonly used phrase, Brady's own employees used technology to revolutionize how they work and communicate. Upgrades and additions to Brady information technology included the addition of key employees at all of Brady's worldwide locations to a global e-mail network and access to Internet e-mail.

Lotus Notes(R) was selected as Brady's groupware standard. Employees at Brady's Milwaukee-area locations are already working with others through Lotus Notes. Lotus Notes will soon be extended to Brady's international operations.



Another step forward was made through the Brady Employee Self Service human resources information system, installed in February 1996. The system enables employees to manage and update much of their own personnel information.

Also this year, Brady formed a standards team which is working to standardize software applications on a global level so all employees worldwide can communicate more effectively, sharing information and files with full compatibility.


Photo captions
New imaging technology enables the Identification Solutions Division, Milwaukee, to reduce leadtimes on custom orders. The team responsible for upgrading the imaging process includes (back row from left) Karen Groth, customer service group leader; Jeff Patz, engineering manager; Thong Phan, production supervisor; Michelle Ryan, operations associate; (front row) Heidi Plato, senior database analyst; Diane Larsen, imaging specialist; and Michael Sweeney, engineering technician.

Oscar Iglesias (above), laser technician, die cuts a new product which would be difficult and costly to produce using traditional die-cutting methods. "Because of our laser technology, we were able to provide a solution to this difficult die-cutting job within 24 hours," said Jim Danser (left), marketing manager, "resulting in significant new sales over the past two months alone."

Carlos Goring, a screen printer at Brady's Canadian operation, uses ultra-violet technology to print labels in a fraction of the time needed to print with the former solvent-based printing technology.

"Lotus Notes(R) is the best tool out there," said Gary Laszkiewicz, Lotus Notes project champion. "Employees can do more than communicate on projects-they can collaborate. Exciting new applications include an electronic bulletin board for newsletters; an electronic employee handbook; and various discussion databases for ideas and collaboration on topics such as new product development."

Every day, we aim to meet or exceed our customers' expectations by providing premier products, personal service and on-time delivery. In 1996, we stayed a step ahead by using technology to make our customers' lives easier in a number of unexpected ways. . .

Technology to Serve Customers

W.H. Brady Co. customers in Europe are benefiting from "one-stop shopping" created by a new European Distribution Center (EDC) that provides fast and efficient service and product delivery. EDC, opened by W.H. Brady, N.V., Zele, Belgium, in February 1996, serves customers of Brady-Belgium and W.H. Brady S.A.R.L., Paris, as well as other Brady and Seton units in Europe.

EDC features innovative technology including Computer Associates Warehouse Boss,(R) a warehouse management software system; Pansophic(R) Resource Management System, an information management system; and drop-ship software that links Brady companies in France and Belgium. Bar code and radio-frequency equipment facilitate faster and more precise shipping of customers' orders. There is even a special trolley which enables employees to fill twelve orders in one "run" through EDC.



Photo caption
"Bar codes, which are used for accuracy, dominate our process," said Peter De Winne (right), material manager, Brady-Belgium. "In addition, our automated system generates shipping documents as orders leave the European Distribution Center. We continue to knock down inefficient walls on our way to serving our customers." Jef Delacourt, warehouse employee, fills customers' orders.



"Using the latest technology enables us to fill customers' orders and pack them for shipment in one sequence, streamlining our response time without sacrificing our high-quality service," said Peter DeWinne, warehouse material manager.

Whether in France or Belgium, customers find that ordering from Brady is a seamless process. Customer service representatives in both countries are linked to EDC and have access to the same information on stock and order status. Orders from France or Belgium immediately generate ordering and shipping documents at EDC.

"With this new system, we can begin filling an order as soon as the customer places it," DeWinne said. "Orders receive virtually instantaneous attention."

It is expected that EDC will begin serving customers of W.H. Brady GmbH, Rodermark, Germany, and other European units in fiscal 1997.

Seamless customer service: that is the "Holy Grail" for W.H. Brady Co.'s Quest Team. Since July 1995, the Quest Team has been on a mission to develop and implement an information technology system to help Brady business units worldwide improve service levels to customers.

The Quest Team began its search by examining the current customer service systems at Brady's many different business units-each with its own product lines, customer bases and distribution channels.

Dave Gohlke, Quest project director, explained the challenge: "We had to develop a system which was flexible enough to meet the customer-service needs of all business units while maintaining common standards to meet our 'cross-business-unit' needs."

The system devised by the Quest Team is based on the Pansophic(R) Resource Management System, an integrated management system that provides up-to-the-minute information in all areas of Brady's business, from manufacturing planning and setup to inventory and customer service. The Quest system also incorporates custom software and a marketing and sales management software package, which includes sales lead management and customer profiling, among other capabilities.

The Quest system will be installed in December 1996 at W.H.B. Identification Systems, Inc., a combined Brady-Seton business unit located in Toronto and will be extended to Brady and Seton worldwide operations over the next two years.

Help is only a phone call away for customers with safety and facility identification questions. A technical center, complete with an 800 number, is providing answers to questions about safety, environmental or transportation regulations, standards, products and good practices.

The center, fully operational in January 1996, is proving to be an invaluable resource for Brady. Customer calls are leading to new product development; sales leads; and the sale of more complicated products such as printing systems, lockout devices, bar code systems and software products.

"Now when customers don't understand a safety or identification regulation, they can turn to Brady for help," said Ken Neumann, regulatory information manager. "We have an extensive regulatory library and can clarify the regulation, help determine the safety or facility identification need, suggest solutions and provide products. The two-way communication sparked by the technical center really is a benefit to our customers. In turn, it has strengthened our competitive edge in the marketplace."

In order to be the best, we need to take advantage of the best tools and processes available to us while managing our investments wisely," said Gene Wright, Seton research and development director. "This includes looking into the future, analyzing technologies and ensuring that the processes and technologies we invest in today don't become 'old' tomorrow."

This is exactly what Brady has done and what has prompted the company to continue investing in on-line and Internet technologies.

"Meeting on-line challenges is not an overnight process," said Wright. "It requires various people to develop a long-range vision of what we can accomplish and then spinning off projects that support that vision."

One example of this is the Brady-Seton Internet team. The team's strategy is to build and maintain

Internet sites that add value to customers, both end users and distributors, through application-driven product information and services facilitated by a unique interface. Seton's site also features a secure ordering interface.

"As you might expect, looking into the future is a complicated process," said Wright. "But our cross-divisional, cross-functional approach to developing the best sites really helps. By sharing Seton and Brady resources and experiences to maximize the company's investments, our on-line future is even brighter."



Photo captions
Quest Team members come from a variety of different Seton and Brady business units worldwide. Members (back row from left) Dave Gohlke, Quest project leader; Ann Paese, project manager; Dave Winter, chief information officer; Ann Nettesheim, business process consultant; George Murray, project manager; (front row) Sandra Cutts, project manager; Fred Banaszak, manufacturing system project manager; and Greg Burke, project manager, are dedicated to finding a way to offer seamless customer service.

Ken Neumann, (left) regulatory information manager, and Jim Morrissey, technical specialist, use technical center resources to solve customers' problems.

The Brady and Seton web sites are resources for customers who want information, advice, technical support, products and more. The teams that developed these sites are the Wisconsin Internet Team (above) including (back row from left) Paul Meinholz, network administrator; Sherri Congleton, communications associate; Steve Hasbrook, marketing development manager; Gene Wright, Seton research and development director; (front row) Karen Kaminski, public relations assistant; and Janice Greenwood, marketing support specialist; (not pictured) Rick Stoegbauer, regional sales manager; and the Connecticut Internet Team including (from left) Frank Bonito, division controller; Linda Moquet, information specialist; Greg Ellal, marketing manager; and Karen Black, customer contact analyst. See us at http://www.whbrady.com and http://www.seton.com.



W.H. Brady Co. was founded in Wisconsin, U.S.A., in 1914 by William H. Brady. The history of the company extended through two World Wars and peacetime expansion and into the era of rapid technological advances at the end of the century. In the early years, Brady produced advertising specialties such as calendars, point-of-purchase displays and signs. As customers and markets changed, so did the company.

Brady History

In the 1940s, it found a new niche market - making wire markers from pressure sensitive tape used to identify the electrical control systems of military planes and ships.

In the post-World War II era, Brady expanded dramatically and introduced new products such as pipe markers, safety signs, and Kwik-Sign letters and numbers. By the time the company moved to Milwaukee in 1953, it had 53 employees and was distributing internationally. The 1950s and 1960s saw the company establish operations in Canada, England and Belgium to supply a growing international market.

In 1963, Brady took a step toward securing its future as an innovator by establishing an in-house research and development operation. By 1969, the company employed 800 and offered 10,000 stock items. International expansion continued, with bases added in Australia, Germany, Sweden and France. In 1978, the company built the Tobey Research and Innovation Center, named after a great Brady inventor.

Expansion in products, markets and geographies continued throughout the 1980s. In 1981, the company acquired Seton, a direct-marketer of safety and identification products. Brady expanded into Japan, Singapore and Hong Kong and established Seton operations in Europe and Canada. Another milestone was in 1984, when W.H. Brady Co. became a publicly held company.

The 1990s have seen the company focus on and grow its core businesses of industrial and facility identification products and specialty coated materials. It expanded through acquisitions and new startups in Italy, Korea, Brazil and other countries.

Using the entrepreneurial spirit to serve customers' needs is a proud Brady tradition. Every year, Brady rededicates itself to making the highest quality products, and delivering the best possible service, sales growth and shareholder value.



The push card, a game of chance first used by candy companies to boost sales, was one of the specialty advertising products Brady manufactured in its early years.

In 1944, the Company moved in a new direction when it introduced its first wire markers for identifying electrical control systems in military planes and ships. Wire markers have since been a core product for Brady.



Financial
Review 1996
TABLE OF CONTENTS
Selected Financial Information  18
Management's Discussion and Analysis of
Results of Operations and Financial Condition   20
Consolidated Balance Sheets     23
Consolidated Statements of Income       24
Consolidated Statements of Stockholders' Investment     25
Consolidated Statements of Cash Flows   26
Notes to Consolidated Financial Statements      27
Independent Auditors' Report    34
Corporate Data  35
Shareholder Services    36


Selected Financial Information

Years ended July 31, 1987 through 1996
(Dollars in Thousands, Except Per Share Amounts)        1996    1995    1994    1993    1992
1991    1990    1989    1988    1987
Operating Data
Net sales       $       359,542 $       314,362 $       255,841 $       242,970 $
235,965 $       211,063 $       191,161 $       174,174 $153,016        $126,420
Operating expenses:
        Cost of products sold           166,426         143,634         118,116
114,301         110,130         96,797          84,952          75,620  67,302
56,284
        Research and development                11,309          10,426          10,318

12,132          10,001          9,176           7,355           6,168   5,879
5,383
        Selling, general and administrative             140,642         119,717
97,932          92,449          93,931          84,936          76,596
71,292  63,986  50,108
        Nonrecurring charge (credit)            -               -               -
(1,236)         6,562           -               -               6,465   -       -
                Total operating expenses                318,377         273,777
226,366         217,646         220,624         190,909         168,903
159,545 137,167 111,775

Operating Income                41,165          40,585          29,475          25,324
15,341          20,154          22,258          14,629  15,849  14,645
Other income and (expense):
        Investment and other income - net               4,570           4,609
837             559             239             2,845           4,004
2,380   1,901   2,082
        Interest expense                (302)           (555)           (410)
(54)            (219)           (548)           (646)           (356)   (477)
(348)
                Net other income                4,268           4,054           427
505             20              2,297           3,358           2,024   1,424
1,734
Income before income taxes, extraordinary item and
        cumulative effect of changes in accounting principles           45,433
44,639          29,902          25,829          15,361          22,451
25,616          16,653  17,273  16,379

Income taxes            17,406          16,728          11,362          8,973
6,972           7,054           10,606          6,778   6,968   7,535
Income before extraordinary item and cumulative effect of changes in accounting principles
28,027          27,911          18,540          16,856          8,389
15,397          15,010          9,875   10,305  8,844
Extraordinary item:
        Gain on proceeds of officer's life insurance policies, net              -               -
-               -               -               -               -
4,625   -       -
Income before cumulative effect of changes in accounting principles             28,027
27,911          18,540          16,856          8,389           15,397
15,010          14,500  10,305  8,844
Cumulative effect of changes in accounting principles for:
        Postretirement benefits (net of income taxes of $2,663)         -               -
-               -               (3,995)         -               -               -
-       -
        Income taxes            -               -               -               -
661             -               -               -       -       -
        Catalog costs           -               -               -               -
-               -               -               1,233   -       -
Net income      $       28,027  $       27,911  $       18,540  $       16,856  $
5,055   $       15,397  $       15,010  $       15,733  $110,305        $118,844

Net income per Common Share:
        Class A Nonvoting       $       1.27    $       1.27    $        .85    $
 .77     $       .23     $       .71     $       .70     $       .70     $

 .45     $         .39
        Class B Voting  $       1.24    $       1.24    $       .81     $
 .74     $       .19     $       .67     $       .66     $       .67     $
 .42     $         .36
Cash dividends on:
        Class A Common Stock    $       .40     $       .27     $       .23     $
 .20     $       .19     $       .16     $       .13     $       .09     $
 .08     $         .07
        Class B Common Stock    $       .37     $       .23     $       .19     $
 .17     $       .15     $       .13     $       .10     $       .06     $
 .05     $         .03

Balance Sheet (at period end)
        Working capital $       109,688 $       129,938 $       100,023 $
77,943  $       66,093  $       70,883  $       67,797  $       53,056  $142,492
$144,176
        Total assets            261,835         230,005         202,509
179,901         173,054         156,812         147,197         129,890   117,201
104,398
        Long-term debt, less current maturities         1,809           1,903
1,855           1,978           2,524           1,982           3,298
3,637             3,086          3,851
        Stockholders' investment                189,263         170,823         145,129
128,068         119,771         115,260         103,784         89,443
84,987           76,044


Management's Discussion and Analysis of Results of Operations and Financial Condition

        The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes appearing in this annual report.

Overview
        Between fiscal 1993 and 1995, the Company experienced net sales growth and reduced cost of products sold and operating expenses as percentages of net sales. It also made significant improvements in productivity and asset utilization through the successful implementation of a team-oriented approach to quality, growth and cost reduction. To further enhance teamwork, in February 1995, the Company's divisions and international subsidiaries were realigned into three global groups, each headed by a Group Vice President. The groups are
(i) the Identification Systems and Specialty Tapes Group ("ISST"), (ii) the Seton Group ("Seton"), and (iii) the Graphics Group, formerly the Signmark(R) Group ("Graphics").
        During fiscal 1996, to implement the Company's growth strategy discussed below, the Company increased expenditures related to geographic expansion, global information systems and sales and marketing activities. The Company was unable to capitalize those expenditures, and, as a result, selling, general and administrative expenses as a percentage of net sales increased to 39.1% for fiscal 1996, compared to 38.1% for fiscal 1995. Management believes that these investments will solidify the Company's competitive position and assist the Company in building a base for sustainable long-term growth.
        The Company's growth strategy is focused on four key elements: increasing product penetration in existing markets; introducing new products for new markets and applications; geographic expansion in selected markets worldwide; and strategic acquisitions and joint ventures.
        The Company introduced several new products in fiscal 1996, including label materials, software, a new line of tapes and new printing systems. The EinsignTM Smart Sign-Making System, which enables customers to produce high-quality signs using Company-developed software and a palmtop computer and laser-printing technology, was launched in January 1996. The product was named the Product of the Year by Plant Engineering Magazine.
        To increase product penetration in existing markets, the Company hired sales, marketing and support personnel worldwide in fiscal 1996.
        In January 1996, Seton-France mailed Dutch and French versions of a safety and facility identification catalog into Belgium, the Company's first catalog effort in the country. Seton-Italy mailed a new catalog in Italy, its third catalog mailing since being formed in fiscal 1995. Seton in the United States mailed a new full-line catalog in December 1995, which included 90 new products (replacing 70 older products). In 1996, Seton and ISST jointly established an operation in Brazil.
        The Company completed the acquisitions of TechPress II Limited in November 1995, Hirol Division in January 1996, and Varitronic Systems, Inc. in April 1996.

Year Ended July 31, 1996, Compared to Year Ended July 31, 1995
        Sales for fiscal 1996 increased by $45,180,000 or 14.4% over fiscal 1995. Sales of the Company's international operations increased 21.3% as a result of real growth through continued market penetration in Europe and the Far East, the acquisition of TechPress in November 1995 and fluctuations in the exchange rates used to translate financial results into U.S. currency. Sales of the Company's U.S. operations increased 9.5% due in part to the acquisitions of VSI and Hirol in April 1996 and January 1996, respectively.
        The cost of products sold as a percentage of sales increased from 45.7% to 46.3% due to changes in product mix and the acquisitions. Selling, general and administrative expenses as a percentage of sales increased from 38.1% to 39.1% of sales. This increase reflects the Company's ongoing investment in sales and marketing activities and in building its global information technology infrastructure. Research and development expenses increased 8.5% over fiscal 1995, but declined as a percentage of sales.
        Operating income increased to $41,165,000 in fiscal 1996, an increase of 1.4% compared to fiscal 1995's $40,585,000 as the increase in sales was largely offset by the increased selling, general and administrative expenses and the increased cost of products sold mentioned above.
        Investment and other income for fiscal 1996 included $1,750,000, representing the gain on the sale of a building in Germany. Investment and other income for fiscal 1995 included $2,033,000, representing the gain on the divestiture of two domestic manufacturing operations and the sale of certain real estate.
        Income before income taxes increased to $45,433,000, an increase of 1.8% compared to fiscal 1995's $44,639,000.
        The effective tax rate increased from 37.5% for fiscal 1995 to 38.3% for fiscal 1996 due to higher tax rates for the Company's international operations and a higher effective state tax rate.
        Net income was $28,027,000 for fiscal 1996, compared to $27,911,000 for fiscal 1995, because of the factors cited above.

Year Ended July 31, 1995, Compared to Year Ended July 31, 1994
        Sales for fiscal 1995 increased by $58,521,000 or 22.9% over fiscal 1994. Sales of the Company's international operations increased 36.3%, 24.3% as a result of real growth through continued market penetration in Europe and the Far East and new Seton subsidiaries in Australia and Italy. Translation into U.S. currency resulted in an additional 12.0% increase in international sales due to favorable exchange rates during the year. Sales of the Company's U.S. operations increased 15.0%, primarily from new product introductions such as the I.D. ProTM Wire Marker Printer. This U.S. sales increase was achieved despite the divestiture of two businesses during the year that had sales of $7,943,000 in fiscal 1995 and $10,901,000 in fiscal 1994.
        The cost of products sold decreased from 46.2% of sales to 45.7% of sales as a result of changes in product mix and manufacturing efficiencies from the Company's continuous-improvement efforts. Selling, general and administrative expenses as a percentage of sales decreased slightly from 38.3% to 38.1% of sales, as the Company's continuing cost-control efforts more than offset the costs associated with new product introductions and the new Seton start-ups. Research and development increased 1.1% over fiscal 1994, but declined as a percentage of sales.

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

Year Ended July 31, 1994, Compared to Year Ended July 31, 1993
        Sales for fiscal 1994 increased by $12,871,000 or 5.3% over fiscal 1993. Sales of the Company's international operations increased 22.1% as a result of real growth through continued market penetration in Europe and the Far East offset by changes in the exchange rates used to translate financial results into U.S. currency. Foreign exchange effect resulted in a 6.5% overall decrease in international sales. Sales of its U.S. operations decreased 2.6% because of the divestiture of three businesses last year. Comparing only continuing operations, sales of the Company's U.S. operations increased 6.1% as a result of the introduction of new products.
        The cost of products sold decreased from 47.0% of sales to 46.2% of sales as a result of changes in product mix, the divestiture of three businesses last year and increased manufacturing efficiencies from the Company's continuous-improvement efforts. Selling, general and administrative expenses as a percentage of sales increased from 38.1% to 38.3% of sales as a result of costs attributable to the introduction of new products. The completion of certain product development projects last year caused research and development expenses to decrease 15.0% in fiscal 1994.
        In fiscal 1993 the Company recorded a nonrecurring credit of $1,236,000 ($742,000 after tax) primarily representing the gain on the divestiture of three domestic operations.
        Income before income taxes increased to $29,902,000 in fiscal 1994, an increase of 15.8% compared to fiscal 1993's $25,829,000, largely as a result of improved performance in the Company's international operations.
        Net income was negatively impacted by an increase in the effective tax rate from 34.7% in fiscal 1993 to 38.0% in fiscal 1994. The lower effective tax rate in fiscal 1993 was due to the reversal of a $730,000 provision for future settlement relating to the amortization of customer lists which was established in fiscal 1992 and favorably resolved in fiscal 1993. Eliminating the effect of this adjustment, the effective tax rate for fiscal 1993 would have been 37.6% compared to 38.0% for the current fiscal year.
        Net income was $18,540,000 for fiscal 1994, compared to $16,856,000 for fiscal 1993, because of the factors cited above.

Liquidity
        The Company's liquidity remains strong. Cash and cash equivalents were $49,281,000 at July 31, 1996, compared to $89,067,000 at July 31, 1995, and
$66,107,000 at July 31, 1994. The decrease in fiscal 1996 was mainly due to the acquisitions of TechPress, Hirol and VSI. Primarily because of the use of cash and cash equivalents to fund the acquisition of VSI, working capital decreased to $109,688,000 at July 31, 1996, from $129,938,000 at July 31, 1995.
        The Company has maintained significant cash balances due in large part to its strong operating cash flow, which totaled $34,612,000 for fiscal 1996, $21,552,000 for fiscal 1995, and $33,068,000 for fiscal 1994. Capital expenditures were $10,470,000 in fiscal 1996, $8,114,000 in fiscal 1995, and $6,466,000 in fiscal 1994. Financing activities, primarily the payment of dividends to the Company's shareholders, consumed $13,916,000 of cash in fiscal 1996, $4,659,000 in fiscal 1995, and $4,214,000 in fiscal 1994.
        Long-term debt as a percentage of long-term debt plus stockholders' investment was 0.9% at

July 31, 1996, compared to 1.1% at July 31, 1995, and 1.3% at July 31, 1994.
        The Company continues to seek opportunities to invest in new products and new markets and in strategic acquisitions and joint ventures which fit its growth strategy. Management believes the Company's cash and cash equivalents and the cash flow it generates from operating activities are adequate to meet its current investing and financing needs.

Inflation
        Essentially all of the Company's revenue is derived from the sale of its products in highly competitive markets. Because prices are influenced by market conditions, it is not always possible to fully recover cost increases through pricing. Changes in product mix from year to year and timing differences in instituting price changes make it virtually impossible to accurately define the impact of inflation on profit margins.


Consolidated Balance Sheets

July 31, 1996 and 1995
(Dollars in Thousands)  1996    1995
Assets
Current assets:
        Cash and cash equivalents (Note 1)      $       49,281  $       89,067
        Accounts receivable, less allowance for losses ($1,992 and $1,881, respectively)
53,679          42,104
        Inventories (Note 1):
                Finished products               28,732          16,866
                Work-in-process         3,173           1,987
                Raw materials and supplies              8,792           4,246
                        Total inventories               40,697          23,099
        Prepaid expenses and other current assets (Notes 1, 3 and 4)            12,454
10,202
                        Total current assets            156,111         164,472
Other assets:
        Intangibles - net (Note 1)              34,212          298
        Other (Note 4)          5,863           6,662
Property, plant and equipment (Notes 1 and 5):
        Cost:
                Land                    4,735           4,417
                Buildings and improvements              34,484          34,284
                Machinery and equipment         78,680          69,278
                Construction in progress                4,383           815
                                                122,282         108,794
        Less accumulated depreciation           56,633          50,221
                Net property, plant and equipment               65,649          58,573
Total                           $       261,835 $       230,005

Liabilities and Stockholders' Investment
Current liabilities:
        Accounts payable        $       13,922  $       9,252
        Wages and amounts withheld from employees               14,144          14,447
        Taxes, other than income taxes          1,790           1,361
        Accrued income taxes            5,419           2,150
        Other current liabilities (Note 3)              10,620          6,912
        Current maturities on long-term debt (Note 5)           528             412
                Total current liabilities               46,423          34,534

Long-term debt, less current maturities (Note 5)                1,809           1,903
Other liabilities (Note 3)              24,340          22,745
        Total liabilities               72,572          59,182
Stockholders' investment (Notes 1 and 6):
        Preferred Stock (aggregate liquidation preference of $3,026 at July 31, 1996)
2,855           2,855
        Common Stock:
                Class A Nonvoting-Issued and outstanding 20,094,100 and 5,507,341 shares, respectively, (aggregate liquidation preference of $33,557 at July 31,
1996)           201             55
                Class B Voting-Issued and outstanding 1,769,314 shares          18
18
        Additional paid-in capital              8,415           8,074
        Earnings retained in the business               173,491         154,286
        Cumulative translation adjustments              4,283           5,535
                Total stockholders' investment          189,263         170,823
Total                           $       261,835 $       230,005

See Notes to Consolidated Financial Statements.



Consolidated Statements of Income

Years ended July 31, 1996, 1995 and 1994
(Dollars in Thousands, Except Per Share Amounts)        1996    1995    1994
Net sales       $       359,542 $       314,362 $       255,841
Operating expenses:
        Cost of products sold           166,426         143,634         118,116
        Research and development                11,309          10,426          10,318
        Selling, general and administrative             140,642         119,717
97,932
                Total operating expenses                318,377         273,777
226,366
Operating income                41,165          40,585          29,475
Other income and (expense):
        Investment and other income-net (Note 2)                4,570           4,609
837
        Interest expense                (302)           (555)           (410)
                Net other income                4,268           4,054           427
Income before income taxes              45,433          44,639          29,902
Income taxes (Notes 1 and 4)            17,406          16,728          11,362
Net income              28,027          27,911          18,540
Net income per Common Share (Notes 6 and 8):
        Class A Nonvoting       $       1.27    $       1.27    $       .85
        Class B Voting  $       1.24    $       1.24    $       .81

See Notes to Consolidated Financial Statements.


Consolidated Statements of Stockholders' Investment

                                        Additional      Earnings        Cumulative
Years ended July 31, 1994, 1995 and 1996        Preferred       Common  Paid-In Retained in

Translation
(Dollars in Thousands, Except Per Share Amounts)        Stock   Stock   Capital the Business
Adjustments
Balances at July 31, 1993       $       2,855   $       72      $       5,571   $
118,730 $       840
        Net income              -               -               -
18,540
        Net currency translation adjustment             -               -               -
-               2,323
        Issuance of 39,650 shares of Class A Common Stock
                under stock option plan         -               -
1,063           -               -
        Tax benefit from exercise of stock options              -               -
134             -               -
        Cash dividends on Preferred Stock:
                1979 series-$10 a share         -               -               -
(220)           -
                6% and 1972 series-$6 a share           -               -               -
(39)            -
        Cash dividends on Common Stock:
                Class A-$0.23 a share           -               -               -
(3,714)         -
                Class B-$0.19 a share           -               -               -
(1,026)         -
Balances at July 31, 1994               2,855            72             6,768
132,271         3,163
        Net income              -               -               -
27,911
        Net currency translation adjustment             -               -               -
-               2,372
        Issuance of 30,529 shares of Class A Common Stock
                under stock option plan         -               1
999             -               -
        Tax benefit from exercise of stock options              -               -
307             -               -
        Cash dividends on Preferred Stock:
                1979 series-$10 a share         -               -               -
(220)           -
                6% and 1972 series-$6 a share           -               -               -
(39)            -
        Cash dividends on Common Stock:
                Class A-$0.27 a share           -               -               -
(4,398)         -
                Class B-$0.23 a share           -               -               -
(1,239)         -
Balances at July 31, 1995                2,855          73              8,074
154,286         5,535
        Net income              -               -               -
28,027
        Net currency translation adjustment             -               -               -
-               (1,252)
        Issuance of 25,049 shares of Class A Common Stock
                under stock option plan         -               -
372             -               -

        Tax benefit from exercise of stock options              -               -
115             -               -
        Common Stock dividend           -               146             (146)
-               -
        Cash dividends on Preferred Stock:
                1979 series-$10 a share         -               -               -
(220)           -
                6% and 1972 series-$6 a share           -               -               -
(39)            -
        Cash dividends on Common Stock:
                Class A-$0.40 a share           -               -               -
(7,678)         -
                Class B-$0.37 a share           -               -               -
(885)           -
Balances at July 31, 1996       $       2,855   $       219     $       8,415   $
173,491 $       4,283

See Notes to Consolidated Financial Statements.



Consolidated Statements of Cash Flows

Years ended July 31, 1996, 1995 and 1994
(Dollars in Thousands)  1996    1995    1994
Operating activities:
        Net income      $       28,027  $       27,911  $       18,540
        Adjustments to reconcile net income to net cash
                provided by operating activities:
                        Depreciation            9,978           9,049
9,325
                        Amortization            624             110
110
                        Loss on sale of business                -               413
-
                        (Gain)/Loss on sale of property, plant and equipment
(2,222)         (2,209)         194
                        Provision for losses on accounts receivable             367
463             725
                        Writedown of long-term investment               550             -
-
                        Changes in operating assets and liabilities
                                       (net of effects of business acquisitions and
disposals):
                                Accounts receivable             (1,786)         (12,554)
(2,169)
                                Inventory               (3,978)         473
(928)
                                Prepaid expenses and other assets               (972)
(1,385)         1,305
                                Accounts payable and accrued liabilities
309             1,361           3,325
                                Income taxes            1,815           (1,605)
1,852

                                Deferred income taxes           (453)
212             (413)
                                Other liabilities               2,353           (687)
1,202
Net cash provided by operating activities               34,612          21,552
33,068
Investing activities:
        Acquisitions of businesses, net of cash acquired                (53,167)                -
-
        Purchases of property, plant and equipment              (10,470)                (8,114)
(6,466)
        Proceeds from sale of property, plant and equipment             4,563
6,227           458
        Proceeds from sale of businesses                -               6,315           -
        Purchase of other long-term investment          -               (750)           -
Net cash (used in) provided by investing activities             (59,074)                3,678
(6,008)
Financing activities:
        Payment of dividends            (8,822)         (5,896)          (4,999)
        Proceeds from issuance of Common Stock          372             1,306
1,063
        Proceeds from long-term borrowings              -               -
217
        Principal payments on long-term debt            (5,466)         (69)
(495)
Net cash used in financing activities           (13,916)                (4,659)         (4,214)
Effect of exchange rate changes on cash         (1,408)         2,389           895
Net (decrease) increase in cash and cash equivalents            (39,786)                22,960
23,741
Cash and cash equivalents, beginning of year            89,067          66,107
42,366
Cash and cash equivalents, end of year  $       49,281  $       89,067  $       66,107
Supplemental disclosure of cash flow information:
        Cash paid during the year for:
                Interest        $       245     $       116     $       237
                Income taxes, net of refunds            15,569          17,174
10,601
Acquisitions:
        Fair value of assets acquired, net of cash      $       36,587
        Liabilities assumed             (15,966)
        Goodwill                32,546
        Net cash paid for acquisitions  $       53,167

See Notes to Consolidated Financial Statements.




Notes to Consolidated Financial Statements Years Ended July 31, 1996, 1995 and 1994

NOTE 1
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation - The accompanying consolidated financial statements include the accounts of W.H. Brady Co. and its subsidiaries, all of which are wholly-owned. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments - The Company believes the carrying amount of its financial instruments (cash and cash equivalents, accounts receivable and accounts payable) is a reasonable estimate of the fair value of these instruments.

Cash Equivalents - The Company considers all highly liquid investments with maturities of three months or less when acquired to be cash equivalents.

Inventories - Inventories are stated at the lower of cost or market. Cost has been determined using the last-in, first-out (LIFO) method for certain domestic inventories (approximately 49% and 62% of total inventories at July 31, 1996 and 1995, respectively) and the first-in, first-out (FIFO) method for other inventories. The difference between the carrying value of domestic inventories stated at LIFO cost and the value of such inventories stated at replacement cost was $5,508,000 at July 31, 1996, and $5,204,000 at July 31, 1995.

Depreciation - The cost of buildings and improvements and machinery and equipment is being depreciated over their estimated useful lives using the straight-line method for financial reporting purposes.

Intangible Assets - The excess of cost over fair value of the net assets of businesses acquired is amortized using the straight-line method over various periods ranging from 20 to 40 years.

Catalog Costs - Catalog costs are initially capitalized and amortized over the estimated useful lives of the publications (generally eight months). At July 31, 1996 and 1995, $4,619,000 and $4,436,000, respectively, of prepaid catalog costs were included in prepaid expenses and other current assets.

Foreign Currency Translation - Foreign currency assets and liabilities are translated into United States dollars at end of period rates of exchange, and income and expense accounts are translated at the weighted average rates of exchange for the period. Resulting translation adjustments are included as a separate component of stockholders' investment.

Hedging - The Company enters into forward foreign exchange contracts to hedge committed intercompany foreign currency transactions. Such exchange contracts generally have maturities of six months or less. At July 31, 1996, exchange contracts aggregating approximately $3,960,000 were outstanding.

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

Accounting Standards to be Adopted - In 1995, the Financial Accounting Standards Board (FASB) issued

Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This statement will be adopted by the Company in the fiscal year beginning August 1, 1996. The adoption of this statement is not expected to have a material impact on the consolidated financial statements.
        In 1995, the FASB also issued SFAS No. 123, "Accounting for Stock Based Compensation." Under the accounting and disclosure requirements promulgated in the statement, the Company must adopt the provisions in its fiscal year beginning August 1, 1996. The Company is currently evaluating the accounting and disclosure alternatives provided for under the provisions of the statement.


NOTE 2
ACQUISITIONS AND DISPOSITION OF BUSINESSES

        During fiscal 1995, the Company sold two businesses and certain real estate which resulted in a gain of $2,033,000 which is included in other income in the accompanying financial statements.
        Effective November 15, 1995, the Company acquired the common stock of TechPress II Limited located in Middlesex, England, a marketer of printing and labeling systems, for cash of $4,277,000 and a payable of $389,000.
        Effective January 2, 1996, the Company acquired the common stock of The Hirol Company located in Fort Lauderdale, Florida, a manufacturer of die-cut parts for the electronic, telecommunications and medical testing markets, for cash of $10,800,000.
        On April 8, 1996, the Company completed its acquisition of Varitronic Systems, Inc. (VSI) located in Minneapolis, Minnesota, for cash of approximately $40,700,000. VSI manufactures and markets supply-consuming lettering, labeling, signage and presentation systems and supplies.
        The above acquisitions have been accounted for using the purchase method of accounting and, accordingly, the results of operations have been included since the dates of acquisition in the accompanying financial statements. The unaudited pro forma results of operations assuming the acquisitions had been consummated as of August 1, 1994, are as follows:

(Dollars in Thousands
 Except Per Share Data) 1996    1995
Net Sales       $       389,992 $       370,749
Net Income              26,551          26,419
Net Income Per Common Share
        Class A Nonvoting       $       1.21    $       1.20
        Class B Voting          1.18            1.17

        The unaudited pro forma results are not necessarily indicative of the actual results of operations that would have occurred had the acquisitions actually been made at the beginning of fiscal 1995. The unaudited pro forma results include nonrecurring charges at VSI which decreased net earnings by approximately $1,730,000 and $1,005,000 in fiscal 1996 and 1995, respectively.


NOTE 3
EMPLOYEE BENEFIT PLANS

        The Company provides postretirement medical, dental and vision benefits for substantially all regular full and part-time domestic employees (including spouses) who retire on or after attainment of age 55 with 15 years of credited service. Credited service begins accruing at the later of age 40 or date of hire. Active employees first eligible to retire after July 31, 1992, will be covered by an unfunded, contributory postretirement healthcare plan where employer contributions will not exceed a Defined Dollar Benefit amount, regardless of the cost of the program. Employer contributions to the plan are based on the employee's age and service at retirement.
        Effective August 1, 1991, the Company adopted Statement of Financial Accounting Standards

No. 106 (SFAS No. 106), "Employers' Accounting for Postretirement Benefits Other than Pensions." In connection with the adoption of SFAS No. 106, the Company elected to recognize as expense the entire accumulated postretirement benefit obligation (transition obligation) rather than amortizing such amount to expense over a 20 year period. The Company funds benefit costs on a pay-as-you-go basis. During the years ended July 31, 1996 and 1995, the Company made benefit payments totalling $209,000 and $165,000, respectively.
        The following table sets forth the plan's status reconciled with amounts recognized in the accompanying consolidated balance sheets at July 31, 1996 and 1995.

(Dollars in Thousands)  1996    1995
Accumulated postretirement
        benefit obligation:
                Retirees        $       3,251   $       3,387
                Fully eligible active plan
                        participants            837             1,077
                Other active plan participants          2,164           1,790
                                        6,252           6,254
Unrecognized net gain           2,293           1,882
Accrued postretirement benefit cost     $       8,545   $       8,136

(Dollars in Thousands)  1996    1995    1994
Net periodic postretirement benefit cost
        included the following components:
                Service cost-benefits attributed
                        to service during the period    $       246             $230    $
209
                Interest cost on accumulated
                        postretirement benefit obligation               478
469             469
                Amortization of (gain)          (106)           (103)
(64)
Periodic postretirement benefit cost
        prior to curtailment            618             596             614
Effective curtailment (gain) due
        primarily to disposition
        of operations           -               (93)           -
Net periodic postretirement
        benefit cost    $       618             $503    $       614

        The assumed health care cost trend rates used in measuring the accumulated postretirement benefit obligation were 8% in 1996 and gradually declining to 5.5% by the year 2000.
        The weighted average discount rates used in determining the accumulated postretirement benefit obligation was 8% in 1996 and 1995.
        If the health care cost trend rate assumptions were increased by 1%, the accumulated postretirement benefit obligation as of July 31, 1996, would be increased by $85,000. The effect of this change on the sum of the service cost and interest cost would not be material.
        During 1995, the Company had a curtailment gain which represents the accumulated postretirement benefit obligation of employees who were employed at the disposed operations.
        The Company has retirement and profit-sharing plans covering substantially all full-time domestic employees and certain of its foreign subsidiaries. Contributions to the plans are determined annually based on earnings of the respective companies and employee contributions. At July 31, 1996 and 1995, $3,939,000 and $397,000, respectively, of accrued profit-sharing contributions were included in other current liabilities.
        The Company also has deferred compensation plans for directors, officers and key executives utilizing the phantom stock plan concept. At July 31, 1996 and 1995, $18,080,000 and $17,015,000, respectively, of deferred compensation was included in current and other long-term liabilities.
        The amounts charged to income for the plans described above were $6,545,100 in 1996, $6,188,000 in 1995 and $5,660,000 in 1994.
        The Company has a voluntary employee benefit trust for the purpose of funding employee medical benefits and certain other employee benefits. At July 31, 1996 and 1995, $1,995,000 and $2,738,000, respectively, of payments to the trust to fund such benefits were included in prepaid expenses and other current assets.


NOTE 4
INCOME TAXES

        Income taxes consist of the following:

                        Year ended July 31,
(Dollars in Thousands)  1996    1995    1994
Currently payable:
        Federal $       10,573  $       10,194  $       6,987
        Foreign         5,376           4,518           2,755
        State           1,910           1,804           2,033
                        17,859          16,516          11,775
Deferred (credit):
        Federal         (807)           (382)           (448)
        Foreign         469             662             112
        State           (115)           (68)            (77)
                        (453)           212             (413)
Total   $       17,406  $       16,728  $       11,362

        Deferred income taxes result from timing differences in the recognition of revenues and expenses for financial statement and income tax purposes. These differences relate principally to depreciation and certain expenses not deductible for tax reporting until paid.
        Pre-tax income consists of the following:

                        Year ended July 31,
(Dollars in Thousands)  1996    1995    1994
United States   $       31,481  $       32,074  $       21,565
Foreign         13,952          12,565          8,337
Total   $       45,433  $       44,639  $       29,902

        The approximate tax effects of temporary differences are as follows:

                        July 31, 1996
(Dollars in Thousands)  Assets  Liabilities     Total
Inventories     $       1,563   $       -       $       1,563
Prepaid catalog costs           -               (660)           (660)
Employee benefits                               (229)           (229)
Allowance for doubtful accounts         387             -               387
Other, net              1,336           -               1,336
        Current         3,286           (889)           2,397
Excess of tax over
        book depreciation               -               (4,467)         (4,467)
Deferred compensation           5,633           -               5,633
Postretirement benefits         3,445           -               3,445
Tax loss carryforwards          3,920           -               3,920

Less valuation allowance                (3,920)         -               (3,920)
Other, net              654             -               654
        Noncurrent              9,732           (4,467)         5,265
Total   $       13,018  $       (5,356) $       7,662

                        July 31, 1995
(Dollars in Thousands)  Assets  Liabilities     Total
Inventories     $       1,724   $        -      $       1,724
Prepaid catalog costs           -               (944)           (944)
Employee benefits               -               (100)           (100)
Tax loss carryforwards          105             -               105
Allowance for doubtful accounts         307             -               307
Other, net              272             -               272
        Current         2,408           (1,044)         1,364
Excess of tax over
        book depreciation               -               (3,695)         (3,695)
Deferred compensation           5,383           -               5,383
Postretirement benefits         3,316           -               3,316
Tax loss carryforwards          1,563           -               1,563
Less valuation allowance                (1,563)         -               (1,563)
Other, net              199             -               199
        Noncurrent              8,898           (3,695)         5,203
Total   $       11,306  $       (4,739) $       6,567

        At July 31, 1996 and 1995, $2,397,000 and $1,364,000, respectively, of net deferred tax assets were included in prepaid expenses and other current assets. At July 31, 1996 and 1995, $5,265,000 and $5,203,000, respectively, of net deferred tax assets were included in other assets.
        A reconciliation of the tax computed by applying the statutory U.S. Federal income tax rate to income before income taxes to the total income tax provision is as follows:

                        Year ended July 31,
(Dollars in Thousands)  1996    1995    1994
Tax at statutory rate   $       15,902  $       15,624  $       10,466
State income taxes, net of
        Federal tax benefit             1,505           1,177           1,271
International losses with
        no related tax benefits         664             613             175
International rate differential         138             169             (226)
Rate variances arising from
        foreign subsidiary distributions                (493)           (558)
174
Other, net              (310)           (297)           (498)
Total income tax provision      $       17,406  $       16,728  $       11,362
Effective tax rate              38.3%           37.5%           38.0%

        The Company's policy is to remit earnings from foreign subsidiaries only to the extent any resultant foreign income taxes are creditable in the United States. Accordingly, the Company does not currently provide for the additional United States and foreign income taxes which would become payable upon remission of undistributed earnings of foreign subsidiaries.
        The cumulative undistributed earnings of such companies at July 31, 1996, amounted to approximately $23,600,000. If all such undistributed earnings were remitted, an additional provision for foreign income taxes of approximately $500,000 would be required.

NOTE 5
LONG-TERM DEBT

        Long-term debt consists of the following:

                July 31,
(Dollars in Thousands)  1996    1995
6.25% Industrial Development
        Revenue Bonds payable on
        December 1, 2001        $       1,000   $       1,000
6.75% Industrial Development
        Revenue Bonds payable in 1997           140             265
Other                   1,197           1,050
                                        2,337           2,315
Less current maturities         528             412
                                $       1,809   $       1,903

        The Industrial Development Revenue Bonds and the covering mortgage and loan agreements require, among other provisions, that the Company maintain minimum net working capital of $5,000,000 and a defined net worth of $10,000,000. The bonds are collateralized by first mortgages on certain property with a net carrying amount of approximately $5,454,000 at July 31, 1996. The Company's Industrial Development Revenue Bonds approximate fair value.
        Maturities on long-term debt are as follows:

(Dollars in Thousands)  Year ending July 31,
1997                                        $  528
1998                                           372
1999                                           337
2000                                            90
2001                                            10
Thereafter                                   1,000


NOTE 6
STOCKHOLDERS' INVESTMENT

        On November 17, 1995, at a Special Meeting of Shareholders, the Company's shareholders approved a proposal to amend the Company's Restated Articles of Incorporation to increase the number of authorized shares of Class A Common Stock from 10,000,000 shares to 100,000,000 shares. Also on November 17, 1995, the shareholders approved, and the Board of Directors declared, a common stock dividend of two shares of Class A Common Stock on each outstanding share of Class A Common Stock and Class B Common Stock. The common stock dividend was paid on December 15, 1995, to shareholders of record at the close of business on December 1, 1995. Accordingly, net income per share amounts, dividends per share and weighted average shares included in the accompanying consolidated financial statements have been adjusted to reflect the common stock dividend.
        Information as to the Company's capital stock at July 31, 1996, is as follows:

                Shares  Shares
(Dollars in Thousands)  Authorized      Outstanding     Amount
Preferred Stock,
        $.01 par value  5,000,000       0       $       0
Cumulative Preferred Stock
        6% Cumulative   5,000   3,984           399
        1972 Series     10,000  2,600           260
        1979 Series      30,000  21,963         2,196

                                $       2,855
Common Stock,
        $.01 par value:
                Class A Nonvoting       100,000,000     20,094,100      $       201
                Class B Voting  10,000,000      1,769,314               18
                                        $       219

        Each share of $100 par value Cumulative Preferred Stock is entitled to receive cumulative cash dividends and may be redeemed, under certain circumstances, by the Company at par value plus accrued dividends plus a premium of 6% of the par value. Such shares, which are held by the initial holder thereof, are subject to redemption only if the holder consents thereto.
        Before any dividend may be paid on the Class B Common Stock, holders of the Class A Common Stock are entitled to receive an annual, noncumulative cash dividend of $.0333 per share. Thereafter, any further dividend in that fiscal year must be paid on each share of Class A Common Stock and Class B Common Stock on an equal basis.
        Holders of the Class A Common Stock are not entitled to any vote on corporate matters, unless, in each of the three preceding fiscal years, the $.0333 preferential dividend described above has not been paid in full. Holders of the Class A Common Stock are entitled to one vote per share for the entire fiscal year immediately following the third consecutive fiscal year in which the preferential dividend is not paid in full. Holders of Class B Common Stock are entitled to one vote per share for the election of directors and for all other purposes.
        Upon liquidation, dissolution or winding up of the Company, and after distribution of any amounts due to holders of Cumulative Preferred Stock, holders of the Class A Common Stock are entitled to receive the sum of $1.67 per share before any payment or distribution to holders of the Class B Common Stock. Thereafter, holders of the Class B Common Stock are entitled to receive a payment or distribution of $1.67 per share. Thereafter, holders of the Class A Common Stock and Class B Common Stock share equally in all payments or distributions upon liquidation, dissolution or winding up of the Company.
        The preferences in dividends and liquidation rights of the Class A Common Stock over the Class B Common Stock will terminate at any time that the voting rights of Class A Common Stock and Class B Common Stock become equal.
        The Company has a Nonqualified Stock Option Plan (the Plan) under which 1,500,000 shares of Class A Nonvoting Common Stock were made available for grant. Options are issued at an option price equal to the market price at the grant date. Options granted prior to 1992 become exercisable once the employees have been continuously employed for six months after the grant date. Generally, options granted in 1992 and thereafter will not be exercisable until one year after the date of grant, to the extent of one-third per year.
        Transactions with respect to the Plan are summarized as follows:

                Option  Options
(Dollars in Thousands)  Price   Outstanding
Balance, August 1, 1993 $  6.83 - $ 12.38        449,400
Options granted  $12.17 - $14.33  235,200
Options exercised       $  6.83 - $ 12.38       (118,950)
Options cancelled       $  9.38 - $ 12.38        (29,250)

Balance, July 31, 1994  $  6.83 - $ 14.33        536,400
Options granted $15.67  114,750
Options exercised       $  6.83 - $ 12.38        (91,587)
Options cancelled       $  9.94 - $ 15.67        (41,406)

Balance, July 31, 1995  $  6.83 - $ 15.67        518,157
Options granted $23.83 - $25.17   330,000
Options exercised       $  6.83 - $1 5.67        (33,449)


Options cancelled       $12.17 -$25.17  (6,600)

Balance, July 31, 1996  $  6.83 - $25.17  808,108
(366,294 options exercisable)
Available for grant after
        July 31, 1996           279,306


NOTE 7
DOMESTIC AND FOREIGN OPERATIONS

        The Company operates predominantly in a single industry as a manufacturer and distributor of identification products. Operations are conducted in the United States and through subsidiaries located in Canada, Europe, Australia, Brazil, Japan, Korea and Singapore. Transfers between geographic areas primarily represent intercompany export sales of U.S. produced goods and are based on established sales prices between the related corporations. In computing operating income for non-U.S. subsidiaries, no allocations of general corporate expenses, interest or income taxes have been made.
        Identifiable assets of subsidiaries are those assets related to the operations of those subsidiaries. Corporate assets consist primarily of cash and cash equivalents.

        Information with respect to operations located outside the United States which have been translated into U.S. dollars are as follows:

                        Year ended July 31,
(Dollars in Thousands)  1996    1995    1994
Current assets  $       60,570   $      48,812  $       39,716
Other assets            4,012           470             366
Property, plant and equipment           11,087          11,656          8,474
        Total assets    $       75,669  $       60,938  $       48,556
Current liabilities     $       29,158  $       26,342  $       20,488
Other liabilities               18,367          15,510          15,947
Stockholders' investment                28,144          19,086          12,121
        Total liabilities and
                stockholders' investment        $       75,669  $       60,938  $
48,556
Net sales       $       156,762 $       129,267 $       95,104
W.H. Brady Co. equity in
        net income      $       8,266   $       7,385   $       5,470


                                        Corporate Assets
(Dollars in Thousands)  United States   Europe  Other   and Eliminations
Consolidated
Year ended July 31, 1996:
        Sales to unaffiliated customers $       202,780 $       110,312 $
46,450  $       -       $       359,542
        Transfers between geographic areas              24,104          204
96              (24,404)                -
        Net sales       $       226,884 $       110,516 $       46,546  $       (24,404)$
359,542
        Operating income        $       28,313  $       12,420  $       (40)    $
472     $       41,165
        Identifiable assets     $       172,760 $       43,450  $       16,947  $

37,258  $       270,415

Year ended July 31, 1995:
        Sales to unaffiliated customers $       185,123 $       88,723  $
40,516  $       -       $       314,362
        Transfers between geographic areas              20,975          197
100             (21,272)                -
        Net sales       $       206,098 $       88,920  $       40,616  $       (21,272)$
314,362
        Operating income        $       27,693  $       12,509  $       545     $
(162)   $       40,585
        Identifiable assets     $       103,031 $       34,112  $       16,147  $
76,715  $       230,005

Year ended July 31, 1994:
        Sales to unaffiliated customers $       161,024 $       64,634  $
30,183  $       -       $       255,841
        Transfers between geographic areas              18,965          159
128             (19,252)                -
        Net sales       $       179,989 $       64,793  $       30,311  $       (19,252)$
255,841
        Operating income        $       20,318  $       7,605   $       2,091   $
(539)   $       29,475
        Identifiable assets     $       110,430 $       24,963  $       11,805  $
55,311  $       202,509


NOTE 8
NET INCOME PER COMMON SHARE

        Net income per Common Share is computed by dividing net income (after deducting the applicable Preferred Stock dividends and preferential Class A Common Stock dividends) by the weighted average Common Shares outstanding of 21,847,180 for 1996; 21,799,929 for 1995; 21,678,114 for 1994. The
preferential dividend on the Class A Common Stock of $.0333 per share has been added to the net income per Class A Common Share for all years presented.


NOTE 9
COMMITMENTS

        The Company has entered into various noncancellable operating lease agreements. Rental expense charged to operations was $4,689,000 for 1996; $3,057,000 in 1995; and $2,788,000 in 1994. Future minimum lease payments required under such leases in effect at July 31, 1996, are as follows (by fiscal year):

(Dollars)       Year ending July 31,
1997                                    $       7,571,000
1998                                            4,754,000
1999                                            3,204,000
2000                                            1,864,000
2001                                            1,287,000
Thereafter                              2,705,000

Independent Auditors' Report
To the Board of Directors and Stockholders of W.H. Brady Co.:

        We have audited the accompanying consolidated balance sheets of W.H. Brady Co. and subsidiaries as of July 31, 1996 and 1995, and the related consolidated statements of income, stockholders' investment and cash flows for each of the three years in the period ended July 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the companies at July 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended July 31, 1996, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Milwaukee, Wisconsin
September 13, 1996



Corporate Data

W.H. BRADY CO. OPERATIONS

Brady AB
Upplands-VSsby, Sweden

Brady Financial Co.
Glendale, Wisconsin, USA

Brady International Co.
Milwaukee, Wisconsin, USA

Brady Investment Co.
Henderson, Nevada, USA

Brady Precision Tape Co.
Cedarburg, Wisconsin, USA

Brady USA, Inc.
Milwaukee, Wisconsin, USA

Brady Service Co.
Milwaukee, Wisconsin, USA

W.H. Brady
Asia-Pacific Pte. Ltd.
Singapore

W.H. Brady Co. Ltd.
Banbury, Oxon, England

W.H. Brady Co. sales office
Kowloon, Hong Kong

W.H.Brady Co. sales office
Seoul, South Korea

W.H.B. do Brasil Ltda.
Sao Paulo, Brazil

W.H. Brady GmbH
Rodermark, Germany

W.H.B. Identification
Solutions, Inc.
Richmond Hill, Ontario, Canada

W.H. Brady Pte. Ltd.
Singapore

W.H. Brady Pty. Ltd.
Chipping Norton, Australia

W.H. Brady Pty. Ltd. sales office
Auckland, New Zealand

W.H. Brady, N.V.
Zele, Belgium

W.H. Brady, N.V. sales office
Saronno, Italy

W.H. Brady S.A.R.L.
Paris, France

Nippon Brady K.K.
Yokohama, Japan

Seton Australia Pty. Ltd.
Chipping Norton, Australia

Seton
Branford, Connecticut, USA

Seton GmbH
Langen, Germany

Seton Italia Srl

Saronno, Italy

Seton Limited
Banbury, Oxon, England

Seton S.A.
Roubaix, France

Hirol
Fort Lauderdale, Florida, USA

Hirol U.K. Ltd.
Livingston, West Lothian, Scotland

TechPress II Limited
Sunbury on Thames,
Middlesex, England

Varitronic Systems, Inc.
Minneapolis, Minnesota, USA


OFFICERS

Katherine M. Hudson
President and
Chief Executive Officer

Donald P. DeLuca
Senior Vice President,
Chief Financial Officer
and Treasurer

Mary T. Arnold
Vice President
Research and Development

Richard L. Fisk
Vice President
Seton Group

David R. Hawke
Vice President
Graphics Group

David W. Schroeder
Vice President
Identification Systems
and Specialty Tapes Group

Donald E. Rearic
President
Brady Financial Co.

Thomas E. Scherer
Vice President and Controller

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

Frank W. Harris
Professor of Polymer Science
University of Akron

Katherine M. Hudson
President and CEO
W.H. Brady Co.

Peter J. Lettenberger
Partner
Quarles & Brady

Elizabeth Brady Lurie
President and Administrator
W.H. Brady Foundation

Gary E. Nei
Chairman
B & B Publishing

Roger D. Peirce
Corporate Director
and Advisor



SHAREHOLDER SERVICES

COMMON STOCK LISTING

                As of September 12, 1996, there were 496 Class A Nonvoting Common Stock shareholders of record and two Class B Voting Common Stock shareholders.
                W.H. Brady Co. Class A Nonvoting Common Stock trades on the NASDAQ National Market under the symbol BRCOA. Trading information is carried by the National Association of Securities Dealers.

QUARTERLY STOCK DATA

        1996    1995    1994
        High    Low     High    Low     High    Low
4th Quarter     $26.75  $20.00  $23.83  $17.67  $16.33  $14.92
3rd Quarter     $25.50  $19.00  $17.67  $15.67  $16.00  $14.50
2nd Quarter     $27.00  $21.00  $16.17  $15.67  $15.50  $12.00
1st Quarter     $24.52  $23.67  $16.33  $15.67  $12.33  $11.58

DIVIDEND POLICY

                Dividends are normally paid on the last day of October, January, April and July. The Board of Directors voted a quarterly dividend of 13# per share of Class A Nonvoting Common Stock to shareholders of record on October 4, 1996.
                Shareholders may have their dividends reinvested in Brady stock. Brochures about this program are available through the Investor Services Unit of the stock transfer agent, Firstar Trust Company, by calling 800/637-7549.

STOCK TRANSFER AGENT

Firstar Trust Company
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

FORM 10-K AND ADDITIONAL INFORMATION AVAILABLE

                A copy of the W.H. Brady Co. 1996 Annual Report on Form 10-K, to be filed with the Securities and Exchange Commission, is also available without charge upon request.
                If your stock is held in a street name and you wish to receive shareholder publications directly from the Company, please contact Donald P. DeLuca, chief financial officer, at W.H. Brady Co., P.O. Box 571, Milwaukee, Wisconsin 53201-0571, 414/358-6600. Your name will be added to the mailing list.

COMPANY NEWS

                W.H. Brady Co. issues many of its corporate news releases through PR Newswire. You can obtain faxed copies of recent news releases by calling Company News On-Call at 800/758-5804. This electronic, menu-driven system will request a six-digit code (952350) which will enable you to request specific Brady releases to be sent to your fax machine.
                News releases and other Brady information, including the corporate brochure, are also available at http://www.whbrady.com on the Internet World Wide Web.

ANNUAL MEETING

                The annual meeting of W.H. Brady Co. will be held at 9 a.m. on Friday, November 15, 1996, at the Milwaukee Hilton, 509 West Wisconsin Avenue, Milwaukee, Wisconsin 53203.

Design: Thiel Visual Design

In keeping with W.H. Brady Co.'s policy of environmental stewardship, this entire annual report is printed on recycled paper and is recyclable.


W.H. Brady Co.
P.O. Box 571
Milwaukee, Wisconsin USA 53201-0571
(414) 358-6600
http://www.whbrady.com

(c) 1996 W.H. Brady Co. All Rights Reserved.
10-FC-96-BEM
Printed in U.S.A.