Form 10-K405, Exhibit 13
period 1997-07-31
BRADY W H CO
filed 1997-10-28
CIK 746598

W.H. Brady Co.
Annual Report 1997

Solutions

Brady's  Global Groups

Identification Systems & Specialty Tapes Group develops, manufactures and markets high-performance adhesive and topcoated materials, industrial labels, software, printers, label applicators and data-collection systems as well as a variety of precision die-cut and slit materials which are used in everything from cellular phones to semiconductors.

Graphics Group
develops, manufactures and markets safety and facility identification products such as signs, pipe markers, lockout/ tagout devices, portable printing systems and tapes as well as various wide-format digital printing systems and materials for everyday presentation and professional graphics markets.

Direct Marketing Group
markets more than 20,000
custom-manufactured and stock safety and facility identification products through telemarketing, catalogs and the Internet. The group serves a variety of customers internationally with its broad product line, rapid response and regulatory expertise.

W.H. Brady Co. Locations

United States
W.H. Brady Co.
Brady Financial Co.
Brady International Co.
Brady Precision Tape Co.
Brady Service Co.
Brady USA, Inc.
6555 West Good Hope Road
Milwaukee, WI 53223

Brady Investment Co.
2756 N. Green Valley Parkway
Suite 313
Henderson, NV 89014

Seton
20 Thompson Road
Branford, CT 06405

Varitronic Systems, Inc.
6835 Winnetka Circle
Brooklyn Park, MN 55428

Australia

W.H. Brady Pty. Ltd.
Seton Australia Pty. Ltd.
2 Pat Devlin Close
Chipping Norton
NSW 2170, Australia

Belgium
W.H. Brady N.V.
Industriepark
Lindestraat 20
B9240 Zele, Belgium

Brazil
W.H.B. do Brasil Ltda.
Centro Empresarial Alphaville
Av. Juru, 105- Modulo 4
06455-908-Barueri
Sao Paulo, Brazil

Canada
W.H.B. Identification Solutions, Inc.
56 Leek Crescent
Richmond Hill
Ontario  L4B 1H1, Canada

England
Brady Graphic Solutions Limited
Summit House
Brooklands Close
Sunbury on Thames
Middlesex TW16 7EH, England

Seton Limited
Canada Close
Banbury, Oxon
OX16 7RT, England

W.H. Brady Co. Ltd.
Wildmere Industrial Estate
Banbury, Oxfordshire
OX16 7JU, England

France
Seton S.A.
214 Boulevard de Fourmies
59100 Roubaix, France

Signals S.A.
Rond Point de la Republique

Z.I. de la Rochelle
17187 Perigny Cedex, France

W.H. Brady S.A.R.L.
2 Place Marcel Rebuffat
BP 362 Parc de Villejust
91959 Les Ulis Cedex, France

Germany
Seton GmbH
Otto-Hahn-Str. 5-7
63222 Langen, Germany

W.H. Brady GmbH
Lagerstrabe 13
D-64807 Dieburg, Germany

Hong Kong
W.H. Brady Asia-Pacific Pte. Ltd
Unit 1803-04, 18/F
CRE Centre
889 Cheung Sha Wan Road
Kowloon, Hong Kong

Italy
Brady Italia
Seton Italia, Srl
Via Luigi Lazzaroni 7
21047 Saronno VA, Italy

Japan
Nippon Brady K.K.
Sumitomo Fudosan Shin
Yokohama Bldg.
8F 2-5-5 Shin Yokohama
Kohoku-ku, Yokohama
Kanagawa 222, Japan

Malaysia
W.H. Brady Asia-Pacific Pte. Ltd.
15, 1st Floor, Lorong Mayang Pasir 5
Bayan Baru 11950
Penang, Malaysia

Republic of Korea
W.H. Brady Korea Co., Ltd.
130-8 Dongan-Ri
Okcheon-Eup
Okcheon-Gun, Chung Buk

373-800, Korea

Singapore
W.H. Brady Asia-Pacific Pte. Ltd.
W.H. Brady Pte. Ltd.
55 Ayer Rajah
Crescent #03-25
Ayer Rajah Industrial Estate
Singapore

Sweden
Brady AB
Karins Vag 5
S-194 54 Upplands V#sby
Sweden

Taiwan
W.H. Brady Asia-Pacific Pte. Ltd.
4th Floor, No. 4, Alley 4
Lane 30, Hwan-Shan Road, SEC 3
Taipei, 114, Taiwan

1997 Sales by Region

[PIE CHART]

USA 57%
Europe 29%
Other 14%


W.H. Brady Co. is an international manufacturer of identification, safety, materials and graphics products. Through its team of 2,500 employees, Brady provides a variety of markets with products and services that represent the high quality, innovation and performance that has come to be associated with Brady since its founding in 1914. It is Brady's focus on providing customers with full solutions that has made Brady a world leader in its markets and a company that is always on the move.


Financial Highlights

                                                                                  Percent
                                                                                  Increase
(Dollars in Thousands, Except Per Share Amounts)        1997         1996        (Decrease)
Net sales                                            $426,081        $359,542        18.5
Income before income taxes                            $51,271         $45,433        12.9
        Pre-tax profit margin                           12.0%                        12.6%
Net income                                           $31,707          $28,027        13.1
        After-tax profit margin                          7.4%             7.8%
        Return on average stockholders' investment      16.0%            15.6%
Net income per Common Share

        Class A Nonvoting                $1.44            $1.27
        Class B Voting                   $1.41            $1.24
Working capital                       $130,724         $109,688        19.2
Stockholders' investment              $206,547         $189,263         9.1
Research and development               $16,300          $11,309        44.1
Capital expenditures                    $8,777          $10,470       (16.2)
Depreciation and amortization          $14,151          $10,602        33.5

Year Ending July 31

Net Sales
(in millions)

[CHART]

93 243
94 256
95 314
96 360
97 426

Net Income
(in millions)

[CHART]

93 17
94 19
95 28
96 28
97 32

Stockholders' investment
(in millions)

[CHART]

93 128
94 145
95 171
96 189
97 207


Contents
1                       Financial Highlights
2                       Letter to Shareholders
4                       Marketing Review
13                      Financial Review

30                      Shareholder Services
Inside back cover       Corporate Data


Letter to Our Shareholders

W.H. Brady Co. had a record year in 1997, hitting new milestones in financial performance and shareholder value enhancement. And we continued to innovate and expand geographically, further strengthening our service to customers and growing the business.

Katherine Hudson
President and Chief Executive Officer

[PHOTO]

A Record Year

W.H. Brady Co. had double-digit increases in both sales and net income in fiscal 1997, which ended July 31, 1997.

Our sales were $426.1 million in 1997, up 18.5 percent from the prior year's sales of $359.5 million. Each of our business groups posted double-digit growth in the year, helped by strong sales of printing systems and related consumable products, such as labels and printer ribbons. Although a strong U.S. dollar led to translation losses of $4.4 million for the year, Brady's international sales were up 15.5 percent. Now international sales make up about 45 percent of total company sales, including exports.

Net income for fiscal 1997 was $31.7 million, or $1.44 per share, up 13.1 percent from $28 million, or $1.27 per share, in 1996. Excluding the after-tax effects of an $895,000 restructuring charge in the fiscal 1997 second quarter and a fiscal 1996 gain of $950,000 from the sale of a building, net income for fiscal 1997 rose 20.4 percent.

Our efforts to enhance efficiency and reduce overhead proved effective, with operating income for the year rising 22 percent to $50.4 million. In addition to having a good year, we also achieved our goals for strong long-term growth and shareholder value enhancement. Brady's compound annual growth rate since 1993 is 15 percent for sales and 17 percent for net income. And we achieved strong shareholder value enhancement. Brady's stock appreciation since 1993 amounts to a compound annual growth rate of 26 percent. Looking back to 1984, when Brady went public, our stock has had a compound annual growth rate of 18 percent. Return to shareholders is even higher (about 2 percent higher) when taking into account our dividends, which have increased each year for the past 12 years.

We accomplished much in fiscal 1997, including launching new products, such as BradyTRAXX(R) data-management software, the Bradyprinter(TM) THT Model 1024 thermal-transfer printer, VersaPrinter(TM) Label and Signmaker System, IndustriNotes(TM), pneumatic lockout/tagout devices and the ProImage XL(TM) Poster Printer. Our spending on research and development in the year increased to 3.8 percent of sales. We strive to have about 25 percent of total sales coming from new products, those introduced within the past three years.

To extend our reach internationally, we established a sales and warehouse operation in Brazil, a manufacturing joint venture in South Korea, and sales offices in Malaysia and Taiwan.

We also acquired Signals S.A., France, a direct marketer of safety and facility identification products, for about $10 million in cash in April 1997. As part of the Direct Marketing Group, Signals is expanding our presence in France while providing synergies with Seton, such as customer list utilization and mailing coordination.

In fiscal 1998 we will continue our emphasis on revenue growth, cost control and re-source utilization. New product development will be our No. 1 growth strategy. We will also continue our geographic expansion by opening new sales offices in countries such as the Philippines and Mexico, and we will be continuing to add distributors in other countries.

We ended fiscal 1997 with $65 million in cash on our balance sheet. In 1998 we plan to use a good portion of our cash for acquisitions, joint ventures and other investments. For acquisitions, we are looking for companies that will enhance shareholder value while providing Brady a new technology or capability, access to a new market or expanded geographic presence.

Our final growth strategy is doing more where we are. There is still significant opportunity for us in Europe, where we have had a foothold since 1962, as well as Asia/Pacific, North America and other regions. Through activities including enhanced distributor relationships, marketing programs, specialized catalogs and other initiatives, we will continue to spur growth above industry averages.

Also, in 1998 we will expand production capacity through a new $10-million state-of-the-art coater. The equipment will produce coated materials for internal and external customers.

Our continuous improvement efforts worldwide will be aimed at providing superior service to customers and reducing overhead and administrative costs. We will be stepping up investments in our information technology infrastructure to support these initiatives, to complete Year 2000 compliance, and to advance our efforts in the area of electronic commerce.

The 2,500 members of the Brady team made 1997 a terrific year. That team will continue on the track of revenue growth, cost control and resource utilization to add value for both customers and shareholders in 1998 and beyond.

Thank you for your continued
support.

Sincerely,

Katherine M. Hudson
President and Chief Executive Officer


August 1996

Brady forms W.H. Brady Korea Co., Ltd. as a manufacturing joint venture in Okcheon, Chung Buk, South Korea.

October 1996

Seton-U.S. begins marketing into Mexico via a product flyer.

November 1996

A Brady sales office in Penang, Malaysia, is established as W.H. Brady Asia-Pacific Pte. Ltd.

December 1996

Brady enters the professional graphics market by launching outdoor-durable inkjet-printable vinyl material in association with Fujifilm wide-format color inkjet printing systems.

December 1996

A Brady sales office in Taipei, Taiwan, is established as W.H. Brady Asia-Pacific Pte. Ltd.

January 1997

Brady restructures its European operations and Hirol Division operations in the United States to enhance efficiencies and improve service to customers.

March 1997

Seton-France begins marketing into Spain via a product flyer.

April 1997

Brady acquires Signals S.A., a direct marketer of safety and facility identification products in France.

June 1997

Seton-Brazil mails its first catalog in Brazil, a 36-page catalog offering safety signs, barricade tapes and more.

July 1997

Brady becomes a part of the S&P Small Cap 600 Index.



"We provide companies around the world with high-performance identification, safety, graphics, industrial identification and materials solutions."


Research and development investments
(in millions)

[CHART]

93 12
94 10
95 10
96 11
97 16

Record levels of R&D investments reflect the Company's commitment to being a world leader in its markets by providing customers advanced solutions.


Sales from international operations
(in millions)

[CHART]

93 78
94 95
95 129
96 157
97 181

1997 sales from international operations accounted for 42% of sales. Including export sales from the US, international sales in 1997 were 45% of total sales.


Safety and Facility ID

Worldwide, Brady provides full solutions to help companies create safer and more productive work environments. It offers more than 20,000 safety and facility identification products that warn, protect, inform and train employees. These include health and safety signs, pipe markers, labels and tags, lockout/ tagout products, numbers and letters, barricade tapes, safety videos and manuals, software and labeling systems. The company tops off its broad line of products with superior service, including regulatory advice and same-day shipments of products. This customer focus has made Brady the world's leading provider of safety and facility identification.

Locked Out

Brady's safety products are used in a wide variety of businesses and applications, even in remote oil operations. When performing maintenance functions on offshore oil rigs, engineers use Brady's lockout/tagout devices to ensure that others don't turn on equipment while they are making repairs. Signs, barricade tapes and chains, and various other products also help keep people safe by informing them of potential hazards.

[PHOTO]

Powerful Solutions

Houston Lighting & Power Company personnel create safety signs, valve tags, pipe markers and other general safety identification items inside its power plants with Brady's systems and materials. Warning labels with pictograms indicating electricity printed on Brady's Labelizer(R) Plus Printing System adhere to transformers through rain, snow, sun and other conditions.

[PHOTO]

Leading the Way

Mercedes-Benz U.S. International uses facility identification placarding provided by Brady. The placards identify emergency evacuation routes within the manufacturing facility in Tuscaloosa County, Alabama. Other companies use the placards, which can be color-coded and are available in flexible or rigid laminated material, for energy control and lockout, preventive maintenance and as office directories. The computer-generated placards are custom-made either from drawings sent to Brady or designs by a Brady engineer who toured the customer's facility.

[PHOTO]

Pulp & Paper

Pulp and paper mills depend on the durability of Brady-engineered pipe markers. Created on materials that withstand the exposure to heat and chemicals inside and outside of these facilities, pipe markers and signs are a vital part of assuring that important information is available to facility managers when they need it.

[PHOTO]

A Helping Hand

All types of companies need to be in tune with safety and identification regulations. The SmartTRACSM and Compliance Alliance Groups serve as valuable resources. For example, regulatory information specialists, through www.seton.com or 1-800-420-7572, respond to inquiries about safety compliance laws and industry standards and supply companies with appropriate products to use in their facilities to maintain safe and productive operations. Brady is a one-stop shop for safety solutions.

[PHOTO]

In the Lab

In research and testing laboratories, Brady products from custom signs to Right-to-Know preprinted and formatted labels provide important information regarding experiments in progress and chemicals in use. This helps keep employees safe while they innovate.

[PHOTO]

Behind the Scenes

Brady's safety products can be found in very popular places. In Orlando, Florida, signs alert workers to potential hazards at amusement parks and space centers to help ensure employee safety. Some Brady products show up on the silver screen as well, such as in the movies Jurassic Park, Robo Cop and Long Kiss Goodnight. Though Jurassic Park is only fiction, the fact that the "Danger 10,000 Volts" Brady sign can hold up in that harsh environment is not!

[PHOTO]


Graphic Solutions

Brady offers a variety of wide- and narrow-format printing systems and materials which provide turnkey solutions for a wide range of customer needs from one-color labels and posters to spectacular full-color outdoor graphics. The systems enable organizations to produce cost-effective yet vivid, high-quality, custom communication pieces on site and on demand. In 1997, Brady made further advancements in its materials offerings to provide high-quality, outdoor-durable inkjet materials that last. Today, as more and more organizations look for graphic solutions that make a difference, they look to Brady.

Courtroom Graphics

In courtrooms, lawyers often use graphic displays to make their case. And Brady's wide- format printing systems are becoming a tool of the trade. Brady's line of one-color poster printers and laminating systems enable people to make their own professional-looking 36-inch-wide posters quickly and cost-effectively. Those desiring large, full-color displays, such as for showing accident scenes, can turn to Brady's color inkjet printing systems.

[PHOTO]

Political Parties

The Brady PostaPix Thermal Poster-Printing System enabled political parties in the 1997 United Kingdom general election to display fresh, high-impact visual messages to their electorate with an urgency not believed possible a few years ago. As candidates dashed from one public meeting to the next, they could quickly print custom posters in their party colors in any quantity, showing images or slogans to suit the speaker's theme or the party's "issues of the day."

[PHOTO]

Trophies

Brady markets narrow-format printing systems into a variety of niche markets. For example, trophy shops use Brady's QuikPlate(R) System as an inexpensive and convenient alternative to traditional trophy-plate engraving. The system allows trophy shops to produce a high volume of great-looking trophy plates faster and at a lower cost than traditional engraving technology allows. QuikPlate material is a durable, scratch-resistant metallic-appearing material with adhesive on the back for easy placement on a trophy base.

[PHOTO]

Making the Grade

Brady's ProImage(R) Poster Printers provide schools with a fast, convenient and cost-effective way to create large, professional-looking charts, banners, signs and posters. Users simply take an 8.5 x 11-inch printout, place it in the ProImage system, press a button and let the system scan and print in seconds to produce 17- to 36-inch-wide output. It prints banners up to 100 feet long and can be connected directly to Mac and PC-compatible computers. For everything from classroom lessons to recognition posters to sports banners, the system rates an "A."

[PHOTO]

Events

At the 1997 National Association of Quick Printers trade show in Atlanta, Georgia, NAQP used Brady's ColorPix Inkjet Printing System for trade show floor and conference signage. The system allows users to cost-effectively print vibrant, large, full-color custom images within minutes. In the past, signage of this type was screen-printed -- a very costly alternative. Brady systems provide flexibility as well as high- quality images.

[PHOTO]

Organizations

Indiana University uses a ColorPix Inkjet Printing System for a variety of signage applications. The system's unique ability to easily change inks and substrates without recalibration allows the university to quickly mark special events like those at its art museum as well as produce backlit directional signage. The system can print with both die-based and pigmented inks on a variety of substrates ranging from ordinary paper to silk to outdoor-durable vinyl.

[PHOTO]


Industrial Identification

Companies' identification needs are diverse, but they all have something in common: they rely on critical information being in place when they need it! And Brady delivers. Brady's high-performance labeling systems are used to identify wires, cables, printed circuit boards, equipment, work-in-process and many other items. Along with high-performance materials, Brady offers a complete line of label-printing systems and software enabling customers to make labels on demand. With strengths in chemistry, materials science, coating, converting, system design and engineering, Brady meets customers' needs for identification solutions that stand up to chemicals, abrasion, weathering, extreme temperatures and other harsh conditions.

[PHOTO]

Flying High

Companies have relied on Brady's industrial identification solutions since the 1940s when Brady introduced labels to mark wires in military equipment. Today, Brady labels and tapes mark wiring and fluid lines in airplanes produced by companies such as The Boeing Company. Brady's wire markers withstand tremendous heat, crystallizing cold, and the deteriorating effects of grease, hydraulic fluid and airplane fuel while maintaining legible identification.

[PHOTO]

Gone Fishing

Each spool of Trilene fishing line and fly-fishing line (of Berkley Outdoor Technology) comes with a 2.5-inch by 1.5-inch Brady label. Fishing enthusiasts place the labels at the end of the spooled fishing line to prevent the remaining line from unwinding or becoming tangled. The Brady label is repositionable and leaves no residue, so it doesn't interfere with the catch of the day.

[PHOTO]

Semiconductors

Texas Instruments, Inc. is the worldwide leader in digital signal processing solutions and offers a unique breadth of digital and mixed-signal products and technologies, hardware and software development tools, design information services and global support. For parts tracking and shipping, TI is using two-dimensional and linear barcodes produced through Brady printers, labels and software. As the barcodes contain real-time information used for internal quality control and material management, Texas Instruments counts on the reliability of Brady's labeling systems.

[PHOTO]

Automotive

Each day millions of cars and trucks are on the move. Many of them have been touched in some way by a Brady product. Brady products play a role in work-in-process tracking, quality assurance, warranty management and other functions in everything from airbag housings in vehicles to electrical wiring in major manufacturers' stereo equipment. Each label solution is specialized to serve a critical need and stands up as specified through grease, high temperatures and harsh production processes.

[PHOTO]

Medical Applications

Brady products also play a role in the medical arena, such as when Beltone Electronics Corporation, Chicago, Illinois, manufactures hearing aids. During production, the outer shell of the hearing aids is buffed to create a shiny appearance. Removable Brady labels keep debris away from hearing-aid circuitry and the microphone inside by covering vents and other openings in the shell.

[PHOTO]

Pacesetter, Inc., a St. Jude Medical Company based in Sylmar, California, uses custom polyester Brady labels and a clear overlaminate on its pacemaker leads, allowing for easy traceability of each lead. Each of the labels contains a serial number and color code.

[PHOTO]

Motion Control, Inc., a division of Filluaer, Inc., is the manufacturer of the Utah Artificial Arm(TM) which operates by using electric signals from remnant muscles. A Brady label inside the arm allows the user to easily identify how to make adjustments for fine-tuning the speed and force of arm movement.

[PHOTO]


Automatic ID and Data Collection

Brady's automatic identification and data-collection systems take industrial identification one step further. They incorporate standard or custom-tailored scanners, verifiers, tracking software and readers into customers# existing infrastructures to increase efficiencies, productivity and quality. Brady engineers work with customers to select the right equipment for their individual applications and even custom design software for existing infrastructures. This consultive approach, coupled with Brady's quality of products, training and follow-up technical support, is what keeps customers coming back to Brady. From today's methods to emerging standards like Data Matrix(TM) symbology and radio-frequency identification, Brady has solutions, and they are working on some of the toughest jobs around the world.

[PHOTO]

Telecommunications

Brady's automatic identification and data-collection systems serve a variety of markets. In the production of cellular phones, for example, Ericsson, Sweden, uses Brady-engineered thermal-transfer printing systems to track components for quality assurance and product identification.

[PHOTO]

Printed Circuit Board Assembly

Unico Technology Berhad assembles printed circuit boards as a subcontractor for many electronics manufacturers. Unico uses a Brady thermal-transfer printer, barcode software and two types of Brady label materials to identify, track and ensure the quality its customers expect.

[PHOTO]

Electronics

Brady scanning systems are integrated in Motorola production lines to read, decode and transmit information from two-dimensional Data Matrix(TM) labels applied to crystals, the frequency-determining element in electronic devices. Motorola produces millions of electronic devices, including telephones, pagers and hand-held radios, every year. Brady's scanners and data-collection devices quickly provide the information needed from the data-matrix label for Motorola to rapidly tune and produce these products.

[PHOTO]

Work-In-Process

Lucent Technologies, a global systems and technology company connecting ideas, commerce and people worldwide, has a work-in-process serialization system that relies on the PAM 5000 Printer Applicator Machine for identification and tracking needs. Brady's custom software feeds Lucent's serialized codes to the PAM 5000 System. Each barcode label is printed and applied to Lucent Technologies circuit boards with a robotic arm at a rate of 10 codes per minute with precision. Once applied, the labels are integrated into process control and work-in-process tracking within Lucent's Columbus Works Wireless product realization facility. By using the PAM 5000 System, Lucent can track product quality and productivity easily and effectively.

As Lucent Technologies grows globally, W.H. Brady Co. is right beside them. Lucent Technologies Network Systems EMEA, headquartered in the Netherlands, with locations in Germany, France, Spain, Poland, China, Russia and Saudi Arabia, uses high-performance Brady labels, thermal-transfer printers and software to identify circuit boards and faceplates of network hardware and packing material.

[PHOTO]

Making Connections

AMP Japan, a subsidiary of AMP Incorporated based in Harrisburg, Pennsylvania, a worldwide leader in electrical connectors and interconnection systems, uses Brady labeling systems for its Client-Server System. These Brady products enable AMP Japan to print 12-digit barcodes on product shipments. The barcodes allow AMP to keep precise track of product and delivery information.

[PHOTO]

Animal Tracking

Y-Tex, an international supplier of animal tags for identifying livestock, uses Brady's radio-frequency products to provide accurate and on-the-spot information about livestock, such as swine and cattle, in a feed-lot environment. Brady RF Tags can be read from a distance in milliseconds -- even through a variety of nonmetallic materials. A quick scan of an ear tag allows for easy monitoring and recording of an animal's information including weight, lean content, growth and vaccinations from birth to processing.

[PHOTO]


Specialty Tapes & Die-Cut Materials

W.H. Brady Co. products and services deliver high quality and performance that customers count on. With in-house research and development, coating and converting operations, Brady assures everything from the chemistry to the printing and shape of a product meets customers' unique needs. Brady chemists and materials scientists develop the formulations of adhesives, inks, topcoats and materials that take into consideration everything from adhesion properties to reactions to various temperatures, moisture, chemicals, abrasion, static electricity and other conditions. Brady has a wide offering of precision die-cut products serving the telecommunications, medical and other markets. From polycarbonate lenses for pager windows to metallic foils for electromagnetic-interference and radio-frequency-interference shielding in electronic devices, Brady applies its converting expertise and advanced manufacturing processes to provide the highest quality of die-cut materials and specialty tapes to customers.

In The Lead

Brady is a global supplier of the high-performance tapes which stabilize and reinforce leads of integrated circuit leadframes. Semiconductor manufacturers find reliability in Brady leadframe tapes that exhibit strong adhesions and consistent quality over a wide range of temperatures.

[PHOTO]

Audio/Video

Data-storage markets look to Brady for a variety of high-performance tapes that become a part of audiocassettes, videocassettes and other items. Brady's printed splicing tape, for example, shows up in millions of movie videos being sold or rented. The tape serves a mechanical purpose in holding the magnetic tape to the leader tape in audio- and videocassettes, but also the printed information on the tape helps blank cassette manufacturers and duplicators perform quality assurance on their processes and videocassettes.

[PHOTO]

Hard Disk Drives

There is an application or potential application of Brady's tape or die-cut materials expertise in just about every industry. While a few years ago, computer hard disk drives were held together by nuts and bolts, today Brady tape seal is holding many of them together around the world. Brady produces about 30 different parts of a hard disk drive -- from clock write seals which cover openings in the drive casing to filter covers which prevent dust and other contaminants from entering the hard disk drive.

Global Solutions

Around the world, Brady is providing solutions through its 30,000 stock and numerous custom solutions of signs, tapes, labels, software, printing systems, safety devices, specialty die-cut materials and other products. At the same time, an international team of 2,500 employees is working to build on the strong Brady foundation with continuous improvement and technological advances to ensure that Brady will provide the highest levels of quality, innovation and service in the future, too. They're working to make sure that when companies think of marking, tracking, locking, protecting, fastening, reinforcing, presenting and sticking to it, they think of Brady.

[PHOTO]



Financial Review

W.H. Brady Co. has demonstrated solid financial performance. Brady's compound annual growth rates for fiscal 1993-1997 were 15 percent for sales and 17 percent for net income. - Brady also generated positive shareholder value, providing a net operating profit after tax that exceeded the Company's cost of capital. The benefit of Brady's internal Shareholder Value Enhancement measure has been to strengthen its financial health and investment strategy and to improve the total return to shareholders. Brady's compound annual return to shareholders -- stock price plus dividends -- for 1993-1997 was 28 percent.

- With strong fundamentals and excellent growth potential, Brady will continue to focus on long-term shareholder value enhancement through revenue growth + cost control + resource utilization.

Years Ending July 31

Earnings per share

[CHART]

93 .77
94 .85
95 1.27
96 1.27
97 1.44

Earnings per share increased 13.4% in 1997. The Compound Annual Growth Rate of EPS over the last five years was 16.9%.

Annual dividends per share

[CHART]

93 .20
94 .23
95 .27
96 .40
97 .52

In October 1997, dividends increased 15% to $0.60 per share, making fiscal 1998 the 12th consecutive year of annual dividend increases.

Brady common stock trading range

[CHART]

93 11.08-12.58
94 11.50-16.33
95 15.67-23.83
96 18.00-27.50
97 20.50-30.50

On July 31, 1997, Brady's Class A Common Stock closed at $29.63.

Five year cumulative total return
(in millions)

[CHART]

93 S&P 500 - 109  Nasdaq - 122  W.H Brady Co. - 103

94 S&P 500 - 114  Nasdaq - 125  W.H Brady Co. - 142
95 S&P 500 - 144  Nasdaq - 176  W.H Brady Co. - 214
96 S&P 500 - 168  Nasdaq - 191  W.H Brady Co. - 200
97 S&P 500 - 256  Nasdaq - 282  W.H Brady Co. - 274

Brady#s return exceeded the S&P 500, with $100 invested in Brady stock in July 1992 growing to $274 by July 1997 through price appreciation plus dividends.

Operating income
(in millions)

[CHART]

93 25
94 30
95 41
96 41
97 50

Brady's cost control and asset utilization efforts helped fund growth initiatives while improving the operating margin to 11.8% of sales.

Operating cash flow
(in millions)

[CHART]

93 22
94 33
95 22
96 35
97 40

Operating cash flow rose 15% to $40 million, representing record performance.


Selected Financial Information

(Dollars in Thousands, Except Per Share Amounts)
Years Ended July 31, 1988 through 1997

                                           1997     1996      1995     1994     1993     1992     1991     1990     1989     1988
Operating Data
Net sales                               $426,081  $359,542 $314,362  $255,841 $242,970 $235,965 $211,063 $191,161 $174,174 $153,016
Operating expenses:
    Cost of products sold                194,096   166,426  143,634   118,116  114,301  110,130   96,797   84,952   75,620   67,302
    Research and development              16,300    11,309   10,426    10,318   12,132   10,001    9,176    7,355    6,168    5,879
    Selling, general and administrative  165,317   140,642  119,717    97,932   92,449   93,931   84,936   76,596   71,292   63,986
    Nonrecurring charge (credit)               -         -        -         -   (1,236)   6,562        -        -    6,465        -
        Total operating expenses         375,713   318,377  273,777   226,366  217,646  220,624  190,909  168,903  159,545  137,167

Operating income                          50,368    41,165   40,585    29,475   25,324   15,341   20,154   22,258   14,629   15,849
Other income and (expense):

    Investment and other income - net      1,159     4,570    4,609       837      559      239    2,845    4,004    2,380    1,901
    Interest expense                        (256)     (302)    (555)     (410)     (54)    (219)    (548)    (646)    (356)    (477)
        Net other income                     903     4,268    4,054       427      505       20    2,297    3,358    2,024    1,424
Income before income taxes,
    extraordinary item and
    cumulative effect of changes
    in accounting principles              51,271    45,433   44,639    29,902   25,829   15,361   22,451   25,616   16,653   17,273

Income taxes                              19,564    17,406   16,728    11,362    8,973    6,972    7,054   10,606    6,778    6,968
Income before extraordinary item
    and cumulative effect of changes
    in accounting principles              31,707    28,027   27,911    18,540   16,856    8,389   15,397   15,010    9,875   10,305
Extraordinary item:
    Gain on proceeds of officer's
    life insurance policies, net               -         -        -         -        -        -        -        -    4,625        -
Income before cumulative effect
    of changes in accounting principles   31,707    28,027   27,911    18,540   16,856    8,389   15,397   15,010   14,500   10,305
Cumulative effect of changes in
    accounting principles for:
        Postretirement benefits
        (net of income taxes of $2,663)        -         -        -         -        -   (3,995)      -        -        -         -
        Income taxes                           -         -        -         -        -      661       -        -        -         -
        Catalog costs                          -         -        -         -        -        -       -        -     1,233        -
Net income                               $31,707   $28,027  $27,911   $18,540  $16,856   $5,055 $15,397  $15,010  $115,733 $110,305
Net income per Common Share:
    Class A Nonvoting                      $1.44     $1.27    $1.27      $.85     $.77     $.23    $.71     $.70  $1111.70 $1111.45
    Class B Voting                         $1.41     $1.24    $1.24       .81     $.74     $.19    $.67     $.66  $1111.67 $1111.42
Cash dividends on:
    Class A Common Stock                    $.52      $.40     $.27      $.23     $.20     $.19    $.16     $.13  $1111.09 $1111.08
    Class B Common Stock                    $.49      $.37     $.23      $.19     $.17     $.15    $.13     $.10  $1111.06 $1111.05

Balance Sheet (at period end)
    Working capital                     $130,724  $109,688 $129,938  $100,023  $77,943  $66,093 $70,883  $67,797  $153,056 $142,492
    Total assets                         291,662   261,835  230,005   202,509  179,901  173,054 156,812  147,197   129,890  117,201
    Long-term debt, less
      current maturities                   3,890     1,809    1,903     1,855    1,978    2,524   1,982    3,298     3,637    3,086
Stockholders' investment                 206,547   189,263  170,823   145,129  128,068  119,771 115,260  103,784    89,443   84,987


Management's Discussion and Analysis of Results of Operations and Financial Condition

The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes appearing in this annual report.

Overview

During fiscal 1994 and 1995, the Company experienced sales growth while reducing cost of products sold and operating expenses as percentages of net sales. It also made significant improvements in productivity and asset utilization through the successful implementation of a team-oriented approach to quality, growth and cost reduction. To further enhance teamwork, in February 1995, the Company's operations were realigned into three global groups, each headed by a Group Vice President. The groups are (i) the Identification Systems and Specialty Tapes Group ("ISST"), (ii) the Direct Marketing Group, formerly the Seton Group, and (iii) the Graphics Group ("Graphics").

During fiscal 1996, to implement the Company's growth strategy discussed below, the Company increased expenditures related to geographic expansion, global information systems and sales and marketing activities. The Company was unable to immediately capitalize those expenditures, and, as a result, selling, general and administrative expenses as a percentage of sales increased to 39.1% for fiscal 1996, compared to 38.1% for fiscal 1995. Management believes these investments will solidify the Company's competitive position and assist the Company in building a base for sustainable long-term growth. Investments in these key areas continued in fiscal 1997, but selling, general and administrative expenses decreased to 38.8% of sales as the Company leveraged these investments over an increased sales base.

The Company's growth strategy is focused on four key elements: introducing new products for new markets and applications; geographic expansion in selected markets worldwide; strategic acquisitions and joint ventures; and increasing product penetration in existing markets.

The Company introduced several new products in fiscal 1997, including BradyTRAX(TM) data-management software, Bradyprinter(TM) THT Model 1024 thermal-transfer printer, VersaPrinter(TM) Label and Signmaker System, an additional printer applicator system model, IndustriNotesTM, pneumatic lockout/tagout devices and the ProImageXLTM poster printer.

During fiscal 1997 the Company established sales offices in Malaysia and Taiwan. Catalog sales efforts continued in Brazil during fiscal 1997 and initial mailings were distributed in Mexico.

The Company completed the acquisitions of TechPress II Limited in November 1995, The Hirol Company in January 1996, Varitronic Systems, Inc. in April 1996 and Signals S.A. in April 1997. The Company formed a manufacturing joint venture in South Korea in August 1996.

To increase product penetration in fiscal 1997 the Company continued its investment in sales, marketing and catalog efforts worldwide.

Year Ended July 31, 1997,
Compared to Year Ended July 31, 1996

Sales for fiscal 1997 increased by $66,539,000 or 18.5% over fiscal 1996. Sales of the Company's international operations increased by 15.5%. Real growth through continued market penetration in Europe and the Far East increased international sales 12.7%. The acquisitions of TechPress II Limited and Signals S.A. and the startup of the Company's Korean joint venture increased international sales 5.7%. These increases were offset by the negative effect of fluctuations in the exchange rates used to translate financial results into U.S. currency which reduced international sales by 2.9%. Sales of the Company's U.S. operations increased 20.8% for the year ended July 31, 1997. The acquisitions of Varitronic Systems, Inc. and The Hirol Company contributed 11.8% of this increase, with growth in the sales of the Company's core products making up the balance.

The cost of products sold as a percentage of sales decreased from 46.3% to 45.6% due to changes in product mix and manufacturing efficiencies from the Company's continuous improvement efforts, offsetting increased depreciation expenses from the acquisitions. Cost of products sold for fiscal 1997 included a charge in the second quarter of $1,200,000 ($715,000 after tax) for restructuring the Company's European operations and consolidating The Hirol Company's production operations into the Company's existing operations in the United States and in the United Kingdom. Selling, general and administrative expenses as a percentage of sales decreased slightly from 39.1% to 38.8%, as the Company's continuing cost control efforts more than offset the Company's ongoing investment in building its global information technology infrastructure. Selling, general and administrative expenses for fiscal 1997 included a charge of $300,000 ($180,000 after tax) for the restructuring mentioned above. The acquisitions and the Company's commitment to process improvements and new product development resulted in research and development expenses increasing by 44.1% over fiscal 1996. As a percentage of sales, research and development expenses increased from 3.2% to 3.8%.

Operating income increased by $9,203,000 or 22.4% over fiscal 1996, as the increase in research and development expenses was offset by improved gross margins and the spreading of fixed costs over a larger sales base.

Investment and other income decreased $3,411,000 from the prior year as a result of lower investment income because of lower cash balances as a result of the acquisitions in the prior year and foreign exchange losses. In addition, investment and other income for fiscal 1996 included $1,750,000 ($950,000 after tax) from the gain on the sale of a building in Germany.

Income before income taxes increased to $51,271,000, an increase of 12.9% compared to fiscal 1996's $45,433,000. Excluding the 1997 restructuring charges and the 1996 gain on the sale of the German building, income before income taxes increased 20.8% compared to the prior year.

The Company's effective tax rate decreased slightly from 38.3% for fiscal 1996 to 38.2% for fiscal 1997.

Net income was $31,707,000 for fiscal 1997, compared to $28,027,000 for fiscal 1996 because of the factors cited above. Excluding the $895,000 restructuring charge in 1997 and the $950,000 gain on the sale of the building in Germany in 1996, fiscal 1997 net income increased 20.4% compared to the prior year.

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

The effective tax rate increased from 37.5% for fiscal 1995 to 38.3% for fiscal 1996 due to higher tax rates for the Company#s international operations and a higher effective state tax rate.

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

Income before income taxes for the two businesses divested in fiscal 1995 was a loss of $1,098,000 compared to fiscal 1994#s full year loss of $4,283,000.

The Company's income before income taxes increased to $44,639,000, an increase of 49.3% compared to fiscal 1994#s $29,902,000.

Net income was positively impacted by a decrease in the effective tax rate from 38.0% for fiscal 1994 to 37.5% for fiscal 1995. This was primarily caused by a lower effective state tax rate.

Net income for the year increased 50.5% to $27,911,000 for fiscal 1995, compared to $18,540,000 for fiscal 1994, because of the factors cited above.

Liquidity

The Company's liquidity remains strong. Cash and cash equivalents were $65,329,000 at July 31, 1997, compared to $49,281,000 at July 31, 1996, and
$89,067,000 at July 31, 1995. The decrease in fiscal 1996 was primarily due to the acquisitions of TechPress II Limited, The Hirol Company and Varitronic Systems, Inc. Working capital increased $21,036,000 during fiscal 1997 and equaled $130,724,000 at July 31, 1997.

The Company has maintained significant cash balances due in large part to its strong operating cash flow, which totaled $39,911,000 for fiscal 1997, $34,612,000 for fiscal 1996, and $21,552,000 for fiscal 1995. Capital expenditures were $8,777,000 in fiscal 1997, $10,470,000 in fiscal 1996, and $8,114,000 in fiscal 1995. Financing activities, primarily the payment of dividends to the Company's stockholders, consumed $9,166,000 of cash in the fiscal 1997, $13,916,000 in fiscal 1996, and $4,659,000 in fiscal 1995.

Long-term debt as a percentage of long-term debt plus stockholders' investment was 1.8% at July 31, 1997, compared to 0.9% at July 31, 1996, and 1.1% at July 31, 1995, as a result of borrowing by the Company#s new Korean joint venture.

The Company continues to seek opportunities to invest in new products and new markets and in strategic acquisitions and joint ventures which fit its growth strategy. Management believes the Company's cash and cash equivalents and the cash flow it generates from operating activities are adequate to meet the Company's current investing and financing needs.

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


Consolidated Balance Sheets
(Dollars in Thousands) July 31, 1997 and 1996

                                                                        1997    1996
Assets
Current assets:
    Cash and cash equivalents (Note 1)                                  $65,329  $49,281
    Accounts receivable, less allowance for losses ($2,241
        and $1,992, respectively)                                        65,450   53,679
    Inventories (Note 1):
        Finished products                                                27,179   24,463
        Work-in-process                                                   3,885    3,838
        Raw materials and supplies                                       13,541   12,396
            Total inventories                                            44,605   40,697
    Prepaid expenses and other current assets (Notes 1, 3 and 4)         12,585   12,454
            Total current assets                                        187,969  156,111
Other assets:
    Intangibles -- net (Note 1)                                          36,015   34,212
    Other (Note 4)                                                        5,236    5,863
Property, plant and equipment (Notes 1 and 5):
    Cost:
        Land                                                              5,162    4,735
        Buildings and improvements                                       39,159   34,484
        Machinery and equipment                                          79,497   78,680
        Construction in progress                                          2,560    4,383
                                                                        126,378  122,282
Less accumulated depreciation                                            63,936   56,633

        Net property, plant and equipment                                62,442        65,649
Total                                                                  $291,662      $261,835

Liabilities and Stockholders' Investment
Current liabilities:
    Accounts payable                                                    $17,656      $ 13,922
    Wages and amounts withheld from employees                            16,925        14,144
    Taxes, other than income taxes                                        1,960         1,790
    Accrued income taxes                                                  8,453         5,419
    Other current liabilities (Note 3)                                   11,687        10,620
    Current maturities on long-term debt (Note 5)                           564           528
           Total current liabilities                                     57,245        46,423
Long-term debt, less current maturities (Note 5)                          3,890         1,809
Other liabilities (Note 3)                                               23,980        24,340
           Total liabilities                                             85,115        72,572
Stockholders' investment (Notes 1 and 6):
    Preferred Stock (aggregate liquidation preference
        of $3,026 at July 31, 1997)                                       2,855         2,855
    Common Stock:
        Class A Nonvoting -- issued and outstanding 20,171,853 and
             20,094,100 shares, respectively, aggregate liquidation
             preference of $33,687 at July 31, 1997)                        202           201
        Class B Voting -- issued and outstanding 1,769,314 shares            18            18
Additional paid-in capital                                                9,573         8,415
Earnings retained in the business                                       193,602       173,491
Cumulative translation adjustments                                          297         4,283
        Total stockholders' investment                                  206,547       189,263
Total                                                                  $291,662      $261,835

See Notes to Consolidated Financial Statements.


Consolidated Statements of Income

Years Ended July 31, 1997, 1996 and 1995
(Dollars in Thousands, Except Per Share Amounts)


                                                          1997            1996            1995
Net sales                                               $426,081        $359,542        $314,362
Operating expenses:
    Cost of products sold                                194,096         166,426         143,634
Research and development                                  16,300          11,309          10,426
Selling, general and administrative                      165,317         140,642         119,717
        Total operating expenses                         375,713         318,377         273,777

Operating income                                          50,368          41,165          40,585
Other income and (expense):
    Investment and other income - net (Note 2)             1,159           4,570           4,609
    Interest expense                                        (256)           (302)           (555)
        Net other income                                     903           4,268           4,054

Income before income taxes                                51,271          45,433          44,639
Income taxes (Notes 1 and 4)                              19,564          17,406          16,728
Net income                                               $31,707         $28,027         $27,911

Net income per Common Share (Notes 6 and 8):
    Class A Nonvoting                                      $1.44           $1.27           $1.27
    Class B Voting                                         $1.41           $1.24           $1.24

See Notes to Consolidated Financial Statements.

Consolidated Statements of Stockholders' Investment

Years Ended July 31, 1997, 1996 and 1995
(Dollars in Thousands, Except Per Share Amounts)


                                                                        Additional      Earnings        Cumulative
                                                Preferred       Common    Paid-In       Retained in     Translation
                                                  Stock          Stock    Capital       the Business    Adjustments
Balances at July 31, 1994                        $2,855            $72     $6,768         $132,271        $3,163
    Net income                                        -              -          -           27,911
    Net currency translation adjustment               -              -          -                -         2,372
    Issuance of 30,529 shares of Class A Common
        Stock under stock option plan                 -              1        999                -             -
    Tax benefit from exercise of stock options        -              -        307                -             -
    Cash dividends on Preferred Stock:
        1979 series - $10 a share                     -              -          -             (220)            -
        6% and 1972 series - $6 a share               -              -          -              (39)            -
    Cash dividends on Common Stock:
        Class A - $.27 a share                        -              -          -           (4,398)            -
        Class B - $.23 a share                        -              -          -           (1,239)            -

Balances at July 31, 1995                         2,855             73      8,074          154,286         5,535
    Net income                                        -              -          -           28,027
    Net currency translation adjustment               -              -          -                -        (1,252)
    Issuance of 25,049 shares of Class A Common
        Stock under stock option plan                 -              -        372                -             -
    Tax benefit from exercise of stock options        -              -        115                -             -
    Common Stock dividend                             -            146       (146)               -             -
    Cash dividends on Preferred Stock:
        1979 series - $10 a share                     -              -          -             (220)            -
        6% and 1972 series - $6 a share               -              -          -              (39)            -
    Cash dividends on Common Stock:
        Class A - $.40 a share                        -              -          -           (7,678)            -
        Class B - $.37 a share                        -              -          -             (885)            -

Balances at July 31, 1996                         2,855            219      8,415          173,491         4,283
    Net income                                        -              -          -           31,707
    Net currency translation adjustment               -              -          -                -        (3,986)
    Issuance of 77,753 shares of Class A Common
    Stock

        under stock option plan                       -              1        835                -             -
    Tax benefit from exercise of stock options        -              -        323                -             -
    Cash dividends on Preferred Stock:
        1979 series - $10 a share                     -              -          -             (220)            -
        6% and 1972 series - $6 a share               -              -          -              (39)            -
    Cash dividends on Common Stock:
        Class A - $.52 a share                        -              -          -          (10,476)            -
        Class B - $.49 a share                        -              -          -             (861)            -
Balances at July 31, 1997                        $2,855           $220     $9,573         $193,602          $297

See Notes to Consolidated Financial Statements.


Consolidated Statements of Cash Flows

Years Ended July 31, 1997, 1996 and 1995

(Dollars in Thousands)                                          1997            1996            1995
Operating activities:
    Net income                                                  $31,707        $28,027          $27,911
    Adjustments to reconcile net income to
        net cash provided by operating activities:
            Depreciation                                         12,183          9,978            9,049
            Amortization                                          1,968            624              110
            Loss on sale of businesses
            Loss/(Gain) on sale of property, plant and
            equipment                                               139         (2,222)          (2,209)
            Provision for losses on accounts receivable             663            367              463
            Writedown of long-term investment                         -            550                -
            Changes in operating assets and liabilities
                (net of effects of business acquisitions
                  and disposals):
                    Accounts receivable                         (12,796)        (1,786)         (12,554)
                    Inventory                                    (4,818)        (3,978)             473
                    Prepaid expenses and other assets             2,342           (972)          (1,385)
                    Accounts payable and accrued liabilities      6,147            309            1,361
                    Income taxes                                  3,334          1,815           (1,605)
                    Deferred income taxes                        (1,118)          (453)             212
                    Other liabilities                               160          2,353             (687)
                     Net cash provided by operating activities   39,911         34,612           21,552

Investing activities:
    Acquisitions of businesses, net of cash acquired             (6,724)       (53,167)               -
    Purchases of property, plant and equipment                   (8,777)       (10,470)          (8,114)
    Proceeds from sale of property, plant and equipment             908          4,563            6,227
    Proceeds from sale of businesses                                  -              -            6,315
    Other                                                           292              -             (750)
                     Net cash (used in) provided by
                      investing activities                      (14,301)       (59,074)           3,678

Financing activities:
    Payment of dividends                                        (11,596)        (8,822)          (5,896)

    Proceeds from issuance of Common Stock                          835            372            1,306
    Proceeds from long-term borrowings                            2,236              -                -
    Principal payments on long-term debt                           (641)        (5,466)             (69)
                     Net cash used in financing activities       (9,166)       (13,916)          (4,659)
Effect of exchange rate changes on cash                            (396)        (1,408)           2,389
Net increase (decrease) in cash and cash equivalents             16,048        (39,786)          22,960
Cash and cash equivalents, beginning of year                     49,281         89,067           66,107
Cash and cash equivalents, end of year                          $65,329        $49,281          $89,067
Supplemental disclosure of cash flow information:
    Cash paid during the year for:
        Interest                                                   $258           $245             $116
        Income taxes, net of refunds                             18,987         15,569           17,174
    Acquisitions:
        Fair value of assets acquired, net of cash               $3,058        $36,587
        Liabilities assumed                                      (1,375)       (15,966)
        Goodwill                                                  5,041         32,546
                     Net cash paid for acquisitions              $6,724        $53,167

See Notes to Consolidated Financial Statements.


Notes to Consolidated Financial Statements

Years Ended July 31, 1997, 1996 and 1995

1
Summary of Significant Accounting Policies

Principles of Consolidation / The accompanying consolidated financial statements include the accounts of W.H. Brady Co. and its subsidiaries, all of which are wholly-owned. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates / The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments / The Company believes the carrying amount of its financial instruments (cash and cash equivalents, accounts receivable and accounts payable) is a reasonable estimate of the fair value of these instruments.

Cash Equivalents / The Company considers all highly liquid investments with maturities of three months or less when acquired to be cash equivalents.

Inventories / Inventories are stated at the lower of cost or market. Cost has been determined using the last- in, first-out (LIFO) method for certain domestic inventories (approximately 43% and 49% of total inventories at July
31, 1997 and 1996, respectively) and the first-in, first-out method for other inventories. The difference between the carrying value of domestic inventories stated at LIFO cost and the value of such inventories stated at replacement cost was $5,389,000 at July 31, 1997, and $5,508,000 at July 31, 1996.

Depreciation / The cost of buildings and improvements and machinery and equipment is being depreciated over their estimated useful lives using the straight-line method for financial reporting purposes. Intangible Assets / The excess of cost over fair value of the net assets of businesses acquired is amortized using the straight-line method over various periods ranging from 20 to 40 years. The weighted average amortization period is 31 years.

Impairment of Long-Lived Assets / The Company evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets may warrant revision or that the remaining balance of an asset may not be recoverable. The measurement of possible impairment is based on the ability to recover the balance of assets from expected future operating cash flows on an undiscounted basis. In the opinion of management, no such impairment existed as of July 31, 1997, or July 31, 1996.

Catalog Costs / Catalog costs are initially capitalized and amortized over the estimated useful lives of the publications (generally eight months). At July 31, 1997 and 1996, $3,800,000 and $4,619,000, respectively, of prepaid catalog costs were included in prepaid expenses and other current assets. Foreign Currency Translation / Foreign currency assets and liabilities are translated into United States dollars at end of period rates of exchange, and income and expense accounts are translated at the weighted average rates of exchange for the period. Resulting translation adjustments are included as a separate component of stockholders' investment.

Hedging / The Company enters into forward foreign exchange contracts to hedge committed intercompany foreign currency transactions. Such exchange contracts generally have maturities of one year. At July 31, 1997, exchange contracts aggregating approximately $8,953,000, were outstanding. Income Taxes / The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Accounting Standards To Be Adopted / In 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128, "Earnings Per Share." This statement will be adopted by the Company in the fiscal year beginning August 1, 1997. The Company is currently evaluating the impact of this statement on the consolidated financial statements.

In 1997, the FASB also issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." Both statements must be adopted by the Company beginning
August 1, 1998. However, early adoption is permitted. The Company is currently evaluating the impact of these statements on the consolidated financial statements.

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

On April 8, 1996, the Company completed its acquisition of Varitronic Systems, Inc. located in Minneapolis, Minnesota, for cash of $40,620,000. Varitronic Systems Inc. manufactures and markets supply-consuming lettering, labeling, signage and presentation systems and supplies.

Effective August 29, 1996, the Company entered into a joint venture -- W.H. Brady Korea Co. Ltd., in Okcheon, South Korea. The joint venture manufactures and markets Brady identification and tape products and also sells Markem printers and supplies.

Effective April 30, 1997, the Company acquired the common stock of Signals S.A. located in LaRochelle, France, a marketer of safety and facility identification products, for cash of approximately $9,600,000. The pro forma results of operations are not significant to the financial statements.


3
Employee Benefit Plans

The Company provides postretirement medical, dental and vision benefits for all regular full- and part- time domestic employees (including spouses) who retire on or after attainment of age 55 with 15 years of credited service. Credited service begins accruing at the later of age 40 or date of hire. All active employees first eligible to retire after July 31, 1992, will be covered by an unfunded, contributory postretirement healthcare plan where employer contributions will not exceed a Defined Dollar Benefit amount, regardless of the cost of the program. Employer contributions to the plan are based on the employee's age and service at retirement.

The Company accounts for postretirement benefits other than pensions in accordance with SFAS No. 106, "Employers" Accounting for Postretirement Benefits Other than Pensions." The Company funds benefit costs on a pay-as-you-go basis. During the years ended July 31, 1997 and 1996, the Company made benefit payments totalling $282,000 and $209,000, respectively.

The following table sets forth the plan's status reconciled with amounts recognized in the accompanying consolidated balance sheets at July 31, 1997 and 1996:

(Dollars in Thousands)                                  1997    1996
Accumulated postretirement
  benefit obligation:
    Retirees                                            $3,112  $3,251

    Fully eligible active plan participants                604     837
    Other active plan participants                       2,426   2,164
                                                         6,142   6,252
Unrecognized net gain                                    2,703   2,293
Accrued postretirement benefit cost                     $8,845  $8,545


Years Ended July 31,
(Dollars in Thousands)                                                  1997    1996    1995
Net periodic postretirement benefit cost included the
  following components:
    Service cost - benefits attributed to service during the period     $260     $246    $230
    Interest cost on accumulated postretirement benefit obligation       447      478     469
    Amortization of (gain)                                              (187)    (106)   (103)
Periodic postretirement benefit cost prior to curtailment                520      618     596
Effective curtailment (gain) due primarily to disposition
  of operations                                                            -        -     (93)
Net periodic postretirement benefit cost                                $520     $618    $503

The assumed health care cost trend rates used in measuring the accumulated postretirement benefit obligation were 7.5% in 1997 and gradually declining to 5.5% by the year 2000.

The weighted average discount rates used in determining the accumulated postretirement benefit obligation was 7.5% in 1997 and 8% in 1996.

If the health care cost trend rate assumptions were increased by 1%, the accumulated postretirement benefit obligation as of July 31, 1997, would be increased by $31,000. The effect of this change on the sum of the service cost and interest cost would not be material.

During 1995, the Company had a curtailment gain which represents the accumulated postretirement benefit obligation of employees who were employed at the disposed operations.

The Company has retirement and profit-sharing plans covering substantially all full-time domestic employees and certain of its foreign subsidiaries. Contributions to the plans are determined annually based on earnings of the respective companies and employee contributions. At July 31, 1997 and 1996, $4,290,000 and $3,939,000, respectively, of accrued profit-sharing contributions were included in other current liabilities.

The Company also has deferred compensation plans for directors, officers and key executives utilizing the phantom stock plan concept. At July 31, 1997 and 1996, $18,324,000 and $18,080,000, respectively, of deferred compensation was included in current and other long-term liabilities.

The amounts charged to income for the plans described above were $7,092,000 in 1997, $6,545,000 in 1996 and $6,188,000 in 1995.

The Company has a voluntary employee benefit trust for the purpose of funding employee medical benefits and certain other employee benefits. At July 31, 1997 and 1996, $2,441,000 and $1,995,000, respectively, of payments to the trust to fund such benefits were included in prepaid expenses and other current assets.

4
Income Taxes

Income taxes consist of the following:
Years Ended July 31,

(Dollars in Thousands)                          1997            1996            1995
Currently payable:
  Federal                                     $13,875          $10,573         $10,194
  Foreign                                       3,812            5,376           4,518
  State                                         2,995            1,910           1,804
                                               20,682           17,859          16,516
Deferred (credit):
  Federal                                      (1,832)            (807)           (382)
  Foreign                                       1,188              469             662
  State                                          (474)            (115)            (68)
                                               (1,118)            (453)            212
Total                                         $19,564          $17,406         $16,728

Deferred income taxes result from timing differences in the recognition of revenues and expenses for financial statement and income tax purposes. These differences relate principally to depreciation and certain expenses not deductible for tax reporting until paid.

Pre-tax income consists of the following:

Years Ended July 31,
(Dollars in Thousands)                            1997           1996            1995
United States                                   $38,493         $31,481         $32,074
Foreign                                          12,778          13,952          12,565
Total                                           $51,271         $45,433         $44,639

The approximate tax effects of temporary differences are as follows:

July 31, 1997
(Dollars in Thousands)                          Assets          Liabilities     Total
Inventories                                     $2,071          $-             $2,071
Prepaid catalog costs                                -          (399)            (399)
Employee benefits                                    -          (678)            (678)
Allowance for doubtful accounts                    362             -              362
Other, net                                       2,753          (530)           2,223
    Current                                      5,186        (1,607)           3,579
Excess of tax over book depreciation                 -        (3,298)          (3,298)
Deferred compensation                            6,010             -            6,010
Postretirement benefits                          3,577             -            3,577
Tax loss carryforwards                           3,406             -            3,406
Less valuation allowance                        (3,406)            -           (3,406)
Other, net                                         701        (1,771)          (1,070)
    Noncurrent                                  10,288        (5,069)           5,219
Total                                          $15,474       $(6,676)          $8,798

July 31, 1996

(Dollars in Thousands)                          Assets          Liabilities     Total
Inventories                                     $1,563          $-              $1,563
Prepaid catalog costs                                -          (660)             (660)
Employee benefits                                    -          (229)             (229)
Allowance for doubtful accounts                    387             -               387
Other, net                                       1,336             -             1,336
    Current                                      3,286          (889)            2,397
Excess of tax over book depreciation                 -        (4,467)           (4,467)
Deferred compensation                            5,633             -             5,633
Postretirement benefits                          3,445             -             3,445
Tax loss carryforwards                           3,920             -             3,920
Less valuation allowance                        (3,920)            -            (3,920)
Other, net                                         654             -               654
    Noncurrent                                   9,732        (4,467)            5,265
Total                                          $13,018       $(5,356)           $7,662

At July 31, 1997 and 1996, $3,579,000 and $2,397,000, respectively, of net deferred tax assets were included in prepaid expenses and other current assets. At July 31, 1997 and 1996, $5,219,000 and $5,265,000, respectively, of net deferred tax assets were included in other assets.

A reconciliation of the tax computed by applying the statutory U.S. Federal income tax rate to income before income taxes to the total income tax provision is as follows:

Year Ended July 31,

(Dollars in Thousands)                                          1997    1996    1995
Tax at statutory rate                                           $17,945 $15,902 $15,624
State income taxes, net of tax benefit                            2,248   1,505   1,177
International losses with no related tax benefits                 1,196     664     613
International rate differential                                    (668)    138     169
Rate variances arising from foreign subsidiary distributions       (155)   (493)   (558)
Other, net                                                       (1,002)   (310)   (297)
Total income tax provision                                      $19,564 $17,406 $16,728
Effective tax rate                                                38.2%   38.3%   37.5%

The Company-s policy is to remit earnings from foreign subsidiaries only to the extent any resultant foreign income taxes are creditable in the United States. Accordingly, the Company does not currently provide for the additional United States and foreign income taxes which would become payable upon remission of undistributed earnings of foreign subsidiaries.

The cumulative undistributed earnings of such companies at July 31, 1997 amounted to approximately $36,360,000. If all such undistributed earnings were remitted, no additional provision for foreign income taxes would be required.


5
Long-term Debt

Long-term debt consists of the following:
July 31,
(Dollars in Thousands)                                                  1997      1996
6.25% Industrial Development Revenue Bonds payable on December 1, 2001  $1,000    $1,000
6.75% Industrial Development Revenue Bonds paid in fiscal 1997               -       140
Other                                                                    3,454     1,197
                                                                         4,454     2,337
Less current maturities                                                    564       528
                                                                        $3,890    $1,809

The Industrial Development Revenue Bonds are collateralized by first mortgages on certain property with a net carrying amount of approximately $4,605,000 at July 31, 1997. The Company's long-term debt approximates fair value.

Maturities on long-term debt are as follows:

Year Ending July 31,    (Dollars in Thousands)

1998                            $564
1999                             356
2000                           2,062
2001                              99
2002                           1,100
Thereafter                       273


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

Information as to the Company's capital stock at July 31, 1997, is as follows:

                                             Shares           Shares
(Dollars in Thousands)                   Authorized      Outstanding     Amount

Preferred Stock, $.01 par value           5,000,000               0         $0
Cumulative Preferred Stock:
    6% Cumulative                             5,000           3,984        399
    1972 Series 10,000                        2,600             260
    1979 Series                              30,000          21,963      2,196
                                                                        $2,855
Common Stock, $.01 par value:

    Class A Nonvoting                   100,000,000     20,171,853       $202
    Class B Voting                       10,000,000      1,769,314         18
                                                                         $220

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

The Company's Nonqualified Stock Option Plans allow the granting of stock options to various officers, directors and other employees of the Company at prices equal to fair market value at the date of grant. The Company has reserved 1,500,000 and 2,125,000 shares of Class A Nonvoting Common Stock for issuance under the 1989 and 1997 Plans, respectively. Options granted prior to 1992 become exercisable once the employees have been continuously employed for six months after the grant date. Generally, options granted in 1992 and thereafter will not be exercisable until one year after the date of grant, to the extent of one-third per year.

Under the 1997 plan, 125,000 shares of Class A Nonvoting Common Stock have been reserved for issuance on August 1, 1997, under restricted stock agreements with certain officers. Changes in the Options are as follows:

                                                               Weighted
                                                                Average
                                Option           Options        Exercise
                                Price         Outstanding      Price
Balance, August 1, 1994         $6.83-$14.33    536,400         $11.33
Options granted                       $15.67    114,750          15.67
Options exercised               $6.83-$12.38    (91,587)         10.91

Options cancelled                         $9.94-$15.67    (41,406)    12.43
Balance, July 31, 1995                    $6.83-$15.67    518,157     $8.62
Options granted                          $23.83-$25.17    330,000     25.05
Options exercised                         $6.83-$15.67    (33,449)    11.13
Options cancelled                        $12.17-$25.17     (6,600)    22.81
Balance, July 31, 1996                    $6.83-$25.17    808,108    $17.46
Options granted                          $21.75-$23.88    777,700     23.51
Options exercised                         $6.83-$25.17    (77,753)    10.75
Options cancelled                         $6.83-$25.17    (46,302)    18.15
Balance, July 31, 1997                    $6.83-$25.17  1,461,753    $21.01
 (470,520 options exercisable)
Available for grant after July 31, 1997                 1,675,908

The following table summarizes information about stock options outstanding at July 31, 1997:

                                 Options Outstanding              Options Exercisable
                                                Weighted
                     Shares       Average       Weighted        Shares          Weighted
                Outstanding     Remaining       Average         Exercisable     Average
Range of        at July 31,     Contractual     Exercise        at July 31,     Exercise
Exercise Prices        1997     Life - Years    Price           1997            Price
$  6.83-$12.00      78,650        3.2            $ 8.83          78,650          $ 8.83
$12.01-$18.00      306,002        6.4             13.86         272,002           13.63
$18.01-$25.17    1,077,101        9.1             23.94         119,868           24.79
$  6.83-$25.17   1,461,753        8.2            $21.01         470,520          $15.67

In October 1995, SFAS No. 123 "Accounting for Stock-Based Compensation" was ssued. SFAS No. 123 established a fair value based method of accounting for stock-based compensation; however, it allows entities to continue accounting for employee stock-based compensation under the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees." SFAS No. 123 requires certain disclosures, including pro forma net income and earnings per share as if the fair value based accounting method had been used for employee stock-based compensation cost. The Company has decided to adopt SFAS No. 123 through disclosure with respect to employee stock-based compensation.

If the Company had elected to recognize compensation cost for the Stock Option Plans based on the fair value at the grant dates for awards under those plans, consistent with the method prescribed by SFAS No. 123, net income and net income per common share would have been changed to the pro forma amounts indicated below:


                                          1997    1996
Net income:
    As Reported                         $31,707 $28,027
    Pro Forma                            31,305  28,027
Net Income per Class A Common Share:
    As Reported                           $1.44   $1.27
    Pro Forma                             $1.42   $1.27

The fair value of stock options used to compute pro forma net income and net income per common share disclosure is the estimated present value at grant date using the Black-Scholes option-pricing model with weighted average assumptions for fiscal years 1997 and 1996 as follows:

Risk-free interest rate                          6.3%
Expected volatility                             27.1%
Dividend yield                                   2.1%
Expected option life                             4.1 years


7
Domestic and Foreign Operations

The Company operates predominantly in a single industry as a manufacturer and distributor of identification products. Operations are conducted in the United States and through subsidiaries located in Canada, Europe, Australia, Brazil, Japan, Korea and Singapore. Transfers between geographic areas primarily represent intercompany export sales of U.S.-produced goods and are based on established sales prices between the related corporations. In computing operating income for non-U.S. subsidiaries, no allocations of general corporate expenses, interest or income taxes have been made.

Identifiable assets of subsidiaries are those assets related to the operations of those subsidiaries. Corporate assets consist primarily of cash and cash equivalents.

Information with respect to operations located outside the United States which have been translated into U.S. dollars are as follows:

Years Ended July 31,
(Dollars in Thousands)                    1997             1996             1995
Current assets                          $74,279           $60,570            $48,812
Other assets                              8,912             4,012                470
Property, plant and equipment            11,902            11,087             11,656
    Total assets                        $95,093           $75,669            $60,938
Current liabilities                     $37,905           $29,158            $26,342
Other liabilities                        29,584            18,367             15,510
Stockholders' investment                 27,604            28,144             19,086
    Total liabilities and
     stockholders' investment           $95,093           $75,669            $60,938
Net sales                              $181,357          $156,943           $129,267
W.H. Brady Co. equity in net income      $7,776            $8,266             $7,385


                                                                                Corporate Assets
(Dollars in Thousands)                  United States   Europe        Other     and Eliminations      Consolidated
Year ended July 31, 1997:
 Sales to unaffiliated customers        $245,013        $123,284     $57,784            $-              $426,081
 Transfers between geographic areas       31,952             245         250        (32,447)                   -
 Net sales                              $275,965        $123,529     $58,034       $(32,447)            $426,081
 Operating income (loss)                 $36,811         $13,963       $(100)         $(306)             $50,368
 Identifiable assets                    $207,562         $52,243     $24,666         $7,191             $291,662
Year ended July 31, 1996:
 Sales to unaffiliated customers        $202,780        $110,312     $46,450            $-              $359,542

 Transfers between geographic areas       24,104             204          96        (24,404)              -
 Net sales                              $226,884        $110,516     $46,546       $(24,404)       $359,542
 Operating income (loss)                 $28,313         $12,420        $(40)          $472         $41,165
 Identifiable assets                    $172,760         $43,450     $16,947        $28,678        $261,835
Year ended July 31, 1995:
 Sales to unaffiliated customers        $185,123         $88,723     $40,516            $-         $314,362
 Transfers between geographic areas       20,975             197         100        (21,272)              -
 Net sales                              $206,098         $88,920     $40,616       $(21,272)       $314,362
 Operating income (loss)                 $27,693         $12,509        $545          $(162)        $40,585
 Identifiable assets                    $103,031         $34,112     $16,147        $76,715        $230,005

8
Net Income per Common Share

Net income per Common Share is computed by dividing net income (after deducting the applicable Preferred Stock dividends and preferential Class A Common Stock dividends) by the weighted average Common Shares outstanding of 21,908,318 for 1997; 21,847,180 for 1996; 21,799,929 for 1995. The preferential dividend on the Class A Common Stock of $.0333 per share has been added to the net income per Class A Common Share for all years presented.


9
Commitments

The Company has entered into various noncancellable operating lease agreements. Rental expense charged to operations was $7,357,000 for 1997; $4,689,000 in 1996; and $3,057,000 in 1995. Future minimum lease payments required under such leases in effect at July 31, 1997, are as follows (by fiscal year):

Year Ending July 31,                                            (Dollars)
1998                                                            $6,726,000
1999                                                             4,428,000
2000                                                             2,901,000
2001                                                             1,541,000
2002                                                             1,137,000
Thereafter                                                       2,242,000


Independent Auditors' Report

To the Board of Directors and Stockholders of W.H. Brady Co.:

We have audited the accompanying consolidated balance sheets of W.H. Brady Co. and subsidiaries as of July 31, 1997 and 1996, and the related consolidated statements of income, stockholders' investment and cash flows for each of the three years in the period ended July 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the companies at July 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended July 31, 1997, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Milwaukee, Wisconsin
September 8, 1997


Shareholder Services

Common Shares

W.H. Brady Co. Class A Nonvoting Common Stock trades on the NASDAQ National Market under the symbol BRCOA. Trading information is carried by the National Association of Securities Dealers. As of September 12, 1997, there were 469 Class A Nonvoting Common Stock shareholders of record and several thousand beneficial shareholders. There are two Class B Voting Common Stock shareholders.

Brady Information

Brady's site on the Internet, www.whbrady.com, contains the Company's 10K and 10Q filings, annual reports, quarterly reports, news releases, stock prices, brochures, and a variety of other information about Brady and its products. You can obtain faxed copies of recent Brady financial news releases by calling Company News On Call at 1-800-758-5804 and entering code 952350. If you would like the 1997 Annual Report on Form 10-K or other information mailed to you, without charge, please contact: Investor Relations, W.H. Brady Co., P.O. Box 571, Milwaukee, WI 53201-0571, 414-358-6600.

Investor and Media Inquiries

If you have any questions about W.H. Brady Co., please contact Laurie Bernardy, vice president - corporate communications, at 414-358-6600.

Annual Meeting

The W.H. Brady Co. Annual Meeting will be at 9 a.m., Friday, November 21, 1997, at the Wyndham Milwaukee Center, 139 E. Kilbourn Ave., Milwaukee, Wis.

Quarterly Stock Data
                      1997          1996            1995

                High    Low     High    Low     High    Low
4th Quarter     $30.50  $22.00  $26.75  $20.00  $23.83  $17.58
3rd Quarter     $27.75  $22.50  $25.50  $19.00  $17.67  $15.67
2nd Quarter     $24.75  $20.50  $27.00  $21.00  $16.17  $15.67
1st Quarter     $25.25  $21.50  $24.52  $23.67  $16.33  $15.67

Stock Transfer Agent

Firstar Trust Company, 1555 North RiverCenter Drive, Suite 301, Milwaukee, WI 53212

Dividends

Dividends are normally paid on the last day of October, January, April and July. The Board of Directors voted a quarterly dividend of 15 cents per share of Class A Nonvoting Common Stock to shareholders of record on October 3, 1997.

Shareholders of record may have their dividends reinvested in Brady stock. For more information, call the Investor Services Unit of Firstar Trust Company at 1-800-637-7549.


Corporate Data

Board of Directors

* Katherine M. Hudson, 50, joined W.H. Brady Co. in January 1994 as president, chief executive officer and director. Before joining Brady, she was a vice president at Eastman Kodak Company and general manager of its Professional, Printing and Publishing Imaging Division. Her 24 years at Eastman Kodak Company included positions in finance, communication and public affairs, information systems and the management of instant photography and printing. She is also a director of Case Corporation and serves on the Alverno College Board of Trustees, the Advisory Council for the Indiana University School of Business, and the Medical College of Wisconsin Board.

* Peter J. Lettenberger, 60, has served as a director and secretary of Brady since January 1977. He is a partner of Quarles & Brady, Milwaukee, Wisconsin, and serves as general counsel to Brady. He joined Quarles & Brady in 1964.

Robert C. Buchanan, 57, has been a director of Brady since November 1987. He has been president and CEO of the Fox Valley Corporation, Appleton, Wisconsin, since November 1980.

Roger D. Peirce, 60, has served as a Brady director since September 1988. A private investor and consultant, he was formerly president of Super Steel Products Corp., Milwaukee, Wisconsin. Prior to that he was a managing partner for Arthur Andersen & Co., independent certified public accountants.

Richard A. Bemis, 56, has been a director of Brady since January 1990. He is president and CEO of Bemis Manufacturing Company, a manufacturer of molded plastic products in Sheboygan Falls, Wisconsin.

Dr. Frank W. Harris, 55, has been a director of Brady since November 1991. He is a professor of polymer science and biomedical engineering at the Institute of Polymer Science, University of Akron, where he has been on the faculty since 1983.

Gary E. Nei, 53, has been a director of Brady since November 1992. He is chairman of B&B Publishing, a publishing company in Walworth, Wisconsin. He is also a director of Uroquest, Inc. and Hawk Medical Supply, Chicago.


Corporatea Officers and Executives

*Mary T. Arnold
vice president - research and development

Laurie Bernardy
vice president - corporate communications

*Richard L. Fisk
vice president - Direct Marketing Group

*David R. Hawke
vice president - Graphics Group

*Katherine M. Hudson
president and chief executive officer

*Frank M. Jaehnert
vice president and chief financial officer

Gary L. Johnson
vice president - corporate development

*Peter J. Lettenberger
secretary (partner, Quarles & Brady)

*Michael O. Oliver
vice president - human resources

*Donald E. Rearic
treasurer and assistant secretary

*Thomas E. Scherer
vice president, controller and assistant secretary

*David W. Schroeder
vice president - Identification Systems and Specialty Tapes Group

David B. Winter
vice president and chief information officer

*Officers for the purposes of Section 16 of the Securities Exchange Act of 1934.


Executive Team: From left standing: Laurie Bernardy, David Winter, Michael Oliver, David Hawke, Mary Arnold and Richard Fisk. Seated: Frank Jaehnert, Katherine Hudson and David Schroeder.

[PHOTO]



W.H. Brady  Co.
P.O. Box 571, Milwaukee, WI 53201-0571
 [414] 358-6600
www.whbrady.com

(C)1997 W.H. Brady Co. All Rights Reserved. | 10-FC-97-REM

Printed in U.S.A.

In keeping with W.H. Brady Co.'s policy of environmental stewardship, this entire brochure is recyclable.