Form 10-K405, Exhibit 13
period 1998-07-31
BRADY CORP
filed 1998-10-28
CIK 746598

Brady Corporation
1998 annual  report



Brady Corporation is an international manufacturer and marketer of identification, safety, materials, and graphics solutions, with products ranging from high-performance labels, signs and tapes to software, printers and data-collection systems.

Founded in 1914, the Company employs more than 2,500 people worldwide and serves well over 100,000 companies in markets including manufacturing, electrical, electronics, telecommunication, transportation, education, government and commercial graphics.

Through the superior quality, innovation, breadth of products and service it provides, Brady is a world leader in its market niches.

Brady's Mission is to be the global leader in complete identification solutions and to be a major player in high-value market niches that leverage Brady's capabilities in specialty materials, die-cut products, software and printing systems.


Contents
1  Financial Highlights
2  Letter to Shareholders
5  Business Profiles
6  Operations Review
13 Financial Review
32 Shareholder Services




Stockholders' Investment
in millions
94  145
95  171
96  189
97  207
98  233

Net Sales
in millions
94  256
95  314
96  360
97  426
98  455

Net Income
in millions
94  19
95  28
96  28
97  32
98  28
One-time charges of $4.8 million after tax affected 1998 results. The charges relate to a cost-reduction program for long-term shareholder value enhancement.

98 Financial Highlights



                                                                                                        Percent
                                                          July 31,                July 31,             Increase
                                                           1998                    1997               (Decrease)
                                                            (Dollars in Thousands, Except Per Share Amounts)
Net sales                                              $   455,150             $   426,081                6.8
Income before income taxes                             $    46,165             $    51,271              (10.0)
     Pre-tax profit margin                                    10.1%                   12.0%
Net income                                             $    28,036             $    31,707              (11.6)
     After-tax profit margin                                   6.2%                    7.4%
     Return on average stockholders' investment               12.7%                   16.0%
Net income per Common Share (diluted)
        Class A Nonvoting                              $      1.23             $      1.43
        Class B Voting                                 $      1.20             $      1.40
Working capital                                        $   125,386             $   130,724               (4.1)
Stockholders' investment                               $   233,373             $   206,547               13.0
Research and development                               $    20,287             $    16,300               24.5
Capital expenditures                                   $    17,189             $     8,777               95.8
Depreciation and amortization                          $    13,288             $    14,151               (6.1)

Key Data
Dividend yield                                                 2.9%                    1.8%
P/E ratio                                                     16.7                    20.7
P/E ratio excluding one-time charges                          14.2                    20.2
Current ratio                                                  3.1                     3.3
Book value/share                                       $     10.37             $      9.41
Weighted average shares outstanding (diluted)           22,601,925              22,052,418



Sales by Region
Other 5%
Asia/Pacific 8%
Europe 30%
U.S. 57%


Brady Corporate Facts
Brady went public in 1984, with its Class A Common Stock trading on the Nasdaq Stock Market under the symbol BRCOA. Since going public, Brady's stock price has compounded at 13.65% annually.

To better reflect its growth from a private, small company to a publicly traded, international business, W.H. Brady Co. changed its name to Brady Corporation on August 1, 1998.

Brady Corporation, headquartered in Milwaukee, Wisconsin, has operations in 19 countries. Through distributors and other sales channels, its global reach extends to more than 65 countries.

The Brady team throughout North America, Europe, Asia/ Pacific and Latin America is working on revenue growth, cost control and resource utilization to help Brady achieve long-term shareholder value enhancement.

To Our Shareholders

Photo caption:
Katherine M. Hudson
President and Chief Executive Officer

we continue to go for revenue growth, cost control and resource utilization

Fiscal 1998 was a disappointing year for Brady Corporation. While we made advances in many areas, we fell short of our financial goals for the year.

We posted solid sales and net income growth for the first part of the year and made good progress in new product development, geographic expansion, and acquisitions. However, in our fourth quarter we faced weaker business conditions due to economic turmoil in Asia/Pacific and a slowdown in our U.S. business. Along with a negative foreign-exchange effect and delays in certain new product launches, we missed our sales and profit growth targets for our year ending July 31, 1998.

Our Financial Performance.
Brady sales for the year were $455.2 million, up 6.8 percent from fiscal 1997's sales of $426.1 million. Foreign-currency translations trimmed $14.7 million from 1998 sales; without this effect our sales growth would have been 10.2 percent.

Our European sales were strong, posting nearly 13 percent growth over the prior year. Our sales to the Asia/Pacific region, however, were down from the prior year due to the economic difficulties in the region that had a significant impact upon the last four months of our fiscal year. Our sales in the U.S. increased only 5 percent from 1997 due to a general slowdown in U.S. electrical and electronics markets and the ripple effect of the Asian crisis on various customers and markets in the U.S.

The slowing in our sales growth rates in late fiscal 1998 came on suddenly. And while we took steps to reduce spending in the fourth quarter, it was not enough to make up for the sales shortfall. Excluding one-time charges, net income for fiscal 1998 rose slightly over the prior year to $32.8 million, or $1.44 per diluted Class A Common Share. To better position the Company for improved profitability in the face of slower sales growth, we initiated a major cost-control program in August which included a 7.5-percent reduction in workforce. One-time charges totaling $4.8 million after tax for the program were recorded in the fourth quarter. With those charges, our reported net income for fiscal 1998 was $28.0 million, or $1.23 per diluted share, down 11.6 percent from $31.7 million or $1.43 per diluted share in 1997.

The cost-control program will result in pre-tax savings of about $12 million in fiscal 1999, which will bring our cost structure in line with a 4 to 5 percent rate of sales growth. We believe our actions will better position the Company for stronger profitability in the face of weaker business conditions in the year ahead, and also strengthen Brady's long-term health and competitiveness through improved productivity and a sharper focus on value creation.

Our Strategic Advancements.
We accomplished a great deal in fiscal 1998 in the area of new product development, geographic expansion, strategic acquisitions, manufacturing enhancements and information technology.

Throughout the year, Brady launched many new products, including static-dissipative labels for labeling electronic components; LabelMark(TM)/WIN software for identification applications in the telecommunications and electrical markets; patch panel labels in four- and six-port configurations for the telecommunication industry; new outdoor-durable vinyl materials for color posters and banners; new polyester materials for back-lit signs; the Brady Pro 36 Large-

Format Printing System which combines a variety of materials with fluorescent and metallic-colored ribbons for dramatic do-it-yourself posters; the ProPartner(R) Plus Labeling and Presentation System; a new computer interface for use with the GraphicsPro(TM) system that enables users to add graphics and other enhancements from their personal computers; and PRO-cedure Writer software developed to help end users write Occupational Safety and Health Administration (OSHA) required procedures.

Our new product development efforts expanded globally this year with the establishment of an Asia/Pacific research and development operation in Singapore. This effort supplements Brady's research and development centers in the U.S. and Belgium; the operation will focus on developing materials for the electronic packaging and assembly industry. For the year, total Brady research and development spending came to 4.5 percent of sales.

Geographic expansion in 1998 included the opening of sales offices in Mexico and the Philippines and the opening of a representative office in Beijing, China. This year, we also expanded our market presence through new distributor relationships in the Middle East, eastern Europe, and parts of South America.

Brady is on the move
In March and April 1998, we acquired two barcode software companies to strengthen Brady's position in the fast-growing automatic identification and data-collection market. Along with the acquisition of Techniques Avancees, Auch, France, and GrafTek Inc., Toronto, Ontario, Canada, we established Brady Software Products as a new global team dedicated to providing customers with advanced identification solutions.

In doing more where we are, we installed a new, state-of-the art coating system, which represents a capital investment of more than $10 million. The equipment will apply adhesives and topcoats to a wide range of materials used in Brady products for the electronics, electrical, telecommunications, automotive, graphics and medical industries. It will also enhance our coating capabilities and capacity to meet the external demand for high-quality coated materials.

We also made advances in doing business electronically via the Internet. Through BradyServe(TM) Online Service, distributors can quickly check the status of open orders and invoices, and availability and pricing of stock products, 24 hours per day, 365 days a year. The interactive service also allows distributors to link to shipping company Internet sites for tracking delivery of their products.

Moving On.
In fiscal 1999, we will continue to go for revenue growth, cost control and resource utilization to accomplish long-term shareholder value enhancement. With the economic challenges we're facing, we will increase our emphasis on controlling costs, improving efficiencies and eliminating non-value-adding activities throughout Brady.

We will strive to use our cash for strategic acquisitions that will increase our market penetration, expand our technological capabilities and/or give us additional geographic coverage.

As a result of our research and development investments in 1998, we expect to be introducing new printing systems, data-collection devices, software, and various high-performance labels and materials in the year ahead. We will continue to make significant investments in research and development while also working to improve processes and standardize various product platforms across divisions.

Geographic expansion continues to be a part of our strategic vision for growth, with an emphasis on Asia, Europe and Latin America. We established operations in seven countries (China, Philippines, Mexico, Malaysia, Taiwan, Brazil and South Korea) within the last two years. In 1999, we will concentrate on leveraging these new Brady locations.

We will also continue to invest in information technology and advance our sales and marketing activities via the Internet, while working closely with our distributors and other partners around the world to extend our reach in current and new markets.

We continue to be positive about the prospects for Brady Corporation. We are the leader in many of the markets that we serve, but there are still significant opportunities for Brady to grow in the U.S. and abroad.

Despite a less-than-satisfying year, Brady is on the move for bigger, better and stronger results in the years ahead.

Sincerely,

Katherine M. Hudson
President and Chief Executive Officer



1998 Highlights

Brady established an Asia/Pacific research and development operation in Singapore.

Coated Products Division completed installation of a new state-of-the art coater.

Brady received registration to operate in Mexico under the name W.H. Brady S. de R.L. de C.V. in December 1997.

In March 1998, Brady acquired barcode software publisher Techniques Avanceees, France.

Brady's subsidiary Varitronic Systems, Inc. received certification to ISO 9001.

Brady acquired its second software development company, GrafTek Inc. of Toronto, Ontario, Canada in April 1998.

Brady received legal registration for a representative office in Beijing, China in May 1998.

Brady introduced BradyServe(TM) Online Service, enabling distrib-utors to check the status of open orders and invoices and the availability and pricing of stock products on the Internet.

In May 1998, Brady opened a sales office in the Philippines.

Brady implemented a major cost-control program to save about $12 million pretax in fiscal 1999.


Sales from International Operations
in millions
94  95
95  129
96  157
97  181
98  198


Research & Development Investments
in millions
94  10

95  10
96  11
97  16
98  20
In 1998, Brady invested 4.5% of sales in research and development.


Photo caption: circuit board labeling


"We are the leader in many of the markets we serve, but there are still significant opportunities for us to grow."



98 Business Profiles

Identification Solutions & Specialty Tapes Group

Identification Solutions: labels for wire and cable marking; portable printing systems, software, and accessories for do-it-yourself identification; label application and data-collection systems; radio-frequency identification; and custom-designed data-collection software.

Specialty Tape Products: die-cut or slit tapes, lenses, and shielding for use in disk drives, pagers, cellular phones, medical equipment and audio/video cassettes.

Coated Products: high-performance materials using vinyl, polyester, aluminum, copper, tissue and cloth substrates coated with acrylic, latex, printable topcoats, polyurethane and rubber-based adhesives.

Key Markets
electrical
electronic
automatic identification
manufacturing
telecommunications
computer/semiconductor


Graphics Group

Signmark(R): signs, labels and devices to meet government safety requirements; printers and accessories for do-it-yourself industrial signage and labels; regulatory training programs and products; and barricade tape, accident-prevention tags and other visual warning systems.

Varitronic Systems: presentation systems including poster printers and supplies, laminating equipment, and lettering and labeling systems.

Graphics Solutions: wide-format, color, graphics systems including color inkjet and thermal-transfer printers, specialty inks and high-performance materials to make indoor or outdoor-durable banners and signs.

Key Markets
manufacturing
petrochemical
pulp and paper
warehousing
non-residential construction
training
government
education
legal
commercial graphics


Direct Marketing Group

Direct selling to end users as Seton and Signals via direct-mail catalogs, telemarketing and the Internet. More than 20,000 products including signs, property identification tags; hazardous materials and regulatory training programs and products; customized nameplates; and office accessories.

Key Markets
manufacturing
wholesale trade
finance
insurance
real estate
construction
government
education
healthcare



Identification Solutions & Specialty Tapes Group

A conversation with David Schroeder,
Vice President - Identification Solutions and Specialty Tapes Group

Photo caption: The world's finest manufacturers use Brady industrial solutions to increase efficiency, productivity and quality.

increasing efficiency, productivity and quality

Full Solutions.
As companies strive to enhance their efficiency and quality through identification and tracking, they typically want someone to provide the full solution. They don't want to spend time making selections concerning who provides the labels, who provides the printer, the software and data-collection devices...and then trying to get the pieces to work together. They want a total solution they can count on. That's where Brady comes in. We provide customers the total package - labels, ribbons, printers, software and even data-collection devices.

This year we expanded our software-development activities, by acquiring the two leading barcode-label-design software companies. Techniques Avancees in France, GrafTek Inc. in Canada, and other parts of the Brady Software Products team are giving customers the technology needed to effectively use identification and work-in-process data.

Clean Materials.
The demand for ultra-clean materials is growing dramatically, especially in the electronics market. For example, inside computer hard disk drives, the reading head is spinning so close to the disk media that it's like flying a 747 jet five feet off the ground; any contamination within the drive could cause problems. We are addressing the needs of the electronics and other markets with an expanded line of ultra-clean materials and static-dissipative materials. We're able to do this through our in-house materials science, chemistry, and coating operations. In fact, our $10-million investment in a new coating line in 1998 gives us state-of-the-art capability to produce high-performance materials. This enables us to meet growing demand for Brady products as well as accommodate more external custom coating business.

Global Infrastructure.
As well as providing high-quality innovative solutions to our markets, we also provide superior global service and support. We have manufacturing operations in North America, South America, Europe and Asia/Pacific along with an extensive sales and support network throughout the world. This network of Brady sales and service representatives as well as over 1,500 distributors helps us both understand and meet the identification and material needs of our global customers.

Asia/Pacific.
Asia represents an area with significant long-term growth potential for the Company, especially with the high level of activity in Asia in the telecommunications, computer/ semiconductor, and electronics markets. While the current financial crisis in Asia is dampening our sales, it is providing new investment opportunities. We are slowly expanding our manufacturing presence in Asia/Pacific to provide better service to our customers, help limit our exposure to currency fluctuations and take advantage of local suppliers. We also are pursuing value-adding acquisitions and joint ventures in the region.

Our Competitive Advantage.
There are a number of factors that set Brady apart. Our vertical integration including research and development, coating and converting gives us an ability to come up with differentiated products that meet the customer's exact needs and specifications. Our understanding of the end-use marketplace, including our customers' manufacturing environments, allows us to focus on providing complete solutions. In addition, our core competencies of chemistry, material science, coating technology and precision die-cutting and slitting, together with our dedication to quality and innovation enable us to develop products which lead the industry.

Opportunities.
In 1998, we continued to provide new identification solutions to our customers, including a wide variety of high-performance materials and labeling software packages. Our goal is to have more than 25 percent of sales from products introduced within the past three years. This fall, we're introducing our hand-held TLS 2200(TM) Thermal-Transfer Printer which will provide even greater flexibility, portability and convenience to our customers and also expand our market reach. Other new products will include new low-cost Radio Frequency Identification (RFID) tags and a portable hand-held reader, and the PAM 6000 printer applicator machine with two print heads and 400 DPI capabilities.

There are millions of printed circuit boards in the world, and every day more of them are being marked with barcode labels to efficiently track the manufacturing process and control inventories. In the United States alone, there are millions of miles of wires and cables. Increasingly, a clearly labeled electrical or telecommunications installation is being viewed as a sign of professionalism and quality. With more and more manufacturing engineers, electricians and installers looking for solutions to their identification problems, we feel that Brady is uniquely positioned for superior growth for a long time to come.


"We provide customers the total package-labels, printers, software and even data-collection devices."

Photo captions:
programming coating equipment
wire markers

Brady-Singapore this year expanded manufacturing with the installation of die-cutting and slitting equipment to reduce lead times on die-cut and precision-slit products.

The I.D. Pro(TM)Plus Wire Marker Printer was named 1997 Product of the Year by Teleconnect Magazine.

Brady-Sweden finalized an agreement making Brady the primary supplier for Ericsson Radio's identification products.

Brady radio frequency identification solves the problem of tracking thousands of uniforms and costumes for large hotels and resorts in Las Vegas.



Graphics Group

A conversation with David Hawke,
Vice President - Graphics Group

Photo caption:
Brady products provide visual solutions to make the workplace safer and easier to understand.

providing tools for communications, safety and performance

Safety Regulations.
Safety on the job is an important issue for people and organizations around the globe. At a minimum, workplace injuries cause disruption to a business. In the more serious cases, severe injury could mean the loss of important skills developed over years of service. And worst of all, the result could be a loss of life. While regulation of facility identification and safety is fairly developed and enforced in the United States, it's less uniformly enforced in Europe, and is yet to be legislated in many developing countries. This means an expanding global market for our Signmark(R) business. As more and more businesses around the globe are required to meet local government regulations, we'll be there, providing our customers with regulatory expertise and products and services that warn, protect, inform and train their employees.

Productivity Tools.
There is a strong drive for increased productivity in the business world. If a facility is well-documented and organized, it's going to be more efficient. Signmark products, such as signs, labels and tags, are used for organizing a facility to ensure safety and give directions that save time and minimize errors.

Every day in meeting rooms, classrooms and training rooms around the world, people are using more visual communication tools. Presentation products from our Varitronics unit help business, government and education to improve their training, productivity and general communication. In the past 10 years we've seen communication tools evolve from paper handouts to computer-based presentations. Our products supplement and enhance the current trends in visual communication. For example, with a poster printer, you can take an agenda, mission, drawing or other graphic and quickly turn it into a poster. With the poster on the wall, you have continual reference and reinforcement to aid in communication and training. Our presentation systems allow businesses, schools and organizations to have cost-effective yet high-quality, custom communications in a matter of minutes.

Printing Systems - The Ultimate in Fast Service.
We live in an increasingly fast-paced world. Customers and distributors need suppliers that can meet their needs while keeping their inventory investment low. Our Signmark unit offers 24-hour delivery on 20,000 stock products and an almost infinite variety of custom options. Often even this exceptional level of service isn't fast enough for our customers. They need to produce custom signs, pipemarkers and tags in real time. We provide not only signs, labels and tags, but also complete systems, such as the Brady Labelizer(R) Plus Industrial Labeling

System and the VersaPrinter(TM) Label and Sign Maker System. These are portable, industrial, thermal-transfer printers which print labels up to 4 inches wide.

Brady's printing systems combine multiple functions to simplify the job at hand. We eliminate the need to find a separate graphics software to generate a sign or pipemarker. We make it easy with all the functionality built in. And we provide compatible materials in different color combinations for all the labels needed around the factory. With a Brady system, the materials match, the software is in the unit, and you don't need anything else. It's the ultimate definition of a stand-alone system. And if you want to do more complex graphics, you can connect the system to a computer, use our VersaLabel(TM) Label and Sign Software and have even more sophisticated capabilities.

Growth Through Solutions.
This solutions approach also holds true for us in the fast-growing commercial graphics market. An increasing portion of this market is focused on outdoor applications where sunlight and weather conditions create a challenging environment for color graphics. We provide a full outdoor-durable graphic solution which includes our high-performance coated materials, together with wide-format color inkjet printing systems and pigmented inks. This enables graphics professionals to create colorful banners, posters and signs that withstand ultraviolet light and weathering.

By focusing on our customers and capitalizing on our core competencies, we're able to participate in exciting growth opportunities. As we continue to develop innovative and complete graphic solutions, our customers can look forward to even more Brady products and services that will add value to their businesses.


"By capitalizing on our core competencies, we can participate in exciting growth opportunities."

Photo caption: lockout tagout

Signmark(R) Division's VersaPrinter(TM) Industrial Labeling System was named 1997 Product of the Year by Plant Engineering Magazine.

Among its many new products for 1998 was Signmark(R) Division's BLS 850 Desktop Laminator, which works without electricity, heat or messy chemicals.

Graphic Solutions introduced the ColorPix Pro54 Large Format Color Production System for indoor or outdoor applications at the CeBit industrial trade show in Hanover, Germany.

Signmark(R) Division received the Customer-Focused Quality 1 award for excellence in quality and service from Grainger for the fourth straight year.



Direct Marketing Group

A conversation with Dick Fisk,
Vice President - Direct Marketing Group

Photo caption: Brady's Direct Marketing Group provides a one-stop shopping option for customers - offering hard-to-find items and large or small quantity customized products.

offering a broad product line, rapid response and regulatory expertise

Since acquiring Seton Company in 1981, Brady has operated separate direct-marketing companies, which with a wide product range, strong regulatory expertise, fast delivery and ease of interaction, reach out to broader markets for safety and facility identification. They particularly meet the needs of businesses who might otherwise have difficulty in finding the products and information they need to comply with governmental regulations.

Our goal in the Direct Marketing Group is to be the one-stop shop for safety and facility identification products, with more than 20,000 products along with regulatory expertise readily accessible via catalogs, telephone and the Internet under Seton, Signals and other name brands. Manufacturing managers, safety directors, engineers, human resource professionals and others around the world turn to us for everyday products and hard-to-find items ranging from a customized warning sign to a telephone jack label. With operations in Europe, Canada, Australia, and South America as well as the United States, the group has the local regulatory expertise and products that provide companies what they need to comply with local government regulations.

New Products.
We mail more than 25 million Seton catalogs, brochures and flyers each year, featuring as many as 900 new products in each catalog. Our new products include Y2K compliance labels to identify the status of computers and equipment in the year 2000 compliance process; Industri(TM) Notes, writable and repositionable vinyl notes designed to stick to non-paper surfaces; humorous signs with messages for a lighter side of the workplace; custom construction site banners for general contractors; and a line of banners with safety slogans suggested by our own employees.

Getting Close to the Customer.
Focusing on our customers and growing our international scope, we've adopted a decentralized structure so that decisions can be made as close to the customer as possible. This means that marketing, sales, and fulfillment are located in each country where economically feasible. Vertical integration is a priority initiative so that manufacturing of products will also be done in proximity to the customer to provide faster delivery, almost always within 24 hours, at lower costs and the highest levels of service.

Calculating the Results.
Seton's direct-marketing activities follow a scientific approach to market penetration, customer response and retention rates. Each Seton company conducts a series of sophisticated analyses to determine the right mix of products that will provide the best solutions for our customers' needs. A broad range of quantitative and qualitative tools are used to continually measure the profitability of products offered in our catalogs. Based on this ongoing evaluation, poor-performing products are either culled out or their presentation is altered to improve the results. In addition, new technology enables us to further refine our ability to predict purchasing patterns of customers and prospects, helping to improve our product offerings and catalog results.

A World of Possibilities.
Geographic expansion has been a key initiative for the Direct Marketing Group. Twelve years ago, all Seton sales came from the U.S.; today, almost two-thirds of our sales come from outside the U.S. We look to further expand our international presence by applying our proven business model in other countries. This year we mailed our first full-line catalog to Mexico. In the future, we plan to reach out to other Spanish-speaking countries in Central America and South America. Also, as the economic situation in Asia/Pacific improves, we'll be looking for strategic opportunities to bring Seton products to Asian markets as well.

The Electronic Commerce Wave.
Electronic commerce is a high priority for direct marketing. Our web site at www.seton.com in the U.S. and various international sites is a great partner with our catalog. Customers can find up-to-date regulatory information and detailed product descriptions, and place orders at any time of the day or night via our Internet sites. Going forward, we look to develop ways to interface with our databases to allow us to instantaneously communicate customized offers with very targeted messages to multiple segments of our customer base. We will also be working to give customers the ability to track the status of their orders, as well as to design their own customized products and place orders for them directly to us via the Internet. It's an exciting opportunity for us.


"We mail more than 25 million Seton catalogs and promotional pieces each year, featuring thousands of new products."

Seton-Italy implemented light production for signs and labels, while Seton-France conducted its first mailing into Spain.

In 1998, Seton-U.S. launched a new Internet site with features including credit card purchase capabilities.

Seton-Brazil added sign-making equipment in-house, to reduce costs and improve delivery times, and included more than 2,000 new products in its 1998 catalog.

Seton-U.S. mailed its first Spanish-language catalog in Mexico.



our guiding principles - our culture

Our actions throughout Brady drive for revenue growth, cost control and resource utilization in order to enhance shareholder value. In accomplishing our goals, we are committed to operating according to these guiding principles:

teamwork
We work together to achieve our vision, pooling our talents, respecting diverse ideas and skills, recognizing commitment and contribution, and supporting each other when things are going well and not so well.

customer focus
We put our customers at the center of everything we do, providing winning solutions, understanding the customer's point of view, and delivering quality products and services efficiently, consistently, pleasantly and professionally.

growth
We strive to grow our business and our capabilities as a company and as individuals, investing in a global infrastructure, emphasizing innovation, providing training and development to realize each individual's potential, and encouraging everyone's involvement in our enterprise.

value
By creating value for our customers, we create sustainable, long-term value for our shareholders. We exceed our customers' expectations with robust new products, friendly global service, flexible complete solutions and timely response. We set high standards for our products and ourselves and we continuously seek to improve.

honesty
Integrity is never compromised. We are honest in our dealings with our customers, our communities and ourselves, realizing that we are the stewards of our business and the environment in which we operate.

Photo caption: Brady focuses its charitable contributions and community outreach activities on education. Activities range from Brady employees tutoring students in Milwaukee, to Seton providing materials for a school safety program in Australia. Through efforts like these, the Company is making a positive impact on tomorrow's workforce.

financial review

- Brady Corporation's compound annual growth rates for fiscal 1993-1998 were 13 percent for sales and 11 percent for net income. Excluding nonrecurring items, net income compounded annually at 16 percent during the period.

- Brady also generated positive shareholder value each year, with a net operating profit after tax exceeding the Company's cost of capital.

- Brady's compound annual return to shareholders - stock price plus dividends
- for 1993-1998 was 12.4 percent.

- With strong cash generation, Brady ended the year with $65.6 million in cash after acquisitions and other investments. Brady will continue to focus on long-term shareholder value enhancement through revenue growth + cost control + resource utilization.


Earnings Per Share
(Diluted)
94   .84
95  1.26
96  1.26
97  1.43
98  1.23
Excluding one-time charges, fiscal 1998 EPS would be $1.44.

Annual Dividends Per Share
94  .23
95  .27
96  .40
97  .52
98  .60
In October 1998 dividends increased 7% to $0.64 per share, making fiscal 1999 the 13th consecutive year of annual dividend increases.

Brady Common Stock Trading
16.33   23.83   27.50   30.50   35.00
15.83   23.79   21.75   29.63   20.50
11.50   15.67   18.00   20.50   19.63
   94      95      96      97      98
Stock price at July 31
On July 31, 1998, Brady's Class A Common Stock closed at $20.50. 1993-1998 stock price CAGR is 12%.

Five Year Cumulative Total Return
139     210     195     268     194  BRADY
105     133     155     235     281  S&P 500
103     145     157     232     274  NASDAQ
 94      95      96      97      98
$100 invested in Brady stock in July 1993 grew to $194 by July 1998 through price appreciation plus dividends.

Operating Income
in millions
94  30
95  41

96  41
97  50
98  46
Excluding nonrecurring charges, operating income in 1998 was $53 million.

Operating Cash Flow
in millions
94  33
95  22
96  35
97  40
98  47
Operating cash flow rose 18% to $47 million.


Selected Financial Information

(Dollars in Thousands, Except Per Share Amounts) Years Ended July 31, 1988 through 1998


                                               1998         1997         1996
Operating Data
Net sales                                   $ 455,150    $ 426,081    $ 359,542
Operating expenses:
     Cost of products sold                    204,895      194,096      166,426
     Research and development                  20,287       16,300       11,309
     Selling, general and administrative      178,648      165,317      140,642
     Nonrecurring charge (credit)               5,390         --           --
        Total operating expenses              409,220      375,713      318,377

Operating income                               45,930       50,368       41,165
Other income and (expense):
     Investment and other income - net            638        1,159        4,570
     Interest expense                            (403)        (256)        (302)
        Net other income                          235          903        4,268
Income before income taxes,
     extraordinary item and cumulative
     effect of changes in accounting
     principles                                46,165       51,271       45,433

Income taxes                                   18,129       19,564       17,406
Income before extraordinary item
     and cumulative effect of changes
     in accounting principles                  28,036       31,707       28,027
Extraordinary item:
     Gain on proceeds of officer's
        life insurance policies, net             --           --           --
Income before cumulative effect of
     changes in accounting principles          28,036       31,707       28,027
Cumulative effect of changes in
     accounting principles for:
     Postretirement benefits (net of
        income taxes of $2,663)                  --           --           --
     Income taxes                                --           --           --
     Catalog costs                               --           --           --
Net income                                  $  28,036    $  31,707    $  28,027

Net income per Common Share (Diluted):
     Class A Nonvoting                      $    1.23    $    1.43    $    1.26




     Class B Voting                         $    1.20    $    1.40    $    1.23
Cash dividends on:
     Class A Common Stock                   $     .60    $     .52    $     .40
     Class B Common Stock                   $     .57    $     .49    $     .37

Balance Sheet (at period end)
     Working capital                        $ 125,386    $ 130,724    $ 109,688
     Total assets                             311,824       291,66      261,835
     Long-term debt, less
        current maturities                      3,716        3,890        1,809
     Stockholders' investment                 233,373      206,547      189,263


     1995         1994         1993         1992         1991         1990
$   314,362    $ 255,841    $ 242,970    $ 235,965    $ 211,063    $ 191,161

    143,634      118,116      114,301      110,130       96,797       84,952
     10,426       10,318       12,132       10,001        9,176        7,355
    119,717       97,932       92,449       93,931       84,936       76,596
       --           --         (1,236)       6,562         --           --
    273,777      226,366      217,646      220,624      190,909      168,903

     40,585       29,475       25,324       15,341       20,154       22,258

      4,609          837          559          239        2,845        4,004
       (555)        (410)         (54)        (219)        (548)        (646)
      4,054          427          505           20        2,297        3,358

     44,639       29,902       25,829       15,361       22,451       25,616

     16,728       11,362        8,973        6,972        7,054       10,606
     27,911       18,540       16,856        8,389       15,397       15,010
       --           --           --            --          --           --
     27,911       18,540       16,856        8,389       15,397       15,010

       --           --           --         (3,995)        --           --
       --           --           --            661         --           --
       --           --           --            --          --           --
$    27,911    $  18,540    $  16,856    $   5,055    $  15,397    $  15,010

$      1.26    $     .84    $     .77    $     .22    $     .70    $     .69
$      1.23    $     .81    $     .74    $     .19    $     .67    $     .66

$       .27    $     .23    $     .20    $     .19    $     .16    $     .13
$       .23    $     .19    $     .17    $      15    $     .13    $     .10

$   129,938    $ 100,023    $  77,943    $  66,093    $  70,883    $  67,797
    230,005      202,509      179,901      173,054      156,812      147,197
      1,903        1,855        1,978        2,524        1,982        3,298
    170,823      145,129      128,068      119,771      115,260      103,784


     1989         1988
$   174,174    $ 153,016

     75,620       67,302
      6,168        5,879
     71,292       63,986
      6,465         --
    159,545      137,167

     14,629       15,849

      2,380        1,901
       (356)        (477)
      2,024        1,424

     16,653       17,273

      6,778        6,968
      9,875       10,305

      4,625         --
     14,500       10,305
       --           --
       --           --
      1,233         --
$    15,733    $  10,305
$       .70    $     .45
$       .67    $     .42

$       .09    $     .08
$       .06    $     .05
$    53,056    $  42,492
    129,890      117,201
      3,637        3,086
     89,443       84,987

Management's Discussion and Analysis of Results of Operations and Financial Condition

The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes appearing in this annual report.

Overview
Between fiscal 1995 and 1998, the Company experienced sales growth while reducing cost of products sold as a percentage of net sales. It made significant improvements in productivity and asset utilization through the successful implementation of a team-oriented approach to quality, growth and cost reduction. To further enhance teamwork, in February 1995, the Company's operations were realigned into three global groups, each headed by a group vice president. The groups are (i) the Identification Solutions and Specialty Tapes Group, (ii) the Direct Marketing Group, and (iii) the Graphics Group.

During fiscal 1996, to implement the Company's growth strategy discussed below, the Company increased expenditures related to geographic expansion, global information systems and sales and marketing activities. The Company was unable to immediately capitalize those expenditures, and, as a result, selling, general and administrative expenses as a percentage of sales increased to 39.1% for fiscal 1996, compared to 38.1% for fiscal 1995. Management believes these investments will solidify the Company's competitive position and assist the Company in building a base for sustainable long-term growth. Investments in these key areas continued in fiscal 1997 and 1998 resulting in selling, general and administrative expenses as a percentage of sales of 38.8% and 39.3%, respectively.

The Company's growth strategy is focused on four key elements: introducing new products for current and new markets and applications; geographic expansion in selected markets worldwide; strategic acquisitions and joint ventures; and increasing market penetration in existing markets.

The Company introduced several new products in fiscal 1998, including static-dissipative labels, LabelMark(TM)/WIN software for the telecommunications and electrical markets, outdoor-durable vinyl materials for color posters and banners, and the ProPartner Plus labeling and presentation system.

During fiscal 1998, the Company established sales offices in Mexico and the Philippines and a representative office in China. Catalog sales efforts expanded into Mexico and Spain.

The Company completed the acquisitions of GrafTek Inc. in April 1998, Techniques Avancees in March 1998, Signals S.A. in April 1997, Varitronic Systems, Inc. in April 1996, The Hirol Company in January 1996 and TechPress II Limited in November 1995.

To increase product penetration in fiscal 1998, the Company continued its investment in sales, marketing and catalog efforts worldwide.


Year Ended July 31, 1998,
Compared to Year Ended July 31, 1997

Sales for fiscal 1998 increased by $29,069,000 or 6.8% over fiscal 1997. Sales of the Company's international operations increased 9.5%. In local currencies, continued market penetration in Brady's operations outside the United States increased international sales by 13.2%. The acquisitions of Signals S.A., Techniques Avancees and GrafTek Inc. increased international sales in local currencies by 4.4%. These increases were somewhat offset by the negative effect of fluctuations in the exchange rates used to translate financial results into U.S. currency, which reduced international sales growth by 8.1 percentage points. Sales of the Company's U.S. operations increased 4.9%, due primarily to increases in the sales of the Company's core products.

The cost of products sold as a percentage of sales decreased from 45.6% to 45.0%. Reduced costs due to changes in product mix and manufacturing efficiencies from the Company's continuous improvement efforts were partially offset by increased depreciation and amortization expenses from the acquisitions. Cost of products sold for fiscal 1998 included a charge of $1,515,000 ($920,000 after tax) for the write-down of certain inventories. Cost of products sold for fiscal 1997 included a charge of $1,200,000 ($715,000 after tax) for restructuring the Company's European operations and consolidating the Hirol Division's production operations into the Company's existing operations in the United States and in the United Kingdom. Excluding these charges, the cost of products sold as a percentage of sales decreased from 45.3% to 44.7%.

Selling, general and administrative expenses as a percentage of sales increased from 38.8% to 39.3%. The increase reflects the expenses related to the Company's ongoing investment in sales and marketing activities and building its global information technology infrastructure. This year's expenses included a charge of $540,000 ($328,000 after tax) for the write-down of certain assets. Last year's expenses included a charge of $300,000 ($180,000 after tax) for the restructuring mentioned above. Excluding these charges, selling, general and administrative expenses as a percentage of sales increased from 38.7% to 39.1%. Research and development expenses increased 24.5% over the prior year, reflecting the Company's continued commitment to process improvement and new product development. As a percentage of sales, research and development expenses increased from 3.8% to 4.5%.

During fiscal 1998, the Company recorded a nonrecurring charge of $5,390,000 ($3,272,000 after tax) related primarily to a provision for severance costs associated with a 7.5% reduction in its workforce at its operations around the world. Severance payments for approximately 200 people totaled $5,024,000. The remainder of the charge related to the write-off of assets associated with discontinuing the Company's contract taping service and cover tape product line.

Operating income decreased $4,438,000 to $45,930,000 in fiscal 1998 as the one-time charges and the increase in research and development expenses more than offset the improvement in gross margin. Excluding the one-time charges in both years, operating income increased 2.9% from $51,868,000 to $53,375,000.

Investment and other income decreased $521,000 from the prior year. This year includes $406,000 ($246,000 after tax) of losses on the disposal of certain assets.

Income before income taxes was $46,165,000, a decrease of 10.0% compared to fiscal 1997's $51,271,000. Excluding the one-time charges in both years, income before income taxes increased 2.4% compared to the prior year.

The Company's effective tax rate increased from 38.2% for fiscal 1997 to 39.3% for fiscal 1998 due to higher tax rates for the Company's international operations.

Net income was $28,036,000 for fiscal 1998, compared to $31,707,000 for fiscal 1997 because of the factors cited above. Excluding the $4,766,000 one-time charges in fiscal 1998 and the $895,000 restructuring charge in fiscal 1997, net income increased 0.6% over the prior year.


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


Liquidity
The Company's liquidity remains strong. Cash and cash equivalents were $65,609,000 at July 31, 1998, compared to $65,329,000 at July 31, 1997, and
49,281,000 at July 31, 1996. Working capital decreased $5,338,000 during fiscal 1998 and equaled $125,386,000 at July 31, 1998, primarily because of the use of cash and cash equivalents to fund the acquisitions of Techniques Avancees and GrafTek Inc.

The Company has maintained significant cash balances due in large part to its strong operating cash flow, which totaled $47,207,000 for fiscal 1998, $39,911,000 for fiscal 1997, and $34,612,000 for fiscal 1996. Capital expenditures were $17,189,000 in fiscal 1998, $8,777,000 in fiscal 1997, and $10,470,000 in fiscal 1996. The increase in fiscal 1998 was primarily from progress payments made on the Company's new coating line. Financing activities, primarily the payment of dividends to the Company's stockholders, consumed $12,147,000 of cash in fiscal 1998, $9,166,000 in fiscal 1997, and $13,916,000 in fiscal 1996.

Long-term debt as a percentage of long-term debt plus stockholders' investment was 1.6% at July 31, 1998, compared to 1.8% at July 31, 1997, and 0.9% at July 31, 1996.

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


Year 2000 Compliance

The inability of computers, software and other equipment utilizing microprocessors to recognize and properly process data fields containing a two-digit year is commonly referred to as the Year 2000 Compliance issue (the "Issue"). As the year 2000 approaches, such systems may be unable to process certain date-based information. This could result in a system failure or miscalculations causing disruptions of operations and the inability to engage in normal business activities. Many of the Company's systems, including information and computer systems and automated equipment, will be affected by the Issue.

The Company has a comprehensive plan to address the Issue. The plan includes (i) the complete inventory of all in-house computers, software and other equipment utilizing microprocessors and identification of all hardware and software affected by the Issue; (ii) modification of the affected systems; and (iii) testing the modified system, installing the changes and auditing the installed system for final compliance. The Company is using both internal and external resources to implement its plan. The Company has generally completed the inventory phase and is at various stages of modification and testing of these systems. The Company expects to complete the majority of its efforts in this area by early calendar 1999, leaving adequate time to assess and correct any significant issues that materialize. The Company currently estimates that the total cost of its Year 2000 project will be approximately $2,000,000. Costs associated with this issue have been and will continue to be expensed as incurred and are not expected to have a material effect on the results of operations, cash flows or financial condition of the Company.

As a third-party supplier of software and printing systems to other companies, the Company has posted its own product compliance status on its Internet site (www.bradycorp.com).

The Company is in the process of formally communicating with all of its significant suppliers to determine the extent to which the Company is vulnerable to those third parties' failure to remediate their own Year 2000 Compliance issues. The Company cannot guarantee that the systems of other companies on which the Company's systems rely will be converted on time, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems would not have a material adverse effect on the Company.

The costs of the project and the timetable in which the Company plans to complete the Year 2000 requirements are based upon management's best estimates, which are derived utilizing assumptions of future events including the continued availability of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties. However, there can be no guarantee that these estimates will be achieved, and actual results could differ significantly from these plans. If the Company's plan to address the Issue is not successfully or timely implemented, the Company may need to devote more resources to the process and additional costs may be incurred, which could have a material adverse effect on the Company's financial condition and results of operations.

Company management believes it has an effective program in place to resolve the Issue in a timely manner. Nevertheless, since it is not possible to anticipate all possible future outcomes, especially when third parties are involved, there could be circumstances in which the Company would be unable to take customer orders, manufacture and ship products, invoice customers and collect payments, or the Company could be subject to litigation for product failure. The amount of potential liability and lost revenue has not been estimated.

Contingency plans will be developed in the second quarter of calendar 1999, and most of calendar 1999 has been reserved for final verification of all Year 2000 Compliance processes and rehearsal of contingency plans.


Forward-Looking Statements
Matters in this Annual Report (particularly in this section and in the Letter to Shareholders) may contain forward-looking information, as defined in the Private Securities Litigation Reform Act of 1995. All such forward-looking information in this report involves risks and uncertainties, including, but not limited to, variations in the economic or political conditions in the countries with which the Company does business; fluctuations in currency exchange rates for international currencies versus the U.S. dollar; technology changes; the continued availability of sources of supply; domestic and international economic conditions and growth rates; the ability of the Company to timely adjust its cost structure to changes in levels of sales, product mix and low levels of order backlog; the ability of the Company to acquire new businesses; and other risks indicated in filings by the Company with the Securities and Exchange Commission. The Company cautions that forward-looking statements are not guarantees, since there are inherent difficulties in predicting future results, and that actual results could differ materially from those expressed or implied in forward-looking statements.

Consolidated Balance Sheets

                                                            July 31, 1998 and 1997
                                                            (Dollars in Thousands)
                                                               1998         1997
Assets
Current assets:
     Cash and cash equivalents (Note 1)                     $  65,609    $  65,329
     Accounts receivable, less allowance for losses
        ($2,011 and $2,241, respectively)                      63,365       65,450
     Inventories (Note 1):
        Finished products                                      22,836       27,179
        Work-in-process                                         3,967        3,885
        Raw materials and supplies                             11,641       13,541
                Total inventories                              38,444       44,605
     Prepaid expenses and other current assets
        (Notes 1, 3 and 4)                                     16,635       12,585
                Total current assets                          184,053      187,969
Other assets:
     Intangibles - net (Note 1)                                53,528       36,015
     Other (Note 4)                                             7,078        5,236
Property, plant and equipment (Notes 1 and 5):
     Cost:
        Land                                                    4,988        5,162
        Buildings and improvements                             39,595       39,159
        Machinery and equipment                                83,146       79,497
        Construction in progress                               11,705        2,560
                                                              139,434      126,378
     Less accumulated depreciation                             72,269       63,936
        Net property, plant and equipment                      67,165       62,442
Total                                                       $ 311,824    $ 291,662
Liabilities and Stockholders' Investment
Current liabilities:
     Accounts payable                                       $  15,761    $  17,656
     Wages and amounts withheld from employees                 19,542       16,925
     Taxes, other than income taxes                             2,033        1,960
     Accrued income taxes                                       9,276        8,453
     Other current liabilities (Note 3)                        11,647       11,687
     Current maturities on long-term debt (Note 5)                408          564
                Total current liabilities                      58,667       57,245
Long-term debt, less current maturities (Note 5)                3,716        3,890
Other liabilities (Note 3)                                     16,068       23,980
                Total liabilities                              78,451       85,115
Stockholders' investment (Notes 1 and 6)
     Preferred Stock (aggregate liquidation preference of
        $3,026 at July 31, 1998)                                2,855        2,855
     Common Stock:
        Class A Nonvoting - issued and outstanding
          20,726,863 and 20,171,853 shares, respectively,
          (aggregate liquidation preference of $34,614
          at July 31, 1998)                                       207          202
        Class B Voting - issued and outstanding
             1,769,314 shares                                      18           18
     Additional paid-in capital                                26,131        9,573
     Earnings retained in the business                        208,254      193,602
     Cumulative translation adjustments                        (1,068)         297
     Other                                                     (3,024)        --
                Total stockholders' investment                233,373      206,547
Total                                                       $ 311,824    $ 291,662
See Notes to Consolidated Financial Statements

Consolidated Statements of Income

                                                  Years Ended July 31, 1998, 1997 and 1996
                                             (Dollars in Thousands, Except Per Share Amounts)
                                                      1998        1997         1996
Net sales                                         $ 455,150    $ 426,081    $ 359,542
Operating expenses:
     Cost of products sold                          204,895      194,096      166,426
     Research and development                        20,287       16,300       11,309
     Selling, general and administrative            178,648      165,317      140,642
     Nonrecurring charge                              5,390         --           --
        Total operating expenses                    409,220      375,713      318,377

Operating income                                     45,930       50,368       41,165
Other income and (expense):
     Investment and other income - net (Note 2)         638        1,159        4,570
     Interest expense                                  (403)        (256)        (302)
        Net other income                                235          903        4,268

Income before income taxes                           46,165       51,271       45,433
Income taxes (Notes 1 and 4)                         18,129       19,564       17,406
Net income                                        $  28,036    $  31,707    $  28,027

Net income per Common Share (Notes 6 and 8):
     Class A Nonvoting:
        Basic                                     $    1.24    $    1.44    $    1.27
        Diluted                                   $    1.23    $    1.43    $    1.26
     Class B Voting:
        Basic                                     $    1.21    $    1.41    $    1.24
        Diluted                                   $    1.20    $    1.40    $    1.23

See Notes to Consolidated Financial Statements.

Consolidated Statements of Stockholders' Investment

                                                                 Years Ended July 31, 1998, 1997 and 1996
                                                             (Dollars in Thousands, Except Per Share Amounts)

                                                                     Additional  Earnings       Cumulative
                                            Preferred     Common     Paid-in     Retained in    Translation
                                              Stock       Stock      Capital     the Business   Adjustments     Other

Balances at July 31, 1995                  $   2,855    $      73    $   8,074     $ 154,286     $   5,535         $--
Net income                                      --           --           --          28,027          --            --
     Net currency translation
        adjustment                              --           --           --            --          (1,252)         --
     Issuance of 25,049 shares
        of Class A Common
        Stock under stock
        option plan                             --           --            372          --            --            --
     Tax benefit from exercise
        of stock options                        --           --            115          --            --            --
     Common Stock dividend                      --            146         (146)         --            --            --
     Cash dividends on Preferred
        Stock:
        1979 series - $10 a share               --           --           --            (220)         --            --
        6% and 1972 series -
             $6 a share                         --           --           --             (39)         --            --
     Cash dividends on
        Common Stock:
        Class A - $.40 a share                  --           --           --          (7,678)         --            --
        Class B - $.37 a share                  --           --           --            (885)         --            --

Balances at July 31, 1996                      2,855          219        8,415       173,491         4,283          --
     Net income                                 --           --           --          31,707          --            --
     Net currency translation
        adjustment                              --           --           --            --          (3,986)         --
     Issuance of 77,753 shares of
        Class A Common Stock
        under stock option plan                 --              1          835          --            --            --
     Tax benefit from exercise
        of stock options                        --           --            323          --            --            --
     Cash dividends on Preferred Stock:
        1979 series - $10 a share               --           --           --            (220)         --            --
        6% and 1972 series                      --
             $6 a share                         --           --           --             (39)         --            --
     Cash dividends on Common Stock:
        Class A - $.52 a share                  --           --           --         (10,476)         --            --
        Class B - $.49 a share                  --           --           --            (861)         --            --

Balances at July 31, 1997                      2,855          220        9,573       193,602           297          --
     Net income                                 --           --           --          28,036          --            --
     Net currency translation
        adjustment                              --           --           --            --          (1,365)         --
     Issuance of 57,282 shares of
        Class A Common Stock
        under stock option plan                 --           --            941          --            --            --
     Other                                      --              5       15,268          --            --          (3,024)
     Tax benefit from exercise
        of stock options                        --           --            349          --            --            --
     Cash dividends on Preferred Stock:


        1979 series - $10 a share               --           --           --            (220)         --            --
        6% and 1972 series                      --
             $6 a share                         --           --           --             (39)         --            --
     Cash dividends on
        Common Stock:
        Class A - $.60 a share                  --           --           --         (12,122)         --            --
        Class B - $.57 a share                  --           --           --          (1,003)         --            --
Balances at July 31, 1998                  $   2,855    $     225    $  26,131     $ 208,254     $  (1,068)    $  (3,024)

See Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows


                                                     Years Ended July 31, 1998, 1997 and 1996
                                                              (Dollars in Thousands)
                                                          1998         1997        1996
Operating activities:
     Net income                                        $ 28,036     $ 31,707     $ 28,027
     Adjustments to reconcile net income to
        net cash provided by operating activities:
        Depreciation                                     11,047       12,183        9,978
        Amortization                                      2,241        1,968          624
        Loss/(Gain) on sale of property,
             plant and equipment                            349          139       (2,222)
        Provision for losses on accounts
             receivable                                     970          663          367
        Other                                               212         --            550
        Nonrecurring charge                               5,390         --           --
        Changes in operating assets and liabilities
             (net of effects of business
              acquisitions and disposals):
                Accounts receivable                       1,066      (12,796)      (1,786)
                Inventory                                 5,705       (4,818)      (3,978)
                Prepaid expenses and
                     other assets                        (3,159)       2,342         (972)
                Accounts payable and
                     accrued liabilities                 (4,285)       6,147          309
                Income taxes                                (36)       3,334        1,815
                Deferred income taxes                    (4,508)      (1,118)        (453)
                Other liabilities                         4,179          160        2,353
                      Net cash provided
                        by operating activities          47,207       39,911       34,612
Investing activities:
     Acquisitions of businesses, net of
        cash acquired                                   (19,306)      (6,724)     (53,167)
     Purchases of property, plant and equipment         (17,189)      (8,777)     (10,470)
     Proceeds from sale of property, plant
        and equipment                                       500          908        4,563
     Other                                                  169          292         --
                     Net cash (used in)
                        investing activities            (35,826)     (14,301)     (59,074)
Financing activities:
     Payment of dividends                               (13,384)     (11,596)      (8,822)
     Proceeds from issuance of Common Stock                 941          835          372
     Proceeds from long-term borrowings                     829        2,236         --
     Principal payments on long-term debt                  (533)        (641)      (5,466)
                     Net cash used in
                        financing activities            (12,147)      (9,166)     (13,916)
Effect of exchange rate changes on cash                   1,046         (396)      (1,408)
Net increase (decrease) in cash and
     cash equivalents                                       280       16,048      (39,786)
Cash and cash equivalents, beginning of year             65,329       49,281       89,067
Cash and cash equivalents, end of year                 $ 65,609     $ 65,329     $ 49,281
Supplemental disclosure of cash flow information:
     Cash paid during the year for:
        Interest                                       $    277     $    258     $    245
        Income taxes, net of refunds                     22,580       18,987       15,569
     Acquisitions:
        Fair value of assets acquired, net of cash        2,619        3,058       36,587
        Liabilities assumed                              (1,471)      (1,375)     (15,966)


        Goodwill                                         18,158        5,041       32,546
                     Net cash paid for acquisitions    $ 19,306    $   6,724   $   53,167
Class A Common Stock issued to fund
     deferred compensation plan                        $ 11,555       --           --

See Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements
Years Ended July 31, 1998, 1997 and 1996


Note 1  Summary of Significant Accounting Policies

Principles of Consolidation / The accompanying consolidated financial statements include the accounts of Brady Corporation (formerly known as "W.H. Brady Co.") and its subsidiaries, all of which are wholly owned. All significant intercompany accounts and transactions have been eliminated in consolidation.

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

Inventories / Inventories are stated at the lower of cost or market. Cost has been determined using the last-in, first-out (LIFO) method for certain domestic inventories (approximately 48% and 43% of total inventories at July 31, 1998 and 1997, respectively) and the first-in, first-out method for other inventories. The difference between the carrying value of domestic inventories stated at LIFO cost and the value of such inventories stated at replacement cost was $5,319,000 at July 31, 1998 and $5,389,000 at July 31, 1997.

Depreciation / The cost of buildings and improvements and machinery and equipment is being depreciated over their estimated useful lives using the straight-line method for financial reporting purposes.

Intangible Assets / The excess of cost over fair value of the net assets of businesses acquired is amortized using the straight-line method over various periods ranging from 10 to 40 years. The weighted average amortization period is 24 years.

Impairment of Long-Lived Assets / The Company evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets may warrant revision or that the remaining balance of an asset may not be recoverable. The measurement of possible impairment is based on the ability to recover the balance of assets from expected future operating cash flows on an undiscounted basis. In the opinion of management, no such impairment existed as of July 31, 1998, or July 31, 1997.

Catalog Costs / Catalog costs are initially capitalized and amortized over the estimated useful lives of the publications (generally eight months). At July 31, 1998 and 1997, $5,220,000 and $3,800,000, respectively, of prepaid catalog costs were included in prepaid expenses and other current assets.

Foreign Currency Translation / Foreign currency assets and liabilities are translated into United States dollars at end-of-period rates of exchange, and income and expense accounts are translated at the weighted average rates of exchange for the period. Resulting translation adjustments are included as a separate component of stockholders' investment.

Hedging / The Company enters into forward foreign exchange contracts to hedge committed intercompany foreign currency transactions. Such exchange contracts generally have maturities of one year. At July 31, 1998 and 1997, exchange contracts aggregating approximately $21,425,000 and $8,953,000, respectively, were outstanding.

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

Accounting Standards To Be Adopted / In 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Both statements must be adopted by the Company for the fiscal year beginning August 1, 1998. The Company is currently evaluating the impact of these statements on the consolidated financial statements.

In addition, in February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This statement must be adopted by the Company beginning August 1, 1999. However, early application is encouraged. This statement revises disclosures about pension and other postretirement benefit plans. In 1998, the FASB also issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement is required to be adopted in fiscal 2000.


Note 2  Acquisitions and Disposition of Businesses

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

On April 8, 1996, the Company completed its acquisition of Varitronic Systems, Inc. located in Minneapolis, Minnesota, for cash of $40,620,000. Varitronic Systems, Inc. manufactures and markets supply-consuming lettering, labeling, signage and presentation systems and supplies.

Effective August 29, 1996, the Company entered into a joint venture, W.H. Brady Korea Co. Ltd., in Okcheon, Korea. The joint venture manufactures and markets Brady identification and tape products and also sells Markem printers and supplies.

Effective April 30, 1997, the Company acquired the common stock of Signals S.A. located in LaRochelle, France, a direct marketer of safety and facility identification products, for cash of approximately $9,600,000.

Effective March 9, 1998, the Company acquired the common stock of Techniques Avancees located in Auch, France, a barcode labeling software developer, for cash of $10,735,000 and a payable of $1,030,000.

Effective April 30, 1998, the Company acquired the common stock of GrafTek Inc. located in Toronto, Ontario, Canada, a barcode labeling software developer, for cash of $8,528,000 and a payable of $933,000.

Effective August 16, 1998, the Company acquired the common stock of VEB Sistemas de Etiquetas Ltda, in Sao Paulo, Brazil, an industrial label manufacturer, for cash of approximately $4,445,000.

The pro forma results of operations of the above acquisitions are not significant to the financial statements.


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

The Company accounts for postretirement benefits other than pensions in accordance with SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions." The Company funds benefit costs on a pay-as-you-go basis. During the years ended July 31, 1998, 1997 and 1996, the Company made benefit payments totalling $299,400, $282,000 and $209,000, respectively.

The following table sets forth the plan's status reconciled with amounts recognized in the accompanying consolidated balance sheets at July 31, 1998 and 1997:

                                                                 (Dollars in Thousands)
                                                                  1998            1997
Accumulated postretirement benefit obligation:
     Retirees                                                   $3,084          $3,112
     Fully eligible active plan participants                       661             604
     Other active plan participants                              3,057           2,426
                                                                 6,802           6,142
Unrecognized net gain                                            2,333           2,703
Accrued postretirement benefit cost                             $9,135          $8,845


                                                                    Year Ended July 31,
                                                                  (Dollars in Thousands)
                                                            1998            1997            1996

Net periodic postretirement benefit cost
     included the following components:
        Service cost - benefits attributed to
             service during the period                      $328            $260            $246
        Interest cost on accumulated
             postretirement benefit obligation               473             447             478
        Amortization of (gain)                              (150)           (187)           (106)
Periodic postretirement benefit cost                         651             520             618
Net periodic postretirement benefit cost                    $651            $520            $618

The assumed health care cost trend rates used in measuring the accumulated postretirement benefit obligation were 7.3% in 1998 and gradually declining to 5.5% by the year 2000.

The weighted average discount rates used in determining the accumulated postretirement benefit obligation was 7.3% in 1998 and 7.5% in 1997.

If the health care cost trend rate assumptions were increased by 1%, the accumulated postretirement benefit obligation as of July 31, 1998, would be increased by $13,000. The effect of this change on the sum of the service cost and interest cost would not be material.

The Company has retirement and profit-sharing plans covering substantially all full-time domestic employees and certain of its foreign subsidiaries. Contributions to the plans are determined annually based on earnings of the respective companies and employee contributions. At July 31, 1998 and 1997, $4,898,000 and $4,290,000, respectively, of accrued profit-sharing contributions were included in other current liabilities.

The Company also has had deferred compensation plans for directors, officers and key executives utilizing the phantom stock plan concept. At July 31, 1998 and 1997, $6,349,000 and $18,324,000, respectively, of deferred compensation was included in current and other long-term liabilities. The reduction of this deferred compensation liability relates to the new deferred compensation plan discussed below.

During fiscal 1998, the Company adopted a new deferred compensation plan that invests solely in shares of the Company's Class A Nonvoting Common Stock. Participants in the old phantom stock plan were allowed to convert their balances in the old plan to this new plan. The new plan was funded initially by the issuance of 372,728 shares of Class A Nonvoting Common Stock to a Rabbi Trust. All deferrals into the new plan result in purchases of Class A Nonvoting Common Stock by the Rabbi Trust. No deferrals are allowed into the old plan. Shares held by the Rabbi Trust are distributed to participants upon separation from the Company as defined in the plan agreement.

The amounts charged to income for the plans described above were $8,038,000 in 1998, $7,092,000 in 1997 and $6,545,000 in 1996.

The Company has a voluntary employee benefit trust for the purpose of funding employee medical benefits and certain other employee benefits. At July 31, 1998 and 1997, $2,344,000 and $2,441,000, respectively, of payments to the trust to fund such benefits were included in prepaid expenses and other current assets.


Note 4  Income Taxes

Income taxes consist of the following:

                                                        Year Ended July 31,
                                                       (Dollars in Thousands)
                                                1998            1997            1996
Currently payable:
     Federal                                  $14,570         $13,875         $10,573
     Foreign                                    5,883           3,812           5,376
     State                                      1,803           2,995           1,910
                                               22,256          20,682          17,859
Deferred (credit):
     Federal                                   (3,373)         (1,832)           (807)
     Foreign                                     (181)          1,188             469
     State                                       (573)           (474)           (115)
                                               (4,127)         (1,118)           (453)
Total                                         $18,129         $19,564         $17,406

Deferred income taxes result from timing differences in the recognition of revenues and expenses for financial statement and income tax purposes. These differences relate principally to depreciation and certain expenses not deductible for tax reporting until paid.

Pre-tax income consists of the following:


                                                    Year Ended July 31,
                                                  (Dollars in Thousands)
                                              1998         1997         1996
United States                              $ 32,743     $ 38,493     $ 31,481
Foreign                                      13,422       12,778       13,952
Total                                      $ 46,165     $ 51,271     $ 45,433

The approximate tax effects of temporary differences are as follows:

                                                     July 31, 1998
                                                 (Dollars in Thousands)
                                           Assets       Liabilities    Total
Inventories                                $  2,236     $   --       $  2,236
Prepaid catalog costs                          --           (968)        (968)
Employee benefits                               480         --            480
Allowance for doubtful accounts                 354         --            354
Other, net                                    4,518         (270)       4,248
        Current                               7,588       (1,238)       6,350
Excess of tax over book depreciation           --         (2,034)      (2,034)
Deferred compensation                         6,572         --          6,572
Postretirement benefits                       3,634         --          3,634
Tax loss carryforwards                        4,649         --          4,649
Less valuation allowance                     (4,649)        --         (4,649)
Other, net                                      992       (2,720)      (1,728)
        Noncurrent                           11,198       (4,754)       6,444
Total                                      $ 18,786     $ (5,992)    $ 12,794



                                                       July 31, 1997
                                                  (Dollars in Thousands)
                                             Assets     Liabilities     Total
Inventories                                $  2,071     $   --       $  2,071
Prepaid catalog costs                          --           (399)        (399)
Employee benefits                              --           (678)        (678)
Allowance for doubtful accounts                 362         --            362
Other, net                                    2,753         (530)       2,223
        Current                               5,186       (1,607)       3,579
Excess of tax over book depreciation           --         (3,298)      (3,298)
Deferred compensation                         6,010         --          6,010
Postretirement benefits                       3,577         --          3,577
Tax loss carryforwards                        3,406         --          3,406
Less valuation allowance                     (3,406)        --         (3,406)
Other, net                                      701       (1,771)      (1,070)
        Noncurrent                           10,288       (5,069)       5,219
Total                                      $ 15,474     $ (6,676)    $  8,798

At July 31, 1998 and 1997, $6,350,000 and $3,579,000, respectively, of net deferred tax assets were included in prepaid expenses and other current assets. At July 31, 1998 and 1997, $6,444,000 and $5,219,000, respectively, of net deferred tax assets were included in other assets.

A reconciliation of the tax computed by applying the statutory U.S. Federal income tax rate to income before income taxes to the total income tax provision is as follows:


                                                                 Year Ended July 31,
                                                               (Dollars in Thousands)
                                                       1998            1997            1996
Tax at statutory rate                                $16,157         $17,945         $15,902
State income taxes, net of Federal tax benefit         1,517           2,248           1,505
International losses with no related tax benefits      1,350           1,196             664
International rate differential                         (345)           (668)            138
Rate variances arising from
     foreign subsidiary distributions                   (391)           (155)           (493)

Other, net                                              (159)         (1,002)           (310)
Total income tax provision                           $18,129         $19,564         $17,406
Effective tax rate                                      39.3%           38.2%           38.3%

The Company's policy is to remit earnings from foreign subsidiaries only to the extent any resultant foreign income taxes are creditable in the United States. Accordingly, the Company does not currently provide for the additional United States and foreign income taxes which would become payable upon remission of undistributed earnings of foreign subsidiaries.

The cumulative undistributed earnings of such companies at July 31, 1998, amounted to approximately $38,957,000. If all such undistributed earnings were remitted, no additional provision for foreign income taxes would be required.


Note 5  Long-term Debt

Long-term debt consists of the following:

                                                                 July 31,
                                                          (Dollars in Thousands)
                                                           1998            1997
6.25% Industrial Development Revenue
     Bonds payable on December 1, 2001                    $1,000          $1,000
Korean bank debt                                           2,485           2,475
Other                                                        639             979
                                                           4,124           4,454
Less current maturities                                      408             564
                                                          $3,716          $3,890

The Industrial Development Revenue Bonds are collateralized by first mortgages on certain property with a net carrying amount of approximately $4,440,000 at July 31, 1998. The Company's long-term debt approximates fair value.

Maturities on long-term debt are as follows:


    Year Ending July 31,
   (Dollars in Thousands)
1999                    $  408
2000                     2,377
2001                        96
2002                     1,082
2003                        73
Thereafter                  88


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

Information as to the Company's capital stock at July 31, 1998, is as follows:

                                               (Dollars in Thousands)
                                       Shares          Shares
                                     Authorized      Outstanding     Amount
Preferred Stock, $.01 par value      5,000,000              0    $         0
Cumulative Preferred Stock:
        6% Cumulative                    5,000          3,984            399
        1972 Series                     10,000          2,600            260
        1979 Series                     30,000         21,963          2,196
                                                                 $     2,855
Common Stock, $.01 par value:
        Class A Nonvoting          100,000,000     20,726,863    $       207
        Class B Voting              10,000,000      1,769,314             18
                                                                 $       225

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

The following is a summary of other activity in stockholders' investment for the year ended July 31, 1998:

                                                               Shares Held
                                     Unearned      Deferred    in Rabbi
                                     Restricted    Comp-       Trust,
                                     Stock         ensation    at cost       Total
Issuance of 125,000 shares of
     Class A Common Stock            $ (3,718)    $   --      $   --       $ (3,718)
Issuance of 372,728 shares of
     Class A Common Stock to
     Rabbi Trust to fund deferred
      compensation plan                  --         11,555     (11,555)        --
Purchase of 17,221 shares of
     Class A Common Stock


     purchased by the Rabbi
     Trust related to deferred
     compensation plan                   --            482        (482)        --
Amortization of restricted
     stock                                694         --          --            694
Balances July 31, 1998               $ (3,024)    $ 12,037    $(12,037)    $ (3,024)

The Company's Nonqualified Stock Option Plans allow the granting of stock options to various officers, directors and other employees of the Company at prices equal to fair market value at the date of grant. The Company has reserved 1,500,000 and 2,125,000 shares of Class A Nonvoting Common Stock for issuance under the 1989 and 1997 Plans, respectively. Options granted prior to 1992 become exercisable once the employees have been continuously employed for six months after the grant date. Generally, options granted in 1992 and thereafter will not be exercisable until starting one year after the date of grant, to the extent of one-third per year.

Changes in the Options are as follows:


                                                                                Weighted
                                                                                Average
                                        Option                  Options         Exercise
                                        Price                   Outstanding     Price
Balance, July 31, 1995                  $6.83-$15.67              518,157       $ 8.62
Options granted                         $23.83-$25.17             330,000        25.05
Options exercised                       $6.83-$15.67              (33,449)       11.13
Options cancelled                       $12.17-$25.17              (6,600)       22.81
Balance, July 31, 1996                  $6.83-$25.17              808,108       $17.46
Options granted                         $21.75-$23.88             777,700        23.51
Options exercised                       $6.83-$25.17              (77,753)       10.75
Options cancelled                       $6.83-$25.17              (46,302)       18.15
Balance, July 31, 1997                  $6.83-$25.17            1,461,753       $21.01
Options granted                         $30.66-$34.00             260,150        31.49
Options exercised                       $6.83-$25.17              (57,282)       16.44
Options cancelled                       $21.75-$31.38             (24,600)       23.74
Balance, July 31, 1998                  $6.83-$34.00            1,640,021       $22.79
     (635,490 options exercisable)
Available for grant after July 31, 1998                         1,440,358

The following table summarizes information about stock options outstanding at July 31, 1998:

                                          Options Outstanding              Options Exercisable
                                        Weighted
                        Shares          Average        Weighted        Shares          Weighted
                        Outstanding     Remaining      Average         Exercisable     Average
Range of                at July 31,     Contractual    Exercise        at July 31,     Exercise
Exercise Prices         1998            Life - Years   Price           1998            Price
$ 6.83-$16.00          347,637           4.8 Years      $12.90          347,637         $12.90
$16.01-$25.00          780,033           8.6 Years       23.54          120,252          23.06
$25.01-$34.00          512,351           8.3 Years       28.36          167,601          25.17
$ 6.83-$34.00        1,640,021           7.7 Years      $22.79          635,490         $18.06

In October 1995, SFAS No. 123 "Accounting for Stock-Based Compensation" was issued. SFAS No. 123 establishes a fair-value-based method of accounting for stock-based compensation; however, it allows entities to continue accounting for employee stock-based compensation under the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS No. 123 requires certain disclosures, including pro forma net income and earnings per share as if the fair-value-based accounting method had been used for employee stock-based compensation cost. The Company has decided to adopt SFAS No. 123 through disclosure with respect to employee stock-based compensation.

If the Company had elected to recognize compensation cost for the Stock Option Plans based on the fair value at the grant dates for awards under those plans, consistent with the method prescribed by SFAS No. 123, net income and net income per common share would have been changed to the pro forma amounts indicated below:


                                                         1998            1997
Net income:
     As Reported                                        $28,036          $31,707
     Pro Forma                                           26,816           30,939
Net Income per Class A Common Share - Diluted:
     As Reported                                        $  1.23          $  1.44
     Pro Forma                                             1.17             1.39

The fair value of stock options used to compute pro forma net income and net income per common share disclosure is the estimated present value at grant date using the Black-Scholes option-pricing model with weighted average assumptions for fiscal years 1998 and 1997 as follows:


                               1998       1997
Risk-free interest rate         5.7%       6.3%
Expected volatility            30.5%      27.1%
Dividend yield                  2.2%       2.1%
Expected option life       4.4 years  4.1 years


Note 7  Domestic and Foreign Operations

The Company operates predominantly in a single industry as a manufacturer and distributor of identification products. Operations are conducted in the United States and through subsidiaries located in Canada, Mexico, United Kingdom, Germany, France, Belgium, Italy, Sweden, Australia, Brazil, Japan, Korea and Singapore. Transfers between geographic areas primarily represent intercompany export sales of U.S.-produced goods and are based on established sales prices between the related corporations. In computing operating income for non-U.S. subsidiaries, no allocations of general corporate expenses, interest or income taxes have been made.

Identifiable assets of subsidiaries are those assets related to the operations of those subsidiaries. Corporate assets consist primarily of cash and cash equivalents. Eliminations consist of intercompany receivables between regions.

Information with respect to operations located outside the United States which have been translated into U.S. dollars are as follows:


                                                                     Year Ended July 31,
                                                                    (Dollars in Thousands)
                                                          1998            1997            1996

Current assets                                          $ 76,837        $ 74,279       $ 60,570
Other assets                                              27,815           8,912          4,012
Property, plant and equipment                             11,085          11,902         11,087
     Total assets                                       $115,737        $ 95,093       $ 75,669
Current liabilities                                     $ 31,948        $ 37,905       $ 29,158
Other liabilities                                         32,265          29,584         18,367
Stockholders' investment                                  51,524          27,604         28,144
     Total liabilities and stockholders' investment     $115,737        $ 95,093       $ 75,669
Net sales                                               $198,680        $181,357       $156,943
Brady Corporation equity in net income                  $  7,267        $  7,776       $  8,266



                                                           (Dollars in Thousands)
                                                                          Corporate Assets
                                   United States     Europe      Other    and Eliminations    Consolidated
Year ended July 31, 1998:
     Sales to unaffiliated
          customers                  $ 256,941    $ 138,602    $  59,607     $    --          $ 455,150
     Transfers between
          geographic areas              29,872          459          341       (30,672)            --
     Net sales                       $ 286,813    $ 139,061    $  59,948     $ (30,672)       $ 455,150
     Operating income
          (loss)                     $  31,022    $  16,499    $  (2,091)    $     500        $  45,930
     Identifiable
          assets                     $ 160,408    $  66,885    $  26,910     $  57,621        $ 311,824

Year ended July 31, 1997:
     Sales to unaffiliated
          customers                  $ 245,013    $ 123,284    $  57,784     $    --          $ 426,081
     Transfers between geographic
          areas                         31,952          245          250       (32,447)            --
     Net sales                       $ 276,965    $ 123,529    $  58,034     $ (32,447)       $ 426,081
     Operating income
          (loss)                     $  36,811    $  13,963    $    (100)    $    (306)       $  50,368
     Identifiable
          assets                     $ 168,600    $  52,242    $  24,667     $  46,153        $ 291,662

Year ended July 31, 1996:
     Sales to unaffiliated
          customers                  $ 202,780    $ 110,312    $  46,450     $    --          $ 359,542
     Transfers between geographic
          areas                         24,104          204           96       (24,404)            --
     Net sales                       $ 226,884    $ 110,516    $  46,546     $ (24,404)       $ 359,542
     Operating income
          (loss)                     $  28,313    $  12,420    $     (40)    $     472        $  41,165
     Identifiable
          assets                     $ 164,761    $  42,865    $  16,689     $  37,520        $ 261,835


Note 8  Net Income per Common Share

Net income per Common Share is computed by dividing net income (after deducting the applicable Preferred Stock dividends and preferential Class A Common Stock dividends) by the weighted average Common Shares outstanding of 22,357,686 for 1998, 21,908,318 for 1997 and 21,847,180 for 1996. The preferential dividend on the Class A Common Stock of $.0333 per share has been added to the net income per Class A Common Share for all years presented.

For the year ended July 31, 1998, the Company adopted SFAS No. 128, "Earnings per Share," which established new standards for the calculation of net income per share effective for interim and annual periods ending after December 15, 1997. Reconciliations of the numerator and denominator of the basic and diluted per share computations for the Company's Class A and Class B common stock are summarized as follows:


                                                         Fiscal 1998      Fiscal 1997      Fiscal 1996
Numerator:
     Net income                                         $ 28,036,000     $ 31,707,000     $ 28,027,000
Less: Preferred stock dividends                             (259,134)        (259,134)        (259,134)


     Numerator for basic and
          diluted Class A earnings
          per share                                       27,776,866       31,447,866       27,767,866
     Less:
        Preferential dividends                              (676,298)        (670,454)        (668,045)
        Preferential dividends
             on dilutive stock
             options                                          (9,140)          (3,843)          (4,602)
     Numerator for basic and
          diluted Class B earnings
          per share                                     $ 27,091,428     $ 30,773,569     $ 27,095,219



                                                         Fiscal 1998     Fiscal 1997      Fiscal 1996
Denominator:
     Denominator for basic
          earnings per share for
          both Class A and B                              22,357,686       21,908,318       21,847,180
     Plus: Effect of dilutive
          stock options                                      244,239          144,100          138,194
     Denominator for diluted
          earnings per share for
          both Class A and B                              22,601,925       22,052,418       21,985,374


Class A Common Stock earnings per share calculation:
     Basic               $       1.24     $       1.44     $       1.27
     Diluted                     1.23             1.43             1.26
Class B Common Stock earnings per share calculation:
     Basic               $       1.21     $       1.41     $       1.24
     Diluted                     1.20             1.40             1.23

Options to purchase 258,850; 269,401; and 324,600 shares of Class A Common Stock were not included in the computations of diluted earnings per share for the fiscal years 1998, 1997 and 1996, respectively, because the option exercise prices were greater than the average market price of the common shares and, therefore, the effect would be antidilutive.


Note 9  Commitments

The Company has entered into various noncancellable operating lease agreements. Rental expense charged to operations was $9,015,000 for 1998; $7,357,000 for 1997; and $4,689,000 in 1996. Future minimum lease payments required under such leases in effect at July 31, 1998, are as follows (by fiscal year):

Year Ending July 31,     (Dollars)
      1999              $ 8,048,000
      2000                5,641,000
      2001                2,500,000
      2002                1,209,000
      2003                1,001,000
Thereafter                2,352,000
                        $20,751,000



Note 10  Nonrecurring and One-time Charges

During the fourth quarter of fiscal 1998, the Company recorded a nonrecurring charge of $5,390,000 related primarily to a provision for severance costs associated with a reduction in workforce at its operations around the world. In response to a softening of sales that began in

April 1998, the Company announced in July 1998 that it would be reducing its workforce. A workforce reduction of 7.5%, approximately 200 people, was essentially completed in August 1998. Severance costs associated with this reduction totaled $5,024,000. These severance payments will require future cash outlays, principally over fiscal 1999. The remainder of the nonrecurring charge represents a write-off of assets associated with exiting two small product lines. The Company has decided to discontinue its contract taping service and cover tape product line resulting in asset write-offs of $188,000 and $178,000, respectively. These are noncash charges.

In addition to the nonrecurring charge above, the Company recorded $2,461,000 in one-time charges in the fourth quarter of fiscal 1998 for the write-down of certain inventories and other assets. Substantially all this amount is noncash.

These nonrecurring and one-time charges total $7,851,000 ($4,766,000 after tax) or approximately $0.21 per diluted share.

Independent Auditors' Report

To the Board of Directors and Stockholders of Brady Corporation:

We have audited the accompanying consolidated balance sheets of Brady Corporation (formerly known as W.H. Brady Co.) and subsidiaries as of July 31, 1998 and 1997, and the related consolidated statements of income, stockholders' investment and cash flows for each of the three years in the period ended July 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the companies at July 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended July 31, 1998 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Milwaukee, Wisconsin
September 8, 1998

Corporate Data

Directors

* Katherine M. Hudson, 51, joined Brady in January 1994 as president, chief executive officer and director. Before joining Brady, she was a vice president at Eastman Kodak Company and general manager of Kodak's Professional, Printing and Publishing Imaging Division. She is also a director of Case Corporation and Honeywell, Inc.

* Peter J. Lettenberger, 61, has served as a director and secretary of Brady since January 1977. He is a partner in the law firm of Quarles & Brady, Milwaukee, Wisconsin, and serves as general counsel to Brady.

Robert C. Buchanan, 58, has been a director of Brady since November 1987. He is president and CEO of the Fox Valley Corporation, a specialty paper manufacturer in Appleton, Wisconsin.

Roger D. Peirce, 61, has served as a Brady director since September 1988. He is secretary and treasurer of Jor-Mac Company, Inc, a manufacturer of metal products in Grafton, Wisconsin.

Richard A. Bemis, 57, has been a director of Brady since January 1990. He is president and CEO of Bemis Manufacturing Company, a manufacturer of molded plastic products in Sheboygan Falls, Wisconsin.

Dr. Frank W. Harris, 56, has been a director of Brady since November 1991. He is a distinguished professor of polymer science and bio-medical engineering at the Institute of Polymer Science, University of Akron, in Akron, Ohio.

Gary E. Nei, 54, has been a director of Brady since November 1992. He is chairman of B&B Publishing, a publishing company in Walworth, Wisconsin.


Corporate Officers and Executives

*  Katherine M. Hudson
president and chief executive officer

*  Frank M. Jaehnert
vice president and chief financial officer

*  Richard L. Fisk
vice president - Direct Marketing Group

*  David R. Hawke
vice president - Graphics Group

*  David W. Schroeder
vice president - Identification Solutions and Specialty Tapes Group

Laurie Bernardy
vice president - corporate communications

Gary L. Johnson
vice president - corporate development

*  Michael O. Oliver
vice president - human resources

*  Donald E. Rearic
treasurer and assistant secretary

*  Thomas E. Scherer
vice president, controller and assistant secretary

David B. Winter
vice president and chief information officer

* Officers for the purposes of Section 16 of the Securities Exchange Act of 1934.

Shareholder Services

Common Shares
Brady Corporation Class A Nonvoting Common Stock trades on the Nasdaq Stock Market under the symbol BRCOA. Trading information is carried by the National Association of Securities Dealers. As of September 18, 1998, there were 453 Class A Nonvoting Common Stock shareholders of record and more than 5,000 beneficial shareholders. There are two Class B Voting Common Stock shareholders.

Dividends
Dividends are normally paid on the last day of October, January, April and July. The Board of Directors voted a quarterly dividend of 16 cents per share on Class A Nonvoting Common Stock to shareholders of record on October 9, 1998.

Shareholders of record may have their dividends reinvested in Brady stock. For more information, call the Investor Services Unit of Firstar Trust Company at 1-800-637-7549.

Quarterly Stock Data


                    1998            1997            1996
                 High    Low     High    Low     High    Low
4th Quarter     $32.75  $19.63  $30.50  $22.00  $26.75  $20.00
3rd Quarter     $35.75  $29.31  $27.75  $22.50  $25.50  $19.00
2nd Quarter     $33.00  $29.00  $24.75  $20.50  $27.00  $21.00
1st Quarter     $35.00  $27.38  $25.25  $21.50  $24.52  $23.67

Stock Transfer Agent
Firstar Trust Company, 1555 North River Center Drive, Suite 301, Milwaukee, WI, 53212; phone: 1-800-637-7549

Brady Information
Brady's site on the Internet, www.bradycorp.com, contains the Company's 10-K and 10-Q filings, annual reports, quarterly reports, news releases, stock prices, brochures, and a variety of other information about Brady and its products. - You can obtain faxed copies of recent Brady financial news releases by calling Company News On Call at 1-800-758-5804 and entering code 952350. - If you would like the 1998 Annual Report, Form 10-K or other information mailed to you, please contact: Investor Relations, Brady Corporation, P.O. Box 571, Milwaukee, WI 53201-0571, 414-358-6600.

Investor and Media Inquiries
If you have questions about Brady Corporation, please contact Laurie Bernardy, vice-president of corporate communications, at 414-438-6880 or e-mail laurie_bernardy@bradycorp.com.

Annual Meeting
The Brady Corporation Annual Meeting will be at 9 a.m., Friday, November 20, 1998, at the Milwaukee Athletic Club, 758 N. Broadway, Milwaukee, Wisconsin.

Brady Locations


United States

Brady Corporation
P.O. Box 571
Milwaukee, WI  53201

Brady Worldwide, Inc. - Identification Solutions
6555 W. Good Hope Rd.
Milwaukee, WI   53223

Brady Worldwide, Inc. - Specialty Tapes
N144 W5690 Pioneer Road
Cedarburg, WI  53012

Brady Worldwide, Inc. - Coated Products
2230 W. Florist Ave.
Milwaukee, WI  53209

Brady Worldwide, Inc. - Signmark
2221 W. Camden Rd.
Milwaukee, WI  53209

Seton
20 Thompson Rd.
Branford, CT  06405

Varitronic Systems, Inc.
6835 Winnetka Circle
Brooklyn Park, MN  55428


Australia

W.H. Brady Pty. Ltd.
Seton Australia Pty. Ltd.
2 Pat Devlin Close
Chipping Norton  NSW 2170
Australia


Belgium

W.H. Brady, N.V.
Industrie Park C/3
Lindestraat 20
B-9240 Zele, Belgium


Brazil

W.H.B. do Brasil Ltda.
Centro Empresarial Alphaville
Av. Jurua, 105 - Modulo 4
06455-908 Barueri
Sao Paulo, Brazil

Canada

W.H.B. Identification Solutions, Inc.
Seton-Canada
56 Leek Crescent
Richmond Hill
Ontario, Canada


China

W.H. Brady Asia-Pacific Pte. Ltd.
Room 806, Bright China
Chang An Building
7 Jian Guo Men Nei Da Jie
Dong Cheng District
Beijing, PRC


England

Brady Graphic Solutions Limited
Summit House, Brooklands Close
Sunbury on Thames
Middlesex TW16 7EH, England

W.H. Brady Co. Ltd.
Wildmere Industrial Estate
Banbury, Oxfordshire
OX167JU, England

Seton Limited
Canada Close
Banbury, Oxon 0X16 7RT
England


France

W.H. Brady S.A.R.L.
2 Place Marcel Rebuffat
BP 362 - Parc de Villejust
91959 Les Ulis Cedex, France

Seton S.A.
113 Rue Horace Vernet - BP 181
59054 Roubaix Cedex 1, France

Signals S.A.
Rond Point de la Republique
Z.I. de la Rochelle
17187 Perigny Cedex, France


Germany

W.H. Brady GmbH
Lagerstrasse 13
64807 Dieburg
Germany

Seton GmbH
Otto-Hahn-Str. 5-7
63222 Langen, Germany


Hong Kong

W.H. Brady Asia-Pacific Pte. Ltd.
Unit 03/04, 18th Floor CRE Centre
889 Cheung Sha Wan
Kowloon, Hong Kong


Italy

Brady Italia
Seton Italia, Srl
Via Luigi Lazzaroni 7
21047 Saronno (VA), Italy


Japan

Nippon Brady K.K.
Sumitomo Fudosan Shin
Yokohama Bldg. 8F
2-5-5 Shin Yokohama
Kohoku-ku, Yokohama
Kanagawa 222-0033, Japan


Korea

W.H. Brady Co., Ltd.
130-8 Dong An-Ri,
Okcheon-EUP
Okcheon-Gun, Chung Buk,
373-800
Republic of Korea


Malaysia

W.H. Brady Asia-Pacific Pte. Ltd.
15, 1st Floor
Lorong Mayang Pasir 5
Bayan Baru, 11950
Penang, Malaysia


Mexico

W.H. Brady S. de R.L. de C.V.

1st Floor, Building 718
Ejercito Nacional
Colonia Chapultepec Morales
Mexico City, Mexico


Philippines

W.H. Brady Asia-Pacific Pte. Ltd.
9 Narra Drive
Palmera Heights III
Valley Golf, Cainta Rizal
Philippines 1900


Singapore
W.H. Brady Asia-Pacific Pte. Ltd.
W.H. Brady Pte. Ltd.
55 Ayer Rajah Crescent #03-25
Ayer Rajah Industrial Estate
Singapore 139949


Sweden

Brady AB
Karins Vag 7
S-194 54 Upplands Vasby
Sweden


Taiwan

W.H. Brady Asia-Pacific Pte. Ltd.
4th Floor, No. 4, Alley 4
Lane 30, Hwan-Shan Rd., SEC 3
Taipei 114, Taiwan

Brady Corporation
P.O. Box 571, Milwaukee, WI  53202-0571
414-358-6600

www.bradycorp.com

(C)1998 Brady Corporation. All Rights Reserved.
10-FC-98-BEM

In keeping with Brady Corporation's policy of environmental stewardship, this entire brochure is recyclable.