Form 10-K, Exhibit 13
period 1999-07-31
BRADY CORP
filed 1999-10-26
CIK 746598

Brady Corporation 1999 Annual Report

[2 BAR CHARTS]

Net Sales
In millions
     94             256
     95             314
     96             360
     97             426
     98             455
     99             471

Sales increased at a compound annual growth rate of 13 percent.

Net Income
In millions
     94             19
     95             28
     96             28
     97             32
     98             33*
     99             39*

Net income increased at a compound annual growth rate of 16 percent *excluding nonrecurring items


15-Year Cumulative Return
at July 31 with dividends reinvested
in dollars

[LINE GRAPH]

Since going public in 1984, Brady has averaged 18-percent per year growth in total return to shareholders, often outperforming market indices including the S&P 500.


1999 Highlights

Fiscal year ended July 31, 1999

Net income increased 41 percent over reported 1998 net income and 20 percent over 1998 net income, excluding nonrecurring items.

Net sales increased 4 percent over 1998 sales and showed improved momentum in the fourth quarter.

Brady stock ended the year at $35, representing a market capitalization of $791 million.

Total shareholder return over the last five years increased at a compound annual growth rate of 19 percent.

Brady ended the year with cash reserves of nearly $76 million and virtually no debt, even after making several acquisitions.

Financial Highlights


                                                                                                            Percent
                                                                        July 31,         July 31,          Increase
(Dollars in Thousands, Except Per Share Amounts)                            1999             1998        (Decrease)

Net sales                                                               $470,862         $455,150               3.5
Income before income taxes                                               $64,782          $46,165              40.3
     Pre-tax profit margin                                                 13.8%            10.1%
Net income                                                               $39,584          $28,036              41.2
     After-tax profit margin                                                8.4%             6.2%
     Return on average stockholders' investment                            16.0%            12.7%
Net income per Common Share (diluted)
     Class A Nonvoting                                                     $1.73            $1.23
     Class B Voting                                                        $1.70            $1.20
Working capital                                                         $129,884         $125,386               3.6
Stockholders' investment                                                $260,564         $233,373              11.7
Research and development                                                 $17,724          $20,287            (12.6)
Capital expenditures                                                      $9,889          $17,189            (42.5)
Depreciation and amortization                                            $15,149          $13,288              14.0

Key Data

Dividend yield                                                              1.8%             2.9%
Trailing P/E ratio                                                          20.2             16.7
Current ratio                                                                2.8              3.1
Book value/share                                                          $11.52           $10.37
Weighted average shares outstanding (diluted)                         22,682,970       22,601,925


President's Letter to Shareholders

[PHOTO]

Katherine M. Hudson
President and
Chief Executive Officer


Dear Fellow Shareholder:

"Brady achieved record sales and earnings in fiscal 1999. Net income grew at a strong double-digit rate to $39.6 million or $1.73 per share."

Fiscal 1999 was a challenging but good year for our Company. Despite facing economic weakness in Asia and industrial markets in the United States, and our discontinuance of some product lines, Brady Corporation achieved record sales and earnings in our fiscal year ended July 31, 1999.

Sales for fiscal 1999 were $470.9 million, up 3.5 percent from fiscal 1998 sales of $455.2 million. Sales from U.S. operations rose 1.6 percent in the year, while sales from international operations increased 5.9 percent.

We were pleased to see improved growth momentum in the fourth quarter, with sales up 5.6 percent over sales in the fourth quarter of 1998. Electronics as well as telecommunications markets were stronger in the quarter, while industrial market segments continued to be sluggish. We also benefited from acquisitions we made in the year as well as double-digit sales growth in the Asia-Pacific region.

We are especially pleased with the strong profitability we achieved in fiscal 1999. The cost controls we initiated early in the year, which included the elimination of 200 positions at Brady, realigned our cost structure and refocused us on the most value-adding activities. Brady people around the world work to control costs and improve efficiency while providing the highest quality and service to our customers. As a result, our operating margin exceeded 13 percent and we achieved net income of more than 8 percent of sales in 1999, up solidly from traditional Brady margins.

Net income in fiscal 1999 was $39.6 million or $1.73 per diluted Class A Common Share, an increase of 41.2 percent from the $28.0 million or $1.23 per share we reported in fiscal 1998. Excluding the $4.8 million in one-time charges we took in fiscal 1998 for our cost-control program, and a one-time credit of $0.6 million in fiscal 1999, net income rose 19.6 percent in fiscal 1999 over the $32.8 million of fiscal 1998. A favorable product mix in 1999 included strong sales of proprietary Brady printing systems, software and high-performance materials.

Our 1999 financial results translate into double-digit compound annual growth rates for sales and net income. For the 1994 to 1999 period, Brady sales have compounded at 13.0 percent a year and net income compounded at 16.4 percent a year.


[2 BAR CHARTS]

Operating Margin

Operating income, excluding nonrecurring items, as % of sales
     94             11.5
     95             12.9
     96             11.4
     97             12.2
     98             11.7
     99             13.4

Net Margin

Net income, excluding nonrecurring items, as % of sales
     94             7.2
     95             8.6
     96             7.5
     97             7.7
     98             7.2
     99             8.3

Fiscal 1999 marked another consecutive year of positive shareholder value enhancement (SVE) or economic value added, where we have achieved a return higher than our cost of capital of 12.5 percent. And, based on Brady's stock price at year end (July 31, 1999), the cumulative total return to shareholders compounded at 19 percent a year for the 1994 to 1999 period, with dividends reinvested.

With the high quality of Brady's earnings and strong cash flow, we have the financial strength to continue to invest in areas driving long-term growth and shareholder value enhancement. As of July 31, Brady had $75.5 million in cash on the balance sheet and long-term debt of $1.4 million.

In addition to the strong financial performance this year, we made solid progress in our growth strategies of new products, acquisitions, geographic expansion, and increased market penetration.

New Products.

We continued to emphasize new products, investing $17.7 million or 3.8 percent of sales in research and development. Brady engineers, chemists and material scientists worked to develop new printing and data-collection systems, software, and high-performance materials to meet the evolving needs of customers around the world.

During the year we launched some exciting new products, including three hand-held printers. The Identification Solutions & Specialty Tapes Group introduced the TLS2200(tm) Thermal Labeling System, a hand-held, thermal-transfer printer for making bar-code and human-readable labels for telecommunications, electrical and electronics markets. The Graphics Group introduced the HandiMark(tm) Portable Label Maker for do-it-yourself warning labels, pipe markers and other facility-identification uses and the Merlin(r)II Portable Labeling System for architectural, engineering and office use. Designed for different applications, the three printers have a common platform designed by shared research and development resources, saving the Company more than $2 million in development costs. In addition to having preprogrammed symbols, a wide choice of language options, and the versatility to use a broad variety of proprietary Brady materials, the systems incorporate Brady's "smart cell" technology. Located on the inside core of Brady consumables for these printers, a smart-cell computer chip tells the printer everything it needs to know about the label material, and it automatically sets all printer parameters including text size, margins and burn temperature for the highest quality in printing.

We expanded our printer portfolio with the Bradyprinter(tm) Model 600 X-Plus Labeling System, a thermal-transfer printer offering the highest print resolution available in the industry for increased legibility of even the smallest type sizes. The system helps companies place more data onto smaller surface areas in their labeling.

We also launched the PAM 6000, the newest addition to our series of printer applicator machines for the electronics manufacturing industry. The system provides companies increased speed and flexibility as it prints, applies and scans two labels of different sizes and materials simultaneously. Brady's PAM systems are used in applications such as printed circuit board manufacturing lines.

Software development remains an area of growth for Brady. This year we introduced new software packages including MarkWare(tm) Facility Identification Software, a comprehensive package with ready-to-go label, sign and tag templates that allow for fast customization of visual warning and identification signage. MarkWare(tm) software is compatible with Brady thermal-transfer printers, as well as ink-jet and laser-jet printers connected to a personal computer.

We also launched several new Brady materials including Brady Clean ID(tm) Labels manufactured in a Class-100 clean environment from a unique Brady material providing low residue and particulate-free labels for the computer disk drive, semiconductor and medical industries; heavy-duty tire identification labels which retain bar-code readability even after exposure to the extreme heat and vulcanization process used in tire manufacturing; Mondo Bondo(tm) high-adhesion labels designed to adhere to a wide range of industrial surfaces from textured metal to ultra-smooth plastics; a new line of solder-resistant labels for the printed circuit board industry; new Duraguard(r) property identification labels including bar codes, and/or sequential or non-sequential numbering; special die-cut adhesive materials for new super-capacity computer disks used for storing data and images from digital cameras and other devices; and new safety labels and signs to comply with the American National Standards Institute (ANSI) recommended standards.

Other new identification solutions introduced in 1999 included WavePoint(tm) Read/Write Radio Frequency Identification tags and readers designed to meet a variety of industrial applications in harsh and volatile environments.

Acquisitions.

We acquired several companies during the year, with annual revenues ranging from $1.5 million to $10 million. We acquired Brazil's leading manufacturer of industrial labels and supplier of identification systems, VEB Sistemas de Etiquetas Ltda. in Sao Paulo, Brazil. We acquired label manufacturer and software and service provider Barcodes West Inc. of Seattle, Washington, to strengthen our position as a leading provider of identification solutions in the automatic identification and data collection (AIDC) market. We acquired Visi Sign Pty. Ltd. of Victoria, Australia, a maker of signs and other identification products; Holman Groupe S.A., of Rungis, France, a leading European provider of AIDC products and services; and the graphics division of SOFT S.A. in Lyon, France, which develops and distributes printing systems throughout Europe.

Geographic expansion.

We opened an operation in Mexico City, Mexico, as well as a Seton-U.S. California distribution center to improve service to the western United States. With our acquisition of VEB in August 1998, we added a manufacturing base in Latin America - one that we are now in the process of expanding.

Doing more where we are.

Brady teams around the world worked hard in 1999 to improve operational capabilities in support of long-term growth and shareholder-value-enhancement objectives. We expanded our international manufacturing capabilities with the installation of new equipment in Belgium and other countries for increased capacity and shorter lead times.

Around the world, we also continue to do more via the Internet. A new corporate Web site at www.bradycorp.com was launched using categorically arranged links to provide easy access to information about Brady's products, people, news and investor information. Seton-U.K. and Seton-U.S. unveiled dynamic new Web sites that offers customers full on-line ordering of health, safety and facility identification products.

Another highlight of 1999 was the listing of Brady stock on the New York Stock Exchange on May 18, 1999. Brady stock had been trading on the Nasdaq Stock Market since our initial public offering in 1984. We moved to the NYSE to increase liquidity and reduce trading volatility of Brady stock, and to help ensure that investors buying or selling Brady stock receive the best price and execution possible. Being listed on the world's premier exchange also improves Brady's visibility both on Wall Street and in international markets. We're pleased to report that we've seen benefits on all these fronts.

Going forward.

Our major initiatives as we look to a new century are productivity, growth and innovation.

In the area of productivity, we are working on major process improvements to enhance our customer service and our competitive position. These projects will reduce cycle time, lower inventory and enhance our ability to provide friendly and flawless service to customers around the world. Some of the tools we will be implementing include Six Sigma process-improvement programs and the Visually Instructive Plant(tm) (VIP). VIP is also a service that Brady's Signmark(r) Division is offering our customers. VIP helps organize a facility for improved performance with the extensive use of signs and labeling. With VIP, employees can see at a glance where things are, how machines should be operated and when hazardous conditions may be present.

We are continuing our strategies for growth with increased emphasis on being market driven. Our focus will be to increase our own business by improving the value that we add to our customers' businesses. That means complete solutions, customized for customers' unique requirements and delivered rapidly anywhere in the world.

Our quest for appropriate, value-adding acquisitions will continue, as will our geographic expansion in areas including Asia and Latin America. In fact, we are adding a manufacturing operation in Wuxi, China, in 2000 to grow the business and better serve customers in the region.

We'll continue to invest approximately 4 percent of revenues in research and development. In addition to proprietary new materials, we expect to add to our family of printing systems and to develop exciting new software and services that will keep Brady as the partner of choice for our customers for increasing safety, security, productivity and performance.

Fiscal 1999 was a very challenging year. We began the year in the throes of the Asian economic crisis and the slowdown of industrial sectors. However, we ended the year with increasing momentum in sales growth and strong performance in profitability. These results are a tribute to Brady people around the world who pulled together to continue improving service and quality while controlling costs with a high degree of discipline and energy. It was a year of hard work in challenging times by a very dedicated Brady team.

The same team will be diligent in fiscal 2000 and beyond in working for revenue growth, cost control and resource utilization to deliver value to customers and to you our shareholder.

Thank you for your support.

Katherine M. Hudson
President & Chief Executive Officer

1999 Highlights

August 1998
Brady acquires industrial label manufacturer and supplier of identification systems VEB Sistemas de Etiquetas Ltda., Sao Paulo, Brazil.

September 1998
Brady introduces the "next generation" in thermal-transfer printers - the TLS2200(tm)and the HandiMark(tm) printing systems.

September 1998
Brady establishes operations in Mexico City, Mexico.

December 1998
Brady sells its nameplate manufacturing operation in Canada.

January 1999
Seton opens a distribution center in California to provide rapid service to companies in the western United States.

January 1999
Brady's business in Canada joins other Brady operations in being certified to the ISO 9000 series.

March 1999
Brady acquires label manufacturer and software and service provider Barcodes West Inc., Seattle, Washington.

May 1999 Brady expands its presence in Australia with the acquisition of sign and identification products manufacturer Visi Sign Pty. Ltd., Victoria, Australia.

May 1999
Brady moves trading of its stock to the New York Stock Exchange under the symbol BRC.

July 1999
Brady acquires the graphics division of SOFT S.A., Lyon, France, a printing-system developer and distributor with sales offices in France, Germany and Spain.

July 1999
Brady acquires Holman Groupe S.A., Rungis, France, a leading European provider of automatic identification and data collection products and services.

July 1999
Brady stock ends the fiscal year at a price of $35 per share.



Business Profiles

Brady has operations in 20 countries and reaches more than 70 countries through distribution and direct-marketing efforts. The Company's businesses are organized in three global groups.

[3 PIE CHARTS]

1999 Sales by Region
United States 55%
Europe 32%
Asia Pacific 7%
Canada & Latin America 6%


1999 Sales by Business Segments
Identification Solutions & Specialty Tapes 40%
Direct Marketing 34%
Graphics 26%


Markets Brady Serves
Manufacturing
  Electrical
  Chemical, Pharmaceutical,Pulp & Paper
  Transportation Equipment
  Other Manufacturing
Telecommunication
Electronic & Computer
Construction
Healthcare & Other Services
Retail & Wholesale Trade
Government & Education
Other

Brady's identification and materials solutions are used in a variety of markets.



Identification Solutions & Specialty Tapes

The world's leading manufacturers use Brady identification solutions to increase efficiency, productivity and quality.

Operations and Products:

Identification Solutions: products for wire and cable marking; custom preprinted and blank labels; portable printing systems, software and accessories for on-site identification solutions; and label-printing and application equipment.

Software Solutions: automatic identification and data-collection systems; radio-frequency tags and scanners; and custom-designed information- and asset-management software and services.

Specialty Tapes: custom die-cut or slit materials for use in a wide range of devices such as computer disk drives, pagers, cellular phones, radios and audio/video cassettes.

Coated Products: high-performance materials using vinyl, polyester, aluminum, copper, tissue and cloth substrates coated with adhesives and/or topcoats.

Key Markets:

electrical, electronic, telecommunication, computer, warehousing, automotive, aerospace, and other manufacturing industries.

1999 Highlights:

- Introduced the TLS2200(tm) Thermal Labeling System, heralded as the "next generation" in portable label-printing technology; new high-performance label solutions for clean electronic assembly environments; tire-identification labels; high-adhesion labels for rough surface applications; award-winning automatic identification and data-collection software; and the PAM 6000 dual-head printer applicator machine.
- Engineered a new process for making precision die-cut adhesives for the cellular phone industry.
- Acquired VEB Sistemas de Etiquetas Ltda. in Sao Paulo, Brazil; Barcodes West Inc., Seattle, Washington; and Holman Groupe S.A., Rungis, France.
- Expanded manufacturing capabilities in Europe and sales presence in Asia/Pacific markets and expanded Internet presence with European Web sites.
- Exited non-core businesses.

2000 Strategic Initiatives:

Expand global manufacturing and sales support infrastructure; develop innovative new materials, printing systems and integrated automatic identification and data-collection systems; use e-business technology to add even more value to distributors and customers.


Graphics

Brady products and services provide visual solutions to make the workplace safer and more productive.

Operations and Products:

Signmark(r): a broad range of visually instructive products including signs, tags, labels, tapes, safety devices, software, and sign- and label-printing systems; as well as consulting and other services to help companies comply with regulations and increase productivity.

Varitronic Systems: labeling and lettering systems; poster printers and laminating equipment to aid in training, education and communication in the classroom and business environments.

Key Markets:

chemical, pulp and paper, automotive and other manufacturing industries, warehousing, construction, training, government, education and legal.

1999 Highlights:

- Introduced HandiMark(tm) Portable Label Maker and Merlin(r)II Portable Labeling System; MarkWare(tm) Facility Identification Software; and redesigned safety labels and signs for new ANSI standards.
- Launched Visually Instructive Plant(tm) program to help organize facilities for improved productivity.
- Acquired Visi Sign Pty. Ltd. of Victoria, Australia, and the graphics division of SOFT S.A., Lyon, France.
- Received awards including the Customer Focused Quality Award (CFQ1) from W.W. Grainger Inc. for the fifth consecutive year.

2000 Strategic Initiatives:

Develop and introduce innovative solutions to meet customers' needs for productivity as well as safety and security; fully exploit all channels in Europe; expand marketing presence in Asia; capitalize on trends in education in the United States; create closer relationships with customers and distributors through the power of e-business.


Direct Marketing

Offering more than 20,000 products in 15 countries and through the Internet, Brady's Direct Marketing Group is the world's leading provider of safety and facility identification products via direct mail catalogs, telemarketing and interactive Internet sites.

Operations and Products:

Seton, Signals, Raydek and other brands: signs, labels, nameplates, tags, lockout devices, traffic-control products, tapes, pipe and valve markers, letters and numbers, label-printing systems, safety training and awareness products, first-aid products, and general safety products.

Key Markets:

manufacturing, construction, property management, healthcare, education, wholesale trade, finance, insurance, real estate, general maintenance and safety.

1999 Highlights:

- Introduced new Duraguard(r) Property Identification Tags, manufactured using proprietary equipment and materials to offer custom bar code, sequential or non-sequential numbering and lettering.
- Established a distribution and manufacturing center in California to serve the western United States.
- Acquired the name brand Raydek Safety Products in the United Kingdom.
- Revamped Seton-U.S. and Seton-U.K. Web sites offering full on-line ordering of more than 46,000 products.
- Expanded sign-manufacturing operations in the United Kingdom to provide 24-hour turnaround of custom signs.

2000 Strategic Initiatives:

Expand geographically, particularly in Asia, by acquiring or establishing additional brands and manufacturing sites; continue emphasis on vertical integration to improve delivery times, reduce freight and duty expenses, improve quality and offset currency fluctuations; introduce proprietary, highly differentiated products globally; build on Internet presence and international infrastructure to provide rapid delivery of short-run customized products.




A Discussion with Hatherine Hudson

Q&A

Brady is Moving Forward

Q: Describe Brady's customer base and channels to market.

Our customer base includes more than 300,000 different companies - Airbus Industrie, Boeing, Ericsson, General Motors, Johnson & Johnson, Lucent, Motorola, Rockwell Automation, Seagate and Siemens, to name a few.

We have multiple channels to market. More than 4,000 distributors - such as W.W. Grainger - sell a wide range of Brady products. Seton, our direct-marketing arm, sells safety and facility identification products to end users via catalogs, telemarketing and the Internet (www.seton.com). We also have a field sales force serving large multinational companies.

Q: What are the Company's competitive advantages?

Our significant expertise in chemistry, materials science, printing systems and software has translated into thousands of high-performance products, including printed circuit board labels and signs in petrochemical plants, where Brady materials withstand chemicals, temperatures above 1,000 degrees Fahrenheit, wave solder baths, vulcanization processes and other harsh conditions.

And with research and development, manufacturing, warehousing, and sales and service operations around the world, we are uniquely positioned to serve the needs of multinational companies with our more than 30,000 stock products or custom solutions delivered fast nearly anywhere in the world.

Q: What is Brady's market position?

Brady is a world leader in safety and facility identification, wire identification, die-cut materials for telecommunication and computer applications, and software for generating bar-code labels, among others. We see significant opportunity for further market penetration and growth for Brady, as markets where we operate are quite fragmented. There is also strong long-term potential for us internationally, especially as developing nations begin to focus more on safety and productivity.

Q: What is your expectation for international growth?

Currently we have operations in 20 countries and about 45 percent of Brady's sales are from international operations. Our international business should grow at a faster rate than our U.S. business as we continue to increase our market penetration in countries where we currently operate and also start up in other countries with greenfield operations, acquisitions or alliances.

Q: What are Brady's goals for the future?

We are focused on value creation for the long term and therefore typically look at things on a rolling five-year basis rather than having a short-term, year-to-year orientation. Our goals are to grow sales at a compound annual growth rate of 15 percent, grow net income at a faster rate than sales, and achieve positive shareholder value enhancement (SVE).

Q: What is SVE?

Shareholder value enhancement is Brady's version of economic value added or EVA. It is a financial measure defined as net operating profit after tax minus (net assets times the cost of capital). SVE helps us measure whether we are providing a sufficient return on our assets - a return that exceeds what investors require for a company with similar investment characteristics. We've been using this measure since 1993 and have consistently achieved a positive return, even at our high cost of capital of 12.5 percent. Throughout the world, Brady managers and employees know that revenue growth, cost control and resource utilization drive SVE, and they have bonus compensation tied to SVE performance.

Q: How have you done in achieving your goals in the last five years?

We have done quite well. We have been successful in creating value for shareholders, with positive SVE every year. And we achieved a compound annual growth rate in net income of 16 percent.

We fell short on our sales-growth goal of 15 percent, achieving a compound annual growth rate of 13 percent in sales for the last five years. While 13 percent is a solid annual growth rate, the miss on the top line was due primarily to the effects of the Asian economic crisis and a slowdown in U.S. industrial markets in 1998 and 1999. We believe that through acquisitions, new product development, geographic expansion and market penetration, Brady has the potential to achieve 15 percent or higher compound annual sales growth over the long term.

Q: What trends will support Brady's drive for double-digit growth?

There are several trends that favor Brady. One is that companies are increasingly striving to improve their quality and efficiency. That bodes well for Brady as a supplier of products and services that help companies increase productivity, performance, safety and security.

As multinational companies seek to trim their number of suppliers, Brady is uniquely positioned to meet companies' identification needs on a global scale.

We also expect that governments in developing countries will increasingly recognize the value of safety devices, warning and instructional signs and labels in helping to improve employee safety and productivity. Brady will be there with the right products, services and solutions.

Through a steady stream of innovative, value-adding products and services, we've typically been able to achieve growth rates above and beyond what the normal industry growth rates are in our markets.

And, finally, the Internet is an exciting avenue for growth. It makes Brady products accessible to many more markets and geographies.

Q: What are you doing in the area of new product development?

We strive to have 25 percent of our sales come from products and services introduced within the last three years. To support this, we invest about 4 percent of our sales in research and development every year. Also we have major initiatives underway to speed our new-product-development process through teamwork across divisions and geographies, use of common platforms in our systems development, and robust project management.

Q: What types of companies do you seek to acquire?

Acquisition candidates include companies that would increase our penetration in current markets and geographies or enable us to take our current product lines into markets that we haven't yet entered. We also look for companies that will bring us new technologies or capabilities, as was the case when we acquired software companies in 1998 and 1999. We look to acquire strong companies, in our current or target markets, that range in size from $10 million to $100 million in annual revenues.

Q: What are you doing in the area of managing and enhancing intellectual assets at your Company?

We ensure we bring in, develop and retain talent to enable us to add value and succeed in a fast-changing marketplace. Brady is most successful when leveraging the creativity and diversity of empowered people across functional, divisional and geographic boundaries. That's why we have built a strong culture at Brady based on teamwork, customer focus, growth, value and honesty. Teams and tools such as collaborative groupware and workflow software enable us to manage and continually build upon the knowledge, best practices and ideas we currently have. And on-site training programs and seminars as well as tuition reimbursement for advanced education help employees continually grow and advance their skills.

As a Company that has a high level of innovation, we protect our intellectual property by patenting some of our developments while holding others as trade secrets.

Q: What do the Internet and electronic commerce mean for Brady?

The Internet opens up four major opportunities for Brady. The first is to improve our connection and responsiveness to our current customers. Brady distributors can now receive information and place orders directly over the Internet. Seton customers can do the same. Basically, we are now "open for business" 24 hours a day, seven days a week via the World Wide Web.

Second, electronic commerce will reduce our cost structure. As companies do more business electronically, we can reduce our paper, printing and postage expense by guiding people to fully browsable catalogs on our Web sites.

Third, we can establish communities of interest that deal directly with customer problems and solutions. Safety engineers, facility maintenance managers, people who track corporate assets and other groups will be able to find and share meaningful information through Brady over the Internet.

Finally, the Internet offers the opportunity for us to efficiently create targeted market probes to develop new business.

Q: Where do you see Brady five years from now?

Over the next few years, we want to see Brady really make its mark as an industrial company that has embraced, driven and profited from the world's move from the Industrial Age to the Information Age.

Our electronic-commerce efforts are much more than building pretty Web sites. We are using intranets to connect ourselves to our business partners. We're designing manufacturing processes that can be driven over the Internet. We're providing goods, software and services via the World Wide Web. And we're creating new businesses that will be totally Internet based.

The Brady of the future will be much more global and electronic.

This is an exciting time for Brady. We have strong financial resources and dedicated, creative people who can really make it happen.

Financial Review

Table of Contents

Selected  Financial Data                                           28
Management's Discussion and Analysis of
  Results of Operations and Financial Condition                    30
Consolidated Financial Statements & Notes                          35
Independent Auditors' Report                                       50
Shareholder Services                                               50
Directors, Corporate Officers & Executives                         51
Locations                                                  Back Cover


[6 BAR CHARTS]

Diluted Earnings Per Share and Dividends
in dollars
     94                  1.07
     95                  1.53
     96                  1.66
     97                  1.95
     98                  2.04*
     99                  2.36*

In September 1999, Brady increased its dividend payout for the 14th consecutive year. It is now $0.68 per share.
*excluding nonrecurring items


Earnings Before Interest, Taxes, Depreciation and Amortization
Excluding nonrecurring items, as % of sales
     94                  15.5
     95                  17.0
     96                  15.4
     97                  15.6
     98                  14.2
     99                  17.0

Earnings before interest, taxes, depreciation and amortization rose 24 percent to $80 million in 1999.



Stockholders' Investment
in millions
     94                  145
     95                  171
     96                  189
     97                  207
     98                  233
     99                  261

Stockholders' investment continues to grow, reflecting Brady's increased profits.

Cash Flow From Operations
in millions
     94                  33
     95                  22
     96                  35
     97                  40
     98                  47
     99                  61

Cash provided by operating activities increased 30 percent in 1999, reflecting growth and efficiency at Brady.

1999 Cash Generation and Deployment
in $ millions

Operations 61
Proceeds from Issuance of Common Stock 2

Acquisitions -31
Capital Expenditures -10
Dividends -14

With strong cash flow, Brady has the resources to accelerate growth.

Sales From International Operations
in millions
     94                  95
     95                 129
     96                 157
     97                 181
     98                 198
     99                 210

With operations in 20 countries and counting, Brady has significant opportunities for continued growth internationally.

Selected Financial Information

                                                                    Years Ended July 31, 1989 through 1999
(Dollars in Thousands, Except Per Share Amounts)           1999       1998      1997       1996     1995        1994
                                                         -------------------------------------------------------------
Operating Data
Net sales                                                $470,862   $455,150  $426,081   $359,542  $314,362   $255,841
Operating expenses:
  Cost of products sold                                   202,203    204,895   194,096    166,426   143,634    118,116
  Research and development                                 17,724     20,287    16,300     11,309    10,426     10,318
  Selling, general and administrative                     187,774    178,648   165,317    140,642   119,717     97,932
  Nonrecurring (credit) charge                               (611)     5,390         -          -         -          -

                                                               Years Ended July 31, 1989 through 1999
(Dollars in Thousands, Except Per Share Amounts)          1993      1992       1991       1990       1989
                                                         ----------------------------------------------------
Operating Data
Net sales                                                 $242,970  $235,965   $211,063   $191,161   $174,174
Operating expenses:
  Cost of products sold                                    114,301   110,130     96,797     84,952     75,620
  Research and development                                  12,132    10,001      9,176      7,355      6,168
  Selling, general and administrative                       92,449    93,931     84,936     76,596     71,292
  Nonrecurring (credit) charge                              (1,236)    6,562          -          -      6,465

                                                                    Years Ended July 31, 1989 through 1999
(Dollars in Thousands, Except Per Share Amounts)           1999     1998     1997       1996      1995       1994
                                                         -----------------------------------------------------------
    Total operating expenses                             407,090   409,220  375,713   318,377   273,777     226,366
Operating income                                          63,772    45,930   50,368    41,165    40,585      29,475
Other income and (expense):
  Investment and other income - net                        1,455       638    1,159     4,570     4,609         837
  Interest expense                                          (445)     (403)    (256)     (302)     (555)       (410)
    Net other income                                       1,010       235      903     4,268     4,054         427
Income before income taxes, extraordinary
  item and cumulative effect of changes
  in accounting principles                                64,782    46,165   51,271    45,433    44,639      29,902
Income taxes                                              25,198    18,129   19,564    17,406    16,728      11,362
Income before extraordinary item and
cumulative effect of changes in
accounting principles                                     39,584    28,036   31,707    28,027    27,911      18,540
Extraordinary item:
  Gain on proceeds of officer's life
  insurance policies, net                                      -         -        -         -         -           -
Income before cumulative effect of changes
in accounting principles                                  39,584    28,036   31,707    28,027    27,911      18,540
Cumulative effect of changes in accounting
principles for:
  Postretirement benefits
    (net of income taxes of $2,663)                            -         -        -         -         -           -
  Income taxes                                                 -         -        -         -         -           -
  Catalog costs                                                -         -        -         -         -           -
Net income                                              $ 39,584  $ 28,036 $ 31,707  $ 28,027  $ 27,911  $   18,540

Net income per Common Share (Diluted):
  Class A Nonvoting                                     $   1.73  $   1.23 $   1.43  $   1.26  $   1.26  $      .84
  Class B Voting                                        $   1.70  $   1.20 $   1.40  $   1.23  $   1.23  $      .81
Cash dividends on:
  Class A Common Stock                                  $    .64  $    .60 $    .52  $    .40  $    .27  $      .23
  Class B Common Stock                                  $    .61  $    .57 $    .49  $    .37  $    .23  $      .19

Balance Sheet (at year end)
  Working capital                                       $129,884  $125,386 $130,724  $109,688  $129,938  $  100,023
  Total assets                                           351,120   311,824  291,662   261,835   230,005     202,509
  Long-term debt, less current maturities                  1,402     3,716    3,890     1,809     1,903       1,855
  Stockholders' investment                               260,564   233,373  206,547   189,263   170,823     145,129

                                                               Years Ended July 31, 1989 through 1999
(Dollars in Thousands, Except Per Share Amounts)          1993      1992       1991       1990       1989
                                                         ----------------------------------------------------
    Total operating expenses                             217,646   220,624   190,909   168,903  159,545
Operating income                                          25,324    15,341    20,154    22,258   14,629
Other income and (expense):
  Investment and other income - net                          559       239     2,845     4,004    2,380
  Interest expense                                           (54)     (219)     (548)     (646)    (356)
    Net other income                                         505        20     2,297     3,358    2,024
Income before income taxes, extraordinary
  item and cumulative effect of changes
  in accounting principles                                25,829    15,361    22,451    25,616   16,653
Income taxes                                               8,973     6,972     7,054    10,606    6,778
Income before extraordinary item and
cumulative effect of changes in
accounting principles                                     16,856     8,389    15,397    15,010    9,875
Extraordinary item:
  Gain on proceeds of officer's life
  insurance policies, net                                      -         -         -         -    4,625
Income before cumulative effect of changes
in accounting principles                                  16,856     8,389    15,397    15,010   14,500
Cumulative effect of changes in accounting
principles for:
  Postretirement benefits
    (net of income taxes of $2,663)                            -    (3,995)        -         -        -
  Income taxes                                                 -       661         -         -        -
  Catalog costs                                                -         -         -         -    1,233
Net income                                              $ 16,856 $   5,055  $ 15,397  $ 15,010 $ 15,733

Net income per Common Share (Diluted):
  Class A Nonvoting                                     $    .77 $     .22  $    .70  $    .69 $    .70
  Class B Voting                                        $    .74 $     .19  $    .67       .66 $    .67
Cash dividends on:
  Class A Common Stock                                  $    .20 $     .19  $    .16  $    .13 $    .09
  Class B Common Stock                                  $    .17 $     .15  $    .13  $    .10 $    .06

Balance Sheet (at year end)
  Working capital                                       $ 77,943 $  66,093  $ 70,883  $ 67,797 $ 53,056
  Total assets                                           179,901   173,054   156,812   147,197  129,890
  Long-term debt, less current maturities                  1,978     2,524     1,982     3,298    3,637
  Stockholders' investment                               128,068   119,771   115,260   103,784   89,443

Management's Discussion and Analysis of Results of Operations and Financial Condition

The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes appearing in this annual report.

Overview

Between fiscal 1996 and 1999, the Company experienced sales growth while reducing cost of products sold as a percentage of net sales. It made significant improvements in productivity and asset utilization through the successful implementation of a team-oriented approach to quality, growth and cost reduction. To further enhance teamwork, in February 1995, the Company's operations were realigned into three global groups, each headed by a group vice president. The groups are (i) the Identification Solutions & Specialty Tapes Group, (ii) the Graphics Group, and (iii) the Direct Marketing Group.

During fiscal 1996, to implement the Company's growth strategy discussed below, the Company increased expenditures related to new products, geographic expansion and acquisitions. This included investments in global information systems and increased sales and marketing activities. Investments in these key areas resulted in selling, general and administrative expenses as a percentage of sales of 39.1% for fiscal 1996, 38.8% for fiscal 1997, 39.3% for fiscal 1998 and 39.9% for fiscal 1999. Management believes these investments will solidify the Company's competitive position and assist the Company in building a base for sustainable long-term growth.

The Company's growth strategy is focused on four key elements: introducing new products for current and new markets and applications; geographic expansion in selected markets worldwide; strategic acquisitions and joint ventures; and increasing market penetration in existing markets.

The Company introduced several new products in fiscal 1999, including the TLS2200(tm) Thermal Labeling System, the HandiMark(tm) Portable Label Maker, the Merlin(r)II Portable Labeling System, Bradyprinter(tm) Model 600 X-Plus Labeling System, PAM 6000 printer applicator machine, Markware(tm) Facility Identification Software, Brady Clean ID(tm) labels, heavy-duty tire identification labels, Mondo Bondo(tm) high-adhesion labels and WavePoint(tm) Read/Write Radio Frequency Identification tags and readers.

During fiscal 1999, the Company opened a distribution center in California serving the western United States.

The Company completed the acquisitions of SOFT S.A. (France) and the Holman Groupe S.A. (France) in July 1999, Visi Sign Pty. Ltd (Australia) in May 1999, Barcodes West Inc. (United States) in March 1999, VEB Sistemas de Etiquetas Ltda. (Brazil) in August 1998, GrafTek Inc. (Canada) in April 1998, Techniques Avancees (France) in March 1998, Signals S.A. (France) in April 1997, Varitronic Systems, Inc. (United States) in April 1996, The Hirol Company (United States) in January 1996 and TechPress II Limited (England) in November 1995.

To increase market penetration in fiscal 1999, the Company continued its investment in sales, marketing and catalog efforts worldwide. Access to information about Brady products was made easier through the launch of an improved Internet site. The trading market and profile of Brady stock was also improved when the Company listed on the New York Stock Exchange in May 1999.

Year Ended July 31, 1999, Compared to Year Ended July 31, 1998

Sales for fiscal 1999 increased by $15,712,000 or 3.5% over fiscal 1998. Sales of the Company's international operations increased 5.9%. In local currencies, continued market penetration in Brady's operations outside the United States increased international sales by 3.4%. The acquisitions of Techniques Avancees, GrafTek Inc., VEB Sistemas de Etiquetas Ltda. and Visi Sign Pty. Ltd increased international sales in local currencies by another 3.4%. These increases were somewhat offset by the negative effect of fluctuations in the exchange rates used to translate financial results into U.S. currency, which reduced international sales growth by 0.9 percentage points. Sales of the Company's U.S. operations increased 1.6%, due primarily to the acquisition of Barcodes West Inc.

The cost of products sold as a percentage of sales decreased from 45.0% to 42.9%. Last year's cost of products sold included a charge of $1,515,000 ($920,000 after tax) for the write-down of certain inventories. Excluding this charge, cost of products sold as a percentage of sales decreased from 44.7% to 42.9%. This improvement was primarily caused by changes in product mix towards products with higher margins, reduced expenses as a result of the workforce reduction in August 1998 and manufacturing efficiencies from the Company's continuous improvement efforts.

Selling, general and administrative expenses as a percentage of sales increased from 39.3% to 39.9%. Last year's expenses included a charge of $540,000 ($328,000 after tax) for the write-down of certain assets. Excluding this charge, selling, general and administrative expenses as a percentage of sales increased from 39.1% to 39.9%. The increase was primarily caused by a higher bonus accrual as a result of the Company's significant improvement in profitability and higher amortization expense from the goodwill generated by the Company's acquisitions. The completion of certain product development projects as well as restructuring of the research and development effort to increase teamwork and focus on key product segments caused research and development expenses to decrease 12.6% from the prior year. As a percentage of sales, research and development expenses decreased from 4.5% to 3.8%.

The Company recorded a $611,000 ($366,000 after tax) nonrecurring credit this year for adjusting the severance costs associated with the workforce reduction. Last year the Company recorded a nonrecurring charge of $5,390,000 ($3,272,000 after tax) related primarily to a provision for severance costs associated with a 7.5% reduction in its workforce.

Operating income increased $17,842,000 to $63,772,000 in fiscal 1999 as the improved gross margin more than offset the higher selling, general and administrative expenses. Excluding the nonrecurring items in both years (a charge in 1998 and a credit in 1999), operating income increased 18.3%, from $53,375,000 to $63,161,000.

Investment and other income increased $817,000 from the prior year. Last year included losses of $406,000 ($246,000 after tax) on the disposal of certain assets.

Income before income taxes was $64,782,000, an increase of 40.3% compared to fiscal 1998's $46,165,000. Excluding the nonrecurring items in both years, income before income taxes increased 18.8% compared to the prior year.

The Company's effective tax rate decreased slightly from 39.3% for fiscal 1998 to 38.9% for fiscal 1999.

Net income was $39,584,000 for fiscal 1999, compared to $28,036,000 for fiscal 1998 because of the factors cited above. Excluding the $366,000 nonrecurring credit in fiscal 1999 and the $4,766,000 one-time charges in fiscal 1998, net income increased 19.6% over the prior year.

Business Segment Operating Results

Identification Solutions & Specialty Tapes (ISST) Group

ISST sales increased 5.6% in fiscal 1999 (up about 6% in constant currency) from fiscal 1998, following an increase of 5.6% in fiscal 1998 versus 1997. The increase in 1999 was primarily the result of the acquisitions of GrafTek and Techniques Avancees late last year and this year's acquisitions of VEB and Barcodes West. Sales were up in the Americas and Europe and down in Asia. The increase in 1998 versus 1997 was primarily a result of the growth in base business, solid new product sales and the two software acquisitions late in fiscal 1998.

Excluding the effect of one-time items, profit as a percentage of sales increased slightly from 14.9% last year to 15.1% this year. Cost savings from the workforce reduction early in the fiscal year offset increased expenses from the new coating line and acquisitions. Comparing fiscal 1998 to 1997, profit as a percentage of sales declined from 15.3% to 14.9% primarily as a result of a planned scaling back of external coating to focus on upcoming new material product developments.

Graphics Group

Graphics sales decreased 1.9% in fiscal 1999 (down about 2% in constant currency) from fiscal 1998, following an increase of 2.1% from 1997. The decrease in sales of Colorpix wide-format color inkjet printers and related materials was the primary reason for this change in 1999. This product line was de-emphasized in the face of industry stagnation and thinning margins. Sales were down slightly in the Americas and Europe and up in Asia. The 1998 increase from 1997 was a result of higher sales of the Colorpix product line.

Excluding the effect of one-time items, profit as a percentage of sales increased significantly from 8.9% last year to 14.8% this year. This profit improvement was generated despite the drop in sales as a result of a reduced expense structure after the workforce reduction and the group's refocusing of resources on the most value-adding growth and profit opportunities. Profit as a percentage of sales decreased from 11.6% in fiscal 1997 to 8.9% in fiscal 1998 due primarily to technical and developmental expenses associated with the Colorpix product line.

Direct Marketing Group

Direct Marketing sales increased 5.4% in fiscal 1999 (up about 6% in constant currency) from fiscal 1998 and 12.7% in fiscal 1998 over 1997. Sales growth continued to be stronger in Europe than in the United States. In general, sales in Europe were strong in the first six months of fiscal 1999, but growth slowed in the second half of the fiscal year. For the year, sales were up in Europe and flat in the Americas. The sales increase in 1998 compared to 1997 was helped by the acquisition of Signals in April 1997.

Excluding the effect of one-time items, profit as a percentage of sales increased from 13.1% in fiscal 1997 to 14.9% last year and 18.0% this year. The primary reasons for this improvement are higher gross margins as a result of vertical integration and better return on advertising investments due to detailed profit analysis by product and improved mailing effectiveness.

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

Selling, general and administrative expenses as a percentage of sales increased from 38.8% to 39.3%. The increase reflects the expenses related to the Company's ongoing investment in sales and marketing activities and building its global information technology infrastructure. The 1998 expenses included a charge of $540,000 ($328,000 after tax) for the write-down of certain assets. The 1997 expenses included a charge of $300,000 ($180,000 after tax) for the restructuring mentioned above. Excluding these charges, selling, general and administrative expenses as a percentage of sales increased from 38.7% to 39.1%. Research and development expenses increased 24.5% over the prior year, reflecting the Company's continued commitment to process improvement and new product development. As a percentage of sales, research and development expenses increased from 3.8% to 4.5%.

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

Investment and other income decreased $521,000 from 1997. The 1998 results include $406,000 ($246,000 after tax) of losses on the disposal of certain assets.

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

Liquidity

The Company's liquidity remains strong. Cash and cash equivalents were $75,466,000 at July 31, 1999, compared to $65,609,000 at July 31, 1998, and
$65,329,000 at July 31, 1997. Working capital increased $4,498,000 during fiscal 1999 and equaled $129,884,000 at July 31, 1999.

The Company has maintained significant cash balances due in large part to its strong operating cash flow, which totaled $61,357,000 for fiscal 1999, $47,207,000 for fiscal 1998, and $39,911,000 for fiscal 1997. Capital expenditures were $9,889,000 in fiscal 1999, $17,189,000 in fiscal 1998, and

$8,777,000 in fiscal 1997. The increase in fiscal 1998 was primarily from progress payments made on the Company's new coating line. Financing activities, primarily the payment of dividends to the Company's stockholders, consumed $12,533,000 of cash in fiscal 1999, $12,147,000 in fiscal 1998, and $9,166,000 in fiscal 1997.

In September 1999, the Company entered into a $150,000,000 revolving loan agreement with six banks.

Long-term debt as a percentage of long-term debt plus stockholders' investment was 0.5% at July 31, 1999, compared to 1.6% at July 31, 1998, and 1.8% at July 31, 1997.

The Company continues to seek opportunities to invest in new products and new markets and in strategic acquisitions and joint ventures which fit its growth strategy. Management believes the Company's cash and cash equivalents, available line of credit, and the cash flow it generates from operating activities are adequate to meet the Company's current investing and financing needs.

Inflation

Essentially all of the Company's revenue is derived from the sale of its products in competitive markets. Because prices are influenced by market conditions, it is not always possible to fully recover cost increases through pricing. Changes in product mix from year to year and timing differences in instituting price changes make it virtually impossible to accurately define the impact of inflation on profit margins.

Market Risk

The Company's business operations give rise to market risk exposure due to changes in foreign exchange rates. To manage that risk effectively, the Company enters into hedging transactions, according to established guidelines and policies, that enable it to mitigate the adverse effects of this financial market risk.

The global nature of the Company's business requires active participation in the foreign exchange markets. As a result of investments, production facilities and other operations on a global scale, the Company has assets, liabilities and cash flows in currencies other than the U.S. Dollar. The primary objective of the Company's foreign exchange risk management is to minimize the impact of currency movements on intercompany transactions and foreign raw material imports. To achieve this objective, the Company hedges known exposures using forward contracts. Main exposures are related to transactions denominated in the British Pound, the Euro (primarily the Belgian Franc, Deutsche Mark and French Franc), Canadian Dollar, Japanese Yen and Australian Dollar. The risk of these hedging instruments is not material.

Euro Conversion

On January 1, 1999, the Euro was adopted as the national currency of 11 European Union member nations. During a three-year transition period, the Euro will be used as a non-cash transactional currency. The Company began conducting business in Euros in January 1999, and will change its functional currencies during the three-year transition period. The conversion to the Euro is not expected to have a significant operational impact or a material impact on the results of operations, cash flows or financial condition of the Company.

Year 2000 Compliance

The inability of computers, software and other equipment utilizing microprocessors to recognize and properly process data fields containing a two-digit year is commonly referred to as the Year 2000 Compliance issue. As the year 2000 approaches, such systems may be unable to process certain date-based information. This could result in a system failure or miscalculations causing disruptions of operations and the inability to engage in normal business activities. Many of the Company's systems, including information and computer systems and automated equipment, will be affected by this issue.

The Company has a comprehensive plan to address potential Year 2000 issues. The plan includes (i) the complete inventory of all in-house computers, software and other equipment utilizing microprocessors and the identification of all hardware and software; (ii) modification of the affected systems; and (iii) testing the modified systems and auditing the system for final compliance. The Company is using both internal and external resources to implement its plan. The Company has generally completed the inventory and modification phases of the plan and is at various stages of testing and auditing these systems. The Company feels it has adequate time to assess and correct any significant issues that materialize. The Company estimates that at the conclusion of its various Year 2000 efforts, including conversion, testing and contingency planning, it will have spent approximately $2,500,000 over a multi-year period. Costs associated with this issue have been and will continue to be expensed as incurred and are not expected to have a material effect on the results of operations, cash flows or financial condition of the Company. Although the Company believes its efforts will be successful, any failure or delay could result in the disruption of business and in the Company incurring substantial expense. To minimize any such potential impact, the Company initiated a global contingency planning effort designed to support critical business operations.

As a third-party supplier of software and printing systems to other companies, the Company has posted its own product compliance status on its Internet site (www.bradycorp.com).

The Company has completed the process of formally communicating with all of its significant suppliers and customers to determine the extent to which the Company is vulnerable to those third parties' failure to remediate their own Year 2000 Compliance issues. A failure of the Company's suppliers, customers and other third parties to address adequately their Year 2000 readiness could significantly affect the Company's business. As part of its contingency planning efforts, the Company identified alternate sources or strategies where significant exposures were identified.

Finally, the Year 2000 presents a number of other risks and uncertainties that could affect the Company, including utilities and telecommunications failures, competition for personnel skilled in the resolution of Year 2000 issues, and the nature of government responses to Year 2000 issues, among others. While the Company continues to believe that the Year 2000 matters discussed above will not have a material impact on its results of operations, cash flows or financial condition, it remains uncertain whether or to what extent the Company may be affected.

The Year 2000 statements set forth above are designated as "Year 2000 Readiness Disclosures" pursuant to the Year 2000 Information and Readiness Disclosure Act (P.L. 105-271).

Forward-Looking Statements

Matters in this Annual Report may contain forward-looking information, as defined in the Private Securities Litigation Reform Act of 1995. All such forward-looking information in this report involves risks and uncertainties including, but not limited to, variations in the economic or political conditions in the countries with which the Company does business; fluctuations in currency exchange rates for international currencies versus the U.S. dollar; technology changes; the continued availability of sources of supply; domestic and international economic conditions and growth rates; the ability of the Company to timely adjust its cost structure to changes in levels of sales, product mix and low levels of order backlog; the ability of the Company to make sufficient strategic acquisitions at reasonable prices; the ability of the Company to integrate the acquired businesses within a reasonable period of time; and other risks indicated in filings by the Company with the Securities and Exchange Commission. The Company cautions that forward-looking statements are not guarantees, since there are inherent difficulties in predicting future results, and that actual results could differ materially from those expressed or implied in forward-looking statements.


Consolidated Balance Sheets



(Dollars in Thousands) July 31, 1999 and 1998                                                   1999             1998

Assets
Current assets:
  Cash and cash equivalents (Note 1)                                                        $ 75,466         $ 65,609
  Accounts receivable, less allowance for losses ($2,339
    and $2,011, respectively)                                                                 73,290           63,365
  Inventories (Note 1):
    Finished products                                                                         23,368           22,836
    Work-in-process                                                                            2,878            3,967
    Raw materials and supplies                                                                11,281           11,641
      Total inventories                                                                       37,527           38,444
  Prepaid expenses and other current assets (Notes 1, 3 and 4)                                16,886           16,635
      Total current assets                                                                   203,169          184,053
Other assets:
  Intangibles - net (Note 1)                                                                  72,941           53,528
  Other (Note 4)                                                                               8,026            7,078
Property, plant and equipment (Notes 1 and 5):
  Cost:
    Land                                                                                       5,008            4,988
    Buildings and improvements                                                                41,417           39,595
    Machinery and equipment                                                                  101,324           83,146
    Construction in progress                                                                   2,229           11,705
                                                                                             149,978          139,434
  Less accumulated depreciation                                                               82,994           72,269
    Net property, plant and equipment                                                         66,984           67,165
Total                                                                                       $351,120         $311,824

Liabilities and Stockholders' Investment
Current liabilities:
  Accounts payable                                                                          $ 19,378         $ 15,761
  Wages and amounts withheld from employees                                                   23,186           19,542
  Taxes, other than income taxes                                                               2,290            2,033
  Accrued income taxes                                                                        12,516            9,276
  Other current liabilities (Note 3)                                                          13,289           11,647
  Current maturities on long-term debt (Note 5)                                                2,626              408
      Total current liabilities                                                               73,285           58,667
Long-term debt, less current maturities (Note 5)                                               1,402            3,716
Other liabilities (Note 3)                                                                    15,869           16,068
      Total liabilities                                                                       90,556           78,451
Stockholders' investment (Notes 1 and 6):
  Preferred Stock (aggregate liquidation preference of $3,026
    at July 31, 1999)                                                                          2,855            2,855


  Common Stock:
    Class A Nonvoting - issued and outstanding 20,839,841 and 20,726,863 shares, respectively, (aggregate liquidation
      preference of $34,803 at July 31, 1999)                                                    208              207
    Class B Voting - issued and outstanding 1,769,314 shares                                      18               18
  Additional paid-in capital                                                                  28,383           26,131
  Earnings retained in the business                                                          233,521          208,254
  Treasury stock - 4,548 shares of Class A Nonvoting Common Stock, at cost                     (132)                -
  Cumulative other comprehensive income                                                      (1,958)          (1,068)
  Other                                                                                      (2,331)          (3,024)
      Total stockholders' investment                                                         260,564          233,373
Total                                                                                       $351,120         $311,824

See Notes to Consolidated Financial Statements.




Consolidated Statements of Income
         Years Ended July 31, 1999, 1998 and 1997

                       (Dollars in Thousands, Except Per Share Amounts)            1999          1998           1997
Net sales                                                                      $470,862      $455,150       $426,081
Operating expenses:
  Cost of products sold                                                         202,203       204,895        194,096
  Research and development                                                       17,724        20,287         16,300
  Selling, general and administrative                                           187,774       178,648        165,317
  Nonrecurring (credit) charge (Note 10)                                          (611)         5,390              -
    Total operating expenses                                                    407,090       409,220        375,713

Operating income                                                                 63,772        45,930         50,368
Other income and (expense):
  Investment and other income - net                                               1,455           638          1,159
  Interest expense                                                                (445)         (403)          (256)
    Net other income                                                              1,010           235            903

Income before income taxes                                                       64,782        46,165         51,271
Income taxes (Notes 1 and 4)                                                     25,198        18,129         19,564
Net income                                                                     $ 39,584      $ 28,036       $ 31,707

Net income per Common Share (Notes 6 and 8):
  Class A Nonvoting:
    Basic                                                                      $   1.74      $   1.24       $   1.44
    Diluted                                                                    $   1.73      $   1.23       $   1.43
  Class B Voting:
    Basic                                                                      $   1.71      $   1.21       $   1.41
    Diluted                                                                    $   1.70      $   1.20       $   1.40

See Notes to Consolidated Financial Statements.




Consolidated Statements of Stockholders' Investment
         Years Ended July 31, 1999, 1998 and 1997
         (Dollars in Thousands, Except Per Share Amounts)


                                                       Additional       Earnings                       Other                   Total
                                    Preferred  Common     Paid-in    Retained in   Treasury    Comprehensive           Comprehensive
                                        Stock   Stock     Capital   the Business      Stock           Income     Other        Income
Balances at July 31, 1996             $ 2,855   $ 219    $  8,415      $ 173,491      $   -         $  4,283    $    -             -


  Net income                                        -      -         -     31,707     -          -         -  $31,707
  Net currency translation adjustment               -      -         -          -     -    (3,986)         -  (3,986)
      Total comprehensive income                    -      -         -          -     -          -         -   27,721
  Issuance of 77,753 shares of Class A Common Stock
    under stock option plan                         -      1       835          -     -          -         -        -
  Tax benefit from exercise of stock options               -         -        323     -          -         -        -
-
  Cash dividends on Preferred Stock:
    1979 series - $10 a share                       -      -         -      (220)     -          -         -        -
    6% and 1972 series - $6 a share                 -      -         -       (39)     -          -         -        -
  Cash dividends on Common Stock:
    Class A - $.52 a share                          -      -         -   (10,476)     -          -         -        -
    Class B - $.49 a share                          -      -         -      (861)     -          -         -        -

Balances at July 31, 1997                       2,855    220     9,573    193,602     -        297         -        -
  Net income                                        -      -         -     28,036     -          -         -   28,036
  Net currency translation adjustment               -      -         -          -     -    (1,365)         -  (1,365)
      Total comprehensive income                    -      -         -          -     -          -         -   26,671
  Issuance of 57,282 shares of Class A Common Stock
    under stock option plan                         -      -       941          -     -          -         -
  Other                                             -      5    15,268          -     -          -   (3,024)
  Tax benefit from exercise of stock options               -         -        349     -          -         -        -
  Cash dividends on Preferred Stock:
    1979 series - $10 a share                       -      -         -      (220)     -          -         -
    6% and 1972 series - $6 a share                 -      -         -       (39)     -          -         -
  Cash dividends on Common Stock:
    Class A - $.60 a share                          -      -         -   (12,122)     -          -         -
    Class B - $.57 a share                          -      -         -    (1,003)     -          -         -
Balances at July 31, 1998                       2,855    225    26,131    208,254     -    (1,068)   (3,024)
  Net income                                        -      -         -     39,584     -          -         -   39,584
  Net currency translation adjustment               -      -         -          -     -      (890)         -    (890)
      Total comprehensive income                    -      -         -          -     -          -         -  $38,694
  Issuance of 112,978 shares of Class A Common Stock
    under stock option plan                         -      1     1,880          -     -          -         -
  Other                                             -      -         -          -     -          -       693
  Tax benefit from exercise of stock options               -         -        372     -          -         -        -
  Cash dividends on Preferred Stock:
    1979 series - $10 a share                       -      -         -      (220)     -          -         -
    6% and 1972 series - $6 a share                 -      -         -       (39)     -          -         -
  Acquisition of treasury stock, 4,548 shares, at cost               -         -   (132)         -         -        -
  Cash dividends on Common Stock:
    Class A - $.64 a share                          -      -         -   (12,985)     -          -         -
    Class B - $.61 a share                          -      -         -    (1,073)     -          -         -
Balances at July 31, 1999                      $2,855   $226   $28,383   $233,521$(132)   $(1,958)  $(2,331)

See Notes to Consolidated Financial Statements.




Consolidated Statements of Cash Flows


                                        (Dollars in Thousands)
Years Ended July 31, 1999, 1998 and 1997                                          1999           1998           1997

Operating activities:
  Net income                                                                   $39,584        $28,036        $31,707
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation                                                                11,263         11,047         12,183
    Amortization                                                                 3,886          2,241          1,968
    Loss on sale of property, plant
      and equipment                                                                181            349            139
    Provision for losses on accounts receivable                                    966            970            663
    Other                                                                          693            212              -
    Nonrecurring (credit) charge                                                 (611)          5,390              -
    Changes in operating assets and liabilities
        (net of effects of business acquisitions):
      Accounts receivable                                                      (4,899)          1,066       (12,796)
      Inventory                                                                  5,547          5,705        (4,818)

      Prepaid expenses and other assets                                         (1,643)        (3,159)          2,342
      Accounts payable and accrued liabilities                                   4,330         (4,285)          6,147
      Income taxes                                                               3,313            (36)          3,334
      Deferred income taxes                                                     (1,069)        (4,508)         (1,118)
      Other liabilities                                                           (184)         4,179             160
        Net cash provided by operating activities                               61,357         47,207          39,911
Investing activities:
  Acquisitions of businesses, net of
    cash acquired                                                              (31,107)       (19,306)         (6,724)
  Purchases of property, plant and equipment                                    (9,889)       (17,189)         (8,777)
  Proceeds from sale of property, plant
    and equipment                                                                  232            500             908
  Other                                                                           (176)           169             292
        Net cash (used in) investing activities                                (40,940)       (35,826)        (14,301)
Financing activities:
  Payment of dividends                                                         (14,317)       (13,384)        (11,596)
  Proceeds from issuance of Common Stock                                         2,252            941             835
  Proceeds from long-term borrowings                                               310            829           2,236
  Principal payments on long-term debt                                            (778)          (533)           (641)
        Net cash (used in) financing activities                                (12,533)       (12,147)         (9,166)
Effect of exchange rate changes on cash                                          1,973          1,046            (396)
Net increase in cash and cash equivalents                                        9,857            280          16,048
Cash and cash equivalents, beginning of year                                    65,609         65,329          49,281
Cash and cash equivalents, end of year                                         $75,466        $65,609         $65,329
Supplemental disclosure of cash flow information: Cash paid during the year for:
    Interest                                                                   $   409        $   277         $   258
    Income taxes, net of refunds                                                22,107         22,580          18,987
  Acquisitions:
    Fair value of assets acquired, net of cash                                  15,017          2,619           3,058
    Liabilities assumed                                                         (6,291)        (1,471)         (1,375)
    Goodwill                                                                    22,381         18,158           5,041
        Net cash paid for acquisitions                                         $31,107        $19,306         $ 6,724
Class A Common Stock issued to fund
  deferred compensation plan                                                         -        $11,555               -

See Notes to Consolidated Financial Statements.



Notes to Consolidated Financial Statements

Years Ended July 31, 1999, 1998 and 1997

Note 1
Summary of Significant Accounting Policies

Principles of Consolidation The accompanying consolidated financial statements include the accounts of Brady Corporation and its subsidiaries, all of which are wholly owned. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments The Company believes the carrying amount of its financial instruments (cash and cash equivalents, accounts receivable, accounts payable and long-term debt) is a reasonable estimate of the fair value of these instruments.

Cash Equivalents The Company considers all highly liquid investments with maturities of three months or less when acquired to be cash equivalents.

Inventories Inventories are stated at the lower of cost or market. Cost has been determined using the last-in, first-out (LIFO) method for certain domestic inventories (approximately 39% and 48% of total inventories at July 31, 1999 and 1998, respectively) and the first-in, first-out method for other inventories. The difference between the carrying value of domestic inventories stated at LIFO cost and the value of such inventories stated at replacement cost was $4,988,000 at July 31, 1999, and $5,319,000 at July 31, 1998.

Depreciation The cost of buildings and improvements and machinery and equipment is being depreciated over their estimated useful lives using the straight-line method for financial reporting purposes.

Intangible Assets The excess of cost over fair value of the net assets of businesses acquired is amortized using the straight-line method over various periods ranging from 10 to 40 years. The weighted average amortization period is 23 years at July 31, 1999.

Impairment of Long-Lived Assets The Company evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets may warrant revision or that the remaining balance of an asset may not be recoverable. The measurement of possible impairment is based on the ability to recover the balance of assets from expected future operating cash flows on an undiscounted basis. In the opinion of management, no such impairment existed as of July 31, 1999.

Catalog Costs Catalog costs are initially capitalized and amortized over the estimated useful lives of the publications (generally eight months). At July 31, 1999 and 1998, $4,600,000 and $5,220,000, respectively, of prepaid catalog costs were included in prepaid expenses and other current assets.

Foreign Currency Translation Foreign currency assets and liabilities are translated into United States dollars at end of period rates of exchange, and income and expense accounts are translated at the weighted average rates of exchange for the period. Resulting translation adjustments are included as a separate component of stockholders' investment.

Hedging The Company enters into forward foreign exchange contracts to hedge committed intercompany foreign currency transactions. Such exchange contracts generally have maturities of one year. At July 31, 1999 and 1998, exchange contracts aggregating approximately $19,830,000 and $21,425,000, respectively, were outstanding.

Income Taxes The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Accounting Standards Adopted Effective August 1, 1998, the Company adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (Statement 131). Statement 131 superseded FASB Statement No. 14, Financial Reporting for Segments of a Business Enterprise. Statement 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. Statement 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. The adoption of Statement 131 did not affect results of operations or financial position, but did affect the disclosure of segment information. See footnote 7.

Accounting Standards to Be Adopted In 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Company is currently evaluating the impact of this statement on the consolidated financial statements. This statement is required to be adopted in fiscal 2001.

Note 2
Acquisitions of Businesses

Effective August 29, 1996, the Company entered into a joint venture, W. H. Brady Korea Co. Ltd., in Okcheon, Korea. Brady gained 100 percent ownership of the company, now named Brady Korea Ltd., in September 1998. The company produces labels and markets printers and other Brady products.

Effective April 30, 1997, the Company acquired the common stock of Signals S.A. located in LaRochelle, France, a marketer of safety and facility identification products, for cash of approximately $9,600,000.

Effective March 9, 1998, the Company acquired the common stock of Techniques Avancees located in Auch, France, a bar-code labeling software developer, for cash of $10,735,000 and a payable of $1,030,000.

Effective April 30, 1998, the Company acquired the common stock of GrafTek Inc. located in Toronto, Ontario, Canada, a bar-code labeling software developer, for cash of $8,528,000 and a payable of $933,000.

Effective August 11, 1998, the Company acquired the common stock of VEB Sistemas de Etiquetas Ltda, in Sao Paulo, Brazil, an industrial label manufacturer, for cash of approximately $4,400,000.

Effective March 25, 1999, the Company acquired the assets of Barcodes West Inc. located in Seattle, Washington, a label manufacturer and software and service provider, for cash of approximately $5,757,000.

Effective May 7, 1999, the Company acquired the common stock of Visi Sign Pty. Ltd. located in Victoria, Australia, a manufacturer of identification products, for cash of approximately $1,396,000. The purchase price of this acquisition is subject to change based on post-closing adjustments.

Effective July 7, 1999, the Company acquired the common stock of Holman Groupe S.A. located in Rungis, France, an automatic identification and application specialist, for cash of approximately $5,343,000 and a payable of approximately $554,000. The purchase price of this acquisition is subject to change based on post-closing adjustments.

Effective July 30, 1999, the Company acquired the common stock of the graphics division of SOFT S.A., located in Lyon, France, a developer and distributor of printing systems, for cash of approximately $14,044,000. The purchase price of this acquisition is subject to change based on post-closing adjustments.

Effective September 3, 1999, the Company acquired certain assets of a direct marketer of signs, labels and identification products for cash of approximately $5,600,000. The purchase price of this acquisition is subject to change based on post-closing adjustments.

These acquisitions have been accounted for using the purchase method of accounting and, accordingly, the results of operations have been included since the dates of acquisition in the accompanying financial statements. The pro forma results of operations of the above acquisitions are not significant to the financial statements.

Note 3
Employee Benefit Plans

The Company provides postretirement medical, dental and vision benefits for all regular full- and part-time domestic employees (including spouses) who retire on or after attaining age 55 with 15 years of credited service. Credited service begins accruing at the later of age 40 or date of hire. All active employees first eligible to retire after July 31, 1992, will be covered by an unfunded, contributory postretirement healthcare plan where employer contributions will not exceed a Defined Dollar Benefit amount, regardless of the cost of the program. Employer contributions to the plan will be based on the employee's age and service at retirement.

The Company accounts for postretirement benefits other than pensions in accordance with SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions." The Company funds benefit costs on a pay-as-you-go basis.

The following table provides a reconciliation of the changes in the Plan's benefit obligations at July 31, 1999, 1998 and 1997:


(Dollars in Thousands)                                                           1999            1998           1997

Obligation at beginning of fiscal year                                         $6,802          $6,142         $5,476
Service cost                                                                      472             328            260
Interest cost                                                                     602             473            447
Plan amendments                                                                   307               -              -
Actuarial loss                                                                    242             158            241
Benefit payments                                                                 (321)           (299)          (282)
Obligation at end of fiscal year                                               $8,104          $6,802         $6,142


There are no plan assets due to the nature of the Plan. During fiscal 1999, $307,000 of expense was recognized due to the addition of employees from prior acquisitions.

The following table shows the unfunded status of the Plan as of July 31, 1999 and 1998:

(Dollars in Thousands)                                                                          1999            1998



Unfunded status at July 31                                                                    $8,104          $6,802
Unrecognized net actuarial gain                                                                2,107           2,333
Unrecognized prior service cost                                                                 (285)              -
Accumulated postretirement benefit obligation liability                                       $9,926          $9,135


The following table provides the components of net periodic benefit cost for the Plan for fiscal years 1999, 1998 and 1997:


(Dollars in Thousands) Year Ended July 31,                                       1999            1998           1997
Net periodic postretirement benefit cost included the following components:
    Service cost-benefits attributed to service during
      the period                                                               $  472            $328           $260
    Prior service cost                                                             22               -              -
    Interest cost on accumulated postretirement
      benefit obligation                                                          602             473            447
    Amortization of (gain)                                                        (46)           (150)          (187)
Periodic postretirement benefit cost                                            1,050             651            520
Net periodic postretirement benefit cost                                       $1,050            $651           $520

The assumed healthcare cost trend rates used in measuring the accumulated postretirement benefit obligation were 6.0% in 1999 and gradually declining to 5.5% by the year 2000.

The weighted average discount rates used in determining the accumulated postretirement benefit obligation was 8% in 1999 and 7.3% in 1998.

If the healthcare cost trend rate assumptions were increased by 1% or decreased by 1%, the accumulated postretirement benefit obligation as of July 31, 1999, would be increased by $51,000 and decreased by $109,000, respectively. The effect of this change on the sum of the service cost and interest cost would not be material.

The Company has retirement and profit-sharing plans covering substantially all full-time domestic employees and certain of its foreign subsidiaries. Contributions to the plans are determined annually based on earnings of the respective companies and employee contributions. At July 31, 1999 and 1998, $4,761,000 and $4,898,000, respectively, of accrued profit-sharing contributions were included in other current liabilities.

The Company also has deferred compensation plans for directors, officers and key executives utilizing the phantom stock plan concept. At July 31, 1999 and 1998, $5,838,000 and $6,349,000, respectively, of deferred compensation was included in current and other long-term liabilities.

During fiscal 1998, the Company adopted a new deferred compensation plan that invests solely in shares of the Company's Class A Nonvoting Common Stock. Participants in the old phantom stock plan were allowed to convert their balances in the old plan to this new plan. The new plan was funded initially by the issuance of 372,728 shares of Class A Nonvoting Common Stock to a Rabbi Trust. All deferrals into the new plan result in purchases of Class A Nonvoting Common Stock by the Rabbi Trust on the open market. No deferrals are allowed into the old plan. Shares held by the Rabbi Trust are distributed to participants upon separation from the Company as defined in the plan agreement.

The amounts charged to income for the plans described above were $7,589,000 in 1999, $8,038,000 in 1998 and $7,092,000 in 1997.

The Company has a voluntary employee benefit trust for the purpose of funding employee medical benefits and certain other employee benefits. At July 31, 1999 and 1998, $2,204,000 and $2,344,000, respectively, of payments to the trust to fund such benefits were included in prepaid expenses and other current assets.

Note 4
Income Taxes


Income taxes consist of the following:


(Dollars in Thousands) Year Ended July 31,                                            1999          1998        1997
Currently payable:
  Federal                                                                          $17,668       $14,570     $13,875
  Foreign                                                                            6,747         5,883       3,812
  State                                                                              1,852         1,803       2,995
                                                                                    26,267        22,256      20,682
Deferred (credit):
  Federal                                                                           (1,186)       (3,373)     (1,832)
  Foreign                                                                               73          (181)      1,188
  State                                                                                 44          (573)       (474)
                                                                                    (1,069)       (4,127)     (1,118)
Total                                                                              $25,198       $18,129     $19,564


Deferred income taxes result from timing differences in the recognition of revenues and expenses for financial statement and income tax purposes. These differences relate principally to depreciation and certain expenses not deductible for tax reporting until paid.

Pre-tax income consists of the following:


(Dollars in Thousands) Year Ended July 31,                                            1999          1998        1997
United States                                                                      $42,180       $32,743     $38,493
Foreign                                                                             22,602        13,422      12,778
Total                                                                              $64,782       $46,165     $51,271


The approximate tax effects of temporary differences are as follows:



(Dollars in Thousands) July 31, 1999                                        Assets        Liabilities          Total
Inventories                                                                $ 2,788             $    -        $ 2,788
Prepaid catalog costs                                                            -             (1,048)        (1,048)
Employee benefits                                                                -               (304)          (304)
Allowance for doubtful accounts                                                419                  -            419
Other, net                                                                   4,614                (29)         4,585
  Current                                                                    7,821             (1,381)          6,440
Excess of tax over book depreciation                                             -             (1,611)        (1,611)
Deferred compensation                                                        6,420                  -          6,420
Postretirement benefits                                                      3,871                  -          3,871
Tax loss carryforwards                                                       4,059                  -          4,059
Less valuation allowance                                                    (3,278)                 -         (3,278)
Other, net                                                                     320             (2,654)        (2,334)
  Noncurrent                                                                11,392             (4,265)         7,127
Total                                                                      $19,213           $ (5,646)       $13,567



(Dollars in Thousands) July 31, 1998                                        Assets        Liabilities          Total
Inventories                                                                $ 2,236             $    -        $ 2,236
Prepaid catalog costs                                                            -               (968)          (968)
Employee benefits                                                              480                  -            480
Allowance for doubtful accounts                                                354                  -            354
Other, net                                                                   4,518               (270)         4,248
  Current                                                                    7,588             (1,238)         6,350
Excess of tax over book depreciation                                             -             (2,034)        (2,034)
Deferred compensation                                                        6,572                  -          6,572
Postretirement benefits                                                      3,634                  -          3,634
Tax loss carryforwards                                                       4,649                  -          4,649
Less valuation allowance                                                    (4,649)                 -         (4,649)
Other, net                                                                     992             (2,720)        (1,728)
  Noncurrent                                                                11,198             (4,754)         6,444
Total                                                                      $18,786           $ (5,992)       $12,794


At July 31, 1999 and 1998, $6,440,000 and $6,350,000, respectively, of net deferred tax assets were included in prepaid expenses and other current assets. At July 31, 1999 and 1998, $7,127,000 and $6,444,000, respectively, of net deferred tax assets were included in other assets.

A reconciliation of the tax computed by applying the statutory U.S. Federal income tax rate to income before income taxes to the total income tax provision is as follows:


(Dollars in Thousands) Year Ended July 31,                                           1999           1998        1997
Tax at statutory rate                                                             $22,674        $16,157     $17,945
State income taxes, net of Federal tax benefits                                     1,204          1,517       2,248
International losses with no related tax benefits                                   1,296          1,350       1,196
International rate differential                                                       986           (345)       (668)
Rate variances arising from foreign subsidiary
  distributions                                                                    (1,481)          (391)       (155)
Other, net                                                                            516          (159)     (1,002)
Total income tax provision                                                        $25,195        $18,129     $19,564
Effective tax rate                                                                  38.9%          39.3%       38.2%



The Company's policy is to remit earnings from foreign subsidiaries only to the extent any resultant foreign income taxes are creditable in the United States. Accordingly, the Company does not currently provide for the additional United States and foreign income taxes which would become payable upon remission of undistributed earnings of foreign subsidiaries.

The cumulative undistributed earnings of such companies at July 31, 1999, amounted to approximately $42,840,000. If all such undistributed earnings were remitted, the additional provision for foreign income taxes that would be required would not have a material impact on the Company.

Note 5
Long-Term Debt

Long-term debt consists of the following:


(Dollars in Thousands) July 31,                                                                     1999        1998
6.25% Industrial Development Revenue Bonds payable on

  December 1, 2001                                                                                $1,000      $1,000
Korean bank debt                                                                                   2,497       2,485
Other                                                                                                531         639
                                                                                                   4,028       4,124
Less current maturities                                                                            2,626         408
                                                                                                  $1,402      $3,716


The Industrial Development Revenue Bonds are collateralized by first mortgages on certain property with a net carrying amount of approximately $4,278,000 at July 31, 1999. The Company's long-term debt approximates fair value.

Maturities on long-term debt are as follows:

(Dollars in Thousands) Year Ending July 31,

2000                                                           $2,626
2001                                                              117
2002                                                            1,084
2003                                                               74
2004                                                               74
Thereafter                                                         53

On September 23, 1999, the Company entered into a $150,000,000 multicurrency revolving loan agreement with a group of six banks. Under the agreement, the Company has the option to elect to have interest rates determined based upon the prime rate at PNC Bank N.A. plus margin or a LIBOR rate plus margin. A commitment fee is payable on the unused amount of credit.

Note 6
Stockholders' Investment

Information as to the Company's capital stock at July 31, 1999 is as follows:


                  Shares   Shares
(Dollars in Thousands)                                                   Authorized           Issued          Amount

Preferred Stock, $.01 par value                                           5,000,000                0           $   -
Cumulative Preferred Stock:
  6% Cumulative                                                               5,000            3,984             399
  1972 Series                                                                10,000            2,600             260
  1979 Series                                                                30,000           21,963           2,196
                                                                                                              $2,855
Common Stock, $.01 par value:
  Class A Nonvoting                                                     100,000,000       20,839,841          $  208
  Class B Voting                                                         10,000,000        1,769,314              18
                                                                                                              $  226

Each share of $100 par value Cumulative Preferred Stock is entitled to receive cumulative cash dividends and may be redeemed, under certain circumstances, by the Company at par value plus accrued dividends plus a premium of 6% of the par value. Such shares, which are held by the initial holder thereof, are subject to redemption only if the holder consents thereto.

Before any dividend may be paid on the Class B Common Stock, holders of Class A Common Stock are entitled to receive an annual, noncumulative cash dividend of $.0333 per share. Thereafter, any further dividend in that fiscal year must be paid on each share of Class A Common Stock and Class B Common Stock on an equal basis.

Holders of Class A Common Stock are not entitled to vote on corporate matters, unless, in each of the three preceding fiscal years, the $.0333 preferential dividend described above has not been paid in full. Holders of the Class A Common Stock are entitled to one vote per share for the entire fiscal year immediately following the third consecutive fiscal year in which the preferential dividend is not paid in full. Holders of Class B Common Stock are entitled to one vote per share for the election of directors and for all other purposes.

Upon liquidation, dissolution or winding up of the Company, and after distribution of any amounts due to holders of Cumulative Preferred Stock, holders of Class A Common Stock are entitled to receive the sum of $1.67 per share before any payment or distribution to holders of Class B Common Stock. Thereafter, holders of Class B Common Stock are entitled to receive a payment or distribution of $1.67 per share. Thereafter, holders of Class A Common Stock and Class B Common Stock share equally in all payments or distributions upon liquidation, dissolution or winding up of the Company.

The preferences in dividends and liquidation rights of Class A Common Stock over Class B Common Stock will terminate at any time that the voting rights of Class A Common Stock and Class B Common Stock become equal.

The following is a summary of other activity in stockholders' investment for the years ended July 31, 1998 and 1999:



                                                                                            Shares Held
                                                                Unearned     Deferred          in Rabbi
                                                              Restricted        Comp-            Trust,
(Dollars in Thousands)                                             Stock     ensation           at Cost        Total

Issuance of 125,000 shares of Class A
  Common Stock                                                 $  (3,718)     $      -          $      -     $  (3,718)
Issuance of 372,728 shares of Class A
  Common Stock to Rabbi Trust to
  fund deferred compensation plan                                      -        11,555           (11,555)            -
Purchase of 11,900 shares of Class A
  Common Stock purchased by the
  Rabbi Trust related to deferred
  compensation plan                                                    -           482              (482)            -
Amortization of restricted stock                                     694             -                 -           694
Balances July 31, 1998                                         $  (3,024)     $ 12,037         $ (12,037)     $ (3,024)
Sale of 59,953 shares of Class A Common
  Stock purchased by the Rabbi Trust
  related to deferred compensation plan                                -        (1,814)            1,814             -
Purchase of 44,865 shares of Class A
  Common Stock purchased by the
  Rabbi Trust related to deferred
  compensation plan                                                    -         1,008            (1,008)            -
Amortization of restricted stock                                     693             -                  -          693
Balances July 31, 1999                                          $ (2,331)     $ 11,231         $ (11,231)     $ (2,331)



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

Changes in the Options are as follows:


                                                                                                            Weighted
                                                                                                             Average
                                                                            Option          Options         Exercise
                                                                             Price      Outstanding            Price
Balance, July 31, 1996                                                $6.83-$25.17          808,108           $17.46
Options granted                                                        21.75-23.88          777,700            23.51
Options exercised                                                       6.83-25.17          (77,753)           10.75
Options cancelled                                                       6.83-25.17          (46,302)           18.15
Balance, July 31, 1997                                                $6.83-$25.17        1,461,753           $21.01
Options granted                                                        30.66-34.00          260,150            31.49
Options exercised                                                       6.83-25.17          (57,282)           16.44
Options cancelled                                                      21.75-31.38          (24,600)           23.74
Balance, July 31, 1998                                                $6.83-$34.00        1,640,021           $22.79
Options granted                                                        19.19-24.25          351,400            19.56
Options exercised                                                       6.83-31.38         (117,526)           16.00
Options cancelled                                                      12.17-34.00          (73,461)           26.63
Balance, July 31, 1999
  (721,187 options exercisable)                                       $6.83-$34.00        1,800,434           $22.45
Available for grant after July 31, 1999                                                   1,162,419


The following table summarizes information about stock options outstanding at July 31, 1999:


                                                         Options Outstanding                   Options Exercisable
                                                               Weighted
                                                Shares          Average       Weighted           Shares     Weighted
                                           Outstanding        Remaining        Average      Exercisable      Average
Range of                                   at July 31,      Contractual       Exercise      at July 31,     Exercise
Exercise Prices                                   1999       Life-Years          Price             1999        Price

$ 6.83-$15.00                                  196,201        3.8 years         $12.47          196,201       $12.47
$15.01-$25.00                                1,158,065        7.9 years          21.82          232,818        20.50
$25.01-$34.00                                  446,168        7.3 years          28.45          292,168        26.85
$ 6.83-$34.00                                1,800,434        7.3 years         $22.45          721,187       $20.89



In October 1995, SFAS No. 123 "Accounting for Stock-Based Compensation" was issued. SFAS No. 123 establishes a fair value based method of accounting for stock-based compensation; however, it allows entities to continue accounting for employee stock-based compensation under the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees. SFAS No. 123 requires certain disclosures, including pro forma net income and earnings per share as if the fair-value-based accounting method had been used for employee stock-based compensation cost. The Company has decided to adopt SFAS No. 123 through disclosure with respect to employee stock-based compensation.

If the Company had elected to recognize compensation cost for the Stock Option Plans based on the fair value at the grant dates for awards under those plans, consistent with the method prescribed by SFAS No. 123, net income and net income per common share would have been changed to the pro forma amounts indicated below:

                                                                               1999          1998               1997
Net income:
  As reported                                                               $39,584       $28,036            $31,707
  Pro forma                                                                  37,972        26,816             30,939
Net income per Class A Common Share - Diluted:
  As reported                                                               $  1.73       $  1.23            $  1.44
  Pro forma                                                                    1.66          1.17               1.39


The fair value of stock options used to compute pro forma net income and net income per common share disclosure is the estimated present value at grant date using the Black-Scholes option-pricing model with weighted average assumptions for fiscal years 1999, 1998 and 1997 as follows:

                                                                               1999          1998               1997

Risk-free interest rate                                                        6.2%          5.7%               6.3%
Expected volatility                                                           37.8%         30.5%              27.1%
Dividend yield                                                                 2.4%          2.2%               2.1%
Expected option life                                                      4.1 years     4.4 years          4.1 years



Note 7
Segment Information

Brady Corporation's reportable segments are business units that are each managed separately because they manufacture and/or distribute distinct products using different processes.

Brady Corporation has three reportable segments: the Identification Solutions & Specialty Tapes Group, the Graphics Group and the Direct Marketing Group.

The Identification Solutions & Specialty Tapes Group consists of Identification Solutions; Brady Software Solutions; Specialty Tapes; and Coated Products. Identification Solutions develops, manufactures and sells wire and cable markings, high-performance labels, printing systems, and packaged software mainly to the electrical, electronic, telecommunications, automotive and general industrial markets. Brady Software Solutions is focused on the Automatic Identification and Data Collection market and its solutions consist of high-performance labels and labeling systems tied together with bar-code design and print software, data-collection equipment, inventory services, application engineering and integration services. Specialty Tapes manufactures custom die-cut parts and slit-to-width specialty tapes. Die-cut parts are engineered to provide improved functionality and easier assembly of electronic products such as phones, pagers and disk drives. Specialty tapes are used by audio and video tape duplicators. Coated Products develops and coats specialty materials using a wide variety of substrates such as polyester, polyimide, cloth, metal and paper. Coatings include custom adhesive systems as well as high-performance topcoats. These materials are sold in bulk roll form, or as converted products through other Brady units.

The Graphics Group consists primarily of Signmark(r), and Varitronic Systems. Signmark manufactures and sells signs, labels, tags and safety devices; printers and accessories for do-it-yourself industrial signage and labels; regulatory training programs and products; and accident-prevention tags and other visual warning systems. These products enable customers to comply with government regulations and other standards to make their workplace safe, instructive and productive. Varitronic Systems produces and markets printing systems including lettering and labeling systems, poster printers, supplies and laminating equipment. Markets served by this group include pulp and paper, chemical, electrical, transportation and other manufacturing, as well as construction, government and education.

The Direct Marketing Group sells a variety of products to end users via direct-mail catalogs, telemarketing and the Internet. Its products include more than 20,000 products including signs; property identification tags; hazardous materials and regulatory training programs and products; and office accessories. The Direct Marketing Group serves manufacturing markets as well as construction, wholesale trade, finance, insurance, government, education, healthcare and other service industries.

The Company evaluates performance and allocates resources based on profit or loss from operations before income taxes, not including interest, goodwill and exchange gain or loss. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

Intersegment sales and transfers are recorded at cost plus a standard percentage markup. Intercompany profit is eliminated in consolidation.


                                             Identification
                                                Solutions &                     Direct    Corporate and
                                            Specialty Tapes     Graphics     Marketing     Eliminations       Totals

Year ended July 31, 1999:
  Revenues from external customers                 $190,189     $122,856      $157,817        $     -       $470,862
  Intersegment revenues                               3,042        1,982           865         (5,889)             -
  Nonrecurring (credit) charge                         (104)          21           (25)          (503)          (611)
  Depreciation and amortization expense               8,942        3,019         1,896          1,292         15,149
  Profit (loss)                                      28,908       18,207        28,371         (7,456)        68,030
  Assets                                            121,487       78,459        48,463        102,711        351,120
  Expenditures for long-lived assets                  5,575        2,017         1,462            835          9,889
Year ended July 31, 1998:
  Revenues from external customers                 $180,159     $125,283      $149,708       $      -       $455,150
  Intersegment revenues                               2,970        1,512           790         (5,272)             -
  Nonrecurring charge                                 1,098        1,640           779          1,873          5,390
  Depreciation and amortization expense               5,928        4,156         1,893          1,311         13,288
  Profit (loss)                                      25,715        9,493        21,565         (8,375)        48,398
  Assets                                            106,012       66,257        47,626         91,929        311,824
  Expenditures for long-lived assets                  4,683       10,374         1,410            722         17,189
Year ended July 31, 1997:
  Revenues from external customers                 $170,546     $122,673      $132,862       $      -       $426,081
  Intersegment revenues                               3,218        1,338           134         (4,690)             -
  Depreciation and amortization expense               5,609        5,146         1,742          1,654         14,151
  Profit (loss)                                      26,054       14,210        17,405         (5,927)        51,742
  Assets                                             86,209       71,414        44,491         89,548        291,662
  Expenditures for long-lived assets                  4,125        1,685           982          1,985          8,777


Year Ended July 31,                                                                  1999          1998         1997
Profit reconciliation:
  Total profit or loss for reportable segments                                    $75,486       $56,773      $57,669
  Corporate and eliminations                                                       (7,456)       (8,375)      (5,927)
  Unallocated amounts:
    Goodwill                                                                       (3,416)       (1,793)      (1,014)
    Interest-net                                                                    1,975         2,259        1,735
    Foreign exchange                                                                 (975)       (1,863)      (1,112)
    Other                                                                            (832)         (836)         (80)
  Income before income taxes                                                      $64,782       $46,165      $51,271



                                                             Revenues*                        Total Assets**
                                                        Year Ended July 31,                 Year Ended July 31,
                                                    1999         1998        1997         1999       1998       1997


Geographic information:
  United States                                 $292,341     $286,813    $276,965     $170,021   $160,408   $168,600
  Europe                                         149,522      139,061     123,529       84,234     66,885     52,242
  Other foreign countries                         60,597       59,948      58,034       34,298     26,910     24,667
  Corporate assets and eliminations              (31,598)     (30,672)    (32,447)      62,567     57,621     46,153
    Consolidated total                          $470,862     $455,150    $426,081     $351,120   $311,824   $291,662


**Revenues are attributed based on country of origin.
**Corporate assets consist primarily of cash and cash equivalents. Eliminations consist of intercompany receivables between regions.


Note 8
Net Income Per Common Share

Net income per Common Share is computed by dividing net income (after deducting the applicable Preferred Stock dividends and preferential Class A Common Stock dividends) by the weighted average Common Shares outstanding of 22,537,393 for 1999, 22,357,686 for 1998 and 21,908,318 for 1997. The preferential dividend on the Class A Common Stock of $.0333 per share has been added to the net income per Class A Common Share for all years presented.

For the year ended July 31, 1998, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share," which established new standards for the calculation of net income per share effective for interim and annual periods ending after December 15, 1997. Reconciliations of the numerator and denominator of the basic and diluted per share computations for the Company's Class A and Class B Common Stock are summarized as follows:


                                                                      Fiscal 1999      Fiscal 1998       Fiscal 1997
Numerator:
  Net income                                                          $39,584,000      $28,036,000       $31,707,000
  Less: Preferred stock dividends                                        (259,134)        (259,134)         (259,134)
     Numerator for basic and diluted Class A
       earnings per share                                              39,324,866       27,776,866        31,447,866
  Less:
    Preferential dividends                                               (690,541)        (676,298)         (670,454)
    Preferential dividends on dilutive stock options                       (2,739)          (9,140)           (3,843)
  Numerator for basic and diluted Class B
    earnings per share                                                $38,631,586      $27,091,428       $30,773,569
Denominator:
  Denominator for basic earnings per share for
    both Class A and B                                                 22,537,393       22,357,686        21,908,318
  Plus: Effects of dilutive stock options                                 145,577          244,239           144,100
  Denominator for diluted earnings per share for
    both Class A and B                                                 22,682,970       22,601,925        22,052,418

                                                                      Fiscal 1999      Fiscal 1998       Fiscal 1997

Class A Common Stock earnings per share calculation:
  Basic                                                                     $1.74            $1.24             $1.44
  Diluted                                                                    1.73             1.23              1.43
Class B Common Stock earnings per share calculation:
  Basic                                                                     $1.71            $1.21             $1.41
  Diluted                                                                    1.70             1.20              1.40


Options to purchase 446,168, 258,850 and 269,401 shares of Class A Common Stock were not included in the computations of diluted earnings per share for fiscal years 1999, 1998 and 1997, respectively, because the option exercise prices were greater than the average market price of the common shares and, therefore, the effect would be antidilutive.

Note 9
Commitments

The Company has entered into various noncancellable operating lease agreements. Rental expense charged to operations was $8,884,000 for 1999; $9,015,000 for 1998; and $7,357,000 for 1997. Future minimum lease payments required under such leases in effect at July 31, 1999, are as follows (by fiscal year):


2000                                      $ 7,739,000
2001                                        7,344,000
2002                                        2,289,000
2003                                        1,161,000
2004                                          902,000
Thereafter                                  1,843,000
                                          $21,278,000


Note 10
Nonrecurring and One-Time Charges

During the fourth quarter of fiscal 1998, the Company recorded a nonrecurring charge of $5,390,000 related primarily to a provision for severance costs associated with a reduction in workforce at its operations around the world. In response to a softening of sales that began in April 1998, the Company announced in July 1998 that it would be reducing its workforce. A workforce reduction of 7.5%, approximately 200 people, was essentially completed in August 1998. Severance costs associated with this reduction totaled $5,024,000. The remainder of the nonrecurring charge represents a write-off of assets associated with exiting two small product lines. The Company discontinued its contract taping service and cover tape product line resulting in asset write-offs of $188,000 and $178,000, respectively. These were noncash charges.

A reconciliation of activity with respect to the Company's restructuring is as follows:

Provision, July 31, 1998                                      $ 5,390,000
Noncash asset write-offs                                         (366,000)
Cash payments associated with severance                        (4,150,000)
Amounts taken to income                                          (611,000)
Ending balance, July 31, 1999                                 $   263,000

In addition to the nonrecurring charge above, the Company recorded $2,461,000 in one-time charges in the fourth quarter of fiscal 1998 for the write-down of certain inventories and other assets. Substantially all this amount is noncash and was charged to cost of sales.

These nonrecurring and one-time charges total $7,851,000 ($4,766,000 after tax) or approximately $0.21 per diluted share, in 1998.



Independent Auditors' Report

To the Board of Directors and Stockholders of Brady Corporation

We have audited the accompanying consolidated balance sheets of Brady Corporation and subsidiaries as of July 31, 1999 and 1998, and the related consolidated statements of income, stockholders' investment and cash flows for each of the three years in the period ended July 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the companies at July 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended July 31, 1999, in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Milwaukee, Wisconsin
September 23, 1999



Shareholder Services

Common Shares

Brady Corporation Class A Common Stock trades on the
New York Stock Exchange under the symbol BRC. As of September 24, 1999, there were 411 Class A Common Stock shareholders of record and about 5,000 beneficial shareholders. There are two Class B Common Stock shareholders.

Quarterly Stock Data


                                                   1999                        1998                    1997
                                           High           Low          High          Low         High           Low


4th Quarter                               $35.00       $24.13        $32.75       $19.63       $30.50        $22.00
3rd Quarter                               $27.50       $19.50        $35.75       $29.31       $27.75        $22.50
2nd Quarter                               $29.38       $22.50        $33.00       $29.00       $24.75        $20.50
1st Quarter                               $23.13       $16.25        $35.00       $27.38       $25.25        $21.50


Dividends

Brady has paid dividends on its Common Stock every quarter since going public in June 1984, and the Company has increased the dividend every year for each of the past 14 years. At its September 1999 meeting, the Board of Directors increased the quarterly dividend on Class A Common Stock to 17 cents per share per quarter, or $0.68 per year. Dividends are normally paid on the last day of October, January, April and July.

Dividend Reinvestment

Shareholders of record may have their dividends automatically reinvested in Brady stock through a Dividend Reinvestment Program. For more information on this program, see the description on the Internet at www.bradycorp.com or call Brady's investor line at 414-438-6918.

Stock Transfer Agent

Firstar Trust Company, 1555 North RiverCenter Drive,
Suite 301, Milwaukee, WI 53212; phone: 1-800-637-7549.

Brady Information

Brady's Internet site at www.bradycorp.com contains investor presentations, 10-K and 10-Q filings, annual reports, news releases, frequently asked investor questions, stock prices, product information and a variety of other information about Brady.

Information Requests and Investor News Line

A phone system at 414-438-6918 enables you to listen to financial news highlights, request printed 10-K and other financial information, request dividend reinvestment information, or be transferred to an investor relations representative. Or you may send your information requests to Investor Relations, Brady Corporation, P.O. Box 571, Milwaukee, WI 53201-0571, or e-mail investor@bradycorp.com.

Analyst, Investor and Media Contact

Laurie Bernardy, vice-president of corporate communications, 414-438-6880.

Annual Meeting

The Brady Corporation Annual Meeting will be at 9 a.m., Wednesday, November 17, 1999, at the Milwaukee Athletic Club, 758 N. Broadway, Milwaukee, Wisconsin. Highlights will be posted on the Internet at www.bradycorp.com.

Our 1999 Annual Report represents a consolidation of projects meant to control costs while advancing Brady's Internet-based communications. The "Safety, Security, Productivity, Performance" section will be used by Brady operations as a stand-alone brochure in nine languages in the years ahead. Also, the report's horizontal layout reflects our focus on Internet-based communications. Check out www.bradycorp.com for an interactive version of the annual report as well as other investment information.



Directors

Richard A. Bemis, 58, has been a director of Brady since January 1990. He is president and CEO of Bemis Manufacturing Company, a manufacturer of molded plastic products in Sheboygan Falls, Wisconsin.

Robert C. Buchanan, 59, has been a director of Brady since November 1987. He is president and CEO of the Fox Valley Corporation, a specialty paper manufacturer in Appleton, Wisconsin.

Dr. Frank W. Harris, 57, has been a director of Brady since November 1991. He is a distinguished professor of polymer science and bio-medical engineering at the Institute of Polymer Science, University of Akron, in Akron, Ohio.

Irwin Helford, 65, has been a director of Brady since November 1998. He is former chairman of Viking Office Products, Inc., Torrance, California, and vice chairman of Office Depot, Inc.

*Katherine M. Hudson, 52, joined Brady in January 1994 as president, chief executive officer and director. Before joining Brady, she was a vice president at Eastman Kodak Company and general manager of Kodak's Professional, Printing and Publishing Imaging Division. She is also a director of Case Corporation and Honeywell, Inc.

*Peter J. Lettenberger, 62, has served as a director and secretary of Brady since January 1977. He is a partner in the law firm of Quarles & Brady, Milwaukee, Wisconsin, and serves as general counsel to Brady.

Gary E. Nei, 55, has been a director of Brady since November 1992. He is chairman of B&B Publishing, a publishing company in Walworth, Wisconsin.

Roger D. Peirce, 62, has served as a Brady director since September 1988. He is secretary and treasurer of Jor-Mac Company, Inc, a manufacturer of metal products in Grafton, Wisconsin.



Corporate Officers and Executives

*Katherine M. Hudson
president and chief executive officer

*Frank M. Jaehnert
vice president and chief financial officer


Laurie A. Bernardy
vice president - corporate communications

*Richard L. Fisk
vice president - Direct Marketing Group

*David R. Hawke
vice president - Graphics Group

Gary L. Johnson
vice president - corporate development

*Michael O. Oliver
vice president - human resources

*Donald E. Rearic
vice president, treasurer and assistant secretary

*Thomas E. Scherer
vice president, controller and assistant secretary

*David W. Schroeder
vice president - Identification Solutions & Specialty Tapes Group

David B. Winter
vice president and chief information officer



Brady Locations

United States
Brady Corporation
P.O. Box 571
Milwaukee, WI  53201

Brady Worldwide, Inc. - Identification Solutions
6555 W. Good Hope Rd.
Milwaukee, WI  53223

Brady Worldwide, Inc. - Specialty Tapes
N144 W5690 Pioneer Road
Cedarburg, WI  53012

Brady Worldwide, Inc. -
Coated Products
P.O. Box 298
2230 W. Florist Ave.
Milwaukee, WI  53201-0298

Brady Worldwide, Inc. - Signmark(r)
2221 W. Camden Rd.
Milwaukee, WI  53209

Brady Software Solutions
727 W. Glendale Ave.
Glendale, WI  53209

Seton Identification Products
20 Thompson Rd.
Branford, CT  06405

Seton Identification Products
4451 Eucalyptus Ave.
Suite 330
Chino, CA  91710

Varitronic Systems, Inc.
6835 Winnetka Circle
Brooklyn Park, MN  55428

Barcodes West Inc.
1560 First Avenue South
Seattle, WA  98134

BCW Inventory Services
1766 S. Naperville Rd.
Wheaton, IL  60187

Australia

Brady Australia Pty. Ltd.
Seton Australia Pty. Ltd.
2 Pat Devlin Close
Chipping Norton  NSW 2170
Australia

Visi Sign Pty. Ltd.
10 Reid Street
Bayswater, Victoria 3153
Australia

Belgium

W.H. Brady, N.V.
Industrie Park C/3
Lindestraat 20
B-9240 Zele, Belgium

Brazil

W.H.B. do Brasil Ltda.
Rua Rosangela Donata
De Oliveira 30
06236-110 Osasco
Sao Paulo, Brazil

Seton do Brasil
Centro Empresarial Alphaville
Av. Jurua, 105 - Modulo 4
06455-908 Barueri
Sao Paulo, Brazil

Canada

W.H.B. Identification
Solutions, Inc.
Seton-Canada
56 Leek Crescent
Richmond Hill
Ontario, Canada

China

Brady Corporation S.E.A. Pte. Ltd.
Room 806, Bright China
Chang An Building
7 Jian Guo Men Nei Da Jie
Dong Cheng District
Beijing, PRC

Brady (Wuxi) Co. Ltd.
No. 229
Xingchuang Ba Lu
Wuxi-Singapore Industrial Park
Wuxi, Jinagsu, PRC 214028

France

Brady France
2 Place Marcel Rebuffat
BP 362 - Parc de Villejust
91959 Les Ulis Cedex, France

Seton S.A.
113 Rue Horace Vernet - BP 181
59054 Roubaix Cedex 1, France

Signals S.A.
Rond Point de la Republique
Z.I. de la Rochelle
17187 Perigny Cedex, France

Holman Groupe
Periprint, MII, TFF
112/116 Rue des Solets
Silic 515
94623 Rungis Cedex, France

Brady LettraSoft S.A.
50 Rue des Rancy
69003 Lyons, France

Brady Software Group Europe
Z.I. Est
2, rue Van Gogh
32000 Auch, France

Germany

W.H. Brady GmbH
Lagerstrasse 13
64807 Dieburg
Germany

Seton GmbH
Otto-Hahn-Str. 5-7
63222 Langen, Germany

SOFT GmbH
Felix Klein Strasse 2
40474 Duesseldorf, Germany

Hong Kong

Brady Corporation S.E.A. Pte. Ltd.
Unit 03/04, 18th Floor
CRE Centre
889 Cheung Sha Wan
Kowloon, Hong Kong

Italy

Brady Italia
Seton Italia
Via Luigi Lazzaroni 7

21047 Saronno (VA), Italy

Japan

Nippon Brady K.K.
TVP Building 3F
3-9-13 Moriya-cho, Kanagawa-ku
Yokohama, Kanagawa 221-0022
Japan

Korea

Brady Korea Ltd.
5F Hyo-Won Bld.
99-5 GaRak-Dong, SongPa-Ku
Seoul, 138-720
Republic of Korea

Brady Korea Ltd.
130-8 Dong An-Ri, Okcheon-EUP
Okcheon-Gun, Chung Buk,
373-800
Republic of Korea

Malaysia

Brady Corporation S.E.A. Pte. Ltd.
15, 1st Floor
Lorong Mayang Pasir 5
Bayan Baru, 11950
Penang, Malaysia

Mexico

W.H. Brady S. de R.L. de C.V.
Avda. Ejercito Nacional
No. 718, 1 er Piso
Colonia Chapultepec Morales
11590 Mexico D.F., Mexico

Philippines

Brady Corporation S.E.A. Pte. Ltd.
9 Narra Drive
Palmera Heights III
Valley Golf, Cainta Rizal
Philippines 1900

Singapore

Brady Corporation S.E.A. Pte. Ltd.
Brady Corporation Asia Pte. Ltd.
55 Ayer Rajah Crescent #03-25
Ayer Rajah Industrial Estate
Singapore 139949

Spain

SOFT Iberica, S.L.
Hospitalet de Llobregat 08903
Spain

Sweden

Brady AB
Karins vag 5
194 54 Upplands Vasby
Sweden

Taiwan

Brady Corporation
S.E.A. Pte. Ltd.
6F-2, 412, Chung Hsiao E. Rd.
SEC 5
Taipei 110, Taiwan

United Kingdom

W.H. Brady Co. Ltd.
Wildmere Industrial Estate
Banbury, Oxfordshire
OX16 7JU
United Kingdom

Seton Limited
Canada Close
Banbury, Oxon 0X16 7RT
United Kingdom