Form 10-K, Exhibit 13
period 2000-07-31
BRADY CORP
filed 2000-10-26
CIK 746598

BRADY CORPORATION                                             2000 ANNUAL REPORT







                    THERE'S MORE TO "E" THAN JUST E-COMMERCE







                                                                    [BRADY LOGO]

                                    [PHOTO]

In a world where companies constantly look to increase productivity and quality, to be better and faster, Brady Corporation serves a critical need. Brady is a global manufacturer and marketer of high-performance identification and material solutions that help companies improve productivity, performance, safety and security.

ONLINE: Throughout this annual report, you will see underlined text in blue indicating that more information on the topic is available on the Internet at www.bradycorp.com. The on-line annual report also includes an interactive downloadable spreadsheet of the Company's financial history with ratios and growth rates; the letter to shareholders in French, German, Spanish, Portuguese, Dutch, Chinese, Korean and Japanese; and other features. We invite you to take a look!

ON OUR COVER: Brady President and CEO Katherine Hudson (front row, second from left) gave awards to many Brady employees for their efforts to create value for shareholders, customers, employees and the community in 2000. Among the nearly 300 employees winning the President's Value Awards and Environmental Leadership Awards were (front row left to right) Sandy Tomaz, Cathy Rottmann, Tim Roob; (second row) Thong Phan, Debra Lemons, Gwen Johnson; (third row) Brittany Lazarski, Kathy Schlipp, Gene Wright, Estifanos Seyoum; (fourth row) Tim Anderson, Fred Joy, Carol Karsten, Carole Herbstreit-Kalinyen, Cindy Albrecht; (fifth row) Adam Lindsay, Jim Blessing, Ollie Haris; (last row) Jeff Thompson, Teresa Brice, Cathy Kison, Rick Kluth, Charlie Check.

FINANCIAL HIGHLIGHTS

                                                                                    PERCENT
(Dollars in Thousands,                                                              INCREASE
Except Per Share Amounts)                      JULY 31, 2000       JULY 31,1999    (DECREASE)
---------------------------------------------------------------------------------------------
Net sales                                       $   541,077        $   470,862        14.9
Income before income taxes                      $    76,131        $    64,782        17.5
Pre-tax profit margin                                  14.1%              13.8%
Net income                                      $    47,201        $    39,584        19.2
After-tax profit margin                                 8.7%               8.4%
Return on average stockholders' investment             17.1%              16.0%
Net income per Common Share (diluted)
         Class A Nonvoting                      $      2.05        $      1.73        18.5
         Class B Voting                         $      2.02        $      1.70        18.8
Net income excluding nonrecurring items         $    45,704*       $    39,208**      16.6
Net income per Common Share excluding
nonrecurring items (diluted)
         Class A Nonvoting                      $      1.98        $      1.72        15.1
         Class B Voting                         $      1.89        $      1.69        11.8

Working capital                                 $   116,084        $   129,884       (10.6)
Stockholders' investment                        $   291,224        $   260,564        11.8
Research and development                        $    21,506        $    17,724        21.3
Capital expenditures                            $    22,624        $     9,889       128.8
Depreciation and amortization                   $    17,833        $    15,149        17.7

KEY DATA

Dividend yield                                          2.2%               1.8%
Trailing P/E ratio                                     14.8               20.2
Current ratio                                           2.3                2.8
Book value/share                                $     12.81        $     11.52
Weighted average shares outstanding (diluted)    22,933,199         22,682,970

 * In fiscal 2000, Brady had a one-time $1.5 million after-tax gain from the sale of certain securities.
 ** In fiscal 1999, Brady had a one-time $0.4 million after-tax credit.

CORPORATE HIGHLIGHTS
FISCAL YEAR ENDED JULY 31, 2000

- Net sales increased 15 percent over 1999 sales.

- Of Brady's sales, 45 percent are from international operations.

- Net income increased 19 percent over fiscal 1999 as reported. Excluding nonrecurring items, net income increased 17 percent.

- Brady stock at year end was $30.44, representing a market capitalization of about $700 million.

- With a year-end cash balance of $61 million and ample credit facilities, Brady is well-positioned to pursue strategic acquisitions and other growth initiatives.


                                   NET SALES

                                  [BAR GRAPH]
in millions

1994    1995    1996    1997    1998    1999    2000
----    ----    ----    ----    ----    ----    ----
 256     314     360     426     455     471     541

Sales increased at a compound annual growth rate of more than 13 percent.


                                   NET INCOME

                                  [BAR GRAPH]
in millions

1994    1995    1996    1997    1998    1999    2000
----    ----    ----    ----    ----    ----    ----
 19      28      28      32     33*     39*     46*

Net Income increased at a compound annual growth rate of 16 percent.

*excluding nonrecurring items

                            CUMULATIVE TOTAL RETURN

                      at July 31 with dividends reinvested

                                  [LINE GRAPH]

Since going public in 1984, Brady has averaged more than 16-percent-per-year growth in total return to shareholders, often outperforming market indices.

                                                                          [LOGO]
                                                                           BRCE
                                                                          Listed
                                                                           NYSE

[PHOTO]
Katherine M. Hudson
President and Chief Executive Officer

                               DOUBLE-DIGIT GROWTH

IN FISCAL 2000, BRADY SALES INCREASED 15 PERCENT WHILE NET INCOME ROSE 19
PERCENT.

excellence       energized       e-business       evolution       everywhere
enterprising       empowerment


DEAR FELLOW SHAREHOLDERS

FISCAL 2000 WAS AN EXCELLENT YEAR FOR BRADY CORPORATION.

It was a year in which we experienced record sales and earnings while investing heavily in major initiatives to keep our competitive position strong for the long term. And it was a year that brought us even more excitement and optimism about our prospects for ongoing growth and increasing levels of profitability.

Sales for the fiscal year ended July 31, 2000, rose 14.9 percent to $541.1 million, compared to fiscal 1999 sales of $470.9 million. U.S. sales rose 15.3 percent, while international sales rose 14.4 percent. Sales by our Asia-Pacific and Latin America operations were especially strong in the year, up 40 percent and 37 percent respectively. This represents what we feel is just the beginning for us in these regions. We look for continued strong growth there as we penetrate our markets further.


In terms of product mix, we saw the strongest sales growth in the Identification Solutions & Specialty Tapes Group, where we had brisk sales of die-cut materials and automatic identification and data collection solutions including bar-code labels and related software and printing systems.

WWW.BRADYCORP.COM

The negative effect of foreign-currency translation trimmed $12.5 million from our sales, or 2.7 percentage points from our growth rate. Nonetheless, our reported sales were very strong, with 9.6-percent growth in base-business revenues and 8.0-percent growth due to acquisitions.

Find out more about the highlighted topics @ www.bradycorp.com

Brady's net income in fiscal 2000 increased 19.2 percent to $47.2 million or $2.05 per diluted Class A Common Share due to a combination of a strong product mix, operational improvements and also a $1.5-million net after-tax gain from our sale of Critchley Group plc stock to Tyco Electronics Limited.

EXCELLENCE

FINANCIAL PERFORMANCE

Excluding the one-time gain and last year's $0.4-million after-tax credit for adjusting liabilities associated with a cost-control program, net income rose
16.6 percent to $47.5 million or $1.98 per share, from the $39.2 million or $1.72 per share in fiscal 1999. This represents an expansion of our net margin, as net income was 8.4 percent of sales.

Brady's profitability in the year was very strong, especially considering the negative foreign-exchange effect and the fact that we invested an additional $7 million during the year in e-business and process-improvement initiatives.

We believe these initiatives will help us achieve even stronger performance in the future.

                                OPERATING MARGIN

                                  [BAR GRAPH]


                                  1994      1995      1996      1997      1998      1999      2000
                                  ----      ----      ----      ----      ----      ----      ----
Operating income, excluding
nonrecurring items, as % of
sales                             11.5      12.9      11.4      12.2      11.7      13.4      13.6

                                   NET MARGIN

                                  [BAR GRAPH]


                                  1994      1995      1996      1997      1998      1999      2000
                                  ----      ----      ----      ----      ----      ----      ----
Net income, excluding
nonrecurring items, as
% of sales                        7.2       8.6       7.5       7.7       7.2       8.3       8.4


                           SALES BY BUSINESS SEGMENT

                                  [PIE CHART]

Identification Solutions & Specialty Tapes       46%
Direct Marketing                                 30%
Graphics                                         24%

5 key initiatives

1 process improvement

2 e-business

3 market-driven growth

4 acquisitions

5 proprietary products


excellence       energized       e-business       evolution       everywhere
enterprising       empowerment



LETTER TO SHAREHOLDERS CONTINUED

We are energized by the opportunities for growth and further improving profitability. This year we focused on five key initiatives to best position Brady to continue to succeed in an increasingly global, fast-changing and Internet-based world. Through process improvement, increased efforts in e-business, a focus on market-driven growth, acquisitions and proprietary products, Brady is taking the steps we believe will make the Company successful both today and in the future.

Our process-improvement initiative, named "Eclipse" for "Earning Customer Loyalty through Integrated Processes and Systems Everywhere" is defining the future of Brady. We are dramatically changing the way we do business to improve efficiency, speed, quality and value; reduce time, cost, defects and bureaucracy; simplify and improve internal and external processes; and make the ease of doing business with us another competitive advantage.

WWW.BRADYCORP.COM

We are investing about $30 million in Eclipse between 2000 and 2003. We look for this investment to pay off by reducing Selling, General and Administrative (SG&A) expenses as a percentage of sales, supporting sales growth with better customer and market information, increasing inventory turns, and better managing our supply chain.

Find out more about the highlighted topics @ www.bradycorp.com

[ECLIPSE LOGO]

EARNING CUSTOMER LOYALTY THROUGH INTEGRATED PROCESSES AND SYSTEMS EVERYWHERE

ECLIPSE GOALS

     -    INCREASE NEW PRODUCT PIPELINE TO ACHIEVE 25% OF SALES FROM NEW
          PRODUCTS

     -    TRIPLE INVENTORY TURNS BY FISCAL 2005

     -    REDUCE SG&A from about 41% of sales to 35% of sales by fiscal 2005


ENERGIZED

PROCESS IMPROVEMENT

                                    [PHOTO]

WE HAVE A FULL-TIME TEAM OF MORE THAN 35 PEOPLE AT BRADY LEADING THE PROCESS-IMPROVEMENT INITIATIVE, SUPPORTED BY IBM GLOBAL SERVICES, AND ALL 3,100 BRADY EMPLOYEES WORLDWIDE.

THE PROCESSES WE ARE IMPROVING ARE

New Product Development

Improving the speed and market focus of idea generation and new product development.

Customer Value Creation

Increasing the return on every dollar invested in attracting new customers by better understanding their needs and improving the way we market and sell our solutions.

Order-to-Cash

Streamlining and standardizing everything from quoting an order to manufacturing products to collecting cash, in order to improve speed, quality and service.

Strategic Planning & Finance

Enhancing effectiveness and efficiency through new systems that put information at our fingertips.

Change Management

Managing organizational change through expanded training and enhanced communication to ensure continued flexibility, creativity and leadership in our global workforce.

                                    [PHOTO]

                                www.tls2200.com

                                    [PHOTO]

                             www.bradysignmark.com

                                    [PHOTO]

                                 www.seton.com



excellence       energized       e-business       evolution       everywhere
enterprising       empowerment

LETTER TO SHAREHOLDERS CONTINUED

The Internet provides a terrific new avenue for growth as it makes Brady solutions more easily accessible around the world.

We are working to make every Brady business an electronic or Internet-enabled business, striving to do at least 50 percent of our business electronically within the next three to five years. To help get us there, we increased our e-commerce and information technology investment to about 5 percent of sales in fiscal 2000.

E-business will help support growth and also will enable us to significantly reduce transaction costs and better leverage sales and marketing investments going forward.

Companies around the world have access to thousands of Brady products through more than 30 Brady and Seton Web sites. Many sites offer on-line ordering and payment by credit card. Customers can also tap into Brady expertise on the Web, finding up-to-date information on safety standards and regulations. In some Web sites, customers can even have a live chat with a customer service representative.

WWW.BRADYCORP.COM

We are also using the Internet to deliver products by offering downloadable software upgrades for some of Brady's most popular printers such as the TLS2200(R) hand-held label printer, we are using the power of the Internet to provide our customers with the latest in Brady technology with just a click of a mouse.

Find out more about the highlighted topics @ www.bradycorp.com

E-BUSINESS

ACCESSIBILITY

We are already seeing good progress in our e-business efforts, including impressive growth in the use of our BradyServe(TM) online service. BradyServe enables distributors to check the availability and pricing of stock products on the Internet, to order products and check the status of open orders and invoices. About 15 percent of U.S. distributor orders were done via the Internet in the second half of fiscal 2000, and that's growing. About 8 percent of total sales in fiscal 2000 were done electronically.



                                    [PHOTO]

                               B R A D Y  G O A L

                                      50(%)

                                of business done
                          electronically within 5 years

www

BRADY WEB SITES

THROUGHOUT THE WORLD, BRADY PRODUCTS, SUPPORT, SERVICE AND EXPERTISE CAN BE FOUND AT WEB SITES INCLUDING:

WWW.BCW.COM
WWW.BRADYAIDC.COM
WWW.BRADY.CO.JP
WWW.BRADY.CO.KR
WWW.BRADY.COM.BR
WWW.BRADYCORP.COM
WWW.BRADYDIECUT.COM
WWW.BRADYEUROPE.COM
WWW.BRADYID.COM
WWW.BRADYRFID.COM
WWW.BRADY.SE
WWW.BRADYSERVE.COM
WWW.BRADYSIGNMARK.COM
WWW.DATARECOGNITION.COM
WWW.IMTECINC.COM
WWW.SETON.AT
WWW.SETON-BE.COM
WWW.SETON.CA
WWW.SETON.CH
WWW.SETON.COM
WWW.SETON.COM.AU
WWW.SETON.CO.UK
WWW.SETON.DE
WWW.SETON-ES.COM
WWW.SETON.FR
WWW.SETON.IT
WWW.SETONJAPAN.COM
WWW.SETON-NL.COM
WWW.SIGNALS.FR
WWW.TEKLYNX.COM
WWW.TLS2200CANADA.COM
WWW.TLS2200.COM
WWW.VARITRONICSYSTEMS.COM


[BRADY CORPORATION LOGO]
bradyserve.com

DISTRIBUTORS CAN CHECK THE STATUS OF ORDERS AND INVOICES AND ORDER PRODUCTS ON-LINE 24 HOURS A DAY, SEVEN DAYS A WEEK VIA BRADYSERVE ONLINE SERVICE.

                                     [PHOTO]
                                 LENS ADHESIVES

                                     [PHOTO]
                                   SHOCK PADS

                                     [PHOTO]
                                 BAR-CODE LABELS

                                     [PHOTO]
                                 DIE-CUT LENSES

                                     [PHOTO]
                                  SPEAKER FELTS

                                     [PHOTO]
                                 SPEAKER MESHES

                                     [PHOTO]
                                   LENS MASKS

                                     [PHOTO]
                                 EMI/RFI SHIELDS

[PHOTO]

BRADY BENEATH

Brady provides more than a dozen different parts for cellular phones, from die-cut lenses and speaker meshes to tamper-evident labels that clearly identify genuine phones from counterfeits.


excellence       energized       e-business       evolution       everywhere
enterprising       empowerment

LETTER TO SHAREHOLDERS CONTINUED


A market-driven company, Brady has evolved into a leading provider for high-tech industries that drive the New Economy. We are targeting fast-growing markets including telecommunications, electronics, automatic identification and data collection (AIDC), and data storage.

For example, leading manufacturers of wireless communications equipment estimate the telecommunications market to grow at greater than 30% a year for at least the next five years, providing a tremendous amount of opportunity for companies, including Brady, who supply manufacturers of cell phones and other communications devices. Telecommunication manufacturers around the world, including Ericsson, Motorola and Nokia, have come to rely on Brady for consistent quality, innovation and service no matter where they are operating.

WWW.BRADYCORP.COM

The role of AIDC in supply-chain management is also growing at a significant pace within high-tech and other industries. Companies worldwide are driving to enhance speed, quality and customer satisfaction while improving business results through increased productivity, better supplier management, increased inventory turns and other efficiencies. Brady's labels, printers, software and data-collection systems enable them to manage and integrate information throughout their businesses by quickly and

Find out more about the highlighted topics @ www.bradycorp.com accurately identifying and tracking thousands of items in the manufacturing process from materials coming into a company to the products going out, and everything in between.

EVOLUTION

SUPPLYING THE NEW ECONOMY

To help us meet our goal of growing sales at a 15-percent or higher compound average growth rate, we will continue to seek out fast-growing markets and niches where Brady can add value to customers and shareholders through our innovative identification and material solutions.

                              FAST-GROWING MARKETS
                                HELPED US ACHIEVE

                                       15%

                                 GROWTH IN SALES
                                 IN FISCAL 2000.


                                    [PHOTO]

                  AUTOMATIC IDENTIFICATION AND DATA COLLECTION

Quality data leads to quality decisions. Replacing manual data entry with bar-code scanning increases accuracy and productivity, and decreases response time. For example, major computer manufacturers and subcontractors use Brady high-performance labels, software, printers and automatic label applicators to print and apply bar-code labels to identify circuit boards, CD-ROM and floppy-disk drives, and other components for computers. The information feeds a database which checks the order and records and verifies the components being installed. In a manufacturing environment where technicians strive to beat hourly production goals, and the destination of every component must be recorded accurately, AIDC is the way to get the job done.


BRADY MARKETS

                                      1995
                                   [PIE CHART]

OLD ECONOMY

-    Electrical
-    Construction
-    Pulp & Paper
-    Petrochemical
-    Transportation
-    Traditional Manufacturing
-    Other

                                      2000
                                   [PIE CHART]
NEW ECONOMY

-    Telecommunications
-    Electronics
-    Automatic ID & Data Collection
-    Data Storage
-    Healthcare
-    Pharmaceutical

[PHOTO]

                       BRADY-BRAZIL EXCEEDS EXPECTATIONS

BRADY BRAZIL SERVES MANY OF THE REGION'S TOP MANUFACTURERS, INCLUDING MANUFACTURERS OF REFRIGERATION COMPRESSORS, LIGHTING PRODUCTS, TIRES, AND MOTORCYCLES.

excellence       energized       e-business       evolution       everywhere
enterprising       empowerment

LETTER TO SHAREHOLDERS CONTINUED

Our market-driven growth initiatives mean having a passionate focus on our customers, leveraging key accounts globally and further expanding internationally.

Globalization remains a prime opportunity for Brady. As more and more multinational companies are positioning themselves to address the billions of potential new customers around the globe, Brady is there to meet their needs for superior identification and material solutions. Today, Brady serves customers in more than 70 countries through local manufacturing, sales, service and warehousing operations and thousands of distributors.


In May 2000, Brady opened a 20,000-square-foot manufacturing facility near Shanghai, China, to provide high-performance labels and die-cut components to both multinational and local industrial companies in electronic, telecommunications and other markets. We also doubled our manufacturing facility in Sao Paulo, Brazil, to allow us to better support the fast-growing identification market in Brazil as well as to serve companies in other Latin American countries such as Argentina and Chile.

In June, we began direct marketing safety products in Japan under our Seton name brand via mailings and the Internet. Seton, now offering more than 50,000 products, has become a key resource of safety and facility identification products and information for millions of customers in 15 countries.

WWW.BRADYCORP.COM

This year we acquired several companies bringing us increased market penetration and additional capabilities to bolster our ability to add value to customers and shareholders.

In March 2000, we acquired Data Recognition, Inc., headquartered in Austin, Texas, and Imtec, Inc., Keene, New Hampshire.

Find out more about the highlighted topics @ www.bradycorp.com

EVERYWHERE

GLOBAL EXPANSION & ACQUISITIONS

Data Recognition is a premier systems integrator providing automatic identification and data collection (AIDC) solutions for supply-chain management. Specializing in custom software development and consulting services for enterprise resource planning (ERP) systems, Data Recognition brings a key component to the total AIDC product and services package that Brady now offers global customers.

Imtec designs, manufactures and markets high-performance bar-code labels and labeling systems used in automatic-identification applications for electronics and industrial markets. Its products include preprinted labels, printer laminators, printer applicators and labeling supplies.

Looking to expand its market share in the United States, our Direct Marketing Group acquired some of the assets and the brand name of Champion America, Inc. This direct marketer sold safety and facility identification products throughout the United States, with concentrations in California, Ohio, Texas, Illinois and New York. Seton now operates Champion as a separate brand.

Also this year, we attempted to acquire Critchley Group plc, a U.K.-based manufacturer of wire and cable identification products. But when Tyco Electronics Limited came in with a competitive bid which topped our offer by about 30 percent, we allowed our offer to lapse.

[PHOTO]

While we have significant resources for acquisitions, we are disciplined in our acquisition approach, acquiring businesses at prices that we feel will deliver value to shareholders. We had $61 million in cash reserves as of July 31, 2000, ample credit facilities and strong free cash flow to support our acquisition strategy. We continue to work on acquiring companies in our business segment that will provide us additional geographic and market reach or add new capabilities.

                              2000 SALES BY REGION

                                  [PIE CHART]

Canada & Latin America        6%
United States                55%
Asia-Pacific                  9%
Europe                       30%

[PHOTOS]

excellence       energized       e-business       evolution       everywhere
enterprising       empowerment

LETTER TO SHAREHOLDERS CONTINUED

A robust stream of innovative products and services is critical in helping customers improve productivity, performance, safety and security in a fast-changing world. That is why in fiscal 2000 we invested about 4 percent of our sales, or $21.5 million, in research and development.

In addition to providing custom identification materials and software solutions, we introduced a variety of new products in fiscal 2000. Software products introduced this year include WedgeWare(TM)32 Pro software to help customers get maximum value out of enterprise resource planning (ERP) systems, such as SAP or Oracle. WedgeWare software simplifies the integration of bar-code label information into the ERP system, eliminates the need for custom programming and eases installation of data-collection solutions. Also designed for ERP applications, Sentinel(TM) PrintAgent ERP/Host connectivity software allows thermal and thermal-transfer bar-code printers to seamlessly communicate with multi-platform ERP applications. We also launched GenScan(R) software for automatic identification and data collection delivery, and an upgrade for the TLS2200(R) printer that, among other things, increases internal memory and font size options, and provides banner labeling up to four feet long.

WWW.BRADYCORP.COM


Other new products this year included radio-frequency "smart" labels; new label materials for use on printed circuit boards and other electronic components; the PowerMark(TM) Sign and Label Maker with the unique ability to produce multiple-colored images without the need to change color cartridges; and two Bradyprinter(TM) models giving customers full-featured, low-cost options for desktop or industrial settings.

But the expansion of Brady's offerings this year was not limited to products alone. Brady services also brought new programs to the market. Among them was Signmark's VIPplus. Taking Visually Instructive Plant(TM) services to the next level, this program goes beyond

Find out more about the highlighted topics @ www.bradycorp.com

ENTERPRISING

NEW PRODUCTS

simple facility marking to provide companies with an overall improvement program for their entire operation. VIPplus provides a two-day workshop that helps teach companies how to create safer, more productive and profitable workplaces with signs and labeling, kits that include tools to help create a Visually Instructive Plant, and labeling and identification products that will help customers sustain their initial efforts.

New products are a key strategy for grow that Brady. With our continued investments in research and development combined with our efforts to accelerate and strengthen the product-development process, we strive to have 25 percent of our sales each year coming from new products.

                         RADIO-FREQUENCY IDENTIFICATION

According to a Venture Development Corporation study, the radio-frequency identification (RFID) market is projected to be more than $1.5 billion globally within the next two to three years. Brady is setting the standard for affordable RFID "smart" labels which combine a bar-code label and radio-frequency-identification tag all in one.

Brady Smart labels are made with antennae and computer chips supplied by Texas Instruments and other companies, applied to a polyester film. Adhesive is applied to the back of the film and one of several printable materials is applied to the front. This superior construction with built-in chip protection and a wide choice of Brady materials result in durable RFID labels of the highest quality. Commercially available printers fitted with a Brady RFID programming module simultaneously print readable information and encode the integrated circuit of Brady Smart labels.

From faster fueling of fleet vehicles to more accurate tool identification, Smart labels offer distinct advantages -- higher data capacity than with a bar-code label alone, readability without direct line of sight, quicker updating and changing of encoded information, increased speed, flexibility and enhanced convenience. With Brady products including Brady's LabelView(TM) Software, Brady's RFID programming module and the BradyPrinter(TM) thermal-transfer printer, customers have a complete solution for work-in-process, inventory management, asset tracking, supply-chain management and security applications.

                            [BRADY CORPORATION LOGO]

                                    [PHOTO]

[PHOTO]

                                ON-LINE TRAINING

VIRTUAL LEARNING MANAGER ROHAN DHARMASENA AND HUMAN RESOURCES INFORMATION SYSTEMS MANAGER MELISSA ANDERSON REVIEW BRADY'S NEW INTERNET-BASED TRAINING PROGRAM FOR EMPLOYEES.


excellence       energized       e-business       evolution       everywhere
enterprising       empowerment

LETTER TO SHAREHOLDERS CONTINUED

In a global, competitive and dynamic marketplace, it is essential that a diverse workforce be fully engaged and empowered to make things happen. That's what we're doing at Brady. In a recent survey of employees globally, about 90 percent of employees said that the decisions he or she makes impact the success of the Company and that continuous improvement is his or her responsibility. The teamwork and commitment to customer service, quality and cost control shown by our 3,100 employees worked in support of growth and shareholder value enhancement throughout the year.

At Brady's global die-cut products business, employees made improvements in quality and efficiency, bringing the unit to a near Six Sigma level of quality (no more than 3.4 defects per million opportunities).

For the sixth consecutive year, Brady Signmark(R) received the Customer Focus on Quality (CFQ1) award from W.W. Grainger, one of our largest industrial distributors. The award is the top award possible among Grainger's 1,200 suppliers and is given to only about 20 companies each year.

Other customers and suppliers also recognized the drive and dedication of Brady's employees. Zebra Technology Corporation, for example, recognized Brady as "Converter of the Year."

Brady was also honored this year to receive the Wisconsin Governor's Diamond Award for our initiatives in "shattering the glass ceiling" for women and minorities.

WWW.BRADYCORP.COM

Brady was also named to Business Ethics magazine's list of "The 100 Best Corporate Citizens" for demonstrating social responsibility as well as shareholder value enhancement. We were in good company there, with firms including IBM, Hewlett-Packard, Walt Disney, Motorola, Wal-Mart, American Express, AT&T, and Coca-Cola also named to the list.

Awards like these are a tribute to the many Brady employees who daily live the company's guiding values of teamwork, customer focus, growth, value and honesty.

[PHOTO]

BRADY WAS NAMED TO THE LIST OF "THE 100 BEST CORPORATE CITIZENS" IN THE MARCH/APRIL 2000 ISSUE OF BUSINESS ETHICS MAGAZINE. BRADY'S ONGOING SUPPORT FOR EDUCATION IN THE COMMUNITY, COMMITMENT TO DIVERSITY IN THE WORKPLACE, AND FAMILY-FRIENDLY EMPLOYMENT POLICIES AND BENEFITS HAVE DEMONSTRATED YEAR AFTER YEAR THAT COMPANIES CAN INDEED ENHANCE SHAREHOLDER VALUE WHEN THEY DO THE RIGHT THING.

EMPOWERMENT

EMPLOYEES MAKE IT HAPPEN

employees
ARE BRADY'S MOST-VALUED ASSET

                                    [PHOTO]

Find out more about the highlighted topics @ www.bradycorp.com

BRADY has the world's leading offering of complete identification solutions to help companies improve productivity, performance, safety and security. And Brady's global infrastructure uniquely positions us to meet the identification needs of multinational companies and local businesses around the world.

Now we're building on that solid base with our initiatives in process improvement, e-business, market-driven growth, acquisitions and proprietary products to help Brady deliver even more value to shareholders, customers and employees in the future.

Thanks for your continued support.


/S/ Katherine M. Hudson
Katherine M. Hudson
President and
Chief Executive Officer

FINANCIAL REVIEW

Diluted Earnings Per Share and Dividends

in dollars

                                  [BAR GRAPH]

                                1994      1995      1996      1997      1998      1999      2000
                                ----      ----      ----      ----      ----      ----      ----
Dividends                       $ .23     $ .27     $ .40     $ .52     $ .60     $ .64     $ .68
Diluted earnings per share      $ .84     $1.26     $1.26     $1.43     $1.44     $1.72     $1.98
                                =====     =====     =====     =====     =====     =====     =====
                                 1.07      1.53      1.66      1.95      2.04*     2.36*     2.66*

 *  Excluding nonrecurring items

In September 2000, Brady increased its dividend for the 15th consecutive year. It is now $0.72 per share.


Earnings Before Interest, Taxes, Depreciation and Amortization

Excluding nonrecurring items, as % of sales

                                  [BAR GRAPH]


1994      1995      1996      1997      1998      1999      2000
----      ----      ----      ----      ----      ----      ----
15.0      16.1      14.4      15.3      14.3      16.4     16.6


Earnings before interest, taxes, depreciation and amortization rose 16 percent to $89.7 million in 2000.




Stockholders' Investment

in millions

                                  [BAR GRAPH]

1994      1995      1996      1997      1998      1999      2000
----      ----      ----      ----      ----      ----      ----
145       171       189       207       233       261       291

Stockholders' investment continues to grow, reflecting Brady's increased profits.



2000 Cash Generation and Deployment



                                  [BAR GRAPH]
in $ millions

Operations                                48

Net Proceeds from Borrowings               5

Net Proceeds from Sale of Securities       4

Proceeds from Issuance of Common Stock     3

Acquisitions                              38

Capital Expenditures                      23

Dividends                                 15

With strong cash flow, Brady has the resources to accelerate growth.




CONTENTS

    PAGE 17    Selected Financial Data

    PAGE 18 Management's Discussion and Analysis of Results of Operations and Financial Condition

    PAGE 23    Consolidated Financial Statements & Notes

    PAGE 39    Independent Auditors' Report

    PAGE 39    Shareholder Services

    PAGE 40    Locations

INSIDE BACK    Directors, Corporate Officers & Executives
      COVER

SELECTED FINANCIAL INFORMATION                                     [BRADY LOGO]



                          (Dollars in Thousands,
                      Except Per Share Amounts)
         Years Ended July 31, 1990 through 2000      2000        1999       1998       1997      1996       1995        1994
                                                   ----------------------------------------------------------------------------

OPERATING DATA
NET SALES . . . . . . . . . . . . . . . . . . .    $541,077    $470,862   $455,150   $426,081  $359,542   $314,362    $255,841
Operating expenses:
  Cost of products sold . . . . . . . . . . . .     229,607     202,203    204,895    194,096   166,426    143,634     118,116
  Research and development  . . . . . . . . . .      21,506      17,724     20,287     16,300    11,309     10,426      10,318
  Selling, general and administrative . . . . .     220,673     187,774    178,648    165,317   140,642    119,717      97,932
  Nonrecurring (credit) charge  . . . . . . . .          --        (611)     5,390         --        --         --          --
                                                   ----------------------------------------------------------------------------
    Total operating expenses  . . . . . . . . .     471,786     407,090    409,220    375,713   318,377    273,777     226,366
                                                   ----------------------------------------------------------------------------
OPERATING INCOME  . . . . . . . . . . . . . . .      69,291      63,772     45,930     50,368    41,165     40,585      29,475
OTHER INCOME AND (EXPENSE):
  Investment and other income - net . . . . . .       7,418       1,455        638      1,159     4,570      4,609         837
  Interest expense  . . . . . . . . . . . . . .        (578)       (445)      (403)      (256)     (302)      (555)       (410)
                                                   ----------------------------------------------------------------------------
    Net other income  . . . . . . . . . . . . .       6,840       1,010        235        903     4,268      4,054         427
                                                   ----------------------------------------------------------------------------
Income before income taxes and
  cumulative effect of changes in
  accounting principles . . . . . . . . . . . .      76,131      64,782     46,165     51,271    45,433     44,639      29,902

INCOME TAXES  . . . . . . . . . . . . . . . . .      28,930      25,198     18,129     19,564    17,406     16,728      11,362
                                                   ----------------------------------------------------------------------------
Income before cumulative effect of
  changes in accounting principles  . . . . . .      47,201      39,584     28,036     31,707    28,027     27,911      18,540
CUMULATIVE EFFECT OF CHANGES IN
  ACCOUNTING PRINCIPLES FOR:
    Postretirement benefits (net of
       income taxes of $2,663)  . . . . . . . .          --          --         --         --        --         --          --
    Income taxes  . . . . . . . . . . . . . . .          --          --         --         --        --         --          --
NET INCOME  . . . . . . . . . . . . . . . . . .    $ 47,201    $ 39,584   $ 28,036   $ 31,707  $ 28,027   $ 27,911    $ 18,540
                                                   ============================================================================
NET INCOME PER COMMON SHARE (DILUTED):
  Class A Nonvoting . . . . . . . . . . . . . .    $   2.05    $   1.73   $   1.23   $   1.43  $   1.26   $   1.26    $    .84
  Class B Voting  . . . . . . . . . . . . . . .    $   2.02    $   1.70   $   1.20   $   1.40  $   1.23   $   1.23    $    .81
CASH DIVIDENDS ON:
  Class A Common Stock  . . . . . . . . . . . .    $    .68    $    .64   $    .60   $    .52  $    .40   $    .27    $    .23
  Class B Common Stock  . . . . . . . . . . . .    $    .65    $    .61   $    .57   $    .49  $    .37   $    .23    $    .19

BALANCE SHEET (at year end)
  Working capital . . . . . . . . . . . . . . .    $116,084    $129,884   $125,386   $130,724  $109,688   $129,938    $100,023
  Total assets  . . . . . . . . . . . . . . . .     398,134     351,120    311,824    291,662   261,835    230,005     202,509
  Long-term obligations, less
    current maturities  . . . . . . . . . . . .       4,157       1,402      3,716      3,890     1,809      1,903       1,855
  Stockholders' investment  . . . . . . . . . .     291,224     260,564    233,373    206,547   189,263    170,823     145,129
                                                   ----------------------------------------------------------------------------


                         (Dollars in Thousands,
                     Except Per Share Amounts)
        Years Ended July 31, 1990 through 2000        1993        1992       1991       1990
OPERATING DATA                                     -------------------------------------------
NET SALES . . . . . . . . . . . . . . . . . . .    $242,970   $235,965    $211,063   $191,161
Operating expenses:
  Cost of products sold . . . . . . . . . . . .     114,301    110,130      96,797     84,952
  Research and development  . . . . . . . . . .      12,132     10,001       9,176      7,355
  Selling, general and administrative . . . . .      92,449     93,931      84,936     76,596
  Nonrecurring (credit) charge  . . . . . . . .      (1,236)     6,562          --         --
                                                   -------------------------------------------
    Total operating expenses  . . . . . . . . .     217,646    220,624     190,909    168,903
                                                   -------------------------------------------
OPERATING INCOME  . . . . . . . . . . . . . . .      25,324     15,341      20,154     22,258
OTHER INCOME AND (EXPENSE):
  Investment and other income - net . . . . . .         559        239       2,845      4,004
  Interest expense  . . . . . . . . . . . . . .         (54)      (219)       (548)      (646)
                                                    ------------------------------------------
    Net other income  . . . . . . . . . . . . .         505         20       2,297      3,358
Income before income taxes and                      ------------------------------------------
  cumulative effect of changes in
  accounting principles . . . . . . . . . . . .      25,829     15,361      22,451     25,616

INCOME TAXES  . . . . . . . . . . . . . . . . .       8,973      6,972       7,054     10,606
                                                   -------------------------------------------
Income before cumulative effect of
  changes in accounting principles  . . . . . .      16,856      8,389      15,397     15,010
CUMULATIVE EFFECT OF CHANGES IN
  ACCOUNTING PRINCIPLES FOR:
    Postretirement benefits (net of
       income taxes of $2,663)  . . . . . . . .          --     (3,995)         --         --
    Income taxes  . . . . . . . . . . . . . . .          --        661          --         --
NET INCOME  . . . . . . . . . . . . . . . . . .    $ 16,856   $  5,055    $ 15,397   $ 15,010
                                                   ===========================================

NET INCOME PER COMMON SHARE (DILUTED):
  Class A Nonvoting . . . . . . . . . . . . . .    $    .77   $    .22    $    .70   $    .69
  Class B Voting  . . . . . . . . . . . . . . .    $    .74   $    .19    $    .67   $    .66
CASH DIVIDENDS ON:
  Class A Common Stock  . . . . . . . . . . . .    $    .20   $    .19    $    .16   $    .13
  Class B Common Stock . . . . . . . . . . . . .   $    .17   $    .15    $    .13   $    .10

BALANCE SHEET (at year end)
  Working capital . . . . . . . . . . . . . . .    $ 77,943   $ 66,093    $ 70,883   $ 67,797
  Total assets  . . . . . . . . . . . . . . . .     179,901    173,054     156,812    147,197
  Long-term obligations, less
    current maturities  . . . . . . . . . . . .       1,978      2,524       1,982      3,298
  Stockholders' investment  . . . . . . . . . .     128,068    119,771     115,260    103,784
                                                   --------   --------    --------   --------






                               ANNUAL REPORT 2000
                                       17

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION

The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes appearing in this annual report.

                                    OVERVIEW

Between fiscal 1997 and 2000, the Company experienced sales growth while reducing cost of products sold as a percentage of net sales. It made significant improvements in productivity and asset utilization through the successful implementation of a team-oriented approach to quality, growth and cost reduction.

To implement its growth strategy discussed below, the Company has made significant expenditures related to new products, geographic expansion, acquisitions, process improvements (Eclipse) and e-business. Due primarily to investments in these key areas, selling, general and administrative expenses as a percentage of sales were 38.8% for fiscal 1997, 39.3% for fiscal 1998, 39.9% for fiscal 1999, and 40.8% for fiscal 2000. Management believes these investments will solidify the Company's competitive position and assist the Company in building a base for sustainable long-term growth.

The Company's growth strategy is focused on four key elements: introducing new products for current and new markets and applications; geographic expansion in selected markets worldwide; strategic acquisitions and joint ventures; and increasing market penetration in existing markets.

The Company introduced many new products in fiscal 2000, including the PowerMark(TM) Sign and Label Maker, the ProImage(R) XL PosterPrinter(TM) system, new Bradyprinter(TM) models, radio-frequency "smart" labels, labels for use on electronic components and in high-temperature wire-marking applications, WedgeWare(TM) 32 Pro software, Sentinel(TM) PrintAgent ERP/Host connectivity software, and GenScan(R) software. The Company also launched new service programs such as VIPplus, a two-day workshop that helps teach companies how to create safer, more productive and profitable workplaces with signs and labeling.

During fiscal 2000, the Company opened a manufacturing facility in Wuxi, China, and doubled the size of its manufacturing facility in Sao Paulo, Brazil.

The Company completed the acquisitions of Data Recognition, Inc. (United States) and Imtec, Inc. (United States) in March 2000, Champion America, Inc. (United States) in September 1999, SOFT S.A. (France) and the Holman Group S.A. (France) in July 1999, Visi Sign Pty. Ltd. (Australia) in May 1999, Barcodes West Inc. (United States) in March 1999, VEB Sistemas de Etiquetas Ltda. (Brazil) in August 1998, GrafTek Inc. (Canada) in April 1998, Techniques Avancees (France) in March 1998, and Signals (France) in April 1997.

To increase market penetration in fiscal 2000, the Company continued its investment in sales and marketing efforts worldwide. Access to information about Brady products was made easier through improvement and expansion of the Company's Web sites. The trading market and profile of Brady stock was also improved when the Company listed on the New York Stock Exchange in May 1999.

                            YEAR ENDED JULY 31, 2000,
                      COMPARED TO YEAR ENDED JULY 31, 1999

Sales for fiscal 2000 increased by $70,215,000 or 14.9% over fiscal 1999. Sales of the Company's international operations increased 14.4% in U.S. dollars. The acquisitions of SOFT S.A. and the Holman Groupe S.A. in July 1999 and Visi Sign Pty. Ltd. in May 1999 increased international sales by 6.6%. These increases were somewhat offset by the negative effect of fluctuations in the exchange rates used to translate financial results into U.S. currency, which reduced international sales by 5.9%. Sales of the Company's U.S. operations increased 15.3%, with 6.2 percentage points due to core growth and 9.1 percentage points from the acquisitions of Barcodes West Inc. in March 1999, the brand name Champion America, Inc. in September 1999, and Data Recognition, Inc. and Imtec, Inc. in March 2000.

The cost of products sold as a percentage of sales decreased from 42.9% to 42.4%. This improvement was due to changes in product mix, engineered product cost reductions and manufacturing efficiencies from the Company's continuous improvement efforts.

During fiscal 2000 Brady attempted to acquire Critchley Group plc in the United Kingdom, but was outbid by Tyco Electronics Limited. While Brady did not acquire the company, it made a net after-tax profit of $1,497,000 on an investment in Critchley shares after $4,352,000 of expense and $917,000 of tax.

Selling, general and administrative expenses as a percentage of sales increased from 39.8% to 40.8% in fiscal 2000. This year's expenses included $4,352,000 of expenses associated

                                                                   [BRADY LOGO]

with the attempt to acquire Critchley Group, and 1999 included a credit for adjusting the severance liability associated with the 1998 workforce reduction. Excluding these nonrecurring items in both years, selling, general and administrative expenses as a percentage of sales increased from 39.9% to 40.0%. Selling, general and administrative expenses as a percentage of sales associated with Brady's base business dropped by 1.2 percentage points. This improvement was offset by incremental non-capitalizable expenses of approximately $7,000,000 associated with process improvements and e-business initiatives.

Research and development investment as a percentage of sales increased from 3.8% to 4.0%, while base-business investment in research and development increased 14.6%.

Operating income increased $5,519,000 to $69,291,000 in fiscal 2000. Excluding the nonrecurring items in both years (a charge in 2000 for expenses associated with the Critchley bid and a credit in 1999 for adjusting the severance costs associated with the workforce reduction of 1998), operating income increased $10,482,000 or 16.6% from $63,161,000 to $73,643,000, with the improvement primarily from increased sales.

Investment and other income increased $5,963,000 from the prior year. Fiscal 2000 results included a $6,766,000 before-expenses gain from the Critchley transaction. Excluding this one-time gain, investment and other income decreased $803,000 as Brady experienced increased exchange losses, primarily from the weak Euro.

Income before income taxes was $76,131,000, an increase of 17.5% compared to fiscal 1999's $64,782,000. Excluding the nonrecurring items in both years, income before income taxes in 2000 increased 14.9%.

The Company's effective tax rate decreased from 38.9% for fiscal 1999 to 38.0% for fiscal 2000.

Net income was $47,201,000 for fiscal 2000, compared to $39,584,000 for fiscal 1999 due to the factors discussed above. Excluding the nonrecurring items, (a $1,497,000 net gain on the Critchley bid in fiscal 2000 and a $376,000 nonrecurring credit in fiscal 1999), net income increased 16.6% over the prior year.

                       BUSINESS SEGMENT OPERATING RESULTS

Identification Solutions & Specialty Tapes (ISST) Group

ISST sales increased 30.6% in fiscal 2000 (up about 33% in local currencies) from fiscal 1999, following an increase of 5.6% in fiscal 1999 versus 1998. Base-business sales in fiscal 2000 were up 18%. The Asian economy rebound, strong growth in telecommunication, data storage and electronics markets, and moderate growth with domestic distribution contributed to the strong growth in base business. Acquisitions added 12.7% to the group's growth rate. Acquisitions included Barcodes West Inc. and Holman Groupe S.A. in 1999, and Imtec, Inc. and Data Recognition, Inc. in 2000.

Segment profit as a percentage of sales increased from 15.2% in 1999 to 18.4% in 2000 as a result of improved operating leverage on the existing assets, strong growth in base business, increased segment profits from prior-year acquisitions and a continued focus on aggressive cost-savings initiatives. Comparing fiscal 1999 to 1998, segment profit as a percentage of sales (excluding the effect of one-time items) increased slightly from 14.9% to 15.1% as cost-savings from the workforce reduction early in the fiscal year offset increased expenses from a new coating line and acquisitions.

                                 GRAPHICS GROUP

Graphics sales increased 3.8% in fiscal 2000 (5.3% growth in local currencies) from fiscal 1999. Sales had decreased in fiscal 1999 by 1.9% compared to fiscal 1998. In fiscal 2000, the acquisition of SOFT S.A. in France and Visi Sign Pty. Ltd. in Australia accounted for a 6.4% increase in group sales while the base business in Graphics declined by 2.6%. The decline was influenced by a negative foreign-currency translation impact of 1.4%, primarily in reporting European results, and also the discontinuation of certain non-strategic product lines. The sales decline in 1999 was due to exiting the Colorpix product line in the face of industry stagnation and thinning margins.

Segment profit as a percentage of sales in the Graphics Group improved to 15.3% in 2000 from the prior year's 14.8%. While additional volume improved total gross margins, this improvement was partially offset by costs of integrating SOFT S.A. into the European operations and increased new product development. Segment profit as a percentage of sales (excluding the effect of one-time items) in fiscal 1998 was 8.9% due primarily to technical and developmental expenses associated with the Colorpix product line.

                             DIRECT MARKETING GROUP

Direct Marketing Group sales increased 4.6% in fiscal 2000 (up 8.7% in local currencies) from fiscal 1999 and 5.4% in fiscal 1999 compared to fiscal 1998. North American sales increased 11.6%, with Seton-U.S. growth driven by the acquisition of

                               ANNUAL REPORT 2000
                                       19

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION continued

Champion America, and Seton Canada realizing strong organic growth in Canada. European sales declined 2.4%. After adjusting for the negative foreign exchange impact, sales in local currency increased 4.6%. Seton units in Australia and Brazil both generated double-digit growth for the fiscal 2000 period.

Segment profit as a percent of sales was 16.7% in fiscal 2000 versus 18.0% in 1999 and 14.9% in fiscal 1998 (excluding the effect of one-time items). Performance in 2000 was negatively impacted by foreign currency translation. Additionally, the group's profits were reduced by expenditures to improve the information technology infrastructure in Europe, startup costs for Seton Japan and higher marketing expenses in the United States.

                            YEAR ENDED JULY 31, 1999,
                      COMPARED TO YEAR ENDED JULY 31, 1998

Sales for fiscal 1999 increased by $15,712,000 or 3.5% over fiscal 1998. Sales of the Company's international operations increased 5.9%. In local currencies, continued market penetration in Brady's operations outside the United States increased international sales by 3.4%. The acquisitions of Techniques Avancees, GrafTek Inc., VEB Sistemas de Etiquetas Ltda. and Visi Sign Pty. Ltd increased international sales in local currencies by another 3.4%. These increases were somewhat offset by the negative effect of fluctuations in the exchange rates used to translate financial results into U.S. currency, which reduced international sales growth by 0.9%. Sales of the Company's U.S. operations increased 1.6%, due primarily to the acquisition of Barcodes West Inc.

The cost of products sold as a percentage of sales decreased from 45.0% to 42.9%. Fiscal 1998's cost of products sold included a charge of $1,515,000 ($920,000 after tax) for the write-down of certain inventories. Excluding this charge, cost of products sold as a percentage of sales decreased from 44.7% to 42.9%. This improvement was primarily caused by changes in product mix towards products with higher margins, reduced expenses as a result of the workforce reduction in August 1998 and manufacturing efficiencies from the Company's continuous improvement efforts.

Selling, general and administrative expenses as a percentage of sales increased from 39.3% to 39.9%. Fiscal 1998's expenses included a charge of $540,000 ($328,000 after tax) for the write-down of certain assets. Excluding this charge, selling, general and administrative expenses as a percentage of sales increased from 39.1% to 39.9%. The increase was primarily caused by a higher bonus accrual as a result of the Company's significant improvement in profitability and higher amortization expense from the goodwill generated by the Company's acquisitions. The completion of certain product development projects as well as restructuring of the research and development effort to increase teamwork and focus on key product segments caused research and development expenses to decrease 12.6% from 1998. As a percentage of sales, research and development expenses decreased from 4.5% to 3.8%.

The Company recorded a $611,000 ($376,000 after tax) nonrecurring credit in fiscal 1999 from adjusting the severance costs associated with the workforce reduction. In fiscal 1998, the Company recorded a nonrecurring charge of $5,390,000 ($3,272,000 after tax) related primarily to a provision for severance costs associated with a 7.5% reduction in its workforce.

Operating income increased $17,842,000 to $63,772,000 in fiscal 1999 as the improved gross margin more than offset the higher selling, general and administrative expenses. Excluding the nonrecurring items in both years (a charge in 1998 and a credit in 1999), operating income increased 18.3%, from $53,375,000 to $63,161,000.

Investment and other income increased $817,000 from fiscal 1998, which included losses of $406,000 ($246,000 after tax) on the disposal of certain assets.

Income before income taxes was $64,782,000 in fiscal 1999, an increase of 40.3% compared to fiscal 1998's $46,165,000. Excluding the nonrecurring items in both years, income before income taxes increased 18.8% compared to the prior year.

The Company's effective tax rate decreased slightly from 39.3% for fiscal 1998 to 38.9% for fiscal 1999.

Net income was $39,584,000 for fiscal 1999, compared to $28,036,000 for fiscal 1998 because of the factors cited above. Excluding the $376,000 nonrecurring credit in fiscal 1999 and the $4,766,000 one-time charges in fiscal 1998, net income increased 19.5% over the prior year.

                            YEAR ENDED JULY 31, 1998,
                      COMPARED TO YEAR ENDED JULY 31, 1997

Sales for fiscal 1998 increased by $29,069,000 or 6.8% over fiscal 1997. Sales of the Company's international operations increased 9.5%. In local currencies, continued market penetration in Brady's operations outside the United States increased international sales by 13.2%. The acquisitions of Signals S.A., Techniques Avancees and GrafTek Inc. increased international sales in local currencies by 4.4%. These increases were

                                                                   [BRADY LOGO]


somewhat offset by the negative effect of fluctuations in the exchange rates used to translate financial results into U.S. currency, which reduced international sales growth by 8.1%. Sales of the Company's U.S. operations increased 4.9%, due primarily to increases in the sales of the Company's core products.

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

During fiscal 1998, the Company recorded a nonrecurring charge of $5,390,000 ($3,272,000 after tax) related primarily to a provision for severance costs associated with a 7.5% reduction in workforce at its operations around the world. Severance payments for approximately 200 people totaled $5,024,000. The remainder of the charge related to the write-off of assets associated with discontinuing the Company's contract taping service and cover tape product line.

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

                                    LIQUIDITY

The Company's liquidity remains strong. Cash and cash equivalents were $60,784,000 at July 31, 2000, compared to $75,466,000 at July 31, 1999, and
$65,609,000 at July 31, 1998. The decrease in 2000 was primarily due to the Company's acquisition of Data Recognition, Inc., Imtec, Inc. and Champion America, Inc. Working capital decreased $13,800,000 during fiscal 2000 and equaled $116,084,000 at July 31, 2000.

The Company has maintained significant cash balances due in large part to its strong operating cash flow, which totaled $48,408,000 for fiscal 2000, $61,357,000 for fiscal 1999, and $47,207,000 for fiscal 1998.

Capital expenditures were $22,624,000 in fiscal 2000, $9,889,000in fiscal 1999, and $17,189,000 in fiscal 1998. The increase in fiscal 2000 was primarily from capital investments related to new software, a new facility in the United States, a startup in China and a new global telecommunications system.

In fiscal 2000, the Company made an unsuccessful bid for the purchase of Critchley Group plc in the United Kingdom. Associated transactions included the purchase of Critchley shares at a total cost of $22,931,000 in the third quarter and the subsequent sale of the shares in the fourth quarter for $27,345,000, before expenses.

Financing activities required $6,605,000 in fiscal 2000, $12,533,000 in fiscal 1999, and $12,147,000 in fiscal 1998. Cash used for dividends to shareholders was $15,260,000 in fiscal 2000, $14,317,000 in fiscal 1999, and $13,384,000 in fiscal 1998. In fiscal 2000, net cash borrowed was $24,947,000, primarily used to purchase the Critchley securities, of which $19,496,000 was subsequently repaid in fiscal 2000.

                               ANNUAL REPORT 2000
                                       21

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION continued

In fiscal 1999, the Company entered into a $150,000,000 revolving loan agreement with six banks. In January 2000, the agreement was amended to increase the available amount to $200,000,000, of which $192,000,000 was available at July 31, 2000.

Long-term obligations as a percentage of long-term obligations plus stockholders' investment was 1.4% at July 31, 2000, compared to 0.5% at July 31, 1999, and 1.6% at July 31, 1998.

The Company continues to seek opportunities to invest in new products, new markets and in strategic acquisitions and joint ventures which fit its growth strategy. Management believes the Company's cash and cash equivalents, available line of credit, and the cash flow it generates from operating activities are adequate to meet the Company's current investing and financing needs.

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

The global nature of the Company's business requires active participation in the foreign exchange markets. As a result of investments, production facilities and other operations on a global scale, the Company has assets, liabilities and cash flows in currencies other than the U.S. Dollar. The primary objective of the Company's foreign-exchange risk management is to minimize the impact of currency movements on intercompany transactions and foreign raw-material imports. To achieve this objective, the Company hedges known exposures using forward contracts. Main exposures are related to transactions denominated in the British Pound, the Euro (primarily the Belgian Franc, Deutsche Mark and French Franc), Canadian Dollar, Japanese Yen and Australian Dollar. The risk of these hedging instruments is not material.

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

                           FORWARD-LOOKING STATEMENTS

Matters in this Annual Report may contain forward-looking information, as defined in the Private Securities Litigation Reform Act of 1995. All such forward-looking information in this report involves risks and uncertainties including, but not limited to, domestic and international economic conditions and growth rates; fluctuations in currency exchange rates for international currencies versus the U.S. dollar; the successful implementation of a new enterprise-resource-planning system; the ability of the Company to acquire, integrate and achieve anticipated synergies from new businesses; the ability of the Company to adjust its cost structure to changes in levels of sales and product mix in a timely manner; variations in the economic or political conditions in the countries in which the Company does business; technology changes; the continued availability of sources of supply; and other risks indicated in filings by the Company with the Securities and Exchange Commission. The Company cautions that forward-looking statements are not guarantees, since there are inherent difficulties in predicting future results, and that actual results could differ materially from those expressed or implied in forward-looking statements.

CONSOLIDATED BALANCE SHEETS                                         [BRADY LOGO]

                                                            (Dollars in Thousands) July 31, 2000 and 1999       2000         1999
                                                                                                             ---------------------

ASSETS
CURRENT ASSETS:
 Cash and cash equivalents (Note 1) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 60,784     $ 75,466
 Accounts receivable, less allowance for losses ($2,919 and $2,339, respectively) . . . . . . . . . . . . .    82,656       73,290
 Inventories (Note 1):
  Finished products . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22,094       23,368
  Work-in-process . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3,842        2,878
  Raw materials and supplies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15,284       11,281
                                                                                                             ---------------------
    Total inventories . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    41,220       37,527
                                                                                                             ---------------------
 Prepaid expenses and other current assets (Notes 1, 3 and 4) . . . . . . . . . . . . . . . . . . . . . . .    18,523       16,886
                                                                                                             ---------------------
    Total current assets . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . .   203,183      203,169
OTHER ASSETS:
  Intangibles - net (Note 1)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   100,835       72,941
  Other (Note 4)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13,456        8,026
PROPERTY, PLANT AND EQUIPMENT (Notes 1 and 5):
  Cost:
    Land  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4,723        5,008
    Buildings and improvements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    43,006       41,417
    Machinery and equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   113,319      101,324
    Construction in progress  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15,955        2,229
                                                                                                             ---------------------
                                                                                                              177,003      149,978
  Less accumulated depreciation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    96,343       82,994
                                                                                                             ---------------------
    Net property, plant and equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    80,660       66,984
                                                                                                             ---------------------
TOTAL   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $398,134     $351,120
                                                                                                             =====================

LIABILITIES AND STOCKHOLDERS' INVESTMENT
CURRENT LIABILITIES:
  Accounts payable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 26,070     $ 19,378
  Wages and amounts withheld from employees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27,857       23,186
  Taxes, other than income taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2,585        2,290
  Accrued income taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10,245       12,516
  Other current liabilities (Note 3)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12,212       13,289
  Short-term borrowings and current maturities on long-term obligations (Note 5)  . . . . . . . . . . . . .     8,130        2,626
                                                                                                             ---------------------
       Total current liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    87,099       73,285
LONG-TERM OBLIGATIONS, less current maturities (Note 5)   . . . . . . . . . . . . . . . . . . . . . . . . .     4,157        1,402
OTHER LIABILITIES (Note 3)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15,654       15,869
                                                                                                             ---------------------
       Total liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   106,910       90,556
                                                                                                             ---------------------
STOCKHOLDERS' INVESTMENT (Notes 1 and 6):
  Preferred Stock (aggregate liquidation preference of $3,026 at July 31, 2000) . . . . . . . . . . . . . .     2,855        2,855
  Common Stock:
    Class A Nonvoting - issued and outstanding 20,966,315 and 20,839,841 shares, respectively
       (aggregate liquidation preference of $35,014 at July 31, 2000)   . . . . . . . . . . . . . . . . . .       209          208
    Class B Voting - issued and outstanding 1,769,314 shares  . . . . . . . . . . . . . . . . . . . . . . .        18           18
  Additional paid-in capital  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31,586       28,383
  Earnings retained in the business   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   265,462      233,521
  Treasury stock - 4,548 shares of Class A Nonvoting Common Stock, at cost  . . . . . . . . . . . . . . . .      (132)        (132)
  Cumulative other comprehensive income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    (7,137)      (1,958)
  Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    (1,637)      (2,331)
                                                                                                             ---------------------
       Total stockholders' investment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   291,224      260,564
                                                                                                             ---------------------
TOTAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $398,134     $351,120
                                                                                                             =====================

See Notes to Consolidated Financial Statements.






                               ANNUAL REPORT 2000
                                       23

CONSOLIDATED STATEMENTS OF INCOME


                                        Years ended July 31, 2000, 1999 and 1998
                                (Dollars in Thousands, Except Per Share Amounts)             2000           1999           1998
                                                                                           ---------------------------------------

NET SALES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $541,077       $470,862       $455,150
OPERATING EXPENSES:
  Cost of products sold . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   229,607        202,203        204,895
  Research and development  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21,506         17,724         20,287
  Selling, general and administrative . . . . . . . . . . . . . . . . . . . . . . . . . .   220,673        187,774        178,648
  Nonrecurring (credit) charge (Note 10)  . . . . . . . . . . . . . . . . . . . . . . . .        --           (611)         5,390
                                                                                           --------------------------------------
    Total operating expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   471,786        407,090        409,220
                                                                                           --------------------------------------
OPERATING INCOME  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    69,291         63,772         45,930
OTHER INCOME AND (EXPENSE):
  Investment and other income - net . . . . . . . . . . . . . . . . . . . . . . . . . . .     7,418          1,455            638
  Interest expense  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (578)          (445)          (403)
                                                                                           --------------------------------------
    Net other income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6,840          1,010            235
                                                                                           --------------------------------------
INCOME BEFORE INCOME TAXES . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . . .    76,131         64,782         46,165
INCOME TAXES (Notes 1 and 4) . . . . . . . . . . . . . . . . . . . . . . . . .  . . . . .    28,930         25,198         18,129
                                                                                           --------------------------------------
NET INCOME . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . . .  $ 47,201       $ 39,584       $ 28,036
                                                                                           ======================================

NET INCOME PER COMMON SHARE (Notes 6 and 8):
  Class A Nonvoting:
    Basic . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $   2.07       $   1.74       $   1.24
    Diluted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $   2.05       $   1.73       $   1.23
  Class B Voting:
    Basic . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $   2.04       $   1.71       $   1.21
    Diluted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $   2.02       $   1.70       $   1.20
                                                                                           ======================================


See Notes to Consolidated Financial Statements.

                                                                    [BRADY LOGO]

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' INVESTMENT

                                                                                      Additional      Earnings
     Years Ended July 31, 2000, 1999 and 1998              Preferred        Common       Paid-in   Retained in
(Dollars in Thousands, Except Per Share Amounts)               Stock         Stock       Capital  the Business
                                                           ---------------------------------------------------
Balances at July 31, 1997 ................................ $   2,855     $     220     $   9,573     $ 193,602
  Net income..............................................      --            --            --          28,036
  Net currency translation adjustment ....................      --            --            --            --
       Total comprehensive income ........................      --            --            --            --
  Issuance of 57,282 shares of Class A Common Stock
     under stock option plan .............................      --            --             941          --
  Other ..................................................      --               5        15,268          --
  Tax benefit from exercise of stock options .............      --            --             349          --
  Cash dividends on Preferred Stock:
     1979 series - $10 a share ...........................      --            --            --            (220)
     6% and 1972 series - $6 a share .....................      --            --            --             (39)
  Cash dividends on Common Stock:
     Class A - $.60 a share ..............................      --            --            --         (12,122)
     Class B - $.57 a share ..............................      --            --            --          (1,003)
                                                           ---------------------------------------------------
Balances at July 31, 1998 ................................     2,855           225        26,131       208,254
  Net income..............................................      --            --            --          39,584
  Net currency translation adjustment ....................      --            --            --            --
       Total comprehensive income ........................      --            --            --            --
  Issuance of 112,978 shares of Class A Common Stock
     under stock option plan .............................      --               1         1,880          --
  Other...................................................      --            --            --            --
  Tax benefit from exercise of stock options .............      --            --             372          --
  Cash dividends on Preferred Stock:
     1979 series - $10 a share ...........................      --            --            --            (220)
     6% and 1972 series - $6 a share .....................      --            --            --             (39)
  Acquisition of treasury stock, 4,548 shares, at cost          --            --            --            --
  Cash dividends on Common Stock:
     Class A - $.64 a share ..............................      --            --            --         (12,985)
     Class B - $.61 a share ..............................      --            --            --          (1,073)
                                                            --------------------------------------------------
Balances at July 31, 1999 ................................     2,855           226        28,383       233,521
  Net income .............................................      --            --            --          47,201
  Net currency translation adjustment ....................      --            --            --            --
       Total comprehensive income ........................      --            --            --            --
  Issuance of 126,474 shares of Class A Common Stock
     under stock option plan .............................      --               1         2,423          --
  Other...................................................      --            --            --            --
  Tax benefit from exercise of stock options .............      --            --             780          --
  Cash dividends on Preferred Stock:
     1979 series - $10 a share ...........................      --            --            --            (220)
     6% and 1972 series - $6 a share .....................      --            --            --             (39)
  Cash dividends on Common Stock:
     Class A - $.68 a share ..............................      --            --            --         (13,857)
     Class B - $.65 a share ..............................      --            --            --          (1,144)
                                                            --------------------------------------------------
BALANCES AT JULY 31, 2000 ................................ $   2,855     $     227     $  31,586     $ 265,462
                                                            ==================================================
See Notes to Consolidated Financial Statements





                                                                        Other                    Total
                                                       Treasury Comprehensive            Comprehensive
                                                          Stock        Income      Other        Income
                                                        -------------------------------- -------------
Balances at July 31, 1997 ............................      $--       $   297       $--
  Net income .........................................       --          --          --      $ 28,036
  Net currency translation adjustment ................       --        (1,365)       --        (1,365)
                                                                                             --------
       Total comprehensive income ....................       --          --          --        26,671
                                                                                             ========
  Issuance of 57,282 shares of Class A Common Stock
     under stock option plan .........................       --          --          --
  Other...............................................       --          --        (3,024)
  Tax benefit from exercise of stock options .........       --          --          --
  Cash dividends on Preferred Stock:
     1979 series - $10 a share .......................       --          --          --
     6% and 1972 series - $6 a share .................       --          --          --
  Cash dividends on Common Stock:
     Class A - $.60 a share ..........................       --          --          --
     Class B - $.57 a share ..........................       --          --          --
                                                         --------------------------------
Balances at July 31, 1998 ............................       --        (1,068)     (3,024)
  Net income .........................................       --          --          --        39,584
  Net currency translation adjustment ................       --          (890)       --          (890)
                                                                                              -------
       Total comprehensive income ....................       --          --          --        38,694
                                                                                             ========
  Issuance of 112,978 shares of Class A Common Stock
     under stock option plan .........................       --          --          --
  Other ..............................................       --          --           693
  Tax benefit from exercise of stock options .........       --          --          --
  Cash dividends on Preferred Stock:
     1979 series - $10 a share .......................       --          --          --
     6% and 1972 series - $6 a share .................       --          --          --
  Acquisition of treasury stock, 4,548 shares, at cost       (132)       --          --
  Cash dividends on Common Stock:
     Class A - $.64 a share ..........................       --          --          --
     Class B - $.61 a share ..........................       --          --          --
                                                          -------------------------------
Balances at July 31, 1999 ............................       (132)     (1,958)     (2,331)
  Net income .........................................       --          --          --        47,201
  Net currency translation adjustment ................       --        (5,179)       --        (5,179)
                                                                                             --------
       Total comprehensive income ....................       --          --          --      $ 42,022
                                                                                             ========
  Issuance of 126,474 shares of Class A Common Stock
     under stock option plan .........................       --          --          --
  Other ..............................................       --          --           694
  Tax benefit from exercise of stock options .........       --          --          --
  Cash dividends on Preferred Stock:
     1979 series - $10 a share .......................       --          --          --
     6% and 1972 series - $6 a share .................       --          --          --
  Cash dividends on Common Stock:
     Class A - $.68 a share ..........................       --          --          --
     Class B - $.65 a share ..........................       --          --          --
                                                            ------------------------------
BALANCES AT JULY 31, 2000 ............................     $ (132)    $(7,137)    $(1,637)
See Notes to Consolidated Financial Statements              ==============================



                               ANNUAL REPORT 2000

CONSOLIDATED STATEMENTS OF CASH FLOWS

                            (Dollars in Thousands) Years Ended July 31, 2000, 1999 and 1998        2000        1999        1998
OPERATING ACTIVITIES:                                                                        ----------------------------------
  Net income ...............................................................................   $ 47,201    $ 39,584    $ 28,036
    Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation ...........................................................................     12,157      11,263      11,047
    Amortization ...........................................................................      5,676       3,886       2,241
    (Gain) loss on sale of property, plant and equipment ...................................        (54)        181         349
    (Gain) on sale of securities ...........................................................     (4,414)         --          --
    Provision for losses on accounts receivable ............................................      1,830         966         970
    Other ..................................................................................        694         693         212
    Nonrecurring (credit) charge ...........................................................         --        (611)      5,390
    Changes in operating assets and liabilities (net of effects of business acquisitions):
       Accounts receivable .................................................................     (9,343)     (4,899)      1,066
       Inventory ...........................................................................     (1,362)      5,547       5,705
       Prepaid expenses and other assets ...................................................     (6,590)     (1,643)     (3,159)
       Accounts payable and accrued liabilities ............................................      4,608       4,330      (4,285)
       Income taxes ........................................................................     (1,115)      3,313         (36)
       Deferred income taxes ...............................................................       (763)     (1,069)     (4,508)
       Other liabilities ...................................................................       (117)       (184)      4,179
                                                                                                -------------------------------
         Net cash provided by operating activities .........................................     48,408      61,357      47,207
INVESTING ACTIVITIES:                                                                           -------------------------------
  Acquisitions of businesses, net of cash acquired .........................................    (37,906)    (31,107)    (19,306)
  Purchases of securities ..................................................................    (22,931)       --          --
  Purchases of property, plant and equipment ...............................................    (22,624)     (9,889)    (17,189)
  Proceeds from sale of property, plant and equipment ......................................      1,053         232         500
  Proceeds from sale of securities .........................................................     27,345        --          --
  Other ....................................................................................         16        (176)        169
                                                                                                -------------------------------
         Net cash (used in) investing activities ...........................................    (55,047)    (40,940)    (35,826)
FINANCING ACTIVITIES:                                                                           -------------------------------
  Payment of dividends .....................................................................    (15,260)    (14,317)    (13,384)
  Proceeds from issuance of Common Stock ...................................................      3,204       2,252         941
  Proceeds from borrowings .................................................................     24,947         310         829
  Principal payments on short-term borrowings and long-term obligations ....................    (19,496)       (778)       (533)
                                                                                                -------------------------------
         Net cash (used in) financing activities ...........................................     (6,605)    (12,533)    (12,147)
                                                                                                -------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH ....................................................     (1,438)      1,973       1,046
                                                                                                -------------------------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS .......................................    (14,682)      9,857         280
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR ...............................................     75,466      65,609      65,329
                                                                                                -------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR .....................................................   $ 60,784    $ 75,466    $ 65,609
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:                                               ===============================
  Cash paid during the year for:
    Interest ...............................................................................   $    555    $    409    $    277
    Income taxes, net of refunds ...........................................................     29,370      22,107      22,580
  Acquisitions:
    Fair value of assets acquired, net of cash .............................................     15,751      15,017       2,619
    Liabilities assumed ....................................................................    (10,783)     (6,291)     (1,471)
    Goodwill ...............................................................................     32,938      22,381      18,158
                                                                                                -------------------------------
         Net cash paid for acquisitions ....................................................   $ 37,906    $ 31,107    $ 19,306
                                                                                                ===============================
Class A Common Stock issued to fund deferred compensation plan .............................       --          --      $ 11,555
                                                                                                ===============================

See Notes to Consolidated Financial Statements.

                                  [BRADY LOGO]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended July 31, 2000, 1999 and 1998


                                     Note 1
                   -----------------------------------------
                   Summary of Significant Accounting Policies

PRINCIPLES OF CONSOLIDATION The accompanying consolidated financial statements include the accounts of Brady Corporation and its subsidiaries (the "Company"), all of which are wholly owned. All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS The Company believes the carrying amount of its financial instruments (cash and cash equivalents, accounts receivable, accounts payable and long-term obligations) is a reasonable estimate of the fair value of these instruments.

CASH EQUIVALENTS The Company considers all highly liquid investments with maturities of three months or less when acquired to be cash equivalents.

INVENTORIES Inventories are stated at the lower of cost or market. Cost has been determined using the last-in, first-out ("LIFO") method for certain domestic inventories (approximately 61% and 39% of total inventories at July 31, 2000 and 1999, respectively) and the first-in, first-out method for other inventories. The difference between the carrying value of domestic inventories stated at LIFO cost and the value of such inventories stated at replacement cost was $5,595,000 at July 31, 2000, and $4,988,000 at July 31, 1999.

DEPRECIATION The cost of buildings and improvements and machinery and equipment is being depreciated over their estimated useful lives using the straight-line method for financial reporting purposes. The estimated useful lives range from 3 to 33 years.

INTANGIBLE ASSETS The excess of cost over fair value of the net assets of businesses acquired is amortized using the straight-line method over various periods ranging from 10 to 40 years. The weighted average amortization period was 22 years at July 31, 2000.

IMPAIRMENT OF LONG-LIVED ASSETS The Company evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of long-lived assets may warrant revision or that the remaining balance of an asset may not be recoverable. The measurement of possible impairment is based on the ability to recover the balance of assets from expected future operating cash flows on an undiscounted basis. In the opinion of management, no such impair-ment existed as of July 31, 2000.

CATALOG COSTS Catalog costs are initially capitalized and amortized over the estimated useful lives of the publications (generally eight months). At July 31, 2000 and 1999, $4,728,000 and $4,600,000, respectively, of prepaid catalog costs were included in prepaid expenses and other current assets.

FOREIGN CURRENCY TRANSLATION Foreign currency assets and liabilities are translated into United States Dollars at end of period rates of exchange, and income and expense accounts are translated at the weighted average rates of exchange for the period. Resulting translation adjustments are included in other comprehensive income.

HEDGING The Company enters into forward foreign exchange contracts to hedge committed intercompany foreign currency transactions. Realized gains and losses on forward foreign currency contracts, that are effective as hedges of net cash flows in foreign operations, are recognized in income as the contracts mature. Such exchange contracts generally have maturities of one year. At July 31, 2000 and 1999, exchange contracts aggregating approximately $13,500,000 and $19,830,000, respectively, were outstanding.

INCOME TAXES The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

                               ANNUAL REPORT 2000
                                       27

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued
Years Ended July 31, 2000, 1999 and 1998

ACCOUNTING STANDARDS ADOPTED Effective August 1, 1998, the Company adopted the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (Statement 131). Statement 131 superseded FASB Statement No. 14, Financial Reporting for Segments of a Business Enterprise. Statement 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. Statement 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The adoption of Statement 131 did not affect results of operations or financial position, but did affect the disclosure of segment information. See footnote 7.

ACCOUNTING STANDARDS TO BE ADOPTED In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." In June 2000, the FASB issued SFAS No. 138, which amends certain provisions of SFAS 133 to clarify four areas causing difficulties in implementation. The amendment included expanding the normal purchase and sale exemption for supply contracts, permitting the offsetting of certain intercompany foreign currency derivatives and thus reducing the number of third-party derivatives, permitting hedge accounting for foreign-currency denominated assets and liabilities, and redefining interest-rate risk to reduce sources of ineffectiveness. Brady appointed a team to implement SFAS 133 on a global basis. This team implemented a SFAS 133-compliant risk-management-information system, globally educating both financial and non-financial personnel, inventorying embedded derivatives and addressing various other SFAS 133-related issues. Brady adopted SFAS 133 and the corresponding amendments under SFAS 138 on August 1, 2000. SFAS 133, as amended by SFAS 138, is not expected to have a material impact on the Company's consolidated results of operations, financial position or cash flows.

                                     Note 2
                     ---------------------------------------
                           Acquisitions of Businesses

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

Effective March 25, 1999, the Company acquired the assets of Barcodes West located in Seattle, Washington, a label manufacturer and software and service provider, for cash of approximately $5,757,000.

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

Effective September 3, 1999, the Company acquired the brand name, customer list and catalog artwork of Champion America, Inc., located in Chagrin Falls, Ohio, a direct marketer of signs, labels and identification products, for cash of approximately $4,949,000 and a payable of approximately $561,000.

                                                                    [BRADY LOGO]

Effective March 3, 2000, the Company acquired Data Recognition, Inc., located in Austin, Texas, a systems integrator providing automatic identification and data collection ("AIDC") solutions.

Effective March 22, 2000, the Company acquired Imtec, Inc., located in Keene, New Hampshire, a manufacturer of high-performance bar-code labels and labeling systems used in automatic identification applications.

The combined price for Data Recognition, Inc. and Imtec, Inc. was cash of approximately $33,422,000 and a payable of approximately $1,490,000. The purchase price is subject to change based on post-closing adjustments.

These acquisitions have been accounted for using the purchase method of accounting and, accordingly, the results of operations have been included since the dates of acquisition in the accompanying financial statements. The pro forma results of operations of the above acquisitions are not significant to the financial statements.

                                     Note 3
                     ---------------------------------------
                             Employee Benefit Plans

The Company provides postretirement medical, dental and vision benefits for all regular full- and part-time domestic employees (including spouses) who retire on or after attainment of age 55 with 15 years of credited service. Credited service begins accruing at the later of age 40 or date of hire. All active employees first eligible to retire after July 31, 1992, are covered by an unfunded, contributory postretirement healthcare plan where employer contributions will not exceed a Defined Dollar Benefit amount, regardless of the cost of the program. Employer contributions to the plan are based on the employee's age and service at retirement.

The Company accounts for postretirement benefits other than pensions in accordance with SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions." The Company funds benefit costs on a pay-as-you-go basis.

The following table provides a reconciliation of the changes in the Plan's benefit obligations at July 31, 2000, 1999 and 1998:

(Dollars in Thousands)                                                             2000                  1999                  1998
-----------------------------------------------------------------------------------------------------------------------------------
Obligation at beginning of fiscal year ...........................              $ 8,104               $ 6,802               $ 6,142
Service cost .....................................................                  444                   472                   328
Interest cost ....................................................                  665                   602                   473
Plan amendments ..................................................                   --                   307                    --
Actuarial loss ...................................................                   --                   242                   158
Benefit payments .................................................                 (356)                 (321)                 (299)
                                                                                ---------------------------------------------------
Obligation at end of fiscal year .................................              $ 8,857               $ 8,104               $ 6,802
                                                                                ===================================================

There are no plan assets due to the nature of the Plan. During fiscal 1999, $307,000 of expense was recognized due to the addition of employees from prior acquisitions.

The following table shows the unfunded status of the Plan as of July 31, 2000 and 1999:

(Dollars in Thousands)                                                                2000         1999
-------------------------------------------------------------------------------------------------------
Unfunded status at July 31 ...................................................     $ 8,857       $8,104
Unrecognized net actuarial gain ..............................................       2,014        2,107
Unrecognized prior service cost ..............................................        (263)        (285)
                                                                                   --------------------
Accumulated postretirement benefit obligation liability ......................     $10,608       $9,926
                                                                                   ====================

The following table provides the components of net periodic benefit cost for the Plan for fiscal years 2000, 1999 and 1998:

(Dollars in Thousands) Year Ended July 31,                             2000         1999         1998
-----------------------------------------------------------------------------------------------------
Net periodic postretirement benefit cost included the
  following components:
    Service cost-benefits attributed to service during
       the period ...............................................    $  444       $  472        $328
    Prior service cost ..........................................        22           22          --
    Interest cost on accumulated postretirement
       benefit obligation .......................................       665          602         473
    Amortization of (gain) ......................................       (93)         (46)       (150)
                                                                    --------------------------------
Periodic postretirement benefit cost ............................    $1,038       $1,050        $651
                                                                    ================================

                               ANNUAL REPORT 2000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Years Ended July 31, 1999, 1998 and 1997

The assumed healthcare cost trend rates used in measuring the accumulated postretirement benefit obligation were 6.0% in 2000, declining to 5.5% by the year 2001.

The weighted average discount rates used in determining the accumulated postretirement benefit obligation was 8.0% in both 2000 and 1999.

If the healthcare cost trend rate assumptions were increased by 1.0% or decreased by 1.0%, the accumulated postretirement benefit obligation as of July 31, 2000, would be increased by $56,000 and decreased by $119,000, respectively. The effect of this change on the sum of the service cost and interest cost would not be material.

The Company has retirement and profit-sharing plans covering substantially all full-time domestic employees and certain of its foreign subsidiaries. Contributions to the plans are determined annually or quarterly, according to the plan, based on earnings of the respective companies and employee contributions. At July 31, 2000 and 1999, $2,196,000 and $4,761,000,
respectively, of accrued profit-sharing contributions were included in other current liabilities.

The Company also has deferred compensation plans for directors, officers and key executives utilizing the phantom stock plan concept. At July 31, 2000 and 1999, $5,569,000 and $5,838,000,respectively, of deferred compensation was included in current and other long-term liabilities.

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

The amounts charged to income for the plans described above were $7,736,000 in 2000, $7,589,000 in 1999 and $8,038,000 in 1998.

The Company has a voluntary employee benefit trust for the purpose of funding employee medical benefits and certain other employee benefits. At July 31, 2000 and 1999, $2,793,000 and $2,204,000, respectively, of payments to the trust to fund such benefits were included in prepaid expenses and other current assets.

                                     NOTE 4
                                  Income Taxes

Income taxes consist of the following:

(Dollars in Thousands) Year Ended July 31,                              2000         1999         1998
------------------------------------------------------------------------------------------------------
Currently payable:
  Federal  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $16,354      $17,668      $14,570
  Foreign  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11,030        6,747        5,883
  State . .  . . . . . . . . . . . . . . . . . . . . . . . . . . .     2,309        1,852        1,803
                                                                     ---------------------------------
                                                                      29,693       26,267       22,256
                                                                     ---------------------------------
Deferred (credit):
  Federal  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (210)      (1,186)      (3,373)
  Foreign  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (486)          73         (181)
  State    . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (67)          44         (573)
                                                                     ---------------------------------
                                                                        (763)      (1,069)      (4,127)
                                                                     ---------------------------------
Total . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . .   $28,930      $25,198      $18,129
                                                                     =================================

                                                                  [BRADY LOGO]


Deferred income taxes result from timing differences in the recognition of revenues and expenses for financial statement and income tax purposes. These differences relate principally to certain expenses not deductible for tax reporting until paid.

Pre-tax income consists of the following:

(Dollars in Thousands) Year Ended July 31,                                                   2000         1999         1998
---------------------------------------------------------------------------------------------------------------------------
United States . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $42,085      $42,180      $32,743
Foreign . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34,046       22,602       13,422
                                                                                          ---------------------------------
Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $76,131      $64,782      $46,165
                                                                                          =================================

The approximate tax effects of temporary differences are as follows:

(Dollars in Thousands) July 31, 2000                                                 Assets       Liabilities            Total
------------------------------------------------------------------------------------------------------------------------------
Inventories . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $ 2,473           $  --            $ 2,473
Prepaid catalog costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         --             (1,018)          (1,018)
Employee benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          57              (219)            (162)
Allowance for doubtful accounts . . . . . . . . . . . . . . . . . . . . . . . .         498              --                498
Other, net  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       4,573                95            4,668
                                                                                    ------------------------------------------
  Current . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       7,601            (1,142)           6,459
                                                                                    ------------------------------------------
Excess of tax over book depreciation  . . . . . . . . . . . . . . . . . . . . .         --             (2,217)          (2,217)
Deferred compensation   . . . . . . . . . . . . . . . . . . . . . . . . . . . .       6,421              --              6,421
Postretirement benefits   . . . . . . . . . . . . . . . . . . . . . . . . . . .       4,137              --              4,137
Currency translation adjustment . . . . . . . . . . . . . . . . . . . . . . . .       4,374              --              4,374
Tax loss carryforwards  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3,049              --              3,049
Less valuation allowance  . . . . . . . . . . . . . . . . . . . . . . . . . . .      (3,049)             --             (3,049)
Other, net  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2,458            (2,837)            (379)
                                                                                    ------------------------------------------
  Noncurrent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      17,390            (5,054)          12,336
                                                                                    ------------------------------------------
Total   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $24,991           $(6,196)         $18,795
                                                                                    ==========================================

(Dollars in Thousands) July 31, 1999                                                 Assets       Liabilities            Total
------------------------------------------------------------------------------------------------------------------------------
Inventories . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $ 2,788           $   --           $ 2,788
Prepaid catalog costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         --             (1,048)          (1,048)
Employee benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         --               (304)            (304)
Allowance for doubtful accounts . . . . . . . . . . . . . . . . . . . . . . . .        419                --               419
Other, net  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4,614                (29)           4,585
                                                                                   -------------------------------------------
  Current . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7,821             (1,381)           6,440
                                                                                   -------------------------------------------
Excess of tax over book depreciation  . . . . . . . . . . . . . . . . . . . . .        --              (1,611)          (1,611)
Deferred compensation   . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6,420                --             6,420
Postretirement benefits   . . . . . . . . . . . . . . . . . . . . . . . . . . .      3,871                --             3,871
Tax loss carryforwards  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4,059                --             4,059
Less valuation allowance  . . . . . . . . . . . . . . . . . . . . . . . . . . .     (3,278)               --            (3,278)
Other, net  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        320             (2,654)          (2,334)
                                                                                   -------------------------------------------
  Noncurrent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     11,392             (4,265)           7,127
                                                                                   -------------------------------------------
Total   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $19,213            $(5,646)         $13,567
                                                                                   ===========================================

At July 31, 2000 and 1999, $6,249,000 and $6,440,000, respectively, of net deferred tax assets were included in prepaid expenses and other current assets. At July 31, 2000 and 1999, $8,398,000 and $7,127,000, respectively, of net deferred tax assets were included in other assets.

A reconciliation of the tax computed by applying the statutory U.S. Federal income tax rate to income before income taxes to the total income tax provision is as follows:

(Dollars in Thousands) Year Ended July 31,                                                 2000         1999         1998
-------------------------------------------------------------------------------------------------------------------------
Tax at statutory rate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $26,645      $22,674      $16,157
State income taxes, net of Federal tax benefits . . . . . . . . . . . . . . . . . . .     1,566        1,204        1,517
International losses with no related tax benefits . . . . . . . . . . . . . . . . . .     1,408        1,296        1,350
International rate differential . . . . . . . . . . . . . . . . . . . . . . . . . . .       271          986         (345)
Rate variances arising from foreign subsidiary
  distributions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    (1,525)      (1,481)        (391)
Other, net  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       565          516         (159)
                                                                                        ---------------------------------
Total income tax provision  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $28,930      $25,195      $18,129
                                                                                        =================================
Effective tax rate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38.0%        38.9%        39.3%
                                                                                        =================================

                               ANNUAL REPORT 2000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Years Ended July 31, 2000, 1999 and 1998

The Company's policy is to remit earnings from foreign subsidiaries only to the extent any resultant foreign income taxes are creditable in the United States. Accordingly, the Company does not currently provide for the additional United States and foreign income taxes which would become payable upon remission of undistributed earnings of foreign subsidiaries.

The cumulative undistributed earnings of such companies at July 31, 2000, amounted to approximately $52,788,000. If all such undistributed earnings were remitted, no additional provision for foreign income taxes would be required.

                                     NOTE 5
                              Long-Term Obligations

On September 23, 1999, the Company entered into a $150,000,000 multicurrency revolving loan agreement with a group of six banks, which expires on September 23, 2004. On January 31, 2000, the multicurrency revolving loan was amended, increasing the amount available to $200,000,000. Under the agreement, the Company has the option to elect to have interest rates determined based upon the prime rate at PNC Bank N.A. plus margin or a LIBOR rate plus margin. A commitment fee is payable on the unused amount of credit.

Long-term obligations consists of the following:

(Dollars in Thousands) July 31,                                                         2000         1999
---------------------------------------------------------------------------------------------------------
Revolving loan agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $ 8,000       $  --
Capital lease on building, term 7/1/00 - 6/30/10 . . . . . . . . . . . . . . . .       3,276          --
6.25% Industrial Development Revenue Bonds payable on
  December 1, 2001 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1,000        1,000
Korean bank debt   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         --         2,497
Other  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          11          531
                                                                                     --------------------
                                                                                      12,287        4,028
Less current maturities  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       8,130        2,626
                                                                                     --------------------
                                                                                     $ 4,157       $1,402
                                                                                     ====================

The Industrial Development Revenue Bonds are collateralized by first mortgages on certain property with a net carrying amount of approximately $4,115,000 at July 31, 2000. The Company's long-term obligations approximates fair value.

Maturities on long-term debt are as follows:

          (Dollars in Thousands) Year Ending July 31,
          ------------------------------------------------------------------------------------------------
          2001 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $8,130
          2002 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1,147
          2003 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     148
          2004 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     158
          2005 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     170
          Thereafter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2,534

                                     NOTE 6
                            Stockholders' Investment

Information as to the Company's capital stock at July 31, 2000, is as follows:

                                                                                      Shares         Shares
(Dollars in Thousands)                                                            Authorized         Issued       Amount
------------------------------------------------------------------------------------------------------------------------
Preferred Stock, $.01 par value . . . . . . . . . . . . . . . . . . . . . . . .    5,000,000              0          --
Cumulative Preferred Stock:
  6% Cumulative . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        5,000          3,984       $  399
  1972 Series . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       10,000          2,600          260
  1979 Series . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       30,000         21,963        2,196
                                                                                                                  ------
                                                                                                                  $2,855
                                                                                                                  ======
Common Stock, $.01 par value:
  Class A Nonvoting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  100,000,000     20,966,315       $  209
  Class B Voting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10,000,000      1,769,314           18
                                                                                                                  ------
                                                                                                                  $  227
                                                                                                                  ======

                                                                   [BRADY LOGO]


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

The following is a summary of other activity in stockholders' investment for the years ended July 31, 1998, 1999 and 2000:

                                                                                        Shares Held
                                                              Unearned      Deferred       in Rabbi
                                                            Restricted         Comp-         Trust,
(Dollars in Thousands)                                           Stock      ensation        at Cost         Total
-----------------------------------------------------------------------------------------------------------------
Issuance of 125,000 shares of Class A
  Common Stock . . . . . . . . . . . . . . . . . . . . . . .   $(3,718)      $   --        $    --        $(3,718)
Issuance of 372,728 shares of Class A
  Common Stock to Rabbi Trust to fund
  deferred compensation plan . . . . . . . . . . . . . . . .       --         11,555        (11,555)          --
Purchase of 11,900 shares of Class A Common
  Stock purchased by the Rabbi Trust related
  to deferred compensation plan  . . . . . . . . . . . . . .       --            482           (482)          --
Amortization of restricted stock . . . . . . . . . . . . . .       694           --             --            694
                                                               --------------------------------------------------
Balances July 31, 1998 . . . . . . . . . . . . . . . . . . .   $(3,024)      $12,037       $(12,037)      $(3,024)
                                                               ==================================================
Sale of 59,953 shares of Class A Common
  Stock purchased by the Rabbi Trust
  related to deferred compensation plan  . . . . . . . . . .       --         (1,814)         1,814           --
Purchase of 44,865 shares of Class A Common
  Stock purchased by the Rabbi Trust related
  to deferred compensation plan  . . . . . . . . . . . . . .       --          1,008         (1,008)          --
Amortization of restricted stock . . . . . . . . . . . . . .       693           --             --            693
                                                               --------------------------------------------------
Balances July 31, 1999 . . . . . . . . . . . . . . . . . . .   $(2,331)      $11,231       $(11,231)      $(2,331)
                                                               ==================================================
Sale of 10,682 shares of Class A Common
  Stock purchased by the Rabbi Trust
  related to deferred compensation plan  . . . . . . . . . .       --           (296)           296           --
Purchase of 59,278 shares of Class A Common
  Stock purchased by the Rabbi Trust related
  to deferred compensation plan  . . . . . . . . . . . . . .       --          1,837         (1,837)          --
Amortization of restricted stock . . . . . . . . . . . . . .       694           --             --            694
                                                               --------------------------------------------------
Balances July 31, 2000 . . . . . . . . . . . . . . . . . . .   $(1,637)      $12,772       $(12,772)      $(1,637)
                                                               ==================================================

                               ANNUAL REPORT 2000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued

Years Ended July 31, 2000, 1999 and 1998

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

Changes in the Options are as follows:

                                                                                                               Weighted
                                                                                                                Average
                                                                                     Option       Options      Exercise
                                                                                      Price   Outstanding         Price
-----------------------------------------------------------------------------------------------------------------------
Balance, July 31, 1997 . . . . . . . . . . . . . . . . . . . . . . . . . . .   $6.83-$25.17     1,461,753        $21.01
Options granted  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30.66-34.00       260,150         31.49
Options exercised  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6.83-25.17       (57,282)        16.44
Options cancelled  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21.75-31.38       (24,600)        23.74
                                                                               ----------------------------------------
Balance, July 31, 1998 . . . . . . . . . . . . . . . . . . . . . . . . . . .   $6.83-$34.00     1,640,021        $22.79
Options granted  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19.19-24.25       351,400         19.56
Options exercised  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6.83-31.38      (117,526)        16.00
Options cancelled  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12.17-34.00       (73,461)        26.63
                                                                               ----------------------------------------
Balance, July 31, 1999 . . . . . . . . . . . . . . . . . . . . . . . . . . .   $6.83-$34.00     1,800,434        $22.45
Options granted  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30.56-33.75       318,733         31.19
Options exercised  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6.83-31.38      (126,474)        19.17
Options cancelled  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19.19-34.00       (43,902)        26.17
                                                                               ----------------------------------------
Balance, July 31, 2000
  (809,575 options exercisable)  . . . . . . . . . . . . . . . . . . . . . .   $6.83-$34.00     1,948,791        $24.01
                                                                               ========================================
Available for grant after July 31, 2000  . . . . . . . . . . . . . . .                            887,588
                                                                                                =========

The following table summarizes information about stock options outstanding at July 31, 2000:

                                               Options Outstanding              Options Exercisable
                                     --------------------------------------  ------------------------
                                                      Weighted
                                          Shares       Average     Weighted       Shares     Weighted
                                     Outstanding     Remaining      Average  Exercisable      Average
Range of                             at July 31,   Contractual     Exercise  at July 31,     Exercise
Exercise Prices                             2000    Life-Years        Price         2000        Price
-----------------------------------------------------------------------------------------------------
$ 6.83-$15.00 . . . . . . . . . . . .    162,801     2.9 years       $12.91      162,801       $12.91
$15.01-$25.00 . . . . . . . . . . . .  1,083,090     7.0 years        21.91      330,642        20.68
$25.01-$34.00 . . . . . . . . . . . .    702,900     7.7 years        29.80      316,132        28.02
                                       --------------------------------------------------------------
$ 6.83-$34.00 . . . . . . . . . . . .  1,948,791     6.9 years       $24.01      809,575       $21.98
                                       ==============================================================

In October 1995, SFAS No. 123 "Accounting for Stock-Based Compensation" was issued. SFAS No.123 establishes a fair-value-based method of accounting for stock-based compensation; however, it allows entities to continue accounting for employee stock-based compensation under the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS No. 123 requires certain disclosures, including pro forma net income and earnings per share as if the fair value based accounting method had been used for employee stock-based compensation cost. The Company has decided to adopt SFAS No. 123 through disclosure with respect to employee stock-based compensation.

If the Company had elected to recognize compensation cost for the Stock Option Plans based on the fair value at the grant dates for awards under those plans, consistent with the method prescribed by SFAS No.123, net income and net income per common share would have been changed to the pro forma amounts indicated below:

(Dollars in Thousands, Except Per Share Amounts)                                           2000         1999         1998
-------------------------------------------------------------------------------------------------------------------------
Net income:
  As reported . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $47,201      $39,584      $28,036
  Pro forma  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   45,289       37,972       26,816
Net income per Class A Common Share - Diluted:
  As reported . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $  2.05      $  1.73      $  1.23
  Pro forma  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1.96         1.66         1.17

                                                                    [BRADY LOGO]

The fair value of stock options used to compute pro forma net income and net income per common share disclosure is the estimated present value at grant date using the Black-Scholes option-pricing model with weighted average assumptions for fiscal years 2000, 1999 and 1998 as follows:

                                                                                          2000         1999         1998
------------------------------------------------------------------------------------------------------------------------
Risk-free interest rate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       5.9%         6.2%         5.7%
Expected volatility   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      39.6%        37.8%        30.5%
Dividend yield  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2.3%         2.4%         2.2%
Expected option life  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.8 YEARS    4.1 years    4.4 years

                                     NOTE 7
                               Segment Information

Brady Corporation's reportable segments are business units that are each managed separately because they manufacture and/or distribute distinct products using different processes or channels to market.

Brady Corporation has three reportable segments: the Identification Solutions & Specialty Tapes Group, the Graphics Group and the Direct Marketing Group.

The Identification Solutions & Specialty Tape Group consists of Identification Solutions, Brady Software and Solutions, and Specialty Tapes and Custom Coated Products. Identification Solutions develops, manufactures and sells wire and cable markings, high-performance labels, printing systems, and packaged software mainly to the electrical, electronic, telecommunications, automotive and general industrial markets. Brady Software and Solutions is focused on the Automatic Identification and Data Collection market and its solutions consist of high-performance labels and labeling systems tied together with bar-code design and print software, data collection equipment, inventory services, application engineering and integration services. Specialty Tapes manufactures custom die-cut parts and specialty tapes. Die-cut materials are engineered to provide improved functionality and easier assembly of electronic products such as phones, pagers and hard disk drives. Specialty tapes are used by audio and video tape duplicators. Custom Coated Products develops and coats specialty materials using a wide variety of substrates such as polyester, polyimide, cloth, metal and paper. Coatings include custom adhesive systems as well as high-performance topcoatings. These materials are sold in bulk form or as converted products through other Brady units.

The Graphics Group consists primarily of Signmark(R) and Varitronics. Signmark manufactures and sells signs, labels and devices to meet government safety requirements; printers and accessories for do-it-yourself industrial signage and labels; regulatory training programs and products; and barricade tape, accident-prevention tags and other visual warning systems. Varitronics produces and markets printing systems including lettering and labeling systems, poster printers, and supplies and laminating equipment. Pulp and paper, chemical, electrical, transportation and other manufacturing markets as well as government, education and construction markets are some of those served by this group.

The Direct Marketing Group engages in direct selling to end users via direct-mail catalogs, telemarketing and the Internet. Its products include more than 50,000 products including a variety of signs, property-identification tags, hazardous materials and regulatory training programs and products, and office accessories. The Direct Marketing Group serves manufacturing markets as well as construction, wholesale trade, finance, insurance, government, education and healthcare.

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


                               ANNUAL REPORT 2000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS continued
Years Ended July 31, 2000, 1999 and 1998

                                                 Identification
                                                   Solutions &                 Direct   Corporate and
(Dollars in Thousands)                          Specialty Tapes  Graphics    Marketing   Eliminations   Totals
------------------------------------------------------------------------------------------------------------------
Year ended July 31, 2000:
  Revenues from external customers .............   $ 248,459    $ 127,571   $ 165,047    $      --    $ 541,077
  Intersegment revenues ........................       3,204        4,269         997       (8,470)          --
  Depreciation and amortization expense ........      10,509        3,725       2,138        1,461       17,833
  Profit (loss) ................................      45,763       19,510      27,583      (10,799)      82,057
  Assets .......................................     165,127       73,271      52,155      107,581      398,134
  Expenditures for property, plant and equipment       6,845        1,325       3,292       11,162       22,624
                                                   ---------------------------------------------------------------
Year ended July 31, 1999:
  Revenues from external customers .............   $ 190,189    $ 122,856   $ 157,817    $      --    $ 470,862
  Intersegment revenues ........................       3,042        1,982         865       (5,889)          --
  Nonrecurring (credit) charge .................        (104)          21         (25)        (503)        (611)
  Depreciation and amortization expense ........       8,942        3,019       1,896        1,292       15,149
  Profit (loss) ................................      28,908       18,207      28,371       (7,456)      68,030
  Assets .......................................     121,487       78,459      48,463      102,711      351,120
  Expenditures for property, plant and equipment       5,575        2,017       1,462          835        9,889
                                                   ---------------------------------------------------------------
Year ended July 31, 1998:
  Revenues from external customers .............   $ 180,159    $ 125,283   $ 149,708    $      --    $ 455,150
  Intersegment revenues ........................       2,970        1,512         790       (5,272)          --
  Nonrecurring charge ..........................       1,098        1,640         779        1,873        5,390
  Depreciation and amortization expense ........       5,928        4,156       1,893        1,311       13,288
  Profit (loss) ................................      25,715        9,493      21,565       (8,375)      48,398
  Assets .......................................     106,012       66,257      47,626       91,929      311,824
  Expenditures for property, plant and equipment       4,683       10,374       1,410          722       17,189
                                                   ---------------------------------------------------------------





                                                (Dollars in Thousands) Year Ended July 31,         2000       1999        1998
                                                ----------------------------------------------------------------------------------
                                                Profit reconciliation:
                                                  Total profit or loss for reportable segments..   $ 92,856    $ 75,486    $ 56,773
                                                  Corporate and eliminations ...................    (10,799)     (7,456)     (8,375)
                                                  Unallocated amounts:
                                                    Goodwill ...................................     (5,156)     (3,416)     (1,793)
                                                    Interest-net ...............................      1,857       1,975       2,259
                                                    Foreign exchange ...........................     (1,779)       (975)     (1,863)
                                                    Other ......................................       (848)       (832)       (836)
                                                                                                  ----------------------------------
                                                  Income before income taxes ...................   $ 76,131    $ 64,782    $ 46,165
                                                                                                  ==================================

[BRADY LOGO]

                                        Revenues(*)                               Long-Lived Assets(**)
                                      Year Ended July 31,                          Year Ended July 31,
(Dollars in Thousands)         2000         1999         1998                 2000        1999        1998
-----------------------     -------------------------------------          ---------------------------------
Geographic information:
United States ...........   $ 337,634    $ 292,341    $ 286,813            $ 129,080   $  85,650   $  82,722
Europe ..................     160,412      149,522      139,061               37,232      39,332      25,885
Other foreign countries..      79,923       60,597       59,948               14,626      14,535      11,818
Eliminations ............     (36,892)     (31,598)     (30,672)                  --          --          --
                            -------------------------------------          ---------------------------------
  Consolidated total ....   $ 541,077    $ 470,862    $ 455,150            $ 180,938   $ 139,517   $ 120,425
                            =====================================          =================================

  * Revenues are attributed based on country of origin.
 ** Long-lived assets consist primarily of property, plant and equipment and goodwill.

                 [SALES FROM INTERNATIONAL OPERATIONS BAR GRAPH]




94        95        96        97        98        99        00
95        129       157       181       198       210       240

With operations in 20 countries and counting, Brady has significant opportunities for continued growth internationally.

                                     NOTE 8
                           Net Income Per Common Share

Net income per Common Share is computed by dividing net income (after deducting the applicable Preferred Stock dividends and preferential Class A Common Stock dividends) by the weighted average Common Shares outstanding of 22,669,854 for 2000, 22,537,393 for 1999 and 22,357,686 for 1998. The preferential dividend on the Class A Common Stock of $.0333 per share has been added to the net income per Class A Common Share for all years presented.

Reconciliations of the numerator and denominator of the basic and diluted per share computations for the Company's Class A and Class B common stock are summarized as follows:

                                                                                  FISCAL 2000       Fiscal 1999       Fiscal 1998
-----------------------------------------------------------------------------------------------------------------------------------
Numerator:
  Net income....................................................                  $47,201,000       $39,584,000       $28,036,000
  Less: Preferred stock dividends...............................                    (259,134)         (259,134)         (259,134)
                                                                                ---------------------------------------------------
     Numerator for basic and diluted Class A
       earnings per share.......................................                   46,941,866        39,324,866        27,776,866
  Less:
    Preferential dividends......................................                    (694,492)         (690,541)         (676,298)
    Preferential dividends on dilutive stock options............                     (10,410)           (2,739)           (9,140)
                                                                                ---------------------------------------------------
  Numerator for basic and diluted Class B
    earnings per share..........................................                  $46,236,964       $38,631,586       $27,091,428
                                                                                ===================================================
Denominator:
  Denominator for basic earnings per share for
    both Class A and B..........................................                   22,669,854        22,537,393        22,357,686
  Plus: Effects of dilutive stock options.......................                      263,345           145,577           244,239
                                                                                ---------------------------------------------------
  Denominator for diluted earnings per share for
    both Class A and B..........................................                   22,933,199        22,682,970        22,601,925
                                                                                ===================================================


                               ANNUAL REPORT 2000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED
Years Ended July 31, 2000, 1999 and 1998

                                                                                   FISCAL 2000   Fiscal 1999   Fiscal 1998
-------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock earnings per share calculation:
  Basic................................................................               $2.07        $1.74        $1.24
  Diluted..............................................................                2.05         1.73         1.23
Class B Common Stock earnings per share calculation:
  Basic................................................................               $2.04        $1.71        $1.21
  Diluted..............................................................                2.02         1.70         1.20

Options to purchase 264,167, 446,168 and 258,850 shares of Class A Common Stock were not included in the computations of diluted earnings per share for the fiscal years 2000, 1999 and 1998, respectively, because the option exercise prices were greater than the average market price of the common shares and, therefore, the effect would be antidilutive.

                                     NOTE 9
                                   Commitments

The Company has entered into various noncancellable operating lease agreements. Rental expense charged to operations was $9,293,000 for 2000; $8,884,000 for 1999 and $9,015,000 for 1998. Future minimum lease payments required under such leases in effect at July 31, 2000, are as follows (by fiscal year):

          2001.................................  $ 6,869,000
          2002.................................    4,337,000
          2003.................................    2,279,000
          2004.................................    1,710,000
          2005.................................    1,081,000
          Thereafter...........................    5,505,000
                                                 -----------
                                                 $21,781,000
                                                 ===========

                                     NOTE 10
                        Nonrecurring and One-Time Charges

During the fourth quarter of fiscal 1998, the Company recorded a nonrecurring charge of $5,390,000 related primarily to a provision for severance costs associated with a reduction in workforce at its operations around the world. In response to a softening of sales that began in April 1998, the Company announced in July 1998 that it would be reducing its workforce. A workforce reduction of 7.5%, approximately 200 people, was essentially completed in August 1998. Severance costs associated with this reduction totaled $5,024,000. The remainder of the nonrecurring charge represents a write-off of assets associated with exiting two small product lines. The Company decided to discontinue its contract taping service and cover tape product line resulting in asset write-offs of $188,000 and $178,000, respectively. These were noncash charges.

A reconciliation of activity with respect to the Company's restructuring is as follows:

Provision, July 31, 1998 ......................            $ 5,390,000
Noncash asset write-offs ......................               (366,000)
Cash payments associated with severance........             (4,150,000)
Amounts taken to income .......................               (611,000)
                                                           ------------
Ending balance, July 31, 1999 .................                263,000
Cash payments associated with severance........               (263,000)
                                                           ------------
Ending balance, July 31, 2000 .................            $         0
                                                           ============

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

                                                          [BRC LISTED NYSE LOGO]


INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF BRADY CORPORATION

We have audited the accompanying consolidated balance sheets of Brady Corporation and subsidiaries as of July 31, 2000 and 1999, and the related consolidated statements of income, stockholders' investment and cash flows for each of the three years in the period ended July 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the companies at July 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended July 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

Milwaukee, Wisconsin
September 8, 2000

SHAREHOLDER SERVICES

COMMON SHARES
Brady Corporation Class A Common Stock trades on the New York Stock Exchange under the symbol BRC. As of September 19, 2000, there were 391 Class A Common Stock shareholders of record and about 4,000 beneficial shareholders. There are two Class B Common Stock shareholders.

QUARTERLY STOCK DATA

                        2000                      1999                    1998
                   High       Low           High       Low           High       Low
--------------------------------------------------------------------------------------
4th Quarter      $34.13     $27.00         $35.00     $24.13        $32.75     $19.63
3rd Quarter      $32.38     $24.50         $27.50     $19.50        $35.75     $29.31
2nd Quarter      $34.56     $26.25         $29.38     $22.50        $33.00     $29.00
1st Quarter      $36.31     $25.63         $23.13     $16.25        $35.00     $27.38
--------------------------------------------------------------------------------------

DIVIDENDS
Brady has paid dividends on its Common Stock every quarter since going public in June 1984, and the Company has increased the dividend every year for each of the past 15 years. At its September 2000 meeting, the Board of Directors increased the quarterly dividend on Class A Common Stock to 18 cents per share per quarter, or $0.72 per year. Dividends are normally paid on the last day of October, January, April and July.

DIVIDEND REINVESTMENT
Shareholders of record may have their dividends automatically reinvested in Brady stock through a Dividend Reinvestment Program. For more information on this program, see the description on the Internet at www.investor.bradycorp.com or call Brady's investor line at 414-438-6918.

STOCK TRANSFER AGENT
Firstar Bank N.A., 1555 North RiverCenter Drive,
Suite 301, Milwaukee, WI 53212; phone: 1-800-637-7549.
www.firstarinvestorservice.com

BRADY INFORMATION

Brady's Internet site at WWW.INVESTOR.BRADYCORP.COM contains investor presentations, 10-K and 10-Q filings, annual reports, news releases, frequently asked investor questions, stock prices, a Brady investment calculator, product information and a variety of other information about Brady.

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

ANALYST, INVESTOR AND MEDIA CONTACT
Laurie Spiegelberg, vice-president of corporate communications, 414-438-6880.

ANNUAL MEETING
The Brady Corporation Annual Meeting will be at 9 a.m., Wednesday, November 15, 2000, at the Milwaukee Athletic Club, 758 N. Broadway, Milwaukee, Wisconsin. Highlights will be posted on the Internet at www.investor.bradycorp.com.


                               ANNUAL REPORT 2000

BRADY LOCATIONS

UNITED STATES

Brady Corporation
P.O. Box 571
Milwaukee, WI 53201

Brady Worldwide, Inc.
Identification Solutions &
Specialty Tapes
6555 W. Good Hope Rd.
Milwaukee, WI  53223

Brady Worldwide, Inc.
Global Die Cut Products
N144 W5690 Pioneer Road
Cedarburg, WI 53012

Brady Worldwide, Inc.
Coated Products
2230 W. Florist Ave.
Milwaukee, WI 53209

Brady Worldwide, Inc.
Signmark(R)
2221 W. Camden Rd.
Milwaukee, WI  53209

Brady AIDC &
Software Solutions
727 W. Glendale Ave.
Glendale, WI 53209

Brady Business Process
Innovation Center
5300 N. 118th Court
Building F
Milwaukee, WI 53225

Brady Worldwide, Inc.
Varitronics
6835 Winnetka Circle
Brooklyn Park, MN 55428

Seton Identification Products
20 Thompson Rd.
Branford, CT 06405

Seton Identification Products
4451 Eucalyptus Ave.
Suite 330
Chino, CA 91710

Barcodes West
1560 First Avenue South
Seattle, WA 98134

BCW Inventory Services
1766 S. Naperville Rd.
Wheaton, IL 60187

Data Recognition, Inc.
2929 Longhorn Blvd.
Suite 103
Austin, TX 78758

Imtec, Inc.
7 Corporate Dr.
Keene, NH 03431

AUSTRALIA

Brady Australia Pty. Ltd.
Seton Australia Pty. Ltd.
112 Christina Road
Villawood NSW 2163
Australia

Visi Sign
10 Reid Street
Bayswater, Victoria 3153
Australia

BELGIUM

W.H. Brady, n.v.
Industrie Park C/3
Lindestraat 20
B-9240 Zele, Belgium

BRAZIL

W.H.B. do Brasil Ltda.
Rua Rosangela Donata
De Oliveira, 30
06236-110-Osasco, Sao Paulo
Brazil

Seton Brasil
Centro Empresarial Alphaville
Av. Jurua, 105-Modulo 4
06455-908-Barueri, Sao Paulo
Brazil

CANADA

W.H.B. Identification Solutions, Inc.
56 Leek Crescent
Richmond Hill
Ontario, Canada

Brady Software Group Canada
7035 Fir Tree Drive, Suite 9
Mississauga, Ontario
Canada, L5S 1V6

CHINA

Brady Corporation S.E.A. Pte. Ltd.
Room 806,
Bright China Chang An Building
7 Jian Guo Men Nei Da Jie
Dong Cheng District
Beijing, PRC

Brady Corporation S.E.A. Pte. Ltd.
Unit F, 23/F,
Zhao Feng World Trade Building
369 Jiangsu Rd.
Shanghai 200050, PRC

Brady (Wuxi) Co. Ltd.
No. 229
Xingchuang Ba Lu
Wuxi-Singapore Industrial Park
Wuxi, Jinagsu, PRC 214028

FRANCE

Brady France
1 Rue de Terre Nueve - bat. E
BP 362 - ZAC Lesulis
91959 Courtaboeuf Cedex, France

Seton S.A.
45 Avenue de L'Europe
BP 132
59436 Roncq Cedex, France

Signals
Rond Point de la Republique
Z.I. de la Rochelle
17187 Perigny Cedex, France

Brady Software Group Europe
2 rue Vincent Van Gogh
Z.I. Est
32020 Auch Cedex 9, France

Brady LettraSoft S.A.
13 rue des Emeraudes
F-69006 Lyon, France

GERMANY

W.H. Brady GmbH
Lagerstrasse 13
64807 Dieburg, Germany

Seton GmbH
Otto-Hahn-Str. 5-7
63222 Langen, Germany

Brady LettraSoft GmbH
Felix Klein Strasse 2
40474 Duesseldorf, Germany

HONG KONG

Brady Corporation S.E.A. Pte. Ltd.
Unit 03/04, 18th Floor
CRE Centre
889 Cheung Sha Wan Road
Kowloon, Hong Kong

ITALY

Seton Italia, Srl
Via Luigi Lazzaroni 7
21047 Saronno (VA), Italy

JAPAN

Nippon Brady K.K.
Seton Japan
TVP Building 3F
3-9-13 Moriya-cho, Kanagawa-Ku
Yokohoma, Kanagawa 221-0022
Japan

KOREA

Brady Korea Ltd.
5F Hyo-Won Bld.
99-5 GaRak-Dong, SongPa0Ku
Seoul, 138-720
Republic of Korea

Brady Korea Ltd.
130-8 Dong An-Ri, Okcheon-EUP
Okcheon-Gun, Chung Buk
373-800
Republic of Korea

MALAYSIA

Brady Corporation S.E.A. Pte. Ltd.
54-G-2, Wisma Sri Mata
Jalan Van Praagh
11600 Penang, Malaysia

MEXICO

W.H. Brady S. de R.L. de C.V.
Lago Iseo No. 91
Col. Anahuac
11320 Mexico D.F., Mexico

PHILIPPINES

Brady Corporation S.E.A. Pte. Ltd.
9 Narra Drive, Palmeral Heights III
Valley Golf, Cainta Rizal
Philippines 1900

SINGAPORE

Brady Corporation S.E.A. Pte. Ltd.
Brady Corporation Asia Pte. Ltd.
55 Ayer Rajah Crescent #03-25
Ayer Rajah Industrial Estate
Singapore 139949

SPAIN

Brady LettraSoft
Avda. Madrid 9
Escalera B, Entresuelo 2
08028 Barcelona, Spain

SWEDEN

Brady AB
Karins Vag 5
194 54 Upplands Vasby
Sweden

TAIWAN
Brady Corporation S.E.A. Pte. Ltd.
6F-2, 412, Chung Hsiao E. Rd.
SEC 5
Taipei 110, Taiwan

UNITED KINGDOM

W.H. Brady Co. Ltd.
Wildmere Industrial Estate
Banbury, Oxfordshire
OX16 3JU,
United Kingdom

Seton Limited
Canada Close
Banbury, Oxon 0X16 7RT
United Kingdom

DIRECTORS

[PHOTO]
Richard A. Bemis, 59, has been a director of Brady since January 1990. He is president and CEO of Bemis Manufacturing Company, a manufacturer of molded plastic products in Sheboygan Falls, Wisconsin. He serves on the Technology Committee and the Compensation Committee.

[PHOTO]
Dr. Frank W. Harris, 58, has been a director of Brady since November 1991. He is a distinguished professor of polymer science and biomedical engineering at the Institute of Polymer Science, university of Akron, Akron, Ohio. He chairs the Technology Committee and serves on the Audit Committee.

[PHOTO]
Peter J. Lettenberger, 63, has served as a director of Brady since January 1977. He is a partner in the law firm of Quarles & Brady, Milwaukee, Wisconsin. He serves on the Finance Committee and the Corporate Governance Committee.

[PHOTO]
Robert C. Buchanan, 60, has been a director of Brady since November 1987. He is president of the Fox Valley Corporation, a specialty paper manufacturer in Appleton, Wisconsin. He chairs the Corporate Governance Committee and serves on the Finance Committee.

[PHOTO]
* Katherine M. Hudson, 53, joined Brady in January 1994 as president, chief executive officer and director. Before joining Brady, She was a vice president at Eastman Kodak Company and general manager of Kodak's Professional, Printing and Publishing Imaging Division. She is a director of CNH Global N.V. and Charming Shoppes, Inc.

[PHOTO]
Gary E. Nei, 56, has been a director of Brady since November 1992. He is chairman of B&B Publishing, Walworth, Wisconsin. He chairs the Finance Committee and serves on the Technology Committee.

[PHOTO]
Mary K. Bush, 52, was elected to the Board of Directors on May 15, 2000. She is president of Bush & Company, Washington, D.C., an international financial advisory firm. She serves on the Audit and Finance Committees.

[PHOTO]
Frank R. Jarc, 58, was elected to the Board of Directors on May 15, 2000. He is a consultant specializing in corporate development and international acquisitions, and the former senior vice president of corporate development at Office Depot. He chairs the Audit Committee and serves on the Compensation Committee.

[PHOTO]
Roger D. Peirce, 63, has served as a Brady director since September 1988. He is secretary and treasurer of Jor-Mac Company, Inc, a manufacturer of metal products in Grafton, Wisconsin. He chairs the Compensation Committee and serves on the Corporate Governance Committee and the Finance Committee.


CORPORATE OFFICERS AND EXECUTIVES

* Richard L. Fisk
  vice president - Direct Marketing Group

* Conrad F. Goodkind
  secretary

* David R. Hawke
  Vice president - Graphics Group

* Katherine M. Hudson
  president and chief executive officer

* Frank M. Jaehnert
  vice president and chief financial officer

  Gary L. Johnson
  vice president - corporate development

* Michael L. Oliver
  vice president - human resources

* Donald E. Rearic
  vice president, treasurer and assistant secretary

* David W. Schroeder
  vice president - Identification Solutions & Specialty Tapes Group

  Laurie A. Spiegelberg
  vice president - corporate communications

  David B. Winter
  vice president and chief information officer


* Officers for the purposes of Section 16 of the Securities Exchange Act of 1934.

                                             [BRADY LOGO]

                                        www.bradycorp.com       Go!




Brady Corporation World Headquarters, P.O. Box 571, Milwaukee, WI 53201-0571

10-FC-00-40 (C)2000 Brady Corporation. All Rights Reserved.

[RECYCLE LOGO] In keeping with Brady Corporation's policy of environmental stewardship, this brochure is recyclable.