Form 10-K405, Exhibit 13
period 2001-07-31
BRADY CORP
filed 2001-10-26
CIK 746598

                    WE'VE TAKEN A LESSON FROM BAMBOO, ONE OF THE WORLD'S MOST ENDURING AND VERSATILE MATERIALS.

                          BRADY CORPORATION
                          2001 Annual Report


                                                       [BRADY LOGO]

ABOUT BRADY CORPORATION

Brady Corporation is a leading manufacturer and marketer of complete identification solutions which improve productivity, performance, safety and security. Its products include high-performance labels, signs, software, printers, specialty die-cut materials and data-collection systems for markets including electronics, telecommunication, electrical, transportation, pulp and paper, chemical, healthcare, education and government.

Founded in 1914 and headquartered in Milwaukee, Wisconsin, Brady has about 3,000 employees in operations in 20 countries. Through distributors and other sales channels, Brady serves over 300,000 companies in more than 100 countries.

Brady stock is traded on the New York Stock Exchange under the symbol BRC. For more information about Brady, please check out www.bradycorp.com on the Internet.

FINANCIAL HIGHLIGHTS

                                                                                        Percent
(Dollars in Thousands,                                                                 Increase
Except Per Share Amounts)                              JULY 31, 2001  July 31, 2000  (Decrease)
-----------------------------------------------------------------------------------------------
Net sales                                                   $545,944       $550,664       (0.9)
Income before income taxes                                   $44,790        $76,131      (41.2)
Pre-tax profit margin                                           8.2%          13.8%
Net income                                                   $27,546        $47,201      (41.6)
After-tax profit margin                                         5.0%           8.6%
Return on average stockholders' investment                      9.3%          17.1%
Net income per Common Share (diluted)
         Class A Nonvoting                                     $1.18          $2.05      (42.4)
         Class B Voting                                        $1.15          $2.02      (43.1)
Net income excluding nonrecurring items                     $33,425*      $45,704**      (26.9)
Net income per Common Share excluding
  nonrecurring items (diluted)
         Class A Nonvoting                                     $1.44          $1.98      (27.3)
         Class B Voting                                        $1.41          $1.95      (27.7)

Working capital                                             $123,830       $116,084        6.7
Stockholders' investment                                    $302,579       $291,224        3.9
Research and development                                     $20,329        $20,555       (1.1)
Capital expenditures                                         $20,770        $22,624       (8.2)
Depreciation and amortization                                $22,646        $17,833        27.0


KEY DATA
Dividend yield                                                  2.1%           2.2%
Trailing P/E ratio, excluding non-recurring items               23.9           15.1
Current ratio                                                    2.7            2.3
Book value/share                                              $13.20         $12.81
Weighted average shares outstanding (diluted)             23,107,229     22,933,199

* In fiscal 2001, Brady had a one-time $5.9 million after-tax charge for a restructuring program.

** In fiscal 2000, Brady had a one-time $1.5 million after-tax gain from the sale of certain securities.



 NET SALES
 in millions
 [BAR GRAPH]


     96        97        98        99        00        01
   ------    ------    ------    ------    ------    ------
    366       434       463        479       551       546

 NET INCOME
 in millions
 [BAR GRAPH]


     96        97        98        99        00        01
   ------    ------    ------    ------    ------    ------
     28        32        33*       39*       46*       33*

* excluding non-recurring items

 STOCKHOLDERS' INVESTMENT
 in millions
 [BAR GRAPH]


     96        97        98        99        00        01
   ------    ------    ------    ------    ------    ------
    189       207       233       261       291       302

BRADY CORPORATION
2

                                                        DEAR FELLOW SHAREHOLDERS

"LET ME TELL YOU A STORY"

Earlier in my career, I had occasion to visit an important customer in Kyoto at the beginning of the Japanese economic crisis. This customer's father had worked very hard to build a successful family business from scratch. Over the years, they developed a strong and loyal relationship with the company I was working for at the time.

At this particular meeting, I was surprised when the customer handed me an order for an extremely expensive piece of equipment. "Given the difficult economic conditions in your country, are you sure you want to make this investment now?" I asked.

He pointed to a large bamboo plant in his office and explained, "It's during the times of slower growth that the bamboo plant builds the strong rings that serve as the foundation for its next growth spurt."

I've never forgotten that meeting, and often think of it in executive planning sessions. It seems particularly appropriate in these times of economic uncertainty.

[PHOTO]
KATHERINE M. HUDSON
President and Chief Executive Officer

By taking a lesson from the bamboo plant, Brady is continuing to invest and build our platforms for faster growth so that we may be better prepared when this manufacturing slow down moves into a recovery.

                                                              2001 ANNUAL REPORT
                                                              3

LETTER TO SHAREHOLDERS

FINANCIAL RESULTS
Fiscal 2001 was demanding, difficult and disappointing. We faced weak economies, a strong U.S. dollar, and business contraction in many markets. In fact, U.S. industrial production in 2001 fell to levels not seen since the 1991 recession, and U.S. factories operated at their slowest pace in more than 17 years.

For Brady, that meant a swing from 15-percent sales growth in the first quarter to a 15-percent decline in the fourth quarter. Our sales for the year were $545.9 million, down 0.9 percent from fiscal 2000's record $550.7 million in sales. In local currencies, sales rose 3.3 percent to $568.8 million.

As telecommunications, electronics and other Brady markets continued to struggle with double-digit declines throughout the year, we focused on creative and strategic cost-control initiatives to weather the storm. We aggressively took steps to reduce spending, including instituting a summer hours program for employees aimed at trimming our expenses while retaining our workforce. Unfortunately our efforts could not keep up with the dramatic business decline, and it was necessary to take additional steps.

To better align our operations with market conditions, we undertook a restructuring in the fourth quarter. It included consolidating manufacturing operations and reducing our workforce by about 5 percent. One-time charges totaling $5.9 million after tax for this restructuring were recorded in the fourth quarter.

Excluding nonrecurring items, net income for fiscal 2001 was $33.4 million or $1.44 per diluted share, down from $1.98 per share in fiscal 2000. Net income including the charge and a one-time gain in fiscal 2000, was $27.5 million or $1.18 per diluted share, compared to $2.05 in the previous year.

Through our restructuring, we strive to balance the short- and long-term needs of employees, customers and our shareholders, and put Brady in a much stronger position when economic conditions improve. We expect to realize after-tax savings of about $6 million in fiscal 2002.

PROGRESS ON KEY INITIATIVES
It is during times of slower growth that it is most important to lay an even stronger foundation for the future. As a company focused on long-term growth and value creation, we continued to invest in our five key initiatives: process improvement, e-business, proprietary products, acquisitions and market-driven growth.

                                    [GRAPH]

                                     MARKET
                                    PLANNING

                       NEW PRODUCT      CUSTOMER        ORDER
                       DEVELOPMENT       VALUE         TO CASH
                                       CREATIONS

                           HUMAN RESOURCES MANAGEMENT
                             INFORMATION TECHNOLOGY
                       MASTERDATA AND BUSINESS WAREHOUSE
                               QUALITY MANAGEMENT
                           STRATEGIC PLANNING/FINANCE


  BRADY'S VALUE CHAIN
  Brady's process improvement initiative integrates four key process areas supported by five key enablers.

Process improvement and innovation, focused fully on the customer, are making Brady an even stronger leader in manufacturing. Our process-improvement initiative, named "Eclipse" for "Earning Customer Loyalty through Integrated Processes and Systems Everywhere," is transforming our processes for developing new products, creating value for customers and converting a customer order into cash. Eclipse is also improving strategic planning and financial operations throughout the company.

Over the course of fiscal 2000 to fiscal 2004, we are investing more than $30 million in Eclipse to reduce Selling, General and Administrative


2001 HIGHLIGHTS


SEPTEMBER 2000               FEBRUARY 2001            MARCH 2001
  Brady increases              Brady establishes        Brady again named to
  quarterly dividend           manufacturing            the list of "The 100
  to shareholders to           operations in Manaus     Best Corporate
  $0.18 per share,             in the Amazon region     Citizens" by
  marking the 15th             of Brazil.               Business Ethics
  consecutive year the                                  magazine, moving up
  company has                                           from 44th to 27th on
  increased dividends                                   the list.
  since going public
  in 1984.

BRADY CORPORATION
4

                                                          LETTER TO SHAREHOLDERS


expenses as a percentage of sales; support ongoing double-digit sales growth with better customer and market information worldwide and a more robust new product-development process; and make other improvements including increasing inventory turns. Brady is streamlining and standardizing more than 1,200 specific processes throughout the entire organization to further enhance speed, flow, quality, cost and customer focus in everything from strategy to new product development to making and shipping product, and collecting on goods and services.

This year we successfully implemented SAP software as the global enterprise resource planning (ERP) platform in many of our U.S. businesses and corporate headquarters. We launched modules for production planning, sales and distribution, quality management, finance and control, and materials management. We are in the process of converting our European operations to the system, and other operations worldwide will follow.

Another change, effective August 1, 2001, is the combination of two of Brady's global operating groups, Graphics and Direct Marketing, into Graphics & Workplace Solutions. While each group had a distinct way of taking products to market, both supplied safety and facility identification products to the maintenance, repair and operations market. Now as one group with shared infrastructure, Graphics & Workplace Solutions can harness the power of a global production and distribution system to serve customers around the world more cost-effectively.

E-BUSINESS
We are also taking advantage of today's technologies to make our products and services more easily accessible around the world and to significantly reduce transaction costs. We continue to work to make every Brady business an electronic or Internet-enabled business with a goal of 50 percent of our business done electronically in 2003. This year, about 15 percent of total sales were done electronically, nearly doubled from about 8 percent of total sales last year.

This year about three times as many distributors as last year took advantage of BradyServe(TM) online services to check the availability and pricing of stock products, order products and check the status of open orders and invoices. By connecting electronically to our channel partners, we can maximize service and reduce transaction costs.


We also launched an automated Internet-based procurement system to encourage more competitive pricing from our suppliers and further reduce expenses. The new system includes evaluated receipt settlement (ERS), which eliminates the generation of paper purchase orders and paper invoices, and automatically matches receiving information to accounts payable activities.

Today Brady and Seton offer more than 50,000 safety and facility identification products on the Internet. A new "Compliance Resource Center" provides instant access to Federal safety regulations with links to related Seton products, compliance checklists and other information. Customers can also access their order history, current business activity, tracking numbers and delivery dates. And they can also find value-adding features including the opportunity to have real-time chats with customer service representatives, pay online via credit card, and design custom safety signs and asset tags on-line.

                                 2001 SALES BY
                                BUSINESS SEGMENT
                                  [PIE CHART]

                                2001
                                ----
Graphics                        23%
Direct Marketing                31%
Identification
Solutions & Specialty
Tapes                           46%


MARCH 2001              APRIL 2001              MAY 2001                 JULY 2001
  Brady acquires          Seton begins            Brady Corporation        Brady expands
  Balkhausen GmbH, a      marketing of safety     stock begins trading     software offerings
  European                products in Japan.      on the Berlin Stock      with the acquisition
  manufacturer of                                 Exchange.                of Eset, GmbH,
  precision die-cut                                                        Munich, Germany.
  parts and specialty
  materials.


2001 ANNUAL REPORT
5

LETTER TO SHAREHOLDERS


Our Web-to-Workbench(TM) initiative allows customers to customize products on-line, automatically send the order into Brady's system for processing, and electronically pass it on to the shop floor for manufacturing and shipment. This breakthrough technology, integrating the Web to the manufacturing floor, allows Brady and Seton customers to create and purchase products such as Seton Duraguard(R) Property Identification Tags and custom signs with unprecedented speed, ease and convenience.

[PHOTO]


   WEB-TO-WORKBENCH(TM)
   With Brady's Web-to-Workbench(TM) technology, custom-product orders move seamlessly from the customer to Brady's manufacturing floor.


We are also meeting the challenge of serving customers from many European countries electronically with a multi-lingual Web site launched this year at www.bradyeurope.com. The advanced programming behind this site automatically selects the language specified by the user's browser. Customers can access country-specific technical support and customer-service information in seven predominant European languages (English, French, German, Dutch, Italian, Spanish and Swedish). The site also features downloadable product information and software customized for the language selected.

Other e-business initiatives this year included customized Web interfaces for some of our key customers, enhanced "virtual" learning to ensure employees have the most up-to-date tools and skills needed in today's competitive marketplace, and a more robust investor-relations area of our Web site at www.investor.bradycorp.com.

These efforts are all part of a multi-faceted, comprehensive and innovative e-business strategy designed to help the company utilize the Internet to leverage its position as a leading provider of high-performance identification solutions and safety products.

NEW PRODUCTS
Proprietary products continue to be a key growth strategy for Brady. Our research and development teams are focusing on high-impact initiatives as well as process-improvement efforts designed to maximize everything from "idea generation" to "commercialization" of new products. This year we launched a number of new label products, safety devices, printers and software, all designed to make the job -- from identifying and tracking, to safely repairing and maintaining -- more efficient, effective and easier to do.

New label products include thinner, lighter labels for meeting the extreme challenges of printed-circuit-board manufacturing; and a new line of low-level security labels that provide the ideal deterrent to product theft, warranty-related tampering and product fraud.



[PHOTO]


  NEW PRODUCTS
  Only 1 mil thick, Brady's new EDS labels are ideal for sensitive electronics applications where reducing overall product weight is critical.


New safety products range from the Brady EZ Panel Loc(TM) circuit breaker lock-out system to a complete line of safety signage products compliant with new federal standards for size, shape, reflectivity and color.

We also expanded our printer offerings with a new Bradyprinter(TM) model that offers 600 dpi resolutions for labels as small as one-eighth-inch high; and the next generation of our popular line of TLS 2200(R) printers, now with the capability to work as both a desktop or portable printer.


BRADY CORPORATION
6

                                                          LETTER TO SHAREHOLDERS

In addition to upgrades to our Codesoft(TM), LabelMark(TM) and LabelView(TM) lines of barcode software, we also offered MarkWare(TM) FE 1.0, our first Asian language version of our popular make-it-yourself safety and facility identification



                                    [PHOTO]

    NEW PRODUCTS
    Brady's EZ Panel Loc(TM) system provides a convenient solution to safely lockout virtually any circuit breaker.


software; and new Brady Lockout-PRO(TM) Graphical Procedure Writing Software, a turnkey program for building an OSHA-compliant lockout-tagout program.

You can read more about all of our new products on our Web site at www.bradycorp.com.

ACQUISITIONS
We made two acquisitions this year, both in Germany. In March 2001, we acquired Balkhausen GmbH, a manufacturer of precision die-cut parts and specialty materials. Balkhausen has developed a unique material and application solution to dissipate heat from electronic components, and provides us new development opportunities for specialty thermal-management materials. With electronics becoming more and more powerful, there is a tremendous amount of heat concentrated in smaller and smaller areas, shortening the lifespan of electronic components. Balkhausen's material/technology combination helps to remove the heat from isolated areas and effectively transfer it away from the devices by using heat sinks -- pieces of precision-cut copper or aluminum attached to printed circuit boards. The materials are particularly attractive to automotive electronics manufacturers, as an increasing portion of an auto's bill of materials is comprised of electronics.

We expanded our software offerings with the acquisition of Eset, GmbH in July 2001. Eset has developed nearly 200 Windows(R) printer drivers in conjunction with its label-design software which will allow us to offer customers products that add even more value to their identification systems.* Eset's signature product, "Label and Form" software, is produced in German, French, Swedish and English, and is capable of printing directly from SAP and other enterprise-resource-planning systems without customization.

We continue to look for acquisitions that expand our geographic and market reach, or bring new technologies to ensure Brady continues to be on the forefront in our markets.

MARKET-DRIVEN GROWTH
Market-driven growth for Brady has taken a decidedly international focus this year. Recognizing the potential for growth in Eastern Europe, we recently opened our first sales offices in Hungary and Poland.

Brazil is providing us opportunities to grow our business with multinational companies there. To position Brady to best serve these customers, we opened our second manufacturing facility in Brazil, this time in the city of Manaus in the Amazon region. About 1,600 miles from our operation in Sao Paulo, it is located in an industrial free trade zone created by the Brazilian government and home to more than 400 multinational and domestic companies specializing in commercial electronics, injection molding and telecommunication manufacturing. The Brazilian government estimates total sales from the region to exceed $10 billion this year, and the region is experiencing industrial growth of more than 50 percent.

We also began direct marketing safety products in Japan, offering signs, labels and other products with Kanji characters. Seton established a sales office, call center and




[PHOTO]
BALKHAUSEN
Heat-sink technology, a Balkhausen specialty, extends the lifespan of small electronics components.



*Windows is a registered trademark of Microsoft Corporation.

2001 ANNUAL REPORT
7
warehouse in Yokohama, Japan, to provide local customer service and order processing, convenient shipping, and customized products for customers in manufacturing, construction and other industries. Japanese companies take safety recommendations very seriously. To meet their

                                    [PHOTO]

         INTERNATIONAL EXPANSION
         Seton now offers safety signs and labels with Kanji characters to customers in Japan.


needs, Seton is now one of the few companies to offer a convenient "one-stop-shopping" experience for hundreds of products to help customers provide a better, safer work environment.

LOOKING AHEAD
Through the years, Brady investors have enjoyed a tradition of strong growth and profitability. And we fully expect that tradition to continue over the long-term. Despite the economic difficulties of fiscal 2001, Brady remains a strong company, with a solid cash reserve and cash flow, and virtually no debt.

We continue to strive for compound annual growth in sales of 15 percent on a rolling five-year basis, net income growth in excess of sales growth, and positive shareholder value enhancement. And we believe that we are on the right path to position Brady to thrive in the 21st century, by continuing our investments in process improvement, e-business, proprietary products, acquisitions and market-driven growth.

The Brady management team and all 3,000 employees remain committed to revenue growth, cost control and resource utilization. We are working every day to create value for our customers, our employees, and our shareholders.

Thank you for your support.
Katherine M. Hudson


Katherine M. Hudson

President and Chief Executive Officer

FINANCIAL REVIEW

NOTE OF REPORTING CHANGE: Throughout this report, net sales and cost of sales figures reflect new accounting standards relative to costs incurred for shipping and handling in a sales transaction. As a result, net sales increased approximately 2 percent, with an offsetting increase in cost of sales. Earnings per share reporting is not impacted by this change.

SELECTED FINANCIAL INFORMATION

                                    (Dollars in Thousands,
                                  Except Per Share Amounts)
                     Years Ended July 31, 1991 through 2001        2001
                                                                ---------
OPERATING DATA
NET SALES                                                       $ 545,944
Operating expenses:
  Cost of products sold                                           257,313
  Research and development                                         20,329
  Selling, general and administrative                             214,220
  Nonrecurring (credit) charge                                      9,560
                                                                ---------
    Total operating expenses                                      501,422
                                                                ---------
OPERATING INCOME                                                   44,522
OTHER INCOME AND (EXPENSE):
  Investment and other income - net                                   686
  Interest expense                                                   (418)
                                                                ---------
    Net other income                                                  268
                                                                ---------
Income before income taxes and
cumulative effect of changes in
accounting principles                                              44,790

INCOME TAXES                                                       17,244
                                                                ---------
Income before cumulative effect of
  changes in accounting principles                                 27,546
CUMULATIVE EFFECT OF CHANGES IN
  ACCOUNTING PRINCIPLES FOR:
    Postretirement benefits (net of
      income taxes of $2,663)                                          --
    Income taxes                                                       --
NET INCOME                                                      $  27,546
                                                                ---------

NET INCOME PER COMMON SHARE (DILUTED):
  Class A Nonvoting                                             $    1.18
  Class B Voting                                                $    1.15
CASH DIVIDENDS ON:
  Class A Common Stock                                          $     .72
  Class B Common Stock                                          $     .69

BALANCE SHEET (at year end)
  Working capital                                               $ 123,830
  Total assets                                                    392,476
  Long-term obligations, less
    current maturities                                              4,144
  Stockholders' investment                                        302,579
                                                                ---------





BRADY CORPORATION
8

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION in $ millions

[BAR GRAPH]

     96        97        98        99        00        01
   ------    ------    ------    ------    ------    ------
     51        65        65       77         90        76

2001 SALES BY REGION

[PIE CHART]

Europe                     29%
United States              56%
Canada & Latin America      6%
Asia                        9%

DIVIDEND HISTORY
annually per share
In September 2001, Brady increased its dividend for the 16th consecutive year to $0.76 per share.

[BAR GRAPH]

     96        97        98        99        00        01
   ------    ------    ------    ------    ------    ------
    .40       .52       .60       .64       .68       .72



     2000         1999         1998         1997         1996         1995         1994         1993         1992         1991
------------------------------------------------------------------------------------------------------------------------------

$ 550,664    $ 479,025    $ 463,235    $ 433,649    $ 365,929    $ 319,946     $260,386    $ 247,286    $ 240,156    $ 214,812

  245,587      216,060      212,980      201,664      172,813      149,218      122,661      118,617      114,321      100,546
   20,555       17,116       20,287       16,300       11,309       10,426       10,318       12,132       10,001        9,176
  215,231      182,688      178,648      165,317      140,642      119,717       97,932       92,449       93,931       84,936
       --         (611)       5,390           --           --           --           --       (1,236)       6,562           --
------------------------------------------------------------------------------------------------------------------------------
  481,373      415,253      417,305      383,281      324,764      279,361      230,911      221,962      224,815      194,658
------------------------------------------------------------------------------------------------------------------------------
   69,291       63,772       45,930       50,368       41,165       40,585       29,475       25,324       15,341       20,154

    7,418        1,455          638        1,159        4,570        4,609          837          559          239        2,845
     (578)        (445)        (403)        (256)        (302)        (555)        (410)         (54)        (219)        (548)
------------------------------------------------------------------------------------------------------------------------------
    6,840        1,010          235          903        4,268        4,054          427          505           20        2,297
------------------------------------------------------------------------------------------------------------------------------
   76,131       64,782       46,165       51,271       45,433       44,639       29,902       25,829       15,361       22,451

   28,930       25,198       18,129       19,564       17,406       16,728       11,362        8,973        6,972        7,054
------------------------------------------------------------------------------------------------------------------------------

   47,201       39,584       28,036       31,707       28,027       27,911       18,540       16,856        8,389       15,397



       --           --           --           --           --           --           --           --       (3,995)          --
       --           --           --           --           --           --           --           --          661           --
$  47,201    $  39,584    $  28,036    $  31,707    $  28,027    $  27,911    $  18,540    $  16,856    $   5,055    $  15,397
------------------------------------------------------------------------------------------------------------------------------


$    2.05    $    1.73    $    1.23    $    1.43    $    1.26    $    1.26    $     .84    $     .77    $     .22    $     .70
$    2.02    $    1.70    $    1.20    $    1.40    $    1.23    $    1.23    $     .81    $     .74    $     .19    $     .67

$     .68    $     .64    $     .60    $     .52    $     .40    $     .27    $     .23    $     .20    $     .19    $     .16
$     .65    $     .61    $     .57    $     .49    $     .37    $     .23    $     .19    $     .17    $     .15    $     .13


$ 116,084    $ 129,884    $ 125,386    $ 130,724    $ 109,688    $ 129,938    $ 100,023    $  77,943    $  66,093    $  70,883
  398,134      351,120      311,824      291,662      261,835      230,005      202,509      179,901      173,054      156,812



    4,157        1,402        3,716        3,890        1,809        1,903        1,855        1,978        2,524        1,982
  291,224      260,564      233,373      206,547      189,263      170,823      145,129      128,068      119,771      115,260
------------------------------------------------------------------------------------------------------------------------------


2001 ANNUAL REPORT
9

SHAREHOLDER SERVICES

COMMON SHARES
Brady Corporation Class A Common Stock trades on the New York Stock Exchange under the symbol BRC. As of September 17, 2001, there were 362 Class A Common Stock shareholders of record and about 4,000 beneficial shareholders. There are three Class B Common Stock shareholders. Brady Corporation stock is also listed on the Berlin stock exchange.

QUARTERLY STOCK DATA

                   2001               2000             1999
               High     Low      High     Low      High     Low
------------------------------------------------------------------
4th Quarter    $35.94   $28.67   $34.13   $27.00   $35.00   $24.13
3rd Quarter    $38.83   $30.48   $32.38   $24.50   $27.50   $19.50
2nd Quarter    $38.35   $27.08   $34.56   $26.25   $29.38   $22.50
1st Quarter    $32.67   $26.92   $36.31   $25.63   $23.13   $16.25
------------------------------------------------------------------


DIVIDENDS
Brady has paid dividends on its Common Stock every quarter since going public in June 1984, and the Company has increased the dividend every year for each of the past 16 years. At its September 2001 meeting, the Board of Directors increased the quarterly dividend on Class A Common Stock to 19 cents per share per quarter, or $0.76 per year. Dividends are normally paid on the last day of October, January, April and July.


DIVIDEND REINVESTMENT
Shareholders of record may have their dividends automatically reinvested in Brady stock through a Dividend Reinvestment Program. For more information on this program, see the description on the Internet at www.bradycorp.com or call Brady's investor line at 414-438-6918.


STOCK TRANSFER AGENT
Firstar Bank N.A., 1555 North RiverCenter
Drive, Suite 301, Milwaukee, WI 53212;                  [PHOTO]
phone: 1-800-637-7549
www.firstarinvestorservice.com


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


ANALYST AND INVESTOR CONTACT
Barbara Bolens, Director of Investor Relations,
414-438-6940.


ANNUAL MEETING
The Brady Corporation Annual Meeting will be at 9 a.m., Thursday, November 15, 2001, at Brady Corporate Headquarters, 6555 W. Good Hope Road, Milwaukee, Wisconsin. Highlights will be posted on the Internet at www.investor.bradycorp.com.


2001 ANNUAL REPORT
From recycling last year's photo of President and CEO Katherine Hudson, to reducing the number of pages, selecting in-house design and less expensive paper, and substituting SEC Form 10-K for a separate financial section, Brady's 2001 annual report reflects just one of the many ways Brady is managing costs in these challenging economic times. Cost-control and resource-utilization efforts such as these help Brady to focus on the strategic initiatives that will add long-term value for shareholders, customers and employees.

[PHOTO]


BRADY CORPORATION
10

BRADY LOCATIONS


- United States                   Brady Australia Pty. Ltd. -  - France                           - Korea
                                  Visi Sign
  Brady Corporation               10 Reid Street                 Braton Group s.a.r.l.              Brady Korea Ltd.
  P.O. Box 571                    Bayswater, Victoria 3153       Brady France                       5F Hyo-Won Building
  Milwaukee, WI 53201             Australia                      1 Rue de Terre Nueve - Bat. E      99-5 GaRak-Dong, SongPa-Ku
                                                                 BP 362 - ZAC Les Ulis              Seoul, 138-720
  Brady Worldwide, Inc. -                                        91959 Courtaboeuf Cedex,           Republic of Korea (South)
  Identification Solutions and                                   France
                                - Belgium
  Global Die-Cut Products         W.H. Brady, n.v.               Tricor Groupe S.A. - Seton         Brady Korea Ltd.
  6555 W. Good Hope Rd.           Industrie Park C/3             45 Avenue de L'Europe              130-8 Dong An-Ri, Okchon-EUP
  Milwaukee, WI 53223             Lindestraat 20                 BP 132                             Okchon-Gun, Chung Buk, 373-800
                                  B-9240 Zele, Belgium           59436 Roncq Cedex, France          Republic of Korea (South)
  Brady Worldwide, Inc. -
  Coated Products               - BRAZIL                         Brady LettraSoft S.A.            - MALAYSIA
  P.O. Box 298                                                   13 Rue des Emaraudes
  2230 W. Florist Ave.            W.H.B. do Brasil Ltda.         F-69006 Lyons, France              Brady Corporation S.E.A.
  Milwaukee, WI 53201-0298        Rua Rosangela Donata                                              Pte. Ltd.
                                  De Oliveira 30                 Brady Software Group Europe        54-G-2, Wisma Sri Mata
  Brady Worldwide, Inc. -         06236-110 Osasco               Z.I. Est                           Jalan Van Praagh
  Signmark                        Sao Paulo, Brazil              2 rue Vincent Van Gogh             11600 Penang, Malaysia
  Tobey Research & Innovation     32020 Auch,                    France
  2221 W. Camden Rd.                                             Signals                            Brady Technology Sdn Bhd
  Milwaukee, WI 53209             W.H.B. do Brasil Ltda.         Rond Point de la Republique        Level 41 - Suite B
                                  Seton Brazil                   Z.I. de Perigny                    Menara Maxis
  Brady Worldwide, Inc. -         Centro Empresarial             17181 Perigny Cedex, France        Kuala Lumpur City Center
  AIDC Software & Services        Alphaville                                                        50088 Kuala Lumpur
  12000 W. Park Place             Av. Jurua, 105- Modelo 5     - GERMANY
  Milwaukee, WI 53224             06455-010 Barueri                                               - MEXICO
                                  Sao Paulo, Brazil              Brady GmbH
  Brady Business Process                                         Division ISST                      W.H. Brady S. de R.L. de C. V.
  Innovation Center               W.H.B. do Brasil Ltda.         Lagerstrasse 13                    lago Iseo No. 91
  5300 N. 118th Court, Bldg. F    Brady Manaus                   64807 Dieburg, Germany             Col. Anahuac
  Milwaukee, WI 53225             Avenida Solimoes, N. 2100      Brady GmbH- Division Systeme       11320 Mexico D.F., Mexico
                                  Distrito Industrial da         Seton Division
  Brady Worldwide, Inc. -         Suframa                        Otto-Hahn-Str. 5-7                 PHILIPPINES
  Varitronics                     69075-200 Manaus               63222 Langen, Germany
  6835 Winnetka Circle            Amazonas, Brazil                                                  Brady Corporation S.E.A.
  Brooklyn Park, MN 55428                                        Brady LettraSoft GmbH               Pte. Ltd.
                                - CANADA                         Felix Klein Strasse 2              9 Narra Drive,
  Brady Worldwide, Inc. -                                        40474 Duesseldorf, Germany          Palmera Heights III
  Barcodes West                   W.H.B. Identification                                             Valley Golf, Cainta Rizal
  1560 First Avenue South         Solutions, Inc.                Brady GmbH - Balkhausen            Philippines 1900
  Seattle, WA 98134               Seton & Brady Canada           Rudolph-Diesel-Strasse 17
                                  56 Leek Crescent               28857 Syke, Germany              - SINGAPORE
  Seton Identification Products   Richmond Hill
  20 Thompson Rd.                 Ontario, Canada              - HONG KONG                          Brady Corporation S.E.A.
  Branford, CT 06405                                                                                 Pte. Ltd.
                                - CHINA                          Brady Corporation S.E.A.           Brady Corporation Asia
  Seton Identification Products                                   Pte. Ltd.                          Pte. Ltd.
  4451 Eucalyptus Ave.            Brady (Wuxi) Co. Ltd.          Unit 03/04, 18th Floor             55 Ayer Rajah Crescent
  Suite 330                       Room 806, Block 1, Bright      CRE Centre                          #03-25
  Chino, CA 91710                 China                          889 Cheung Sha Wan Road            Ayer Rajah Industrial Estate
                                  Chang An Building              Kowloon, Hong Kong                 Singapore 139949
  Brady Precision Die-Cut         7 Jian Guo Men Nei Da Jie
  Products South                  Dong Cheng District                                             - SWEDEN
  6500 NW 12th Avenue, Suite 119  Beijing, PRC                 - ITALY
  Fort Lauderdale, FL 33309                                                                         Brady AB
                                  Brady (Wuxi) Co. Ltd.          Seton Italia Srl                   Karins Vag 5
  Brady Imtec                     Unit F. 23F                    Via Luigi Lazzaroni 7              194 54 Upplands Vasby
  7 Corporate Dr.                 Zhao Feng World Trade          21047 Saronno (VA), Italy          Sweden
  Keene, NH 03431                 Building
                                  369 Jiangsu Rd.              - JAPAN                            - TAIWAN
  Brady Data Recognition          Shanghai 200050, PRC
  International                                                  Nippon Brady K.K.                  Brady Corporation S.E.A.
  2929 Longhorn Blvd., Suite 103  Brady (Wuxi) Co. Ltd.          Seton Japan                         Pte. Ltd.
  Austin, TX 78758                No. 229                        TVP Building , 3rd Floor           6F-2, 412, Chung Hsiao E. Rd.
                                  Xing Chuang Ba Lu              3-9-13 Moriya-cho, Kanagawa-Ku     SEC 5
- AUSTRALIA                       Wuxi-Singapore                 Yokohama, Kanagawa 221-0022        Taipei 110, Taiwan
                                   Industrial Park               Japan
  Brady Australia Pty. Ltd.       Wuxi, Jinagsu, PRC 214028
  Seton Australia Pty. Ltd.                                                                       - UNITED KINGDOM
  112 Christina Road              Brady (Shanghai)
  Villawood NSW 2163              International                                                     W.H. Brady Co. Ltd.
  Australia                       Trading Co. Ltd.                                                  Wildmere Industrial Estate
                                  Rm. 518, Hengshan                                                 Banbury, Oxfordshire
                                   Office Bldg.                                                     0X16 7JU, United Kingdom
                                  38# Yinglun Rd.,
                                  Waigaoqiao                                                        Seton Ltd.
                                  Shanghai 200131, PRC                                              Canada Close
                                                                                                    Banbury, Oxon
                                                                                                    OX16 7RT, United Kingdom

                                                              2001 ANNUAL REPORT

                                                                    [BRADY LOGO]
                                                               WWW.BRADYCORP.COM




BRADY CORPORATION
P.O. BOX 571
MILWAUKEE, WI 53201-0571




10-LP-01-30
(C)Brady Corporation. A
All Rights Reserved.

{RECYCLE LOGO] In keeping with Brady Corporation's policy of environmental stewardship, this brochure is recyclable.