Form 10-K, Exhibit 13
period 2002-07-31
BRADY CORP
filed 2002-10-23
CIK 746598

                          [PHOTO]                              [PHOTO]
       [PHOTO]                              [PHOTO]
                        innovation                            integrity
      investment                         infrastructure










                                  [BRADY LOGO]




BRADY CORPORATION                                             2002 ANNUAL REPORT

BRADY CORPORATION, founded in 1914, is an international manufacturer and marketer of identification, safety and materials solutions, with products including high-performance labels, signs, precision die-cut materials, printing systems, software, and label-application and data-collection systems. Brady is a leader in its markets which include electronics, telecommunications, manufacturing, electrical, construction, education and a variety of others.


Through the Company's values of teamwork, customer focus, value, growth and honesty, Brady's 3,200 employees in 20 countries work to accomplish the company's mission of providing innovative identification solutions which improve safety, security, productivity and performance for customers worldwide. With a reputation for innovation, quality and service, Brady is the provider of choice to more than 300,000 customers around the globe.












BRADY CORPORATION                                             2002 ANNUAL REPORT

2002 highlights

[Dollars in thousands except share amounts]

YEARS ENDED JULY 31                         2002            2001          % CHANGE
-------------------------------------------------------------------------------------
RESULTS OF OPERATIONS - AS REPORTED
Net sales                               $   516,962      $   545,944            -5.3
Earnings before income taxes            $    43,135      $    44,790            -3.7
Net income                              $    28,253      $    27,546             2.6
Return on invested capital                    13.2%            14.7%
Per diluted Common Share
        Class A Nonvoting               $      1.20      $      1.18             1.7
        Class B Voting                  $      1.17      $      1.15             1.7
-------------------------------------------------------------------------------------
RESULTS OF OPERATIONS - AS ADJUSTED*
Net sales                               $   516,962      $   545,944            -5.3
Earnings before income taxes            $    45,855      $    60,469           -24.2
Pre-tax profit margin                         8.87%           11.08%
Net Income                              $    30,035      $    39,364           -23.7
After-tax profit margin                       5.81%            7.21%
Per diluted Common Share
        Class A Nonvoting               $      1.28      $      1.70           -24.7
        Class B Voting                  $      1.25      $      1.67           -25.2
-------------------------------------------------------------------------------------
OTHER INFORMATION
Working capital                         $   135,764      $   123,830             9.6
Stockholders' investment                $   324,242      $   302,579             7.2
Research and development                $    17,271      $    20,329           -15.0
Capital expenditures                    $    13,095      $    20,770           -37.0
Depreciation and amortization**         $    16,630      $    22,646           -26.6
Dividend yield                                2.76%            2.10%            31.4
Trailing P/E ratio, excluding
 non-recurring items*                          21.5             20.3             5.9
Current ratio                                   2.8              2.8             0.0
Weighted average shares outstanding
 (diluted)                               23,339,708       23,107,229             1.0
-------------------------------------------------------------------------------------

* Excluding amortization of goodwill of $5.9 million after-tax in fiscal 2001, and non-recurring items of:
       a one-time after-tax restructuring charge of $5.9 million in fiscal 2001; a one-time after-tax restructuring charge of $1.8 million in fiscal 2002.
**   On August 1, 2001, Brady adopted FASB 142 and ceased amortization of goodwill.
--------------------------------------------------------------------------------
SALES BY REGION

[PIE GRAPH]

United States           52%
Europe                  32%
Asia                    10%
Canada &
Latin America            6%


SALES BY BUSINESS UNIT

[PIE GRAPH]

Graphics & Workplace
Solutions                  57%
Identification Solutions
& Specialty Tapes          43%


[BAR GRAPH]

97      434
98      463
99      479
00      551
01      546
02      517

  NET SALES
in $ millions


[BAR GRAPH]

97      34
98      35
99      44
00      51
01      39
02      30

 NET INCOME
in $ millions

*  Net income adjusted for goodwill
** Non-recurring charge or income


[BAR GRAPH]

97      .52
98      .60
99      .64
00      .68
01      .72
02      .76

 DIVIDEND HISTORY
annually per share

At its September 2002 board meeting, Brady increased its annual dividend to $0.80/share.

BRADY CORPORATION                                             2002 ANNUAL REPORT

                                                          LETTER TO SHAREHOLDERS

[GRAPHIC]                                                    TO OUR SHAREHOLDERS

Fiscal 2002 was the second straight year of difficult business conditions and disappointing sales and earnings results for Brady Corporation. Despite the challenges of a weak U.S. economy in the short term, we remained committed to investing in our businesses on a global basis for the long term. We continued with our key initiatives of process improvement through building a robust global infrastructure of facilities and capabilities. We focused on meeting the needs of our customers with innovative new products and exceptional service through global expansion. Above all, we maintained an unwavering adherence to the highest standards of integrity.

The recovery from the recession that has stalled our growth has not come as quickly or as strongly as we had hoped. Our sales for fiscal 2002 were $517.0 million, down 5.3 percent from $545.9 million in fiscal 2001. Our Graphics and Workplace Solutions group began to see some signs of stabilization in its markets, but sales for our Identification Solutions & Specialty Tapes (ISST) group declined as its higher-tech markets, particularly telecommunications and electronics, continued to struggle. Regionally, U.S. sales slipped, but we saw gains in China, parts of Europe and Latin America.


Our reported net income for fiscal 2002 was $28.3 million or $1.20 per diluted share, compared to $27.5 million or $1.18 per diluted share in the previous year. To ensure that our cost structure reflects the levels of current activity, we reduced our workforce by about 3 percent, and are consolidating some resources and facilities at our U.S., European, and Asian operations, with expected pre-tax savings of about $4 million in fiscal 2003. As a result, we took a restructuring charge of $3.0 million pre-tax in the fourth quarter. Excluding non-recurring items and goodwill amortization in both years, net income for fiscal 2002 was $30.0 million or $1.28 per diluted share compared to $39.4 million or $1.70 per diluted share in fiscal 2001.


[PHOTO]
Katherine M. Hudson
President and Chief Executive Officer


Brady maintains a strong balance sheet, with virtually no debt, and solid cash reserves of $76.0 million, up from $62.8 million at the end of fiscal 2001, even after dividend payments to our shareholders, and investments in strategic initiatives for process improvement, e-business, global expansion, and research and development.


....we remained committed to investing in our businesses on a global basis for the long term.



2
BRADY CORPORATION                                             2002 ANNUAL REPORT

                                                          LETTER TO SHAREHOLDERS


This year Brady launched a number of significant new products.

[PHOTO]

In January 2002, the ISST group introduced the ID Pal(TM) labeling tool around the world. A hand-held, thermal-transfer printer, designed specifically to meet the requirements of professionals working in the electrical and datacom industries, the ID Pal(TM) printer features easy-to-load drop-in label cartridges, a built-in label cutter, and a rugged and easy-to-find bright red outer shell. It provides an industrial-quality solution for on-site wire and cable marking, panel and component labeling, as well as asset and general identification. The ID Pal(TM) labeler is the most affordable hand-held printer offered by Brady.


Also this year, the Graphics group launched the GlobalMark(TM) Industrial Label Maker to replace the Labelizer(R) Plus printer, which has been an industry standard workhorse for the last decade. With new features including on-screen templates and touch-screen menus, the GlobalMark(TM) printer enables users to easily create industrial-grade indoor/outdoor labels and signs to meet OSHA and ANSI requirements as well as other equipment and security identification needs. As a result of improved product development processes at Brady, we were able to launch 4 different models of the GlobalMark(TM) printer, offering customers monocolor or multicolor options to fit any budget, options for built-in software and templates in 11 different languages, and a top-of-the-line "color & cut" model with a built-in plotter and cutter that cuts out text, shapes and graphics. In addition, a newly released MarkWare(TM) software upgrade complements the new printer.

[PHOTO]

Other new products include BradyGlo(TM) safety signs that glow in the dark to increase building safety in the event of blackouts or power failures; the ProImage(R) Plus 3000 PosterPrinter(TM) system for the education market, which helps schools create large, colorful visuals to capture students' attention and increase participation and excitement in the classroom; and a new line of laboratory identification solutions to meet the growing needs for sample identification in the laboratory market.

[PHOTO]

Innovation at Brady also goes beyond new product offerings, to new ways of manufacturing products and serving customers. For example, we continue to expand our digital manufacturing and our Web-to-Workbench(TM) initiative, which allows customers to customize products on-line and send their orders directly to the manufacturing floor. Web-to-Workbench(TM) signs and markers produced over $1 million in sales this year. And we are constantly revamping our Web sites and focusing on being "easy to do business with" over the Internet and around the world.



                              INNOVATION [GRAPHIC]

                                                                               3
BRADY CORPORATION                                             2002 ANNUAL REPORT

                                                          LETTER TO SHAREHOLDERS

[GRAPHIC]  INFRASTRUCTURE

We had three acquisitions in fiscal 2002 that expanded our geographic infrastructure, increased our market share, and brought us new technologies to ensure Brady continues to be a leader in its markets.

In November 2001, we acquired StrandWare, Inc. in Eau Claire, Wis., a leading developer of bar-code-label-design software. Combining the strength of StrandWare's market position and well established reseller network with our existing software product offerings strengthens our position as the market leader in packaged software products for the automatic identification and data collection (AIDC) industry.

Also in November 2001, we acquired Safety Sign Service, a manufacturer and supplier of safety products, in Perth, Australia. Located about 1,500 miles from Brady Australia in the western part of the country, this acquisition gives Brady a stronger strategic position in Australia, where much of the safety and identification market is regionally based.

[GRAPHIC]
VISUALLY CHANGING PAPER

In April 2002, we acquired Temtec, Inc., located in Suffern, N.Y. Temtec is a specialty printing company that develops and markets products for security applications utilizing its patented Visually Changing Paper (VCP) technology. This technology uses coating and printing capabilities to create materials that reveal a message, color or design after a specified time period. Temtec's TEMPbadge(R) identification and security products include a variety of self-expiring badges, security seals, parking permits and wristbands designed for visitor control. The acquisition of Temtec provides Brady new technologies to further grow its security product offerings, as well as development opportunities for marketing Temtec products in international arenas served by Brady's current global infrastructure.

We also stretched our presence around the globe by responding to growth opportunities, particularly in Asia. This year we laid the groundwork for expanded manufacturing in China and Malaysia, as we continue to support the movement of our customers to new locations there.

[ECLIPSE LOGO]

Our process-improvement initiative, named "Eclipse" for "Earning Customer Loyalty through Integrated Processes and Systems Everywhere," is also building a global Brady infrastructure with common and shared processes supported by an integrated enterprise resource planning (ERP) system. Eclipse, with an investment of about $30 million, has been our top priority since fiscal 2000.

Our objective is to streamline and coordinate our business processes, and leverage the power of SAP software as our ERP system to maximize the customer experience with Brady. This year we continued to implement SAP in coordinated phases throughout our global operations, and by December 2002, we will have more than two-thirds of our businesses converted to the new software.

Benefits of our new system include the creation of a more structured approach to market planning and new product development which uses better customer data and market information that we previously could not access or share across the company. The system also provides accurate real-time information on orders, which is enhancing the effectiveness and responsiveness of our customer service and manufacturing activities. Integrated systems, common processes and shared data are also making it possible for us to consolidate our buying power, better utilize our working capital, reduce our costs and accelerate global growth.

We are already seeing results from Eclipse, including an improvement in the days sales outstanding in the U.S. of about 16 days, an increase in global inventory turns of about one turn despite a sales decline, an improvement in the days payable outstanding of about 14 days in the U.S., and purchasing savings of more than $2 million.






4
BRADY CORPORATION                                             2002 ANNUAL REPORT

                                                          LETTER TO SHAREHOLDERS


We are proud to again be named to the list of "The 100 Best Corporate Citizens" by Business Ethics magazine, moving up on the list to 23rd place, after debuting in the 44th position three years ago. Brady's ongoing support for education in our community, commitment to diversity in the workplace, and family-friendly employment policies and benefits have demonstrated year after year that companies can indeed succeed when they do the right thing.

In fiscal 2003, we'll be continuing our emphasis on our guiding values of teamwork, value creation, honesty, customer focus and growth.


                                    INTEGRITY


[GRAPHIC]

Teamwork is our number one guiding value and a vital element for sustainable growth and superior business performance at Brady. In support of our teams, we strive to create a positive work environment that generates value for our employees, and in turn, for our customers and shareholders. This year we conducted our first on-line global employee survey. More than two-thirds of our 3,200 employees around the world participated. While it was gratifying to see that the vast majority believed overall Brady is a great place to work, we will be using survey feedback for continuous improvement in the Brady work place and the ways in which we work together.

Honesty and integrity in all our business activities must be sustained and protected. The ethical tone at Brady was set by the company's founders nearly 90 years ago. Their legacy of ethical business behavior lives on in our business and accounting practices today. We review our financial actions both internally and with our independent Audit Committee. Our goal is not only to follow the letter of the law, but also to communicate in the spirit of full and honest disclosure that accurately reflects the reality of our business conditions.

[GRAPHIC]

Customer Focus remains the key to our success and is being enabled and strengthened by our process improvement initiatives. While our current sales and net income reflect the pressures of two years of a difficult economy, our global presence, people and processes have strongly positioned us to return to the more traditional levels of growth that Brady shareholders have come to expect.

Going forward, we certainly hope that economic conditions improve in fiscal 2003. But we aren't relying on outside factors to lift our business. We will continue to focus on the core products and customers that have made Brady successful in the past. And we have developed strategies to grow our business beyond those traditional markets into allied areas such as health care and security. Brady has been built on innovation and integrity. We have financial strength and a worldwide workforce of dedicated people committed to generating long-term value for our customers and shareholders.


Thank you for your continued support,

/s/ Katherine M. Hudson

Katherine M. Hudson
President and Chief Executive Officer
Brady Corporation



                                                                               5
BRADY CORPORATION                                             2002 ANNUAL REPORT

2002 FINANCIAL REVIEW


(Dollars in Thousands,
Except Per Share Amounts)
Years Ended July 31, 1992 through 2002

                                            2002*        2001         2000         1999         1998         1997
                                         --------------------------------------------------------------------------
OPERATING DATA
NET SALES ............................   $ 516,962    $ 545,944    $ 550,664    $ 479,025    $ 463,235    $ 433,649
Operating expenses:
  Cost of products sold ..............     256,186      257,313      245,587      216,060      212,980      201,664
  Research and development ...........      17,271       20,329       20,555       17,116       20,287       16,300
  Selling, general and administrative      199,282      214,220      215,231      182,688      178,648      165,317
  Nonrecurring charge (credit) - net..       2,720        9,560           --         (611)       5,390           --
                                         --------------------------------------------------------------------------
     Total operating expenses ........     475,459      501,422      481,373      415,253      417,305      383,281
                                         --------------------------------------------------------------------------
OPERATING INCOME .....................      41,503       44,522       69,291       63,772       45,930       50,368
OTHER INCOME AND (EXPENSE):
  Investment and other income - net ..       1,714          686        7,418        1,455          638        1,159
  Interest expense ...................         (82)        (418)        (578)        (445)        (403)        (256)
                                         --------------------------------------------------------------------------
    Net other income .................       1,632          268        6,840        1,010          235          903
                                         --------------------------------------------------------------------------
Income before income taxes and
  cumulative effect of changes in
  accounting principles ..............      43,135       44,790       76,131       64,782       46,165       51,271

INCOME TAXES .........................      14,882       17,244       28,930       25,198       18,129       19,564
                                         --------------------------------------------------------------------------
Income before cumulative effect of
  changes in accounting principles ...      28,253       27,546       47,201       39,584       28,036       31,707
CUMULATIVE EFFECT OF CHANGES IN
  ACCOUNTING PRINCIPLES FOR:
     Postretirement benefits (net of
       income taxes of $2,663) .......          --           --           --           --           --           --
     Income taxes ....................          --           --           --           --           --           --
NET INCOME ...........................   $  28,253    $  27,546    $  47,201    $  39,584    $  28,036    $  31,707
                                         ==========================================================================
NET INCOME PER COMMON SHARE (DILUTED):
  Class A Nonvoting ..................   $    1.20    $    1.18    $    2.05    $    1.73    $    1.23    $    1.43
  Class B Voting .....................   $    1.17    $    1.15    $    2.02    $    1.70    $    1.20    $    1.40
CASH DIVIDENDS ON:
  Class A Common Stock ...............   $     .76    $     .72    $     .68    $     .64    $     .60    $     .52
  Class B Common Stock ...............   $     .73    $     .69    $     .65    $     .61    $     .57    $     .49

BALANCE SHEET (at year end)
  Working capital ....................   $ 135,764    $ 123,830    $ 116,084    $ 129,884    $ 125,386    $ 130,724
  Total assets .......................     420,525      393,592      398,134      351,120      311,824      291,662
  Long-term obligations, less
    current maturities ...............       3,751        4,144        4,157        1,402        3,716        3,890
  Stockholders' investment ...........     324,242      302,579      291,224      260,564      233,373      206,547
                                         --------------------------------------------------------------------------




* On August 1, 2001, Brady adopted FASB 142 and ceased amortization of goodwill.

6
BRADY CORPORATION                                             2002 ANNUAL REPORT

2002 FINANCIAL REVIEW

          1996          1995         1994         1993           1992
------------------------------------------------------------------------
        $365,929      $319,946     $260,386     $247,286       $240,156

         172,813       149,218      122,661      118,617        114,321
          11,309        10,426       10,318       12,132         10,001
         140,642       119,717       97,932       92,449         93,931
              --            --           --      (1,236)          6,562
------------------------------------------------------------------------
         324,764       279,361      230,911      221,962        224,815
------------------------------------------------------------------------
          41,165        40,585       29,475       25,324         15,341

           4,570         4,609          837          559            239
           (302)         (555)        (410)         (54)          (219)
------------------------------------------------------------------------
           4,268         4,054          427          505             20
------------------------------------------------------------------------

          45,433        44,639       29,902       25,829         15,361

          17,406        16,728       11,362        8,973          6,972
------------------------------------------------------------------------
          28,027        27,911       18,540       16,856          8,389



              --            --           --           --        (3,995)
              --            --           --           --            661
        $ 28,027      $ 27,911     $ 18,540     $ 16,856       $  5,055
========================================================================

        $   1.26      $   1.26     $    .84     $    .77       $    .22
        $   1.23      $   1.23     $    .81     $    .74       $    .19

        $    .40      $    .27     $    .23     $    .20       $    .19
        $    .37      $    .23     $    .19     $    .17       $    .15


        $109,688      $129,938     $100,023     $ 77,943       $ 66,093
         261,835       230,005      202,509      179,901        173,054

           1,809         1,903        1,855        1,978          2,524
         189,263       170,823      145,129      128,068        119,771
------------------------------------------------------------------------

[BAR GRAPH]

97      65
98      66
99      75
00      61
01      63
02      76

CASH BALANCES
in $ millions


[BAR GRAPH]

        Cash flow            Free
        from operations      cash flow
97      40                   20
98      47                   17
99      61                   37
00      48                   11
01      53                   16
02      54                   24

 CASH FLOW
in $ millions


[BAR GRAPH]

97      24
98      20
99      25
00      25
01      15
02      13

% RETURN ON INVESTED CAPITAL

ROIC  =  Net income + Income Taxes + Interest Expense
         --------------------------------------------
         Stockholders' Investment + Long-term Debt +
         Current Portion of Long-term Debt


                                                                               7
BRADY CORPORATION                                             2002 ANNUAL REPORT

SHAREHOLDER SERVICES

COMMON SHARES
Brady Corporation Class A Common Stock trades on the New York Stock Exchange under the symbol BRC. As of September 10, 2002, there were 350 Class A Common Stock shareholders of record and about 4,000 beneficial shareholders. There are three Class B Common Stock shareholders. Brady Corporation stock is also listed on the Berlin stock exchange.


QUARTERLY STOCK DATA

                    2002            2001            2000
                High     Low    High    Low     High    Low
--------------------------------------------------------------
4th Quarter    $36.69  $26.70  $35.94  $28.67  $34.13  $27.00
3rd Quarter    $40.47  $32.04  $38.83  $30.48  $32.28  $24.50
2nd Quarter    $37.47  $29.03  $38.35  $27.08  $34.56  $26.25
1st Quarter    $36.41  $27.47  $32.67  $26.92  $36.31  $25.63
--------------------------------------------------------------


DIVIDENDS
Brady has paid dividends on its Common Stock every quarter since going public in June 1984, and the Company has increased the dividend every year for each of the past 17 years. At its September 2002 meeting, the Board of Directors increased the quarterly dividend on Class A Common Stock to $0.20 per share per quarter, or $0.80 per year. Dividends are normally paid on the last day of October, January, April and July.


DIVIDEND REINVESTMENT
Shareholders of record may have their dividends automatically reinvested in Brady stock through a Dividend Reinvestment Program. For more information on this program, see the description on the Internet at www.bradycorp.com or call Brady's investor line at 414-438-6918.

STOCK TRANSFER AGENT
Wells Fargo Bank Minnesota, N.A.
Shareowner Services
P.O. Box 64584
St. Paul, MN, 55164-0854
www.wellsfargo.com

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

ANALYST AND INVESTOR CONTACT
Barbara Bolens, Director of Investor Relations,
414-438-6940.

ANNUAL MEETING
The Brady Corporation Annual Meeting will be at 9 a.m.,
Thursday, November 14, 2002, at Brady Corporation
Signmark Division, 2221 W. Camden Road, Milwaukee,
Wisconsin. Highlights will be posted on the Internet at www.investor.bradycorp.com.

[NYSE LOGO]

8
BRADY CORPORATION                                             2002 ANNUAL REPORT

BRADY LOCATIONS


UNITED STATES

Brady Corporation
P.O. Box 571
Milwaukee, WI 53201

Brady Worldwide, Inc. - Identification
Solutions
6555 W. Good Hope Rd.
Milwaukee, WI 53223

Brady Worldwide, Inc. - Global Die-Cut
Products
N144 W5690 Pioneer Road
Cedarburg, WI  53012

Brady Worldwide, Inc. - Coated
Products
P.O. Box 298
2230 W. Florist Ave.
Milwaukee, WI  53201-0298

Brady Worldwide, Inc. - Signmark(R)
Tobey Research & Innovation
2221 W. Camden Rd.
Milwaukee, WI   53209

Brady Worldwide Inc. - AIDC Software &
Services
12000 W. Park Place
Milwaukee, WI  53224

Brady Business Process Innovation
Center
5300 N. 118th Court, Bldg. F
Milwaukee, WI  53225

Brady Worldwide, Inc. - Varitronics
6835 Winnetka Circle
Brooklyn Park, MN 55428

Imtec Identification Solutions
100 S. Massachusetts Street
Seattle, WA 98134

Seton Identification Products
20 Thompson Rd.
Branford, CT 06405

Seton Identification Products
4451 Eucalyptus Ave.
Suite 330
Chino, CA 91710

Brady Data Recognition International
2929 Longhorn Blvd., Suite 103
Austin, TX  78758

Brady Precision Die-Cut Products South
6500 NW 12th Avenue, Suite 119
Fort Lauderdale, FL 33309


AUSTRALIA

Brady Australia Pty. Ltd.
Seton Australia Pty. Ltd.
112 Christina Road
Villawood NSW 2163
Australia

Brady Australia Pty. Ltd.
Visi Sign
10 Reid Street
Bayswater, Victoria 3153
Australia

Brady Australia Pty. Ltd.
Safety Sign Service
663 Dundas Road
Forrest Field, West Australia 6058
Australia


BELGIUM

W.H. Brady, n.v..
Industrie Park C/3
Lindestraat 20
B-9240 Zele, Belgium


BRAZIL

W.H.B. do Brasil Ltda.
Brady Sao Paulo
Rua Rosangela Donata De Oliveira 30
06236-110 Osasco
Sao Paulo, Brazil

W.H.B. do Brasil Ltda.
Seton Brasil
Centro Empresarial Alphaville
Av. Jurua, 105 - Modulo 4
06455-010 Barueri
Sao Paulo, Brazil

W.H.B. do Brasil Ltda.
Brady Manaus
Avenida Solimoes, N. 2100
Distrito Industrial da Suframa
69075-200 Manaus
Amazonas, Brazil


CANADA

W.H.B. Identification Solutions, Inc.
Seton-Canada
56 Leek Crescent
Richmond Hill
Ontario, Canada


CHINA

Brady (Beijing) Co. Ltd.
Unit 8401/8402
3 Yong Chang North Road
Yong Chang Industrial Park
Beijing Economic Technological Area
Beijing 100176, PRC

Brady (Shanghai) International Trading
Co. Ltd.
5F-B, No. 158 Aona Road
Wai Gao Qiao Free Trade Zone
Shanghai 200131, PRC

Brady (Wuxi) Co. Ltd.
No. 229
Xingchuang Ba Lu
Wuxi-Singapore Industrial Park
Wuxi, Jinagsu, PRC 214028


FRANCE

Braton Group s.a.r.l.
Brady France
1 Rue de Terre Neuve - Bat. E
BP 362 - ZAC Les Ulis
91959 Courtaboeuf Cedex, France

Tricor Groupe S.A. - Seton
45 Avenue de L'Europe
BP 132
594 Roncq Cedex, France

Brady LettraSoft S.A.
13 Rue des Emeraudes
F-69006 Lyon, France

Signals S.A.
Rond Point de la Republique
Z.I. de la Rochelle
17187 Perigny Cedex, France

Brady Software Group Europe
Z.I. Est
2, rue Vincent Van Gogh
32000 Auch, France


GERMANY

Brady GmbH - Division ISST
Lagerstrasse 13
64807 Dieburg, Germany

Brady GmbH - Division Systeme
Seton Division
Otto-Hahn-Str. 5-7
63222 Langen, Germany

Brady GmbH - Balkhausen
Rudolf-Diesel-Strasse 17
28857 Syke, Germany

Brady Gmbh
Olchinger Str. 56
D-82194 Grobenzell, Germany


HONG KONG

Brady Corporation S.E.A. Pte. Ltd.
Unit 03/04, 18th Floor
CRE Centre
889 Cheung Sha Wan Road
Kowloon, Hong Kong


ITALY

Brady Italia. Srl
Via Luigi Lazzaroni 7
21047 Saronno (VA), Italy


JAPAN

Nippon Brady K.K.
TVP Building 3rd Floor
3-9-13  Moriya-cho, Kanagawa-Ku
Yokohama, Kanagawa 221-0022
Japan


KOREA

Brady Corporation S.E.A. Pte Ltd. -
Korean Branch
272-2 Yatap-dong, Bundang-gu
Seongnam
Gyeonggi-do Lighthouse, 4th floor,
42 peong
Seoul, Republic of Korea (South)


MALAYSIA

Brady Corporation S.E.A. Pte. Ltd.
54-G-2,Wisma Sri Mata
Jalan Van Praagh
11600 Penang, Malaysia

Brady Technology Sdn Bhd
Level 41- Suite B
Menara Maxix
Kuala Lumpor City Center
50088 Kuala Lumpur


MEXICO

W.H. Brady S. de R.L. de C.V.
Iago Iseo, N. 91
Col. Anahuac
11320 Mexico D.F., Mexico


PHILIPPINES

Brady Corporation S.E.A. Pte. Ltd.
9 Narra Drive, Palmera Heights III
Valley Golf, Cainta Rizal
Philippines 1900


SINGAPORE

Brady Corporation S.E.A. Pte. Ltd.
Brady Corporation Asia Pte. Ltd.
55 Ayer Rajah Crescent #03-25
Ayer Rajah Industrial Estate
Singapore 139949


SWEDEN

Brady AB
Karins Vag 5
194 54 Upplands Vasby
Sweden


TAIWAN

Brady Corporation S.E.A. Pte. Ltd.
6F-2, 412, Chung Hsiao E. Rd.
SEC 5
Taipei 110, Taiwan


UNITED KINGDOM

Brady Corporation Ltd.
Wildmere Industrial Estate
Banbury, Oxfordshire
0X16 7JU
United Kingdom




BRADY CORPORATION                                             2002 ANNUAL REPORT

BRADY CORPORATION
P.O. Box 571
Milwaukee, WI 53201-0571
www.bradycorp.com











                                  [BRADY LOGO]


[RECYCLE LOGO]    In keeping with Brady Corporation's policy of
                  environmental stewardship, this brochure is recyclable.


                                     (C) Brady Corporation. All Rights Reserved.
                                                                     10-LP-02-30