Form 10-K, Exhibit 13
period 2003-07-31
BRADY CORP
filed 2003-10-23
CIK 746598

EXHIBIT 13

A Year of Transformation Brady Corporation 2003 Annual Report

BRADY CORPORATION is an international manufacturer and marketer of identification solutions and specialty materials that help customers increase safety, security, productivity and performance. Its products include high-performance labels and signs, printing systems and software, label-application and data-collection systems, safety devices and precision die-cut materials. Founded in 1914, the company is the provider of choice to more than 300,000 customers in electronics, telecommunications, manufacturing, electrical, construction, education and a variety of other industries. Brady's reputation for innovation, commitment to quality and service, and dedicated employees have made it a world leader in its markets. FINANCIAL HIGHLIGHTS [Dollars in thousands except per share amounts] % YEARS ENDED JULY 31 2003 2002 CHANGE RESULTS OF OPERATIONS Net sales $554,866 $516,962 7.3 Earnings before income taxes $32,455 $43,135 -24.8 Net income $21,420 $28,253 -24.2 Return on invested capital 9.6% 13.2% Net income per diluted Common Share Class A Nonvoting $0.91 $1.20 -24.2 Class B Voting $0.88 $1.17 -24.8 Pre-tax profit margin 5.9% 8.3% After-tax profit margin 3.9% 5.5% Restructuring charge After tax $6,329 $1,782 Per Diluted Share $0.27 $0.07 OTHER INFORMATION Working capital $123,878 $135,764 -8.8 Stockholders' investment $338,961 $324,242 4.5 Research and development $18,873 $17,271 9.3 Capital expenditures $14,438 $13,095 10.3 Depreciation and amortization $17,771 $16,630 6.9 Dividend yield 2.3% 2.8% -17.9 Trailing 12 months P/E ratio 37.8 22.9 65.1 Current ratio 2.4 2.8 -14.3 Weighted average shares outstanding (diluted) 23,376,928 23,339,708 .2

TO OUR SHAREHOLDERS: A Year of Transformation In fiscal 2003, Brady Corporation faced a difficult economic environment and a shifting global marketplace. Despite these challenges, we had modest sales gains. However, our reported net income dropped due primarily to charges we took for restructuring our organization in response to a prolonged 2003 Annual Report weak economy and changes in our global markets. With no sign of a material economic rebound in the manufacturing sector, getting our cost structure back in line became a top priority. Staying the course with our long-term strategic initiatives, we also accelerated our efforts to transform the way we do business in order to return to higher levels of profitability and growth. With a renewed focus on our customers, we took action to simplify and streamline our operations. We believe this transformation is essential to ensure our future competitiveness and build shareholder value. FINANCIAL RESULTS Our sales for the year were $554.9 million, up 7.3 percent from fiscal 2002 sales of $517.0 million. The impact of foreign-currency translations was a positive 5.1 percent. Sales from core businesses were down 0.7 percent, while acquisitions contributed 2.9 percent to annual sales. Sales in the Graphics & Workplace Solutions Group increased 10.2 percent, while the Identification Solutions & Specialty Tapes Group sales increased 3.6 percent. Regionally, sales in the U.S. declined slightly, while Europe showed modest improvement in local currencies. Asian and Latin American sales experienced more significant growth despite economic weakness in those regions.

As our net income remained weak throughout the year, we initiated a major restructuring of our global operations that includes the consolidation of certain facilities in the U.S. and abroad, and a workforce reduction of approximately 10 percent. This was not a downsizing in the traditional sense due solely to a slowdown in work activities, but rather part of a comprehensive redesign of our operations intended to increase efficiency and productivity in both the short and long term. After-tax net charges of $6.3 million were recorded in the fourth quarter, bringing our reported net income for fiscal 2003 to $21.4 million or $0.91 per diluted Class ACommon Share, compared with reported net income of $28.3 million or $1.20 per share in fiscal 2002. As our reorganization continues into fiscal 2004, we expect to incur an additional $2 to $3 million pre-tax in restructuring charges, and realize total after-tax savings of $7 to $9 million annually. Despite the challenges of fiscal 2003, Brady remains a strong and vital company. We finished the year with more than $76 million in cash and little debt on our balance sheet, and increased our dividend payments to shareholders for the 18th straight year. STRATEGIC ACCOMPLISHMENTS In fiscal 2003, we continued to make progress on our long-term strategic initiatives of developing new products and new markets, expanding our operations geographically, making strategic acquisitions and improving our processes. NEW PRODUCTS We believe the health care market, in particular the need for fast, accurate and durable identification for laboratory samples, holds significant opportunity for Brady. In fiscal 2003, we responded to this need by launching a number of proprietary products for laboratory applications. Building upon the same platform as Brady's ID Pal(TM) Labeling Tool, we also introduced the Lab Pal(TM) Label Printer, featuring built-in date/time stamping to provide important timing documentation right on the label, serialization options, preprogrammed settings for vial and slide labels, and laboratory-specific symbols. And for labs desiring a benchtop printer for their identification needs, our new THE LAB PAL(TM) PRINTER IS JUST ONE OF THE NEW PRODUCTS BRADY LAUNCHED IN 2003. 2003 MILESTONES SEPTEMBER 2002 - NOVEMBER 2002 - DECEMBER 2002 - BRADY DECEMBER 2002 - BRADY LAUNCHES ASIAN BRADY INCREASES COMPLETES SAP INSTALLATION BRADY BEGINS WEB SITES FOR DIVIDENDS TO FOR ITS NORTH AMERICAN MANUFACTURING IN CUSTOMERS IN SHAREHOLDERS FOR THE DIRECT MARKETING BUSINESS MALAYSIA AND EXPANDS SINGAPORE, MALAYSIA, 18TH CONSECUTIVE YEAR UNITS OPERATIONS IN CHINA INDONESIA AND THE PHILIPPINES

Bradyprinter(TM) Model 1344 printer with a compact design, high print resolution and bar-coding capability fits the bill. In addition, Brady offered two new software solutions for laboratory identification: LabelMark(TM) labeling software and CODESOFT(TM)6 labeling design software. Expanding the offering of last year's new products, we added a new line of colored label materials for the ID Pal(TM) Labeling Tool, and launched the GlobalMark(TM) Industrial Label Maker in Asia with new applications and templates in Korean, Japanese and Chinese. Other new products introduced in fiscal 2003 include Varitronics' ProFinish(TM) XL Cold Laminating System for the education market, which provides heavy duty protection to school posters, banners and other visuals up to 42" wide. GEOGRAPHIC EXPANSION The exodus of electronic manufacturing to Asia continued to drive our investment strategy in the region. In December 2002, we further positioned ourselves to quickly and effectively respond to multinational and local customers in Asia by opening a new manufacturing operation in Penang, Malaysia. there includes high-performance labels used to identify printed circuit Brady's product Production offerings are meeting the needs of a growing Asian market. boards, wires, cables, patch panels and outlets in telecommunication closets. In March 2003, we opened a second manufacturing facility in China by expanding our Beijing operation to include production of die-cut components for use in cellular phones, pagers and other telecommunication devices. The Beijing location will also serve as Brady's prototype center for the region. Athird manufacturing facility in China, located in Shenzhen, will be operational soon. These expansions are part of an ongoing initiative to further grow our business in the robust telecommunications and electronics markets in Asia. ACQUISITIONS This year we made four acquisitions to strengthen our product offering and enhance our position in the marketplace. In January 2003, we acquired TISCOR, Inc., located in San Diego, California. TISCOR is an industry leader in designing handheld-computer software that automates the documentation process JANUARY 2003 - FEBRUARY 2003 - FRANK FEBRUARY 2003 - MARCH 2003 - APRIL 2003 - BRADY ACQUIRES JAEHNERT ELECTED PRESIDENT BRADY ACQUIRES BRADY'S MANAUS, BRADY ANNOUNCES TISCOR, INC., A AND CEO, AND KATHERINE BRITISH DISTRIBUTOR BRAZIL FACILITY REORGANIZATION OF ITS SANDIEGO-BASED HUDSON ELECTED CHAIRMAN CLEERE ADVANTAGE LTD. EARNS ISO GLOBAL BUSINESSES TO SOFTWARE OF THE BOARD, EFFECTIVE 9001:2000 A REGION-BASED DEVELOPER APRIL 1, 2003 CERTIFICATION STRUCTURE

for site and equipment inspections, and helps customers comply with strict occupational and physical safety regulations. TISCOR products closely align with our core businesses in safety, facility maintenance, security and asset management. In April 2003, we acquired Etimark GmbH, located in Bad Nauheim, Germany. Etimark offers complete bar-code solutions including high-performance labels, printers, applicators and software. As one of the largest label manufacturers in Germany, the company further enhances Brady's position as a leading provider of identification solutions in Europe. TISCOR'S SOFTWARE HELPS CUSTOMERS TRACK STRICT OCCUPATIONAL AND SAFETY REGULATIONS ON HANDHELD COMPUTER DEVICES. In February 2003, we also acquired Cleere Advantage Ltd., the largest independent dealer of Brady's Signmark(R) products in the United Kingdom. This was followed in July 2003 by the acquisition of Aztech Systems, another dealer of Brady products in the U.K. Both acquisitions signal a renewed commitment to a stronger direct sales relationship with our end-user customer base in the U.K. Process Improvement The investments we made in our process improvement initiatives over the past three years set the stage for important changes to our organizational structure. With common processes and systems now established in 70 percent of our business, we have the underlying global platform needed to facilitate the combining of our Identification Solutions & Specialty Tapes Group with our Graphics & Workplace Solutions Group. The new organizational structure shifts from a group structure based on product lines, to a regional structure focusing on the Americas, Europe and Asia. This new structure optimizes our efforts to create value for our customers by bringing them a more complete offering of Brady products and simplifying their purchasing experiences. As we work to increase value for our shareholders and maximize our profitability, the new structure also affords us the opportunity to eliminate redundancies in our operations, particularly in the sales and marketing organization, and establish a more streamlined global footprint by consolidating certain manufacturing operations. We will begin reporting financial results by regional operations in fiscal 2004. APRIL 2003 - APRIL 2003 - BRADY MAY 2003 - BRADY JULY 2003 - BRADY BRADY AGAIN ACQUIRES GERMAN BAR-CODE ANNOUNCES RESTRUCTURING ACQUIRES BRITISH NAMED TO MANUFACTURER ETIMARK INCLUDING A 10-PERCENT DISTRIBUTOR AZTECH BUSINESS ETHICS WORKFORCE REDUCTION AND SYSTEMS MAGAZINE'S "100 FACILITY CONSOLIDATIONS BEST CORPORATE CITIZENS" LIST

LEADERSHIP TRANSITION As part of a planned succession process, the Board of Directors implemented a change in leadership effective April 1, 2003. Frank M. Jaehnert was elected president and chief executive officer, succeeding Katherine M. Hudson, who assumed the role of chairman of the board after nine years of leadership hallmarked by impressive global expansion, an aggressive acquisition strategy and the building of a solid platform for Brady's future growth. Frank joined Brady in 1995 and most recently served as president of its Identification Solutions & Specialty Tapes Group after five years as the company's chief financial officer. The Board also appointed the following executives officers of the company: Matt Williamson and Tracey Carpentier, who will share responsibility for Brady Americas, with Matt focusing on the Brady brands and Tracey concentrating on our direct marketing operations; Peter Sephton, responsible for Brady Europe; and Allan Klotsche, responsible for Brady Asia/Pacific and our global die-cut operations. They join David Hawke, responsible for global processes and strategic initiatives; Michael Oliver, responsible for human resources; and Chief Financial Officer David Schroeder as Frank's leadership team. BRADY'S NEW REGIONAL STRUCTURE IS MORE EFFICIENT WHILE SIMPLIFYING CUSTOMERS' PURCHASING EXPERIENCES. MOVING FORWARD As we look ahead, we will be working to leverage our new organizational structure to further reduce our complexity and costs, to rebalance our resources for increased efficiency and productivity, and to transform our business for higher levels of sales and profits. There are many factors working in our favor. We are in a strong financial position. We have invested well in building a solid infrastructure which can support our future growth. We are geographically positioned to respond to and capitalize on changes in the global business landscape. We have excellent brands, like Brady, Seton, Teklynx, Varitronics and others that enjoy a solid reputation in the marketplace. And we have great people focused on meeting the needs of our customers with superior service and exciting products. There is much opportunity ahead, and we are excited by the prospects before us. Thank you for your continued support, Katherine M. Hudson Frank M. Jaehnert Chairman of the Board President and Chief Executive Officer

2003 FINANCIALREVIEW (Dollars in Thousands, Except Per Share Amounts) Years Ended July 31, 1993 through 2003 2003 2002 2001 2000 1999 1998 OPERATING DATA NET SALES . . . . . . . . . . . . . . . . . . . . $554,866 $516,962 $545,944 $550,664 $479,025 $463,235 .. . Operating expenses: Cost of products sold . . . . . . . . . . . . . 274,593 256,186 257,313 245,587 216,060 212,980 Research and development . . . . . . . . . 18,873 17,271 20,329 20,555 17,116 20,287 Selling, general and administrative . . . 219,662 199,282 214,220 215,231 182,688 178,648 Restructuring charge - net . . . . . . . . . 9,589 2,720 9,560 -- (611) 5,390 Total operating expenses . . . . . . . . . 522,717 475,459 501,422 481,373 415,253 417,305 OPERATING INCOME . . . . . . . . . . . . . . . . 32,149 41,503 44,522 69,291 63,772 45,930 OTHER INCOME AND (EXPENSE): Investment and other income - net . . . 427 1,714 686 7,418 1,455 638 Interest expense . . . . . . . . . . . . . . . . (121) (82) (418) (578) (445) (403) Net other income . . . . . . . . . . . . . . 306 1,632 268 6,840 1,010 235 Income before income taxes and cumulative effect of changes in accounting principles . . . . . . . . . . . . . 32,455 43,135 44,790 76,131 64,782 46,165 INCOME TAXES . . . . . . . . . . . . . . . . . . . 11,035 14,882 17,244 28,930 25,198 18,129 NET INCOME . . . . . . . . . . . . . . . . . . . . $21,420 $ 28,253 $ 27,546 $ 47,201 $ 39,584 $ 28,036 .. NET INCOME PER COMMON SHARE (DILUTED): Class ANonvoting . . . . . . . . . . . . . . . $0.91 $ 1.20 $ 1.18 $ 2.05 $ 1.73 $ 1.23 Class B Voting . . . . . . . . . . . . . . . . . . $0.88 $ 1.17 $ 1.15 $ 2.02 $ 1.70 $ 1.20 CASH DIVIDENDS ON: Class A Common Stock . . . . . . . . . . . . $0.80 $ .76 $ .72 $ .68 $ .64 $ .60 Class BCommon Stock . . . . . . . . . . . . $0.77 $ .73 $ .69 $ .65 $ .61 $ .57 BALANCE SHEET (at year end) Working capital . . . . . . . . . . . . . . . . . 123,878 $135,764 $123,830 $116,084 $129,884 $125,386 Total assets . . . . . . . . . . . . . . . . . . . 449,519 420,525 393,592 398,134 351,120 311,824 Long-term obligations, less current maturities . . . . . . . . . . . . . 568 3,751 4,144 4,157 1,402 3,716 Stockholders' investment . . . . . . . . . . 338,961 324,242 302,579 291,224 260,564 233,373

1997 1996 1995 1994 1993 $433,649 $365,929 $319,946 $260,386 $247,286 201,664 172,813 149,218 122,661 118,617 16,300 11,309 10,426 10,318 12,132 165,317 140,642 119,717 97,932 92,449 -- -- -- -- (1,236) 383,281 324,764 279,361 230,911 221,962 50,368 41,165 40,585 29,475 25,324 1,159 4,570 4,609 837 559 (256) (302) (555) (410) (54) 903 4,268 4,054 427 505 51,271 45,433 44,639 29,902 25,829 19,564 17,406 16,728 11,362 8,973 $ 31,707 $ 28,027 $ 27,911 $ 18,540 $ 16,856 $ 1.43 $ 1.26 $ 1.26 $ .84 $ .77 $ 1.40 $ 1.23 $ 1.23 $ .81 $ .74 $ .52 $ .40 $ .27 $ .23 $ .20 $ .49 $ .37 $ .23 $ .19 $ .17 $130,724 $109,688 $129,938 $100,023 $ 77,943 291,662 261,835 230,005 202,509 179,901 3,890 1,809 1,903 1,855 1,978 206,547 189,263 170,823 145,129 128,068

SHAREHOLDER SERVICES COMMON SHARES Brady Corporation Class ACommon Stock trades on the New under the symbol BRC. As of September ACommon Stock shareholders shareholders. There are shareholders. Brady Corporation also listed on the Berlin Stock Exchange. QUARTERLY STOCK DATA 2003 2002 2001 High Low High Low High Low 4th Quarter $35.00 $30.67 $36.69$26.70 $35.94 $28.67 3rd Quarter $33.88 $25.85 $40.47$32.04 $38.83 $30.48 2nd Quarter $35.58 $25.05 $37.47$29.03 $38.35 $27.08 1st Quarter $35.35 $27.50 $36.41$27.47 $32.67 $26.92 DIVIDENDS Brady has paid dividends on its Common Stock every quarter since going public in June 1984, and the Company has increased the dividend every year for each of the past 18 years. At its September 2003 meeting, the Board of Directors increased the quarterly dividend on Class ACommon Stock to $0.21 per share per quarter, or $0.84 per year. Dividends are normally paid on the last day of October, January, April and July. DIVIDEND REINVESTMENT Shareholders of record may have their dividends automatically reinvested in Brady stock through a Dividend Reinvestment Program. For more information on this program, see the description on the Internet at www.investor.bradycorp.com or call Brady's investor line at 414-438-6918. STOCK TRANSFER AGENT Wells Fargo Bank Minnesota, N.A. York Stock Exchange Shareowner Services 5, 2003, there were 332 Class P.O. Box 64584 of record and about 4,000 beneficial St. Paul, MN, 55164-0854 three Class B Common Stock www.wellsfargo.com/com/shareowner_services stock is BRADY INFORMATION Brady's Internet site at www.investor.bradycorp.com contains corporate governance information, investor presentations, 10-K and 10-Q filings, annual reports, news releases, frequently asked investor questions, stock prices, a Brady investment calculator, product information and a variety of other information about Brady. INFORMATION REQUESTS AND INVESTOR NEWS LINE Aphone system at 414-438-6918 enables you to listen to financial news highlights, request printed 10-K and other financial information, request dividend reinvestment information or be transferred to an investor relations representative. Or you may send your information requests to Investor Relations, Brady Corporation, P.O. Box 571, Milwaukee, WI 53201-0571, or e-mail investor@bradycorp.com. ANALYST AND INVESTOR CONTACT Barbara Bolens, Director of Investor Relations, 414-438-6940. ANNUAL MEETING The Brady Corporation Annual Meeting will be at 9 a.m., Thursday, November 20, 2003, at Brady Corporation, 6555 W. Good Hope Road, Milwaukee, Wisconsin. Highlights will be posted on the Internet at www.investor.bradycorp.com.

BRADY AROUND THE WORLD Brady Corporation W.H.B. do Brasil Ltda. Brady Gmbh - Etimark P.O. Box 571 Brady Manaus An de Birkenkaute 6 Milwaukee, WI 53201 Avenida Solimoes, N. 2100 61231 Bad Nauheim, Germany Distrito Industrial da Suframa Brady Worldwide, Inc 69075-200 Manaus Brady Gmbh UNITED 6555 W. Good Hope Rd. Amazonas, Brazil Olchinger Str. 56 STATES Milwaukee, WI 53223 D-82194 Grobenzell, Germany 2221 W. Camden Rd. W.H.B. Identification Solutions, Inc. Milwaukee, WI 53209 Seton-Canada Brady Corporation S.E.A. Pte. Ltd. CANADA56 Leek Crescent Unit 03/04, 18th Floor 5300 N. 118th Court, Bldg. F Richmond Hill CRE Centre Milwaukee, WI 53225 Ontario, Canada 889 Cheung Sha Wan Road HONKowloon, Hong Kong KONG 100 S. Massachusetts Street Seattle, WA98134 Brady (Beijing) Co. Ltd. Unit 8401/8402 Plant #8 Brady Kft. Brady Coated Products CHINA 3 Yong Chang Bei Road BDA Vaci ut 35, H-1134 P.O. Box 298 Beijing 100176, PRC Budapest, Hungary 2230 W. Florist Ave. HUNGARY Milwaukee, WI 53201-0298 Brady (Shanghai) International Trading Co. Ltd. Brady Italia. Srl Brady Varitronics 5F-B, No. 158 Aona Road ITAVia Luigi Lazzaroni 7 6835 Winnetka Circle Wai Gao Qiao Free Trade Zone 21047 Saronno (VA), Italy Brooklyn Park, MN 55428 Shanghai 200131, PRC Seton Identification Products Brady (Shanghai) International Nippon Brady K.K. 20 Thompson Rd. Trading Co. Ltd. TVP Building 3rd Floor Branford, CT 06405 Room B, 27th Fl, JAP3-9-13 Moriya-cho, Kanagawa-Ku New Shanghai International Tower Yokohama, Kanagawa 221-0022, Japan Brady Precision Die-Cut Products No. 360 Pudong Nan Rd South 6500 NW 12th Avenue, Suite 119 Shanghai 200120, PRC Fort Lauderdale, FL33309 Brady Corporation S.E.A. Pte Ltd. - Brady (Wuxi) Co. Ltd. Korean Branch Temtec No. 229 KOR272-2 Yatap-dong, Bundang-gu Seongnam 100 Route 50 Xingchuang Ba Lu Gyeonggi-do Lighthouse, 4th floor, 42 peong Suffern, NY 10901 Wuxi-Singapore Industrial Park Seoul, Republic of Korea (South) Wuxi, Jinagsu, PRC 214028 TISCOR 12250 Parkway Centre Dr. Brady (Wuxi) Co., Ltd., Shenzhen Brady Technology Sdn Bhd Branch Poway, CA 92064 Unit A-B, 5th Fl, Hi-Tech Bldg 47, Hilir Sungai Keluang 2 7 Industrial Road Shekou Payan Lepas Industrial Park Shenzhen 518067, PRC MALPhase 4, 11900 Byan Lepas Brady Australia Pty. Ltd. Penang, Malaysia Seton Australia Pty. Ltd. 112 Christina Road Braton Group s.a.r.l. Villawood NSW 2163 Brady France W.H. Brady S. de R.L. de C. V. AUSTRALIA Australia FRANCE1 Rue de Terre Neuve - Bat. E Iago Iseo, N. 91 BP 362 - ZAC Les Ulis MEXCol. Anahuac Brady Australia Pty. Ltd. 91959 Courtaboeuf Cedex, France 11320 Mexico D.F., Mexico Visi Sign 10 Reid Street Tricor Groupe S.A. - Seton Bayswater, Victoria 3153 45 Avenue de L'Europe Brady Corporation S.E.A. Pte. Ltd. Australia BP 132 9 Narra Drive, Palmera Heights III 594 Roncq Cedex, France Valley Golf, Cainta Rizal Brady Australia Pty. Ltd. Philippines 1900 Safety Sign Service Brady LettraSoft S.A. PHILIPPINES 663 Dundas Road 13 Rue des Emeraudes Forrest Field, West Australia F-69006 Lyon, France Brady Corporation S.E.A. Pte. Ltd. 6058 Australia Brady Corporation Asia Pte. Ltd. Signals S.A. 55 Ayer Rajah Crescent #03-25 Rond Point de la Republique SINAyerRRajah Industrial Estate W.H. Brady, n.v.. Z.I. de la Rochelle Singapore 139949 Industrie Park C/3 17187 Perigny Cedex, France Lindestraat 20 BELGIUM B-9240 Zele, Belgium Brady Software Group Europe Brady AB Z.I. Est Karins Vag 5 2, rue Vincent Van Gogh SWE194 54 Upplands Vasby W.H.B. do Brasil Ltda. 32000 Auch, France Sweden Brady Sao Paulo BRAZIL Rua Rosangela Donata De Oliveira 30 06236-110 Osasco Brady GmbH Brady Corporation S.E.A. Pte. Ltd. Sao Paulo, Brazil Otto-Hahn-Str. 5-7 6F-2, 412, Chung Hsiao E. Rd. 63222 Langen, Germany TAISEC 5 W.H.B. do Brasil Ltda. GERMANY Taipei 110, Taiwan Seton Brasil Brady GmbH - Balkhausen Centro Empresarial Alphaville Rudolf-Diesel-Strasse 17 Av. Jurua, 105 - Modulo 4 28857 Syke, Germany Brady Corporation Ltd. 06455-010 Barueri Wildmere Industrial Estate Sao Paulo, Brazil UNITEDBanbury, Oxfordshire KIN0X16 7JU, United Kingdom

Brady Corporation P.O. Box 571 Milwaukee, WI 53201-0571 VISIT US AT WWW.BRADYCORP.COM In keeping with Brady Corporation's policy of (C) Brady Corporation. All Rights Reserved. environmental stewardship, this brochure is recyclable. 10-LP-03-27